Exhibit 4.5
LOAN AGREEMENT
Dated as of February 20, 2008
among
W2007 AQUARIUS PROPCO, L.P.,
W2007 STRATOSPHERE PROPCO, L.P.,
W2007 STRATOSPHERE LAND PROPCO, L.P.,
W2007 ARIZONA CHARLIE’S PROPCO, L.P.
and
W2007 FRESCA PROPCO, L.P.
each, as a Co-Borrower and collectively as the Borrower,
and
GOLDMAN SACHS COMMERCIAL MORTGAGE CAPITAL, L.P.
as Lender

i

Exhibits

A	Form of Cash Management Agreement
B	Form of Interest Rate Cap Confirmation
C	Form of Subordination, Non-Disturbance and Attornment Agreement
D	Form of Subordination of Property Management Agreement
E	Form of Qualified Purchaser Certificate
F	Form of Narrative Description (Quarterly)
G	Form of Narrative Description (Monthly)
H	Form of Cash Flow Analysis
Schedules

A	Properties
A-1 Stratosphere Hotel & Casino
A-2 Aquarius Casino
A-3 Arizona Charlie’s Decatur
A-4 Arizona Charlie’s Boulder
A-5 Release Parcels
B	Exception Report
C	Liquor Licenses
D	Material Agreements
E-1	Allocated Loan Amounts
E-2	Allocated Loan Amounts and Groupings for Release Parcels
F	Deferred Maintenance Conditions and Allocated Deferred Maintenance Amounts
G	Organizational Chart
H	[Intentionally Omitted]
I	[Intentionally Omitted]
J	Allocated Capital Expenditure Amounts
K	List of Approved Property Managers
L	Gaming Licenses
M	Intellectual Property
N	Approved Cash Management Banks

v

LOAN AGREEMENT
          This Loan Agreement is dated February 20, 2008 and is among GOLDMAN SACHS COMMERCIAL MORTGAGE CAPITAL, L.P., a Delaware limited partnership, as lender (together with its successors and assigns, including any lawful holder of any portion of the Indebtedness, as hereinafter defined, “Lender”), and W2007 AQUARIUS PROPCO, L.P., a Delaware limited partnership, W2007 STRATOSPHERE PROPCO, L.P., a Delaware limited partnership, W2007 STRATOSPHERE LAND PROPCO, L.P., a Delaware limited partnership, W2007 ARIZONA CHARLIE’S PROPCO, L.P., a Delaware limited partnership, and W2007 FRESCA PROPCO, L.P., a Delaware limited partnership, as borrowers (each, together with its permitted successors and assigns, a “Co-Borrower,” and collectively, the “Borrower”).
RECITALS
          Borrower desires to obtain from Lender the Loan (as hereinafter defined) in connection with the financing of the Properties (as hereinafter defined).
          Lender is willing to make the Loan on the terms and conditions set forth in this Agreement if Borrower joins in the execution and delivery of this Agreement, issues the Note and executes and delivers the other Loan Documents.
          Lender and Borrower therefore agree as follows:
DEFINITIONS
          (a) When used in this Agreement, the following capitalized terms have the following meanings:
          “Acceptable Counterparty” means any counterparty to an Interest Rate Cap Agreement that has and maintains (a) either (i) a long-term unsecured debt rating or counterparty rating of A+ or higher from S&P, or (ii) a short-term unsecured debt rating of A-1 or higher from S&P, and (b) a long-term unsecured debt rating of Aa3 or higher from Moody’s.
          “Account Collateral” means, collectively, the Collateral Accounts and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities.
          “ACEP” has the meaning set forth in Section 6.19.
          “ACEP Operating Expenses” has the meaning set forth in Section 6.19.
          “Acquisition Documents” means, collectively, (i) that certain Membership Interest Purchase Agreement, dated as of April 22, 2007, by and between W2007/ACEP Managers Voteco, LLC, a Delaware limited liability company (as assignee of W2007/ACEP Holdings, LLC, a Delaware limited liability company), and American Entertainment Properties Corp., a Delaware corporation, as amended by that certain First Amendment to Membership Interest

Purchase Agreement dated as of September 12, 2007, as amended by that certain Second Amendment to Membership Interest Purchase Agreement dated as of February 8, 2008, as it may be further amended, (ii) that certain Real Estate Purchase Agreement, dated July 3, 2007, among Gilbert Barbieri and Anna-Maria Barbieri and Equity VII, LLC, and (iii) that certain Purchase Agreement, dated July 18, 2007, between SLS Properties, LLC and 90 West Oakey, LLC, as amended.
          “Affiliate” means, with respect to any Person, any other Person Controlling, Controlled by or under common Control with such Person.
          “Aggregate Allocated Loan Amount” means with respect to each Property or Release Parcel, the portion of the sum of (x) the Loan Amount and (y) the initial Mezzanine Loan Principal Indebtedness allocated thereto as set forth in Schedules E-1 and E-2.
          “Agreement” means this Loan Agreement, as the same may from time to time hereafter be modified or replaced.
          “Allocated Capital Expenditure Amount” means, with respect to each Property or item of Capital Expenditure for a Property, the portion of the Capital Expenditure Amount allocated to such Property or item of Capital Expenditure for a Property on Schedule J, as the same may be modified from time to time by Borrower with the reasonable approval of Lender or pursuant to Section 3.8 or 5.17.
          “Allocated Deferred Maintenance Amount” means, with respect to each Property, the sum of all amounts specified in Schedule F with respect to Deferred Maintenance Conditions at such Property.
          “Allocated Loan Amount” means, with respect to each Property at any time, (x) such Property’s Aggregate Allocated Loan Amount, times (y) the Mortgage Loan Percentage, as reduced by the allocable portion of any voluntary prepayment pursuant to Section 2.1 that is not associated with the release of a Property (the allocation for such purposes to be pro rata among all the Properties on the basis of the Allocated Loan Amounts of the Properties as in effect immediately prior to such prepayment).
          “ALTA” means the American Land Title Association, or any successor thereto.
          “Alteration” means any demolition, alteration, installation, improvement or expansion of or to any of the Properties or any portion thereof, excluding the installation or replacement of FF&E in the ordinary course of business, Tenant Improvements required under Leases and any of the foregoing relating to a Casualty or a Condemnation.
          “Annual Budget” means a capital and operating expenditure budget for the Properties prepared by Operating Lessee and specifying amounts reasonably foreseeable to be sufficient (i) to operate and maintain the Properties at a standard at least equal to that maintained on the Closing Date and (ii) during the initial term of the Loan, to make appropriate improvements to the Properties in an aggregate amount over the initial term of the Loan of not less than the Capital Expenditure Amount.

          “Appraisal” means an as-is appraisal of each Property that is prepared by a member of the Appraisal Institute selected by Lender, meets the minimum appraisal standards for national banks promulgated by the Comptroller of the Currency pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended (FIRREA), and complies with the Uniform Standards of Professional Appraisal Practice (USPAP).
          “Approved Annual Budget” has the meaning set forth in Section 5.17.
          “Approved Annual Capital Expenditure Budget” has the meaning set forth in Section 5.17.
          “Approved Annual Operating Expense Budget” has the meaning set forth in Section 5.17.
          “Approved Management Agreement” means, with respect to each Property, any property management agreement with an Approved Property Manager entered into with respect to such Property after the date hereof, subject to Lender’s reasonable approval.
          “Approved Property Manager” means, with respect to each Property, (i) each of the Persons listed on Schedule K, provided that there is no material deterioration in such Person’s reputation after the Closing Date (as reasonably determined by Lender), or the manager of such Property under the initial Approved Management Agreement and (ii) any management company reasonably approved by Lender with respect to which Lender receives Rating Confirmation, in each case unless and until Lender requests the termination of that management company pursuant to Sections 5.10(d) or 5.10(e).
          “Assignment” has the meaning set forth in Section 9.7(b).
          “Assignment of Interest Rate Cap Agreement” means each collateral assignment of an interest rate cap agreement executed by Borrower and an Acceptable Counterparty in accordance herewith, each of which must be in the form executed by Borrower and the initial Acceptable Counterparty on the Closing Date or otherwise reasonably acceptable to Lender, as the same may from time to time be modified or replaced in accordance therewith and herewith.
          “Assumption” has the meaning set forth in Section 2.3.
          “Assumed Note Rate” has the meaning set forth in Section 2.1(a).
          “Assumed Note Rate Payment” has the meaning set forth in Section 2.1(a).
          “Assumed Note Rate Period” has the meaning set forth in Section 2.1(a).
          “Bankruptcy Code” has the meaning set forth in Section 7.1(d).
          “Blocked Account Agreement” has the meaning set forth in Section 3.1(b).
          “Blocked Accounts” has the meaning set forth in Section 3.1(b).

          “Borrower” has the meaning set forth in the first paragraph of this Agreement.
          “Budgeted Operating Expenses” means, with respect to any calendar month, (i) an amount equal to the Operating Expenses for such calendar month in the then applicable Approved Annual Operating Expense Budget, or (ii) such greater amount as shall equal Borrower’s and/or Operating Lessee’s actual Operating Expenses for such month, as notified by Borrower to Lender in writing not less than 10 Business Days prior to the applicable Payment Date, except that during the continuance of a Mezzanine Loan Event of Default such greater amount may in no event exceed 105% of the amount specified in clause (i), with no individual budget line item exceeding 110% of the amount set forth in the then applicable Approved Annual Operating Expense Budget with respect to such line item for such month, in each case without the prior written consent of Lender, not to be unreasonably withheld, delayed or conditioned.
          “Business Day” means any day other than (i) a Saturday and a Sunday and (ii) a day on which federally insured depository institutions in the State of New York or the state in which the offices of Lender, its trustee, its Servicer or its Servicer’s collection account are located are authorized or obligated by law, governmental decree or executive order to be closed; except that when used with respect to an Interest Determination Date, “Business Day” shall mean a day on which banks are open for dealing in foreign currency and exchange in London.
          “Capex True-Up Amount” has the meaning set forth in Section 3.8(i).
          “Capital Expenditure” means hard and soft costs incurred by Borrower (or Operating Lessee) with respect to replacements and capital repairs made to the Properties (including repairs to, and replacements of, structural components, roofs, building systems, parking garages and parking lots, environmental remediation and FF&E), in each case to the extent capitalized in accordance with GAAP.
          “Capital Expenditure Amount” means $54,000,000.00, allocated among the Properties as set forth in Schedule J, as the same may be modified from time to time pursuant to Section 3.8 or 5.17, less amounts released pursuant to Section 3.8(c).
          “Capital Expenditure Reserve Account” has the meaning set forth in Section 3.8(a).
          “Cash Reserve Account” shall have the meaning set forth in Section 3.11.
          “Cash Management Account” has the meaning set forth in Section 3.1(a).
          “Cash Management Agreement” means a cash management agreement in substantially the form of Exhibit A, as the same may from time to time be modified or replaced in accordance herewith.
          “Cash Management Bank” means, initially, Wells Fargo Bank, NA, or any other Eligible Institution selected by Lender.

          “Casino Components” means, collectively, those portions of each Property devoted to casino gaming operations, including (without limitation) those areas devoted to the conduct of games of chance, facilities associated directly with gaming operations including, without limitation, casino support areas such as surveillance and security areas, cash cages, counting and accounting areas and gaming back-of-the-house areas in each case, to the extent the operation thereof requires a Gaming License under applicable Gaming Laws.
          “Casino Operating Lease” means, individually or collectively as the context requires, each of those certain Casino Lease Agreements dated as of the date hereof, each by and between each Co-Borrower and a Casino Operating Lessee, with respect to the Properties described on Schedules A-1 through A-4.
          “Casino Operating Lessee” means, individually or collectively as the context requires, (i) Aquarius Gaming LLC, a Nevada limited liability company, (ii) Stratosphere Gaming LLC, a Nevada limited liability company, (iii) Arizona Charlie’s, LLC, a Nevada limited liability company, and (iv) Fresca, LLC, a Nevada limited liability company, each in its capacity as lessee under its respective Casino Operating Lease, together with their respective successors and permitted assigns.
          “Casualty” means a fire, explosion, flood, collapse, earthquake or other casualty affecting all or any portion of a Property.
          “Certificates” means, collectively, any senior and/or subordinate notes, debentures or pass-through certificates, or other evidence of indebtedness, or debt or equity securities, or any combination of the foregoing, representing a direct or beneficial interest, in whole or in part, in the Loan.
          “Change of Control” means the occurrence of either or both of the following: (i) the failure of a Co-Borrower to be Controlled by one or more Qualified Equityholders (individually or collectively), (ii) the failure of the Single-Purpose Equityholder (if any) of a Co-Borrower to be Controlled by the same Qualified Equityholders that Control such Co-Borrower, or (iii) the failure of an Operating Lessee to be Controlled by the same Qualified Equityholders that Control Borrower (individually or collectively).
          “Closing Date” means the date of this Agreement.
          “Closing Date DSCR” means 1.35x.
          “Code” means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
          “Collateral” means all assets owned from time to time by Borrower, including the Properties, the Revenues and all other tangible and intangible property (including all of Borrower’s right, title and interest in and to the Operating Leases) in respect of which Lender is granted a Lien under the Loan Documents, and all proceeds thereof.

          “Collateral Accounts” means, collectively, the Cash Management Account, the Loss Proceeds Account, the Tax and Insurance Reserve Account, the FF&E Reserve Account, the Capital Expenditure Reserve Account, the Demolition Reserve Account, the Deferred Maintenance and Environmental Reserve Account, the Dividend Reserve Account, any Cash Reserve Account and the Blocked Accounts.
          “Collateral Assignment of Intellectual Property” means that certain Trademark Security Agreement, dated as of the date hereof, by Borrower for the benefit of Lender for the purpose of filing with the U.S. Patent and Trademark Office.
          “Component Balance” has the meaning set forth in Section 1.3(c).
          “Component Spread” has the meaning set forth in Section 1.3(c).
          “Componentization Notice” has the meaning set forth in Section 1.3(c).
          “Condemnation” means a taking or voluntary conveyance of all or part of any of the Properties or any interest in or right accruing to or use of any of the Properties, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority.
          “Contingent Obligation” means, with respect to any Person, any obligation of such Person directly or indirectly guaranteeing any Debt of any other Person in any manner and any contingent obligation to purchase, to provide funds for payment, to supply funds to invest in any other Person or otherwise to assure a creditor against loss.
          “Control” of any entity means (i) the ownership, directly or indirectly, of at least 51% of the equity interests in, and the right to at least 51% of the distributions from, such entity and (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through the ability to exercise voting power, by contract or otherwise (“Controlled” and “Controlling” each have the meanings correlative thereto).
          “Cooperation Agreement” means that certain Mortgage Loan Cooperation Agreement, dated as of the Closing Date, between Borrower and Lender, as the same may from time to time be modified or replaced in accordance herewith.
          “Damages” to a party means any and all liabilities, obligations, losses, damages, penalties, assessments, actions, judgments, suits, claims, costs, expenses (including reasonable attorneys’ fees whether or not suit is brought), settlement costs and disbursements imposed on, incurred by or asserted against such party.
          “Debt” means, with respect to any Person, without duplication:
     (i) all indebtedness of such Person to any other party (regardless of whether such indebtedness is evidenced by a written instrument such as a note, bond or debenture), including indebtedness for borrowed money or for the deferred purchase price of property or services;

     (ii)  all letters of credit issued for the account of such Person in respect of which such Person has reimbursement obligations and all unreimbursed amounts drawn thereunder;
     (iii) all indebtedness secured by a Lien on any property owned by such Person (whether or not such indebtedness has been assumed) except obligations for impositions (including Taxes) which are not yet due and payable;
     (iv)  all Contingent Obligations of such Person;
     (v)  all payment obligations of such Person under any interest rate protection agreement (including any interest rate swaps, floors, collars or similar agreements) and similar agreements; and
     (vi) all contractual indemnity obligations of such Person.
          “Debt Service” means, with respect to any Test Period, the product of (x) the sum of (a) the Principal Indebtedness, plus (b) the Mezzanine Loan Principal Indebtedness, times (y) the sum of (i) the weighted average of the Spread and the “Spreads” as defined in each of the Mezzanine Loan Agreements plus (ii) the lesser of (A) the LIBOR Strike Rate and (B) the then current determination of LIBOR.
          “Default” means the occurrence of any event which, but for the giving of notice or the passage of time, or both, would be an Event of Default.
          “Default Rate” means, with respect to any Note or Note Component, the greater of (x) 3% per annum in excess of the interest rate otherwise applicable to such Note or Note Component hereunder and (y) 1% per annum in excess of the Prime Rate from time to time.
          “Deferred Maintenance Amount” means $2,057,875 allocated among the Properties as set forth in Schedule F.
          “Deferred Maintenance and Environmental Reserve Account” has the meaning set forth in Section 3.7(a).
          “Deferred Maintenance Conditions” means those items described in Schedule F.
          “Demolition” means the demolition and removal of the buildings and other improvements located on the Property commonly known as 2112 Paradise Road.
          “Demolition Reserve Account” has the meaning set forth in Section 3.10(a).
          “Demolition Reserve Amount” means $400,000.
          “Dividend Reserve Account” has the meaning set forth in Section 3.12(a).
          “DSCR” means, with respect to any Test Period, the quotient of (i) Net Operating Income for such Test Period, divided by (ii) the Debt Service for such Test Period.

          “DSCR Threshold” means, with respect to any release of a Property, the greater of (x) Closing Date DSCR and (y) the DSCR immediately prior to the effective date of the release of such Property.
          “Easement Areas” has the meaning set forth in Section 4.27(ii).
          “Eligible Account” means (i) a segregated account maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution, or (ii) a segregated trust account or accounts maintained with the corporate trust department of a federal depository institution or state-chartered depository institution which has an investment-grade rating and is subject to regulations regarding fiduciary funds on deposit under, or similar to, Title 12 of the Code of Federal Regulations Section 9.10(b) which, in either case, has corporate trust powers, acting in its fiduciary capacity.
          “Eligible Institution” means an institution (i) whose commercial paper, short-term debt obligations or other short-term deposits are rated at least A-1, Prime-1 or F-1, as applicable, by each of the Rating Agencies and whose long-term senior unsecured debt obligations are rated at least A or A2, as applicable, by each of the Rating Agencies, and whose deposits are insured by the FDIC or (ii) with respect to which Lender shall have received Rating Confirmation.
          “Embargoed Person” has the meaning set forth in Section 4.39.
          “Engineering Report” means a structural and, where applicable, seismic, engineering report or reports with respect to each of the Properties prepared by an independent engineer approved by Lender and delivered to Lender on or prior to the Closing Date in connection with the Loan, and any amendments or supplements thereto delivered to Lender.
          “Environmental Claim” means any written notice, claim, proceeding, investigation or demand by any Person or Governmental Authority alleging or asserting liability with respect to Borrower or any of the Properties arising out of, based on or resulting from (i) the alleged presence, Use or Release of any Hazardous Substance, (ii) any alleged violation of any Environmental Law, or (iii) any alleged injury or threat of injury to property, health or safety or to the environment caused by Hazardous Substances.
          “Environmental Indemnity” means the environmental indemnity agreements executed by Borrower and the Sponsor as of the Closing Date, as the same may from time to time be modified or replaced in accordance herewith.
          “Environmental Laws” means any and all present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, any judicial or administrative orders, decrees or judgments thereunder, and any permits, approvals, licenses, registrations, filings and authorizations, in each case as now or hereafter in effect, concerning pollution, protection or cleanup of the environment, the impact of Hazardous Substances on property, health or safety, or the Use or Release of Hazardous Substances, or relating to the liability for or costs of other actual or threatened danger to health or the environment allegedly caused by any Hazardous Substance. The term “Environmental Law” includes, but is not limited to, the following statutes, as amended, any successors thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act (including Subtitle I relating to underground storage tanks); the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; those portions of the Occupational Safety and Health Act relating to the use, handling or exposure to any Hazardous Substance; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act.
          “Environmental Reports” means “Phase I Environmental Site Assessments” as referred to in the ASTM Standards on Environmental Site Assessments for Commercial Real Estate, E 1527-05 (and, if necessary, “Phase II Environmental Site Assessments”), prepared by an independent environmental auditor approved by Lender and delivered to Lender and any amendments or supplements thereto delivered to Lender, and shall also include any other environmental reports delivered to Lender pursuant to this Agreement and the Environmental Indemnity.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.
          “ERISA Affiliate,” at any time, means each trade or business (whether or not incorporated) that would, at the time, be treated together with Borrower or Operating Lessee as a single employer under Section 414 of the Code or Section 4001 of ERISA.
          “Event of Default” has the meaning set forth in Section 7.1.
          “Exception Report” means the report prepared by Borrower and attached to this Agreement as Schedule B, setting forth any exceptions to the representations set forth in Article IV.
          “Excess Transfer Proceeds” means Net Proceeds arising from the Transfer of a Property to the extent such Net Proceeds exceed the sum of (i) the applicable Release Price, plus (ii) the sum of the applicable “Release Prices” under and as defined in the Mezzanine Loan Agreements.
          “Excluded Tax” means, with respect to any Lender and to each Person to whom there has been an Assignment or Participation of the Loan, (a) income or franchise tax imposed on (or measured by) its net income or gross receipts, by or on behalf of the United States of America or any taxing authority thereof or (b) any branch profits tax imposed by the United States of America or any other taxing authority thereof.
          “Extension Interest Rate Cap Agreement” means an interest rate cap confirmation between an Acceptable Counterparty and Borrower, relating to the applicable Extension Term, which is, at all times, in substantially the form of Exhibit B with such changes as may be reasonably acceptable to Lender (together with an interest rate cap agreement and schedules relating thereto, which are consistent in form and substance with the terms set forth in such confirmation).

          “Extension Spread” means:
          (i) initially, 3.25%; and
          (ii) to the extent that the Note has been, will be or is further bifurcated into multiple Note Components pursuant to Section 1.3(c), the weighted average of the Component Spreads at the time of determination, weighted on the basis of the corresponding Component Balances (which shall be the percentage specified in clause (i) unless and until there is a partial prepayment of the Loan during the continuance of an Event of Default or resulting from a Casualty or Condemnation, in which case the variance from the percentage specified in clause (i) shall be limited to the effect of such partial prepayment).
          “Extension Term” has the meaning set forth in Section 1.2(b).
          “Extraordinary Expense” means any operating or reserve expense or capital expenditure with respect to any Property that is not set forth on the Approved Annual Budget and is not subject to payment by withdrawals from any reserve account described in Article III but satisfies any one of the following: (i) it is necessary to comply with any Legal Requirements or with any of the Loan Documents; (ii) it is reasonably necessary as a result of actual occupancy levels exceeding the levels anticipated by the Approved Annual Budget (including incentive fees under an Approved Management Agreement); (iii) it represents amounts payable in respect of taxes, utilities or insurance expenses or any other expense that are not within Borrower’s control; or (iv) any other non-discretionary operating or capital expense that, due to unforeseen circumstances, was not contemplated in the Approved Annual Budget.
          “FF&E” means furniture, fixtures and equipment (including, without limitation, Gaming Equipment) located in a Property.
          “FF&E Reserve Account” has the meaning set forth in Section 3.6(a).
          “Fiscal Quarter” means the three-month period ending on March 31, June 30, September 30 and December 31 of each year, or such other fiscal quarter of Borrower as Borrower may select from time to time with the prior consent of Lender, such consent not to be unreasonably withheld, delayed or conditioned.
          “Fiscal Year” means the 12-month period ending on December 31 of each year, or such other fiscal year of Borrower as Borrower may select from time to time with the prior consent of Lender, not to be unreasonably withheld, delayed or conditioned.
          “Fitch” means Fitch, Inc. and its successors.
          “Form W-8BEN” means Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) of the Department of Treasury of the United States of America, and any successor form.
          “Form W-8ECI” means Form W-8ECI (Certificate of Foreign Person’s Claim for Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a

Trade or Business in the United States) of the Department of the Treasury of the United States of America, and any successor form.
          “GAAP” means generally accepted accounting principles in the United States of America, consistently applied.
          “Gaming Authorities” means, in any jurisdiction in which a Property is located, the applicable gaming board, commission, or other governmental gaming regulatory authority, body or agency which (a) has, or may at any time after the Closing Date have, jurisdiction over the gaming activities at the Property or (b) is, or may at any time after the Closing Date be, responsible for interpreting, administering and enforcing the Gaming Laws.
          “Gaming Equipment” means any and all gaming devices (as defined in NRS 463.0155), gaming device parts inventory and other related gaming equipment and supplies used in connection with the operation of a casino, including (without limitation), slot machines, gaming tables, cards, dice, chips, tokens, player tracking systems, cashless wagering systems, mobile gaming systems and associated equipment (including that defined in NRS 463.0136) which are located at the Casino Components, owned or leased by Casino Operating Lessee and used or useable exclusively in the present or future operation of slot machines and live games at the Casino Components, together with all improvements and/or additions thereto.
          “Gaming Equipment Facility Agreements” means, collectively, those certain Loan Agreements, dated as of the date hereof, entered into by and between each Co-Borrower and its corresponding Operating Lessee, as each of the same may hereafter be amended, supplemented, or otherwise modified from time to time, to the extent permitted herein.
          “Gaming Laws” means all applicable constitutions, treatises, laws and statutes pursuant to which any Gaming Authority possesses regulatory, licensing or permitting authority over gaming, gambling or casino or casino-related activities and all rules, rulings, orders, ordinances and regulations of any Gaming Authority applicable to the gambling, casino, gaming businesses or casino or casino-related activities of Borrower or any of its subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the Gaming Authorities.
          “Gaming License” means, in any jurisdiction in which a Property is located, any license, qualification, franchise, accreditation, approval, registration, permit, finding of suitability or other authorization relating to gaming, the gaming or gambling business or the operation of a casino under the Gaming Laws or required by the Gaming Authorities or otherwise necessary for the operation of gaming, the gaming business (including a racebook and/or a sports pool) or a resort casino.
          “Gaming Liquidity Requirement” means the minimum bankroll requirements for cash and cash equivalents required to be maintained by Casino Operating Lessee pursuant to Gaming Laws in an amount no greater than is mandated by applicable Gaming Laws, which requirements may be subject to (a) adjustment in an amount equal to any incremental increase or decrease in the amount of the Gaming Liquidity Requirement that is required to be maintained by Casino Operating Lessee under applicable Gaming Laws as a result of any increase or decrease in gaming business at the applicable Casino Component, (b) subject to increase or decrease due to any change in the applicable requirements under Gaming Laws generally or (c) subject to increase by the Chairman of the Nevada Gaming Control Board pursuant to Regulation 6.150.6 of the Regulations of the Nevada Gaming Commission and Nevada State Gaming Control Board.
          “Gaming Operating Reserve” means, with respect to the Casino Component, such cash funds and reserves that are held and maintained at each Property by Casino Operating Lessee, in its capacity as the duly licensed operator of the Casino Component, including (without limitation) casino chips, tokens, checks and markers; provided, however, that all such Gaming Operating Reserves (a) are established and maintained in compliance with all applicable Gaming Liquidity Requirements and limited to the amounts required thereby, and (b) are solely for use in the day-to-day operation and management of each Casino Component in the ordinary course of business.
          “Governmental Authority” means any federal, state, county, regional, local or municipal government, any bureau, department, agency or political subdivision thereof and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any court and any Gaming Authority).
          “Hazardous Substances” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, toxic substances, toxic pollutants, contaminants, pollutants or words of similar meaning or regulatory effect under any present or future Environmental Laws or that have a negative impact on human health or the environment or the presence of which on, in or under any of the Properties is prohibited under Environmental Law, including petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead and radon, and compounds containing them (including gasoline, diesel fuel, oil and lead-based paint), and radioactive materials, flammables and explosives and compounds containing them, excluding, however, products or substances which are generally used in the ordinary course of operations at the Property in question, work projects and similar activities undertaken by or on behalf of Borrower or any Tenants at the Property in question, in each case in such quantities and concentrations as are reasonable for their intended application.
          “Hotel Operating Lease” means, individually or collectively as the context requires, each of those certain Hotel Lease Agreements dated as of the date hereof, each by and between each Co-Borrower and a Hotel Operating Lessee, with respect to the Properties described on Schedule A-1 through A-4.
          “Hotel Operating Lessee” means, individually or collectively as the context requires, (i) Aquarius Gaming LLC, a Nevada limited liability company, (ii) Stratosphere Gaming LLC, a Nevada limited liability company, (iii) Arizona Charlie’s, LLC, a Nevada limited liability company, and (iv) Fresca, LLC, a Nevada limited liability company, each in its capacity as lessee under its respective Hotel Operating Lease, together with their respective successors and permitted assigns.
          “Increased Costs” has the meaning set forth in Section 1.6.

          “Indebtedness” means the Principal Indebtedness, together with interest and all other payment obligations of Borrower to Lender then due under the Loan Documents, including all Transaction Costs, Spread Maintenance Amounts (if applicable) and other amounts due or to become due to Lender pursuant to this Agreement, under the Note or in accordance with any of the other Loan Documents, and all other amounts, sums and expenses reimbursable by Borrower to Lender hereunder or pursuant to the Note or any of the other Loan Documents.
          “Indemnified Liabilities” has the meaning set forth in Section 9.19(b).
          “Indemnified Parties” has the meaning set forth in Section 5.19.
          “Independent Director” of any corporation or limited liability company means an individual who is duly appointed as a member of the board of directors or board of managers of such corporation or limited liability company or as a member of the limited liability company and who is not, and has not been at any time during the 5 years preceding such appointment, and will not while serving as Independent Director, be any of the following:
     (i) a member, partner, equityholder, manager, director, officer or employee of Borrower, any Single-Purpose Equityholder or any of their respective equityholders or affiliates (other than as an independent director, manager or member of an affiliate of Borrower or any Single-Purpose Equityholder that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such independent director, manager or member is employed by a company that routinely provides professional independent directors, managers or members);
     (ii) a creditor, supplier or service provider (including provider of professional services) to Borrower, any Single-Purpose Equityholder or any of their respective equityholders or affiliates (other than a company that routinely provides professional independent managers, directors or members and which also provides lien search and other similar services to Borrower, any Single-Purpose Equityholder or any of their respective equityholders or affiliates in the ordinary course of business);
     (iii) a member of the immediate family by blood, marriage or adoption of any of the Persons described in clauses (i) and (ii); or
     (iv) a Person that controls (whether directly, indirectly or otherwise) any of the Persons described in clauses (i), (ii) or (iii) above.
Notwithstanding anything herein to the contrary, an Independent Director may not simultaneously serve as Independent Director of a Borrower or a Single-Purpose Equityholder and independent director of a special purpose entity that owns a direct or indirect equity interest in any Borrower or Single-Purpose Equityholder of any Borrower; provided, however, that one Independent Director of Borrower or a Single-Purpose Equityholder (but not both Independent Directors simultaneously) may serve as an independent director of each Mezzanine Borrower or each Mezzanine Borrower’s Single-Purpose Equityholder.

          “Initial Interest Rate Cap Agreement” means an interest rate cap confirmation between an Acceptable Counterparty and Borrower, relating to the initial term of the Loan, which is substantially in the form of Exhibit B.
          “Initial Payment Date” means the Payment Date in April 2008.
          “Initial Spread” means:
          (i) initially, 3.00%; and
          (ii) following the bifurcation of the Note into multiple Note Components pursuant to Section 1.3(c), the weighted average of the Component Spreads at the time of determination, weighted on the basis of the corresponding Component Balances (which shall be the percentage specified in clause (i) unless and until there is a partial prepayment of the Loan during the continuance of an Event of Default or resulting from a Casualty or Condemnation, in which case the variance from the percentage specified in clause (i) shall be limited to the effect of such partial prepayment).
          “Insurance Requirements” means, collectively, (i) all material terms of any insurance policy required pursuant to this Agreement and (ii) all material regulations and then-current standards applicable to or affecting any of the Properties or any portion thereof or any use or condition thereof, which may, at any time, be recommended by the board of fire underwriters, if any, having jurisdiction over any of the Properties, or any other body exercising similar functions.
          “Interest Accrual Period” means, with respect to any specified Payment Date, the period from and including the 6th day of the calendar month preceding such Payment Date to but excluding the 6th day of the calendar month containing such specified Payment Date (in each case without regard to whether such 6th day is a Business Day). Notwithstanding the foregoing, the first Interest Accrual Period (relating to the stub interest paid at closing) shall commence on and include the Closing Date and end on and include March 5, 2008.
          “Interest Determination Date” means, in connection with the calculation of interest accrued for any Interest Accrual Period, the second Business Day preceding the 14th day of the month in which such Interest Accrual Period commenced; except that with respect to the first Interest Accrual Period (relating to the stub interest paid at closing), the Interest Determination Date shall be the second Business Day preceding the Closing Date.
          “Interest Rate Cap Agreements” means collectively, the Initial Interest Rate Cap Agreement and any Extension Interest Rate Cap Agreements.
          “Lease” means any lease (including, without limitation, the Operating Lease), license, letting, concession, occupancy agreement, sublease to which Borrower or Operating Lessee is a party or has a consent right, or other agreement (whether written or oral and whether now or hereafter in effect) under which Borrower or Operating Lessee is a lessor, existing as of the Closing Date or hereafter entered into by Borrower or Operating Lessee, in each case pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any of the Properties, and every modification or amendment thereof, and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto, excluding short-term agreements in the ordinary course of business pursuant to which hotel rooms and facilities are made available to individual hotel guests.
          “Legal Requirements” means all governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities (including Environmental Laws and Gaming Laws) affecting Borrower, Operating Lessee or any of the Properties or any portion thereof or the construction, ownership, use, alteration or operation thereof (whether now or hereafter enacted and in force), and all permits, licenses (including Gaming Licenses and Liquor Licenses) and authorizations and regulations relating thereto.
          “Lender” has the meaning set forth in the first paragraph of this Agreement and in Section 9.7.
          “LIBOR” means the rate per annum calculated as set forth below:
     (i) On each Interest Determination Date, LIBOR for the applicable period will be the rate for deposits in United States dollars for a one-month period which appears as the London interbank offered rate on the display designated as “LIBOR01” on the Reuters Screen (or such other page as may replace that page on that service, or such page or replacement therefor on any successor service) as the London interbank offered rate as of 11:00 a.m., London time, on such date.
     (ii) With respect to an Interest Determination Date on which no such rate appears as the London interbank offered rate on “LIBOR01” on the Reuters Screen (or such other page as may replace that page on that service, or such page or replacement therefor on any successor service) as described above, LIBOR for the applicable period will be determined on the basis of the rates at which deposits in United States dollars are offered by the Reference Banks at approximately 11:00 a.m., London time, on such date to prime banks in the London interbank market for a one-month period (each a “Reference Bank Rate”). Lender shall request the principal London office of each of the Reference Banks to provide a quotation of its Reference Bank Rate. If at least two such quotations are provided, LIBOR for such period will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR for such period will be the arithmetic mean of the rates quoted by major banks in New York City, selected by Lender, at approximately 11:00 a.m., New York City time, on such date for loans in United States dollars to leading European banks for a one-month period.
     (iii) If, on any Interest Determination Date, Lender is required but unable to determine LIBOR in the manner provided in paragraphs (i) and (ii) above, LIBOR for the applicable period shall be LIBOR as determined on the previous Interest Determination Date.
All percentages resulting from any calculations or determinations referred to in this definition will be rounded upwards to the nearest multiple of 1/100 of 1% and all U.S. dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent or more being rounded upwards).
          “LIBOR Strike Rate” means 4.75%.
          “Lien” means any mortgage, lien (statutory or other), pledge, hypothecation, assignment, preference, priority, security interest, or any other encumbrance or charge on or affecting any Collateral or any portion thereof, or any interest therein (including any conditional sale or other title retention agreement, any sale-leaseback, any financing lease or similar transaction having substantially the same economic effect as any of the foregoing, the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any other jurisdiction, domestic or foreign, and mechanics’, materialmen’s and other similar liens and encumbrances, as well as any option to purchase, right of first refusal, right of first offer or similar right).
          “Liquor Licenses” means the agreements set forth on Schedule C hereto.
          “Loan” has the meaning set forth in Section 1.1.
          “Loan Amount” means $1,107,999,910.00.
          “Loan Documents” means this Agreement, the Note(s), the Mortgage (and related financing statements), the Assignment of Interest Rate Cap Agreement, the Environmental Indemnity, any Subordination of Property Management Agreement, the Recourse Guaranty, the Cash Management Agreement, the Cooperation Agreement, the Collateral Assignment of Intellectual Property, the Pledge of Gaming Equipment Facility Agreements, the Blocked Account Agreement, the Subordination of Operating Lease Agreements, the Sponsor Guaranty, any Qualified Letter of Credit, any post-closing requirements letter, any fee letters between the parties, and all other agreements, instruments, certificates and documents necessary to effectuate the granting to Lender of first-priority Liens on the Collateral or otherwise in satisfaction of the requirements of this Agreement or the other documents listed above, as all of the aforesaid may be modified or replaced from time to time in accordance herewith.
          “Loss Proceeds” means amounts, awards or payments payable to Borrower, Operating Lessee or Lender in respect of all or any portion of any of the Properties in connection with a Casualty or Condemnation thereof (after the deduction therefrom and payment to Borrower, Operating Lessee and Lender, respectively, of any and all reasonable expenses incurred by Borrower, Operating Lessee and Lender in the recovery thereof, including all attorneys’ fees and disbursements, the fees of insurance experts and adjusters and the costs incurred in any litigation or arbitration with respect to such Casualty or Condemnation).
          “Loss Proceeds Account” has the meaning set forth in Section 3.3(a).
          “Major Lease” means each Operating Lease and any Lease (including a sublease of an Operating Lease) which (i) is expected to contribute more than 5% of the Revenue from any Property during any 12-month period (after adjustment to eliminate the effect of free rent periods) or to cover more than 20,000 rentable square feet, (ii) contains an option or preferential right to purchase all or any portion of such Property, (iii) is with an Affiliate of Borrower as Tenant, or (iv) is entered into during the continuance of an Event of Default.
          “Material Adverse Effect” means with respect to a Property, a material adverse effect upon (i) the ability of Borrower to perform its material obligations under the Loan Documents to which it is a party, (ii) the enforceability of any material provision of any Loan Document (other than as a result of Lender’s or Servicer’s bad faith, gross negligence or willful misconduct), or (iii) the value, Net Operating Income or use of such Property or the operation thereof.
          “Material Agreements” means each contract and agreement (other than Leases and any Approved Management Agreement) relating to the ownership, management, development, use, operation, maintenance, repair or improvement of any of the Properties, and/or otherwise imposing obligations on Borrower or Operating Lessee, (i) under which Borrower or Operating Lessee would have the obligation to pay more than $1,000,000 per annum, (ii) which is required for a Property to be in compliance with Legal Requirements, including any local land-use or zoning ordinances, (iii) which is with an Affiliate of Borrower or Operating Lessee, or (iv) which provides for the use of an off-site facility related to a Property, if loss of such use would have a Material Adverse Effect.
          “Material Alteration” means any Alteration to be performed by or on behalf of Borrower at any of the Properties which (a) is reasonably likely to have a Material Adverse Effect, or (b) is reasonably expected to cost (other than the replacement of FF&E to the extent performed in the ordinary course of business, Tenant Improvements under any Lease entered into in accordance with this Agreement and any work required by Legal Requirements) in excess of 5% of the Aggregate Allocated Loan Amount of the applicable Property, as determined by an independent architect selected by Borrower and reasonably acceptable to Lender.
          “Maturity Date” means the maturity date of the Loan as set forth in Section 1.2.
          “Mezzanine A Borrower” means, individually or collectively as the context may require, W2007 ACEP First Mezzanine A Borrower, L.P., a Delaware limited partnership, and W2007 ACEP First Mezzanine B Borrower, L.P., a Delaware limited partnership.
          “Mezzanine A Lender” means Goldman Sachs Mortgage Company, a New York limited partnership, or any successor or assign thereof as “Lender” under and as defined in the Mezzanine A Loan Agreement identified to Lender in writing.
          “Mezzanine A Loan” means that certain mezzanine loan made on the date hereof by Mezzanine A Lender to Mezzanine A Borrower.
          “Mezzanine A Loan Agreement” means that certain Mezzanine A Loan Agreement, dated as of the date hereof, by and between Mezzanine A Lender and Mezzanine A Borrower, pursuant to which the Mezzanine A Loan was made.
          “Mezzanine A Loan Amount” means $10.00.

          “Mezzanine A Loan Documents” means the “Loan Documents” as defined in the Mezzanine A Loan Agreement.
          “Mezzanine A Loan Event of Default” means an “Event of Default” under and as defined in the Mezzanine A Loan Agreement.
          “Mezzanine A Loan Principal Indebtedness” means the “Principal Indebtedness” as defined in the Mezzanine A Loan Agreement.
          “Mezzanine B Borrower” means , individually or collectively as the context may require, W2007 ACEP Second Mezzanine A Borrower, L.P., a Delaware limited partnership, and W2007 ACEP Second Mezzanine B Borrower, L.P., a Delaware limited partnership.
          “Mezzanine B Lender” means Goldman Sachs Mortgage Company, a New York limited partnership, or any successor or assign thereof as “Lender” under and as defined in the Mezzanine B Loan Agreement identified to Borrower in writing.
          “Mezzanine B Loan” means that certain mezzanine loan made on the date hereof by Mezzanine B Lender to Mezzanine B Borrower.
          “Mezzanine B Loan Agreement” means that certain Mezzanine B Loan Agreement, dated as of the date hereof, by and between Mezzanine B Lender and Mezzanine B Borrower, pursuant to which the Mezzanine B Loan was made.
          “Mezzanine B Loan Amount” means $10.00.
          “Mezzanine B Loan Documents” means the “Loan Documents” as defined in the Mezzanine B Loan Agreement.
          “Mezzanine B Loan Event of Default” means an “Event of Default” under and as defined in the Mezzanine B Loan Agreement.
          “Mezzanine B Loan Principal Indebtedness” means the “Principal Indebtedness” as defined in the Mezzanine B Loan Agreement.
          “Mezzanine Borrower” means, individually or collectively, as the context requires, the Mezzanine A Borrower, the Mezzanine B Borrower, the Mezzanine C Borrower, the Mezzanine D Borrower, the Mezzanine E Borrower, the Mezzanine F Borrower, the Mezzanine G Borrower, the Mezzanine H Borrower and the Mezzanine I Borrower.
          “Mezzanine C Borrower” means , individually or collectively, as the context may require, W2007 ACEP Third Mezzanine A Borrower, L.P., a Delaware limited partnership, and W2007 ACEP Third Mezzanine B Borrower, L.P., a Delaware limited partnership.
          “Mezzanine C Lender” means Goldman Sachs Mortgage Company, a New York limited partnership, or any successor or assign thereof as “Lender” under and as defined in the Mezzanine C Loan Agreement identified to Borrower in writing.

          “Mezzanine C Loan” means that certain mezzanine loan made on the date hereof by Mezzanine C Lender to Mezzanine C Borrower.
          “Mezzanine C Loan Agreement” means that certain Mezzanine C Loan Agreement, dated as of the date hereof, by and between Mezzanine C Lender and Mezzanine C Borrower, pursuant to which the Mezzanine C Loan was made.
          “Mezzanine C Loan Amount” means $10.00.
          “Mezzanine C Loan Documents” means the “Loan Documents” as defined in the Mezzanine C Loan Agreement.
          “Mezzanine C Loan Event of Default” means an “Event of Default” under and as defined in the Mezzanine C Loan Agreement.
          “Mezzanine C Loan Principal Indebtedness” means the “Principal Indebtedness” as defined in the Mezzanine C Loan Agreement.
          “Mezzanine D Borrower” means, individually or collectively, as the context may require, W2007 ACEP Fourth Mezzanine A Borrower, L.P., a Delaware limited partnership, and W2007 ACEP Fourth Mezzanine B Borrower, L.P., a Delaware limited partnership.
          “Mezzanine D Lender” means Goldman Sachs Mortgage Company, a New York limited partnership, or any of its successors or assigns as “Lender” under and as defined in the Mezzanine D Loan Agreement identified to Borrower in writing.
          “Mezzanine D Loan” means that certain mezzanine loan made on the date hereof by Mezzanine D Lender to Mezzanine D Borrower.
          “Mezzanine D Loan Agreement” means that certain Mezzanine D Loan Agreement, dated as of the date hereof, by and between Mezzanine D Lender and Mezzanine D Borrower, pursuant to which the Mezzanine D Loan was made.
          “Mezzanine D Loan Amount” means $10.00.
          “Mezzanine D Loan Documents” means the “Loan Documents” as defined in the Mezzanine D Loan Agreement.
          “Mezzanine D Loan Event of Default” means an “Event of Default” under and as defined in the Mezzanine D Loan Agreement.
          “Mezzanine D Loan Principal Indebtedness” means the “Principal Indebtedness” as defined in the Mezzanine D Loan Agreement.
          “Mezzanine E Borrower” means , individually or collectively, as the context may require, W2007 ACEP Fifth Mezzanine A Borrower, L.P., a Delaware limited partnership, and W2007 ACEP Fifth Mezzanine B Borrower, L.P., a Delaware limited partnership.

          “Mezzanine E Lender” means Goldman Sachs Mortgage Company, a New York limited partnership, or any of its successors or assigns as “Lender” under and as defined in the Mezzanine E Loan Agreement identified to Borrower in writing.
          “Mezzanine E Loan” means that certain mezzanine loan made on the date hereof by Mezzanine E Lender to Mezzanine E Borrower.
          “Mezzanine E Loan Agreement” means that certain Mezzanine E Loan Agreement, dated as of the date hereof, by and between Mezzanine E Lender and Mezzanine E Borrower, pursuant to which the Mezzanine E Loan was made.
          “Mezzanine E Loan Amount” means $10.00.
          “Mezzanine E Loan Documents” means the “Loan Documents” as defined in the Mezzanine E Loan Agreement.
          “Mezzanine E Loan Event of Default” means an “Event of Default” under and as defined in the Mezzanine E Loan Agreement.
          “Mezzanine E Loan Principal Indebtedness” means the “Principal Indebtedness” as defined in the Mezzanine E Loan Agreement.
          “Mezzanine F Borrower” means, individually or collectively, as the context may require, W2007 ACEP Sixth Mezzanine A Borrower, L.P., a Delaware limited partnership, and W2007 ACEP Sixth Mezzanine B Borrower, L.P., a Delaware limited partnership.
          “Mezzanine F Lender” means Goldman Sachs Mortgage Company, a New York limited partnership, or any of its successors or assigns as “Lender” under and as defined in the Mezzanine F Loan Agreement identified to Borrower in writing.
          “Mezzanine F Loan” means that certain mezzanine loan made on the date hereof by Mezzanine F Lender to Mezzanine F Borrower.
          “Mezzanine F Loan Agreement” means that certain Mezzanine F Loan Agreement, dated as of the date hereof, by and between Mezzanine F Lender and Mezzanine F Borrower, pursuant to which the Mezzanine F Loan was made.
          “Mezzanine F Loan Amount” means $10.00.
          “Mezzanine F Loan Documents” means the “Loan Documents” as defined in the Mezzanine F Loan Agreement.
          “Mezzanine F Loan Event of Default” means an “Event of Default” under and as defined in the Mezzanine F Loan Agreement.
          “Mezzanine F Loan Principal Indebtedness” means the “Principal Indebtedness” as defined in the Mezzanine F Loan Agreement.

          “Mezzanine G Borrower” means, individually or collectively, as the context may require, W2007 ACEP Seventh Mezzanine A Borrower, L.P., a Delaware limited partnership, and W2007 ACEP Seventh Mezzanine B Borrower, L.P., a Delaware limited partnership.
          “Mezzanine G Lender” means Goldman Sachs Mortgage Company, a New York limited partnership, or any of its successors or assigns as “Lender” under and as defined in the Mezzanine G Loan Agreement identified to Borrower in writing.
          “Mezzanine G Loan” means that certain mezzanine loan made on the date hereof by Mezzanine G Lender to Mezzanine G Borrower.
          “Mezzanine G Loan Agreement” means that certain Mezzanine G Loan Agreement, dated as of the date hereof, by and between Mezzanine G Lender and Mezzanine G Borrower, pursuant to which the Mezzanine G Loan was made.
          “Mezzanine G Loan Amount” means $10.00.
          “Mezzanine G Loan Documents” means the “Loan Documents” as defined in the Mezzanine G Loan Agreement.
          “Mezzanine G Loan Event of Default” means an “Event of Default” under and as defined in the Mezzanine G Loan Agreement.
          “Mezzanine G Loan Principal Indebtedness” means the “Principal Indebtedness” as defined in the Mezzanine G Loan Agreement.
          “Mezzanine H Borrower” means, individually or collectively, as the context may require, W2007 ACEP Eighth Mezzanine A Borrower, L.P., a Delaware limited partnership, and W2007 ACEP Eighth Mezzanine B Borrower, L.P., a Delaware limited partnership.
          “Mezzanine H Lender” means Goldman Sachs Mortgage Company, a New York limited partnership, or any of its successors or assigns as “Lender” under and as defined in the Mezzanine H Loan Agreement identified to Borrower in writing.
          “Mezzanine H Loan” means that certain mezzanine loan made on the date hereof by Mezzanine H Lender to Mezzanine H Borrower.
          “Mezzanine H Loan Agreement” means that certain Mezzanine H Loan Agreement, dated as of the date hereof, by and between Mezzanine H Lender and Mezzanine H Borrower, pursuant to which the Mezzanine H Loan was made.
          “Mezzanine H Loan Amount” means $10.00.
          “Mezzanine H Loan Documents” means the “Loan Documents” as defined in the Mezzanine H Loan Agreement.
          “Mezzanine H Loan Event of Default” means an “Event of Default” under and as defined in the Mezzanine H Loan Agreement.

          “Mezzanine H Loan Principal Indebtedness” means the “Principal Indebtedness” as defined in the Mezzanine H Loan Agreement.
          “Mezzanine I Borrower” means, individually or collectively, as the context may require, W2007 ACEP Ninth Mezzanine A Borrower, L.P., a Delaware limited partnership, and W2007 ACEP Ninth Mezzanine B Borrower, L.P., a Delaware limited partnership.
          “Mezzanine I Lender” means Goldman Sachs Mortgage Company, a New York limited partnership, or any of its successors or assigns as “Lender” under and as defined in the Mezzanine I Loan Agreement identified to Borrower in writing.
          “Mezzanine I Loan” means that certain mezzanine loan made on the date hereof by Mezzanine I Lender to Mezzanine I Borrower.
          “Mezzanine I Loan Agreement” means that certain Mezzanine I Loan Agreement, dated as of the date hereof, by and between Mezzanine I Lender and Mezzanine I Borrower, pursuant to which the Mezzanine I Loan was made.
          “Mezzanine I Loan Amount” means $10.00.
          “Mezzanine I Loan Documents” means the “Loan Documents” as defined in the Mezzanine I Loan Agreement.
          “Mezzanine I Loan Event of Default” means an “Event of Default” under and as defined in the Mezzanine I Loan Agreement.
          “Mezzanine I Loan Principal Indebtedness” means the “Principal Indebtedness” as defined in the Mezzanine I Loan Agreement.
          “Mezzanine Lender” means, individually or collectively, as the context requires, the Mezzanine A Lender, the Mezzanine B Lender, Mezzanine C Lender, Mezzanine D Lender, Mezzanine E Lender, Mezzanine F Lender, the Mezzanine G Lender, the Mezzanine H Lender and the Mezzanine I Lender.
          “Mezzanine Loan” means, individually or collectively, as the context requires, the Mezzanine A Loan, the Mezzanine B Loan, the Mezzanine C Loan, the Mezzanine D Loan, the Mezzanine E Loan, the Mezzanine F Loan, the Mezzanine G Loan, the Mezzanine H Loan and the Mezzanine I Loan.
          “Mezzanine Loan Agreement” means, individually or collectively, as the context requires, the Mezzanine A Loan Agreement, the Mezzanine B Loan Agreement, the Mezzanine C Loan Agreement, the Mezzanine D Loan Agreement, the Mezzanine E Loan Agreement, the Mezzanine F Loan Agreement, the Mezzanine G Loan Agreement, the Mezzanine H Loan Agreement and the Mezzanine I Loan Agreement.
          “Mezzanine Loan Amount” means the sum of (a) the Mezzanine A Loan Amount, (b) the Mezzanine B Loan Amount, (c) the Mezzanine C Loan Amount, (d) the Mezzanine D Loan Amount, (e) the Mezzanine E Loan Amount, (f) the Mezzanine F Loan Amount, (g) the

Mezzanine G Loan Amount, (h) the Mezzanine H Loan Amount and (i) the Mezzanine I Loan Amount.
          “Mezzanine Loan Documents” means, collectively, the Mezzanine A Loan Documents, the Mezzanine B Loan Documents, Mezzanine C Loan Documents, the Mezzanine D Loan Documents, the Mezzanine E Loan Documents, the Mezzanine F Loan Documents, the Mezzanine G Loan Documents, the Mezzanine H Loan Documents and the Mezzanine I Loan Documents.
          “Mezzanine Loan Event of Default” means the occurrence of any one or more events that would constitute an “Event of Default” under and as defined in any of the Mezzanine Loan Documents, with respect to which Lender shall have received written notice from Borrower or the applicable Mezzanine Lender.
          “Mezzanine Loan Principal Indebtedness” means the sum of the Mezzanine A Principal Indebtedness, plus the Mezzanine B Loan Principal Indebtedness, plus the Mezzanine C Loan Principal Indebtedness, plus the Mezzanine D Loan Principal Indebtedness, plus the Mezzanine E Loan Principal Indebtedness, plus the Mezzanine F Loan Principal Indebtedness plus the Mezzanine G Loan Principal Indebtedness, plus the Mezzanine H Principal Indebtedness, plus the Mezzanine I Principal Indebtedness.
          “Monthly FF&E Reserve Amount” means, with respect to each Payment Date, an amount equal to (x) 1/12 times (y) 3.0% times (z) the aggregate Operating Income of the Properties during the immediately preceding 12-month period, excluding Operating Income of any Properties that have theretofore been released from the Liens of the Loan Documents in accordance herewith.
          “Moody’s” means Moody’s Investors Service, Inc. and its successors.
          “Mortgage” means that certain fee and leasehold deed of trust, assignment of rents and leases, security agreement and fixture filing encumbering the Properties executed by Borrower as of the Closing Date, as the same may from time to time be modified or replaced in accordance herewith.
          “Mortgage Loan Percentage” means a fraction, the numerator of which is the Loan Amount and the denominator of which is the sum of (i) the Loan Amount and (ii) the Mezzanine Loan Amount.
          “Net Operating Income” means, with respect to any specified period, the excess of (i) Operating Income for such period, minus (ii) Operating Expenses for such period.
          “Net Proceeds” means, in connection with the sale or disposition of a Property, 100% of the proceeds of such sale or disposition, net of reasonable and customary transaction costs payable to unaffiliated third parties (or, in the case of a release of a Property pursuant to Section 7.1(l), the appraised value of the Property pursuant to a then-current Appraisal reasonably acceptable to Lender).

          “Nonconsolidation Opinion” means the opinion letter, dated as of the date hereof, delivered by Borrower’s counsel to Lender and addressing issues relating to substantive consolidation in bankruptcy.
          “Note(s)” means that certain Promissory Note, dated as of the Closing Date, made by Borrower to the order of Lender to evidence the Loan, as such note may be replaced by multiple Notes or divided into multiple Note Components in accordance with Section 1.3(c) and as otherwise modified, assigned (in whole or in part) and/or replaced from time to time in accordance herewith.
          “Note Component” has the meaning set forth in Section 1.3(c).
          “OFAC List” means the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any applicable governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States. The OFAC List currently is accessible through the internet website at http://www.treas.gov/ofac/t11sdn.pdf.
          “Officer’s Certificate” means a certificate delivered to Lender which is signed by an authorized officer of Borrower (or of a Person that is authorized to act on its behalf, such as Borrower’s general partner) and certifies the information therein to such officer’s knowledge.
          “Operating Expenses” means, for any period, all operating, renting, administrative, management, legal and other ordinary expenses of Operating Lessee and, without duplication, Borrower during such period, determined in accordance with GAAP, and, without duplication, all expenses in respect of FF&E, determined on a pro forma basis based on the amount deposited into the FF&E Reserve Account in accordance herewith; provided, however, that such expenses shall not include (i) depreciation, amortization or other noncash items (other than expenses that are due and payable but not yet paid), (ii) interest, principal or any other sums due and owing with respect to the Loan, (iii) income taxes or other taxes in the nature of income taxes as well as the taxes described in clause (v) of the definition of “Operating Income,” (iv) Capital Expenditures (other than expenses in respect of FF&E as set forth above), (v) equity distributions, (vi) any expenses incurred in connection with the making of the Loan and (vii) Tenant Improvements.
          “Operating Income” means, for any period, the aggregate operating income of Operating Lessee and, without duplication, Borrower, from the Properties during such period, determined in accordance with GAAP (but without straight-lining of rents), other than (i) Loss Proceeds (but Operating Income will include rental loss insurance proceeds to the extent allocable to such period), (ii) any interest income from any source, (iii) any repayments received from any third party of principal loaned or advanced to such third party by Borrower or Operating Lessee, (iv) any proceeds resulting from the Transfer of all or any portion of any Property, (v) sales, use and occupancy or other taxes on receipts required to be accounted for by

Borrower to any government or governmental agency, and (vi) any other extraordinary or non-recurring items.
          “Operating Lease” means, individually or collectively as the context requires, each Hotel Operating Lease and Casino Operating Lease.
          “Operating Lessee” means, individually or collectively as the context requires, each Hotel Operating Lessee and Casinos Operating Lessee.
          “Overlapping Release Parcels” means those parcels identified as “12” and “48” on Schedule E-2.
          “Participation” has the meaning set forth in Section 9.7(b).
          “Payment Date” means the Initial Payment Date and, thereafter, the first day of each month (or, if such first day is not a Business Day, the first preceding Business Day); provided that the Payment Date on which the Maturity Date falls shall be the second to last Business Day of the Interest Accrual Period in which such Maturity Date falls.
          “Peg Balance” has the meaning set forth in Section 3.2(a).
          “Permits” means all licenses, permits, variances and certificates used in connection with the ownership, operation, use or occupancy of each of the Properties (including certificates of occupancy, business licenses, state health department licenses, licenses to conduct business, licenses to sell and serve alcoholic beverages at the Properties, and all such other permits, licenses and rights, obtained from any Governmental Authority or private Person concerning ownership, operation, use or occupancy of such Property).
          “Permitted Debt” means:
(a)	with respect to the Borrower,

(i)	the Indebtedness;
     (ii) Trade Payables and payments under financing leases or equipment or vehicle leases, or financings, in each case not represented by a note, customarily paid by Borrower within 60 days of incurrence and in fact not more than 60 days outstanding, which are incurred in the ordinary course of Borrower’s ownership of the Properties, in amounts that in the aggregate, when aggregated with the amounts described in clause (b)(ii) of this definition, do not exceed 5.0% of the sum of the Loan Amount and the Mezzanine Loan Amount in the aggregate;
     (iii) obligations contained in a customary owner’s affidavit to a title policy as reasonably approved by Lender;
     (iv) cash deposits from amounts otherwise not constituting Collateral and securing or in lieu of surety, appeal or customs bonds in proceedings to which Borrower is a party;

     (v) indebtedness secured by a Lien permitted under clause (iv) of the definition of “Permitted Encumbrances”;
     (vi) obligations to return or repay tenant security deposits;
     (vii) post-closing adjustments in respect of the Properties (and not any other properties) under and pursuant to the Acquisition Documents (e.g., corrections to closing-date prorations for utilities, taxes and other prorated items); and
     (viii) contractual indemnity obligations entered into in the ordinary course of business in connection with the normal course of operation of the Properties, such as customary indemnities contained in Leases and the Approved Management Agreements;
(b)	with respect to each Operating Lessee,

(i)	the Operating Lease;
     (ii) Trade Payables and payments under financing leases or equipment or vehicle leases, or financings, in each case not represented by a note, customarily paid by Operating Lessee within 60 days of incurrence and in fact not more than 60 days outstanding, which are incurred in the ordinary course of Operating Lessee’s operation of the Properties that in the aggregate, when aggregated with the amounts described in clause (a)(ii) of this definition, do not exceed 5.0% of the sum of the Loan Amount and the Mezzanine Loan Amount;
     (iii) cash deposits from amounts otherwise not constituting Collateral and securing or in lieu of surety, appeal or customs bonds in proceedings to which Operating Lessee is a party; and
     (iv) contractual indemnity obligations entered into in the ordinary course of business in connection with the normal course of operation of the Properties, such as customary indemnities contained in Leases.
     “Permitted Encumbrances” means:
     (i) the Liens created by the Loan Documents and the Operating Lease;
     (ii) all Liens and other matters specifically disclosed on Schedule B of the Qualified Title Insurance Policies;
     (iii) Liens, if any, for Taxes not yet delinquent, the nonpayment of which is permitted by the terms of this Agreement, or are being contested in good faith and by appropriate proceedings in accordance herewith, provided that no such Lien is in imminent danger of foreclosure;
     (iv) workers’, mechanics’, materialmen’s or similar Liens, if any, and Liens for delinquent taxes or impositions, in each case only if being contested in good faith and by appropriate proceedings, provided that no such Lien is in imminent danger of foreclosure and provided further, with respect to any individual Lien greater than $100,000 and with respect to Liens totaling, in the aggregate, the product of $1,000,000 times a fraction, (x) the numerator of which is sum of the Allocated Loan Amounts of the Properties that are then subject to the Liens of the Loan Documents and (y) the denominator of which is the Loan Amount, either (a) each such Lien is released or discharged of record or fully insured over by the title insurance company issuing the Qualified Title Insurance Policy within 30 days of its creation, or (b) Borrower deposits with Lender, by the expiration of such 30-day period, an amount equal to 125% of the dollar amount of such Lien or a bond in the aforementioned amount from such surety, and upon such terms and conditions, as is reasonably satisfactory to Lender, as security for the payment or release of such Lien;
     (v) rights of existing and future Tenants as tenants only pursuant to written Leases, in the case of future Tenants, entered into in conformity with the provisions of this Agreement;
     (vi) any attachment or judgment Lien, provided that the judgment it secures shall, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 60 days after the expiration of any such stay, provided that no such Lien is in imminent danger of foreclosure;
     (vii) mechanics’ liens, which are subordinate to the Lien of the Mortgage, arising out of work performed by or materials furnished to or on behalf of tenants for which neither Borrower nor Operating Lessee is indebted, provided that no such Lien is in imminent danger of foreclosure and Borrower is actively enforcing its rights under the applicable Leases to release or discharge, or cause to be released or discharged, such Lien of record;
     (viii) easements, rights-of-way, restrictions (including zoning restrictions), defects or irregularities in title and other similar title matters not, in any material respect, interfering with the operation, use or value of the Property encumbered or affected; and
     (ix) Liens created in connection with financing leases or equipment or vehicle leases or financings to the extent such Liens constitute Permitted Debt.
     “Permitted Investments” means the following, subject to qualifications hereinafter set forth:
     (i) obligations of, or obligations guaranteed as to principal and interest by, the U.S. government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States of America;
     (ii) federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 365 days of any bank, the short-term debt obligations of which are rated A-1+ (or the equivalent) by each of the Rating Agencies and, if it has a term in excess of three months, the long-term debt obligations of which are rated AAA (or the equivalent) by each of the Rating Agencies;

     (iii) deposits that are fully insured by the Federal Deposit Insurance Corp. (FDIC);
     (iv) debt obligations that are rated AAA or higher (or the equivalent) by each of the Rating Agencies;
     (v) commercial paper rated A–1+ (or the equivalent) by each of the Rating Agencies;
     (vi) investment in money market funds rated AAAm or AAAm–G (or the equivalent) by each of the Rating Agencies; and
     (vii) such other investments as to which Lender shall have received Rating Confirmation.
Notwithstanding the foregoing, “Permitted Investments” (i) shall exclude any security with the Standard & Poor’s “r” symbol (or any other Rating Agency’s corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (ii) shall not have maturities in excess of one year; (iii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase or (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.
          “Person” means any individual, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association or Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.
          “Plan Assets” means assets of any (i) employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, (ii) plan (as defined in Section 4975(e)(1) of the Code) subject to Section 4975 of the Code, or (iii) governmental plan (as defined in Section 3(32) of ERISA) subject to federal, state or local laws, rules or regulations substantially similar to Title I of ERISA or Section 4975 of the Code.
          “Pledge of Gaming Equipment Facility Agreements” means each Collateral Assignment of Rights, dated as of the date hereof, by each Borrower in favor of Lender, as the same may hereafter be amended, supplemented, or otherwise modified from time to time.
          “Policies” has the meaning set forth in Section 5.15(b).

          “Portfolio Material Adverse Effect” means a material adverse effect upon (i) the ability of Borrower to perform its material obligations under the Loan Documents to which it is a party, (ii) the enforceability of the material provisions of the Loan Documents (other than as a result of Lender’s or Servicer’s bad faith, gross negligence or willful misconduct), or (iii) the aggregate value, Net Operating Income or use of the Properties, or the operation thereof, in each case taken as a whole.
          “Pre-Closing Paid Capital Improvements” has the meaning set forth in Section 3.8(i).
          “Prepayment Notice” has the meaning set forth in Section 2.1(b).
          “Prime Rate” means the “prime rate” published in the “Money Rates” section of The Wall Street Journal. If The Wall Street Journal ceases to publish the “prime rate,” then Lender and Borrower shall reasonably select an equivalent publication that publishes such “prime rate,” and if such “prime rate” is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then Lender and Borrower shall reasonably select a comparable interest rate index.
          “Principal Indebtedness” means the principal balance of the Loan outstanding from time to time.
          “Properties” means the real property described on Schedules A-1, A-2, A-3, A-4 and A-5 together with all buildings and improvements thereon.
          “Property Agreements” means, collectively, the “Property Agreements” as defined in the Mortgage.
          “Qualified Equityholder” means (i) Sponsor, Whitehall Parallel Global Real Estate Limited Partnership 2007, and W2007 Finance Sub, LLC, (ii) a Mezzanine Lender that acquires a direct or indirect equity interest in Borrower through foreclosure or a transfer in lieu of foreclosure, in each case in accordance with the intercreditor agreement between Lender and the Mezzanine Lenders, (iii) a bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, real estate company, investment fund or an institution substantially similar to any of the foregoing, provided in each case under this clause (iii) that such Person (x) has total assets (in name or under management) in excess of $2 billion and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity in excess of $1 billion (in both cases, exclusive of the Properties), and (y) is regularly engaged in the business of owning and/or operating properties similar to the Properties, (iv) Station Casinos, Inc., provided that there is no material deterioration in the quality of its credit compared to the quality thereof as of the Closing Date or (v) any other Person with respect to which Rating Confirmation is received.
          “Qualified Letter of Credit” means a clean, irrevocable, unconditional, transferable letter of credit in form reasonably satisfactory to Lender with respect to which Borrower has no reimbursement obligation, payable on sight draft only, in favor of Lender and entitling Lender to draw thereon in New York, New York or anywhere inside or outside of New

York, New York if it is capable of being drawn upon by facsimile presentation, issued by a domestic bank or the U.S. agency or branch of a foreign bank or Bank of Scotland, in each case, provided the long-term unsecured debt rating thereof is not less than A- (or the equivalent) from each of the Rating Agencies and the short-term unsecured debt rating thereof is not less than A-1 (or the equivalent) from each of the Rating Agencies; provided that a letter of credit shall cease to be a Qualified Letter of Credit if at any time the long-term unsecured debt rating of the issuing bank from any of the Rating Agencies shall fall below A- (or the equivalent) or the short-term unsecured debt rating of the issuing bank from any of the Rating Agencies shall fall below A-1 (or the equivalent). The following terms and conditions shall apply to each Qualified Letter of Credit:
     (i) Each such Qualified Letter of Credit shall expressly provide that partial draws are permitted thereunder.
     (ii) Each such Qualified Letter of Credit shall expressly provide that it is freely transferable to any successor or assign of Lender, without payment of any fee by Lender.
     (iii) Lender shall be entitled to draw on any Qualified Letter of Credit immediately and without further notice (a) upon the occurrence and during the continuance of any Event of Default, (b) if Borrower shall not have delivered to Lender, no less than 30 days prior to the expiration date of such Qualified Letter of Credit (including any renewal or extension thereof), a renewal or extension of such Qualified Letter of Credit or a replacement Qualified Letter of Credit for a term of not less than one year (or through the date that is 30 days beyond the Maturity Date, whichever is earlier), or (c) if the credit rating or financial condition of the issuing bank falls below the ratings set forth above in this definition and Borrower fails to satisfy its obligations under Section 3.8(d).
     (iv) As a condition to Borrower’s delivery, and Lender’s acceptance, of any Qualified Letter of Credit, for so long as the Sponsor Guaranty Effectiveness Period shall continue, Borrower shall first deliver to Lender a new Nonconsolidation Opinion in form and substance reasonably satisfactory to Lender to the effect that the existence of the Sponsor Guaranty and such Qualified Letter of Credit, together with other applicable facts, will not result in Substantive Consolidation (as defined in such Nonconsolidation Opinion).
          “Qualified Pledgee” means an entity that satisfies the requirements set forth in clause (iii) of the definition of “Qualified Equityholder” and that is regularly engaged in the business of owning real estate or making or owning commercial real estate loans.
          “Qualified Successor Operating Lessee” means a Single-Purpose Entity that is Controlled by the same Qualified Equityholders that Control Borrower and is a successor to an Operating Lessee under an Operating Lease.
          “Qualified Successor Borrower” means a Single-Purpose Entity that is Controlled by one or more Qualified Equityholders.

          “Qualified Survey” means, with respect to each of the Properties, current title surveys of such Property, certified to Borrower, the title company issuing the Qualified Title Insurance Policy and Lender and their respective successors and assigns.
          “Qualified Title Insurance Policy” means an ALTA extended coverage mortgagee’s title insurance policy.
          “Rating Agency” means (i) until a Securitization or series of Securitizations has occurred, which, in the aggregate shall have securitized the entire Loan, S&P, Moody’s and Fitch, and (ii) from and after the occurrence of a Securitization or series of Securitizations which, in the aggregate, shall have securitized the entire Loan, those of S&P, Moody’s and Fitch that rate the Certificates issued in such Securitization or series of Securitizations.
          “Rating Confirmation” means, with respect to any proposed action, confirmation in writing from each of the Rating Agencies that such action shall not result, in and of itself, in a downgrade, withdrawal or qualification of any rating then assigned to any outstanding Certificates; except that if any portion of the Loan shall not have been securitized pursuant to a Securitization rated by the Rating Agencies, then “Rating Confirmation” shall instead mean that the matter in question is subject to the prior written approval of both (x) the applicable Rating Agencies (if and to the extent that any portion of the Loan has been securitized pursuant to a Securitization or series of Securitizations rated by such Rating Agencies), and (y) with respect to the portion of the Loan that has not been securitized, Lender in its sole discretion. No Rating Confirmation shall be regarded as having been received unless and until any conditions imposed on its effectiveness by any Rating Agency shall have been satisfied.
          “REA” means, with respect to each of the Properties, each instrument described in the applicable Qualified Title Insurance Policy which (i) contains a material agreement for reciprocal obligations between Borrower and any other parties thereto, or (ii) grants to Borrower a material right necessary for the operation and use of any of the Properties in compliance with applicable land-use laws and/or zoning ordinances (including, by way of example only, any agreement for parking spaces required for the operation and use of a Property in compliance with applicable land-use laws and/or zoning ordinances), as each may be amended, modified or replaced from time to time in accordance herewith.
          “Recourse Guaranty” means the guaranty of recourse obligations, dated as of the Closing Date, made in favor of Lender by Sponsor.
          “Reference Banks” means four major banks in the London interbank market selected by Lender.
          “Regulatory Change” means any change after the Closing Date in federal, state or foreign laws or regulations or the adoption or the making, after such date, of any interpretations, directives or requests applying to a class of banks or companies controlling banks, including Lender, of or under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

          “Release” with respect to any Hazardous Substance means any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances into the indoor or outdoor environment (including the movement of Hazardous Substances through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata).
          “Release Notice” has the meaning set forth in Section 2.2(a).
          “Release Parcel” means each grouping of the parcels of land set forth on Schedule E-2 (which parcels are more particularly described on Schedule A-5).
          “Release Price” means,
     (i) with respect to the Stratosphere, the product of (x) 120% times (y) the Allocated Loan Amount applicable to the Stratosphere;
     (ii) with respect to the release of the Stratosphere Excess Land or any Release Parcel to an unaffiliated third party (or to an Affiliate in connection with the contemporaneous release of the Stratosphere), the greater of (a) the product of (x) 120% times (y) the Allocated Loan Amount applicable to the Stratosphere Excess Land or such Release Parcel, and (b) the product of (1) the Net Proceeds from the sale of the Stratosphere Excess Land or such Release Parcel times (2) the Mortgage Loan Percentage;
     (iii) with respect to the release of the Stratosphere Excess Land or any Release Parcel to an Affiliate of Borrower (except in connection with the contemporaneous release of the Stratosphere), the greater of (a) the product of (x) 130% times (y) the Allocated Loan Amount applicable to the Stratosphere Excess Land or such Release Parcel, and (b) the product of (1) the Net Proceeds from the sale of the Stratosphere Excess Land or such Release Parcel times (2) the Mortgage Loan Percentage; and
     (iv) with respect to any Property other than the Stratosphere or the Stratosphere Excess Land, the product of (x) 115% times (y) the Allocated Loan Amount applicable to such Property.
          “Remaining Property” means, as of the date of determination, that portion of the Stratosphere Excess Land that has not been released pursuant to Section 2.4.
          “Reserve Excess” means, in connection with the release of a particular Property pursuant to Section 2.2, Section 2.4 or Section 7.1, the excess amounts (if any) contained in the Capital Expenditure Reserve Account and/or the Deferred Maintenance and Environmental Reserve Account , in each case, solely to the extent such amounts are attributable to the Property so released.
          “Restoration Threshold” has the meaning set forth in Section 5.16(a).
          “Revenues” means all rents, rent equivalents, moneys payable as damages pursuant to a Lease or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or Operating Lessee from any and all sources including any obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower and proceeds, if any, from business interruption or other loss of income insurance.
          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.
          “Securitization” means a transaction in which all or any portion of the Loan is deposited into one or more trusts which issue Certificates to investors, or a similar transaction.
          “SEL Excess Transfer Proceeds” has the meaning set forth in Section 2.2(a)(iv).
          “Service” means the Internal Revenue Service or any successor agency thereto.
          “Servicer” means the entity or entities appointed by Lender from time to time to serve as servicer and/or special servicer of the Loan, which entity shall act on behalf of each holder of all or any portion of the Notes pursuant to any intercreditor arrangement between such parties. If at any time no entity is so appointed, the term “Servicer” shall be deemed to refer to Lender.
          “Shared Intellectual Period” has the meaning set forth in Section 1.8.
          “Single Member LLC” means a limited liability company which either (x) has only one economic member, or (y) has multiple members, none of which is a Single-Purpose Equityholder.
          “Single-Purpose Entity” means, with respect to each Property, a Person which (a) was formed under the laws of the State of Delaware or, in the case of the Operating Lessees, exists under the laws of the State of Nevada solely for the purpose of acquiring, holding, developing, owning, selling, leasing, transferring, exchanging, managing, maintaining and operating (i) the Properties, entering into the Loan Documents, refinancing the Properties in connection with a permitted repayment of the Loan in accordance herewith, and transacting any and all lawful business that is incident, necessary and appropriate to accomplish the foregoing, or (ii) in the case of a Single-Purpose Equityholder, an ownership interest in Borrower, (b) does not engage in any business unrelated to (i) such Properties, or (ii) in the case of a Single-Purpose Equityholder, its ownership interest in Borrower, (c) does not have any assets other than those related to (i) its interest in such Properties, or (ii) in the case of a Single-Purpose Equityholder, its ownership interest and general partner or managing member, as the case may be, role in Borrower, (d) does not have any Debt, other than, in the case of Borrower and Operating Lessee, Permitted Debt or, in the case of a Single-Purpose Equityholder, unsecured trade and operational debt incurred in the routine administration of Borrower, (e) maintains books, accounts, records, financial statements, stationery, invoices and checks which are separate and apart from those of any other Person (except that such Person’s financial position, assets, results of operations and cash flows may be included in the consolidated financial statements and tax returns of an

Affiliate of such Person in accordance with GAAP, provided that any such consolidated financial statements shall contain a note indicating that such Person and its Affiliates are separate legal entities and maintain records, books of account separate and apart from any other Person), (f) is subject to and complies with all of the limitations on powers and separateness requirements set forth in the organizational documentation of such Person as of the Closing Date, if any, (g) holds itself out as being a Person separate and apart from each other Person and not as a division or part of another Person, (h) conducts its business in its own name (except for services rendered by a manager under a management agreement with an Affiliate, so long as such manager, or equivalent thereof, under such management agreement holds itself out as an agent of such Person), (i) exercises reasonable efforts to correct any known misunderstanding actually known to it regarding its separate identity, and maintains an arm’s-length relationship with its Affiliates, (j) except as contemplated under the Loan Documents, pays its own liabilities out of its own funds (including the salaries of its own employees) and reasonably allocates any overhead that is shared with an affiliate, including paying for shared office space and services performed by any officer or employee of an Affiliate, (k) maintains a sufficient number of employees in light of its contemplated business operations, (l) conducts its business so that the assumptions made with respect to it which are contained in the Nonconsolidation Opinion shall at all times be true and correct in all material respects, (m) in the case of (i) a corporation, observes all applicable corporate formalities in all material respects, (ii) a limited liability company, observes all applicable limited liability company formalities in all material respects, and (iii) a limited partnership, observes all applicable limited partnership formalities in all material respects, (n) except as contemplated under the Loan Documents, does not commingle its assets with those of any other Person and holds such assets in its own name, (o) except as set forth in the Loan Documents, does not assume, guarantee or become obligated for the debts of any other Person, and does not hold out its credit as being available to satisfy the obligations or securities of others, (p) does not acquire obligations or securities of its shareholders, members or partners (other than the Gaming Equipment Facility Agreements), (q) except as set forth in the Loan Documents, does not pledge its assets for the benefit of any other Person and does not make any loans or advances to any Person (other than the Gaming Equipment Facility Agreements), (r) currently (i.e., as of the date of this Agreement) maintains, and intends to maintain adequate capital in light of its contemplated business operations, (s) except in the case of any Operating Lessee, has two Independent Directors, or, in the case of limited partnership, has a Single-Purpose Equityholder with two Independent Directors, (t) except in the case of any Operating Lessee, has by-laws or an operating agreement, or, in the case of a limited partnership, has a Single-Purpose Equityholder with by-laws or an operating agreement, which provides that, for so long as the Loan is outstanding, such Person shall not take or consent to any of the following actions except to the extent expressly permitted in this Agreement and the other Loan Documents:
     (i) the dissolution, liquidation, consolidation, merger or sale of all or substantially all of its assets (and, in the case of Single-Purpose Equityholder, the assets of Borrower);
     (ii) the engagement by such Person (and, in the case of Single-Purpose Equityholder, the engagement by Borrower) in any business other than the acquisition, financing, refinancing, holding, development, management, selling, leasing, transferring, exchanging, ownership, maintenance and operation of the Properties, and activities incidental thereto (and, in the case of a Single-Purpose Equityholder, activities incidental to its role as the sole general partner or managing member, as the case may be, of Borrower);
     (iii) the filing, or consent to the filing, of a bankruptcy or insolvency petition, any general assignment for the benefit of creditors or the institution of any other insolvency proceeding, or the seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official in respect of such Person without the affirmative vote of both of its Independent Directors (and, in the case of a Single-Purpose Equityholder, in respect of Borrower without the affirmative vote of both of such Single-Purpose Equityholder’s Independent Directors); and
     (iv) any amendment or modification of any provision of its (and, in the case of a Single-Purpose Equityholder, Borrower’s) organizational documents relating to qualification as a “Single-Purpose Entity”, and (u) except in the case of any Operating Lessee, if such entity is a Single Member LLC, has organizational documents which provide that upon the occurrence of any event (other than a permitted equity transfer) that causes its sole member to cease to be a member while the Loan is outstanding, to the fullest extent permitted by law, the personal representative of such member shall be authorized to, and shall, within 90 days after the occurrence of the event that terminated the continuing membership of such member in the Single Member LLC, agree in writing (i) to continue the existence of the Single Member LLC without dissolution and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Single Member LLC.
          “Single-Purpose Equityholder” means an entity that both (i) is a Single-Purpose Entity that is a limited liability company or corporation formed under the laws of the State of Delaware or the State of Nevada and (ii) serves as the general partner or managing member of Borrower.
          “Sponsor” means Whitehall Street Global Real Estate Limited Partnership 2007, a Delaware limited partnership.
          “Sponsor Guaranty” means that certain Payment Guaranty, dated as of the date hereof, by Sponsor for the benefit of Lender.
          “Sponsor Guaranty Effectiveness Period” means the period beginning on the Closing Date and continuing until the date that the Sponsor Guaranty is no longer effective pursuant to the terms thereof.
          “Spread” means (i) from and after the Closing Date to and including the initial Maturity Date (as set forth in Section 1.2(a)), the Initial Spread, and (ii) thereafter, to the extent that the Maturity Date has been extended pursuant to Section 1.2(b), the Extension Spread.
          “Spread Maintenance Amount” means, with respect to each repayment of the Loan during the Spread Maintenance Period, the product of (1) 1/360, times (2) the Spread, times (3) the number of days from and including the date of prepayment through and including the last day of the Spread Maintenance Period, times (4) the amount repaid.

          “Spread Maintenance Period” means the period from the Closing Date to but excluding the first Payment Date following the 12-month anniversary of the Closing Date.
          “Stratosphere” means the Property described on Schedule A-1, together with all buildings and improvements thereon.
          “Stratosphere Excess Land” means, collectively, all of the Release Parcels together with all buildings and improvements thereon.
          “Subordination of Operating Lease Agreement” means those certain Subordination of Operating Lease Agreements, dated as of the date hereof, by each Operating Lessee for the benefit of Lender.
          “Subordination of Property Management Agreement” means those certain consents and agreements of manager and subordinations of management agreements that may be executed by an Approved Property Manager from time to time, if any, as the same may from time to time be modified or replaced in accordance herewith substantially in the form attached hereto as Exhibit D.
          “Tax and Insurance Reserve Account” has the meaning set forth in Section 3.4(a).
          “Taxes” means all real estate and personal property taxes, assessments, fees, taxes on rents or rentals, water rates or sewer rents, facilities and other governmental, municipal and utility district charges or other similar taxes or assessments now or hereafter levied or assessed or imposed against the Properties, Borrower or Operating Lessee with respect to the Properties or rents therefrom or which may become Liens upon any of the Properties, without deduction for any amounts reimbursable to Borrower by third parties.
          “Tenant” means any Person liable by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) pursuant to a Lease.
          “Tenant Improvements” means, collectively, (i) tenant improvements to be undertaken for any Tenant which are required to be completed by or on behalf of Borrower pursuant to the terms of such Tenant’s Lease, and (ii) tenant improvements paid or reimbursed through allowances to a Tenant pursuant to such Tenant’s Lease.
          “Test Period” means each 12-month period ending on the last day of a Fiscal Quarter.
          “Trade Payables” means unsecured amounts payable by or on behalf of Borrower or Operating Lessee for or in respect of the operation of the Properties in the ordinary course and which would under GAAP be regarded as ordinary expenses, including amounts payable to suppliers, vendors, contractors, mechanics, materialmen or other Persons providing property or services to the Properties, Borrower or Operating Lessee and the capitalized amount of any ordinary-course financing leases.
          “Transaction” means, collectively, the transactions contemplated by the Loan Documents.

          “Transaction Costs” means the costs and expenses described in Section 9.17.
          “Transfer” means the sale or other whole or partial conveyance of all or any portion of any of the Properties or any direct or indirect interest therein to a third party, including granting of any purchase options, rights of first refusal, rights of first offer or similar rights in respect of any portion of such Property or the subjecting of any portion of such Property to restrictions on transfer; except that the conveyance of a space lease at such Property in accordance herewith shall not constitute a Transfer. For the avoidance of doubt, equity transfers not constituting a Change of Control and equity pledges which are not prohibited under Section 7.1(f) shall not constitute a “Transfer” hereunder.
          “Unspent Allocated Capital Expenditure Amount” means, with respect to each Property or item of Capital Expenditure for a Property, an amount (not less than zero) equal to the Allocated Capital Expenditure Amount for such Property or item of Capital Expenditure for a Property less the aggregate cost of Capital Expenditures spent on such Property or item of Capital Expenditure for a Property pursuant to Section 3.8(c) from the date of this Agreement to and including the date of determination.
          “Unspent Allocated Deferred Maintenance Amount” means, with respect to each Property, an amount (not less than zero) equal to the Allocated Deferred Maintenance Amount for such Property less the aggregate amount applied toward Deferred Maintenance Conditions at such Property in accordance with Section 3.7(c) from the date of this Agreement to and including the date of determination.
          “Use” means, with respect to any Hazardous Substance, the generation, manufacture, processing, distribution, handling, use, treatment, recycling or storage of such Hazardous Substance or transportation of such Hazardous Substance.
          “U.S. Person” means a United States person within the meaning of Section 7701(a)(30) of the Code.
          “U.S. Tax” means any present or future tax, assessment or other charge or levy imposed by or on behalf of the United States of America or any taxing authority thereof that is not an Excluded Tax.
          (b) Rules of Construction. All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified. Unless otherwise specified: (i) all meanings attributed to defined terms in this Agreement shall be equally applicable to both the singular and plural forms of the terms so defined, (ii) “including” means “including, but not limited to”, (iii) “mortgage” means a mortgage, deed of trust, deed to secure debt or similar instrument, as applicable, and “mortgagee” means the secured party under a mortgage, deed of trust, deed to secure debt or similar instrument, and (iv) references to Payment Dates that fall in specified months ignore the preceding Business Day convention. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP, as same may be modified in this Agreement. Each covenant of Borrower contained herein with respect to the operation and maintenance of or otherwise relating to the Property shall be construed to mean that Borrower shall comply or cause the Operating Lessee to comply with such covenant; and any failure by the Operating Lessee to comply therewith shall constitute a Default hereunder even though Operating Lessee is not a party to this Agreement and is not controlled by Borrower.
ARTICLE I
GENERAL TERMS
          1.1. The Loan. On the Closing Date, subject to the terms and conditions of this Agreement, Lender shall make a loan to Borrower (the “Loan”) in an amount equal to the Loan Amount. The Loan shall initially be represented by a single Note which shall bear interest as described in this Agreement at a per annum rate as provided in Section 1.3(a). The Loan shall be secured by the Collateral.
          1.2. The Term.
          (a) The Maturity Date of the Loan shall be the Payment Date in March 2010, as such date may be extended pursuant to Section 1.2(b), or such earlier date as may result from acceleration in accordance with this Agreement.
          (b) Borrower shall have two successive options to extend the scheduled Maturity Date of the Loan to the Payment Date in March 2011 and March 2012, respectively (the period of each such extension, an “Extension Term”), provided that (i) Borrower shall deliver to Lender written notice of such extension at least 10 and not more than 60 days prior to the Maturity Date as theretofore in effect; (ii) no Event of Default shall be continuing on either the date of such notice or the Maturity Date as theretofore in effect; (iii) Borrower shall have obtained an Extension Interest Rate Cap Agreement for the applicable Extension Term and collaterally assigned such Extension Interest Rate Cap Agreement to Lender pursuant to an Assignment of Interest Rate Cap Agreement; (iv) with respect to the first Extension Term only, Borrower shall have completed the work related to the Capital Expenditures at each Property contemplated in connection with such Property’s Allocated Capital Expenditure Amount, if any; provided, however, if Borrower shall have not satisfied the foregoing condition, such condition shall not be applicable so long as the cost of any such work that has not yet been completed is not in excess of $5,000,000, (v) with respect to the second Extension Term, Borrower shall have completed the work related to the Capital Expenditures at each Property contemplated in connection with such Property’s Allocated Capital Expenditure Amount, if any, and (vi) Borrower shall have paid all reasonable out-of-pocket expenses incurred by Lender in connection with such extension. If Borrower fails to exercise any extension option in accordance with the provisions of this Agreement, such extension option, and any subsequent extension option hereunder, will automatically cease and terminate.
          1.3. Interest and Principal.
          (a) Commencing with the Initial Payment Date and on each and every Payment Date thereafter, Borrower shall pay interest on the Principal Indebtedness for the Interest Accrual Period in which such Payment Date falls at a rate per annum equal to the sum of LIBOR, determined as of the applicable Interest Determination Date, plus the applicable Spread

(except that interest shall be payable on the Indebtedness, including due but unpaid interest, at the Default Rate with respect to any portion of such Interest Accrual Period falling during the continuance of an Event of Default). Interest payable hereunder shall be computed on the basis of a 360-day year and the actual number of days elapsed.
          (b) No prepayments of the Loan shall be permitted except as provided in Sections 2.1, 2.2 and 5.16(e). The entire outstanding Principal Indebtedness, together with all interest thereon through the end of the Interest Accrual Period in which the applicable Maturity Date falls (calculated as if such Principal Indebtedness were outstanding for the entire Interest Accrual Period) and all other amounts then due under the Loan Documents shall be due and payable by Borrower to Lender on the applicable Maturity Date.
          (c) Upon written notice from any Lender to Borrower (the “Componentization Notice”), the Note will be deemed to have been subdivided (retroactively as of the Closing) into multiple components (“Note Components”). Each Note Component shall have such notional balance (a “Component Balance”) as Lender shall specify in the Componentization Notice and an interest rate equal to the sum of LIBOR plus such amount as Lender shall specify in the Componentization Notice (each such amount, a “Component Spread”); provided that (i) the sum of the Component Balances of all Note Components relating to the Note so subdivided shall equal the then-outstanding principal amount of such Note, (ii) the initial weighted average of the Component Spreads of all Note Components relating to the Note, weighted on the basis of their respective Component Balances, shall equal the percentage set forth in clause (i) of the definition of “Spread”, and (iii) the Componentization Notice shall not contain terms, provisions and clauses that are less favorable to Borrower or its applicable Affiliate than those contained in the Loan Documents as of the date hereof or which increase the obligations, or decrease the rights, of Borrower or its Affiliates hereunder or under any of the other Loan Documents (in each case other than the effects of an increase in the weighted average spread of the Component Spreads that may result from the sequential application of a prepayment (x) during the continuance of an Event of Default or (y) on account of Loss Proceeds, to the extent applied to prepay a portion of the Loan in accordance with Section 5.16). If requested by the Lender, each Note Component shall be represented by a separate physical Note. Borrower shall have three Business Days from receipt of a Componentization Notice to object to same, it being understood that the sole basis on which Borrower may so object shall be that the requirements set forth in this subparagraph (c) have not been satisfied. Borrower shall execute and return to Lender replacement Notes reflecting such componentization within five Business Days after Borrower’s receipt of execution copies thereof.
          (d) Other than in the case of payments in respect of principal due on the Maturity Date or upon acceleration of the Loan hereunder, any payments of interest not paid when due hereunder shall bear interest at the applicable Default Rate and, when paid, shall be accompanied by a late fee in an amount equal to 2% times the amount of such late payment. Borrower acknowledges that (i) a delinquent payment will cause damage to Lender; (ii) the late fee is intended to compensate Lender for the loss of use of the delinquent payment and the expense incurred and time and effort associated with recovering the delinquent payment; (iii) it will be extremely difficult and impractical to ascertain the extent of Lender’s damages caused by the delinquency; and (iv) the late fee represents Lender’s and Borrower’s reasonable estimate of Lender’s damages from the delinquency and is not a penalty.

          1.4. Interest Rate Cap Agreements.
          (a) On or prior to the date hereof, Borrower shall obtain, and thereafter maintain in effect (unless replaced pursuant to Section 1.4(e) below), an Initial Interest Rate Cap Agreement, which shall be coterminous with the initial term of the Loan and have a notional amount that is not less than the Principal Indebtedness. Any Initial Interest Rate Cap Agreement shall have a LIBOR strike rate equal to or less than the LIBOR Strike Rate.
          (b) If Borrower exercises any of its options to extend the term of the Loan pursuant to Section 1.2(b), then on or prior to the commencement of the applicable Extension Term, Borrower shall obtain, and thereafter maintain in effect (unless replaced pursuant to Section 1.4(e) below), an Extension Interest Rate Cap Agreement having a term coterminous with such Extension Term, a notional amount that is not less than the Principal Indebtedness as of the commencement of the relevant Extension Term, and a LIBOR strike rate equal to or less than the LIBOR Strike Rate.
          (c) Borrower shall collaterally assign to Lender pursuant to an Assignment of Interest Rate Cap Agreement all of its right, title and interest in any and all payments under each Interest Rate Cap Agreement and shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreement and obtain the consent of the Acceptable Counterparty to such collateral assignment (as evidenced by the Acceptable Counterparty’s execution of such Collateral Assignment of Interest Rate Cap Agreement).
          (d) Borrower shall comply with all of its obligations under the terms and provisions of each Interest Rate Cap Agreement. All amounts paid under an Interest Rate Cap Agreement shall be deposited directly into the Cash Management Account. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the counterparty thereunder and shall not waive, amend or otherwise modify any of its material rights thereunder.
          (e) If, at any time during the term of the Loan, the counterparty to the Interest Rate Cap Agreement then in effect ceases to be an Acceptable Counterparty and thereafter fails to abide by the requirements set forth in such Interest Rate Cap Agreement with respect to ratings downgrades, then Borrower shall promptly obtain a replacement Interest Rate Cap Agreement satisfying the requirements set forth in paragraph (a) or (b) above, as applicable, with a counterparty that is an Acceptable Counterparty, which replacement Interest Rate Cap Agreement shall be collaterally assigned to lender as set forth in paragraph (c) above.
          (f) At Closing and at any time that Borrower obtains a replacement Interest Rate Cap Agreement pursuant to this Section 1.4, Borrower shall cause to be delivered to Lender a legal opinion or opinions from counsel to the applicable Acceptable Counterparty (which counsel may be internal counsel) in form and substance reasonably satisfactory to Lender.
          (g) Borrower may, without Lender’s consent, cause the notional amount of the Interest Rate Cap Agreement required pursuant to Sections 1.4(a) and 1.4(b) above to be reduced, dollar-for-dollar, by any actual prepayment of the Loan made in accordance herewith and Lender shall, at Borrower’s sole cost and expense, cooperate with Borrower in effecting such reduction, provided that the notional amount thereof shall at no time be less than the Principal Indebtedness.
          1.5. Method and Place of Payment. Except as otherwise specifically provided in this Agreement, all payments and prepayments under this Agreement and the Notes (including any deposit into the Cash Management Account pursuant to Section 3.2(c) and any reserve deposits required hereunder) shall be made to Lender not later than 1:00 p.m., New York City time, on the date when due and shall be made in lawful money of the United States of America by wire transfer in federal or other immediately available funds to the account specified from time to time in a writing by Lender to Borrower. Any funds received by Lender after such time shall be deemed to have been paid on the next succeeding Business Day. Lender shall notify Borrower in writing of any changes in the account to which payments are to be made. If the amount received from the Cash Management Account pursuant to Section 3.2(b) is less than the sum of all amounts then due and payable or required to be deposited hereunder, such amount shall be applied, at Lender’s sole discretion, either toward the components of the Indebtedness (e.g., interest, principal and other amounts payable hereunder) and the Notes in such sequence as Lender shall elect in its sole discretion (subject, as between the holders of the Notes, to any intercreditor agreement), or toward the payment of Taxes, Operating Expenses, FF&E and Capital Expenditures.
          1.6. Regulatory Change. If, as a result of any Regulatory Change, any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, any Lender is imposed, modified or deemed applicable and the result is to increase the cost to such Lender of making LIBOR-based loans, or to reduce the amount receivable by Lender hereunder in respect of any portion of the Loan with respect to LIBOR-based loans by a material amount (such increases in cost and reductions in amounts receivable, “Increased Costs”), then Borrower agrees that it will pay to Lender upon Lender’s request such additional amount or amounts (based upon a reasonable allocation thereof by such Lender to the LIBOR-based loans made by such Lender) as will compensate such Lender for such Increased Costs to the extent that such Increased Costs are reasonably allocable to the Loan. Lender will notify Borrower in writing of any event occurring after the Closing Date which will entitle Lender to compensation pursuant to this Section 1.6 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. If such Lender shall fail to notify Borrower of any such event within 90 days following the end of the month during which such event occurred, then Borrower’s liability for any amounts described in this Section 1.6 incurred by such Lender as a result of such event shall be limited to those attributable to the period occurring subsequent to the 90th day prior to the date upon which such Lender actually notified Borrower of the occurrence of such event. Notwithstanding the foregoing, in no event shall Borrower be required to compensate any Lender (i) for any portion of the income or franchise taxes of Lender, whether or not attributable to payments made by Borrower and (ii) unless the events giving rise to such compensation affect similarly situated banks or financial institutions generally and are not applicable to such lender solely or primarily by reason of such lender’s particular conduct or condition. If a Lender requests compensation under this Section 1.6, Borrower may, by notice to Lender, require that such Lender furnish to Borrower a statement setting forth in reasonable detail the basis for requesting such compensation and the method for determining the amount thereof. This Section 1.6 shall apply only with respect to any portion of the Loan that is not contained in a Securitization. This Section 1.6 shall not apply to a regulatory change with respect to any taxes (including, but not limited to, U.S. Taxes).
          1.7. Taxes.
          (a) Borrower agrees to indemnify Lender against any present or future stamp, documentary or other similar or related taxes or other similar or related charges now or hereafter imposed, levied, collected, withheld or assessed by any United States Governmental Authority by reason of the execution and delivery of the Loan Documents and any consents, waivers, amendments and enforcement of rights under the Loan Documents.
          (b) If Borrower is required by law to withhold or deduct any amount from any payment hereunder in respect of any U.S. Tax, Borrower shall withhold or deduct the appropriate amount, remit such amount to the appropriate Governmental Authority and pay to each Person to whom there has been an Assignment or Participation of a Loan and who is not a U.S. Person such additional amounts as are necessary in order that the net payment of any amount due to such non-U.S. Person hereunder after deduction for or withholding in respect of any U.S. Tax imposed with respect to such payment (or in lieu thereof, payment of such U.S. Tax by such non-U.S. Person), will not be less than the amount stated in this Agreement to be then due and payable; except that the foregoing obligation to pay such additional amounts shall not apply (i) to the extent that Borrower would be required to withhold or deduct any U.S. Tax if a payment to an assignee would be made on the date of the Assignment or Participation (for the avoidance of doubt, Borrower shall not be required to pay any additional amounts under this Section 1.7(b) to the extent that the rate of withholding or payments to an assignee on any Payment Date is equal to or less than the rate of withholding that would apply to payments to such assignee if a payment was made on the date of such Assignment or Participation), (ii) to any assignee that has not complied with the obligations contained in Section 9.7(c), (iii) to any U.S. Taxes imposed solely by reason of the failure by such Person (or, if such Person is not the beneficial owner of the relevant Loan, such beneficial owner) to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of America of such Person (or beneficial owner, as the case may be) if such compliance is required by statute or regulation of the United States of America as a precondition to relief or exemption from such U.S. Taxes; or (iv) with respect to any Person who is a fiduciary or partnership or other than the sole beneficial owner of such payment, to any U.S. Tax imposed with respect to payments made under any Note to a fiduciary or partnership to the extent that the beneficial owner or member of the partnership would not have been entitled to the additional amounts if such beneficial owner or member of the partnership had been the holder of the Note. Within 30 days after paying any amount from which it is required by law to make any deduction or withholding, and within 30 days after it is required by law to remit such deduction or withholding to any relevant taxing or other authority, Borrower shall deliver to such non-U.S. Person satisfactory evidence of such deduction, withholding or payment (as the case may be). This Section 1.7(b) shall apply only with respect to any portion of the Loan that is not contained in a Securitization.

          1.8. Release. Upon (i) payment of the Indebtedness in full when permitted or required hereunder or (ii) release of any Property pursuant to Section 2.2, Section 2.4 or Section 7.1(l) hereunder, Lender shall execute and deliver to Borrower instruments appropriate for filing in the applicable jurisdictions, prepared by Borrower and reasonably satisfactory to Lender, to, at Borrower’s election: (a) release and discharge the Liens of the Loan Documents on all Collateral (or the applicable portion thereof in the case of a release of less than all of the Properties pursuant to the terms of this Agreement), securing payment of the Indebtedness (or such applicable portion thereof in the case of a release of less than all of the Properties pursuant to the terms of this Agreement) (in each case subject to Borrower’s obligation to pay any associated fees and expenses), including all balances in the Collateral Accounts and the return of any Qualified Letters of Credit (or such applicable portion thereof in the case of the release of less than all of the Properties pursuant to the terms of this Agreement); or (b) (x) in the case of a prepayment in full of the Indebtedness, assign the Mortgage to a new lender designated by Borrower and endorse the Notes (and any other applicable Loan Documents), to a new lender designated by Borrower or, (y) in the case of a release of less than all of the Properties pursuant to the terms of this Agreement, assign the Mortgage to a new lender designated by Borrower and sever the Notes, at Borrower’s sole cost and expense, into multiple Notes, such that a separate Note or Notes shall represent the Allocated Loan Amount of the Property or Properties released pursuant to the terms of this Agreement and the other Note or Notes shall represent the Principal Indebtedness after giving effect to such release, and assign the Note(s) representing the Allocated Loan Amount of the Property or Properties released to a new lender designated by Borrower. In addition, if there is Intellectual Property pledged as Collateral used by more than one Property (“Shared Intellectual Property”), upon the release of the Liens pursuant to the foregoing sentence on the majority of the Properties for which such Shared Intellectual Property is used, at Borrower’s election, Lender shall execute and deliver to Borrower instruments appropriate for filing in the applicable jurisdictions, prepared by Borrower and reasonably satisfactory to Borrower and Lender, to release such Shared Intellectual Property from the Liens under the Loan Documents, provided that prior to such execution and delivery, there is delivered to Borrower a license reasonably satisfactory to Lender, that includes a non-exclusive, perpetual, irrevocable, worldwide (to the extent Borrower has the ability to grant a worldwide license), royalty-free, sublicenseable (to vendors, contractors, or other third parties providing services to Borrower or its Affiliates or otherwise involved in the operation of the business of Borrower or its Affiliates) and non-transferable (except in the event of a foreclosure or an Event of Default for a specific Property, in which case such license shall become freely assignable and transferable to any Person involved in the operation of such Property) right to use such Intellectual Property in connection with the operation of the remaining Co-Borrowers’ Properties (including the right to disclose and share such data in connection therewith subject to reasonable confidentiality restrictions as may be appropriate to protect trade secret status, as applicable), except to the extent the foregoing would violate or breach any legal or contractual restriction unless and until such legal or contractual restriction is rendered ineffective pursuant to Part 4 of Article 9 of the Uniform Commercial Code as in effect in any applicable jurisdiction, and such license is pledged to Lender as additional Collateral in a manner reasonably satisfactory to Lender.

ARTICLE II
VOLUNTARY PREPAYMENT; ASSUMPTION
          2.1. Voluntary Prepayment; Mandatory Prepayment.
          (a) Borrower may voluntarily prepay the Loan in whole or in part on any Business Day, except that no prepayments shall be permitted during the last two Business Days in any Interest Accrual Period unless such prepayment is accompanied by interest in respect of the next succeeding Interest Accrual Period as set forth in the next sentence. Each such prepayment shall be accompanied by (i) the amount of interest theretofore accrued but unpaid in respect of the principal amount so prepaid; plus (ii) the amount of interest which would have accrued on the principal amount so prepaid had it remained outstanding through the end of the Interest Accrual Period in which such prepayment is made (plus, without duplication, in the case of a prepayment during the last two Business Days during an Interest Accrual Period, the amount of interest which would have accrued on the principal amount so prepaid had it remained outstanding through the end of the Interest Accrual Period following the Interest Accrual Period in which such prepayment is made); and for avoidance of doubt, no interest shall be payable in respect of the amount so prepaid after payment of the amounts set forth herein on the date of such prepayment. In addition, if such prepayment is made during the Spread Maintenance Period, such prepayment shall be accompanied by the applicable Spread Maintenance Amount. Notwithstanding anything to the contrary herein, (x) simultaneously with any voluntary prepayment of all or any portion of the principal amount of any Mezzanine Loan, Borrower shall make a prepayment hereunder in the amount necessary so that the respective outstanding principal balances of the Loan and each Mezzanine Loan immediately after such prepayments are in the same proportion as they were immediately prior to such prepayments and (y) Borrower shall not be permitted to make a voluntary prepayment of the Loan hereunder unless simultaneously therewith a prepayment of each Mezzanine Loan shall also be made in the amount necessary so that the respective outstanding principal balances of the Loan and each Mezzanine Loan immediately after such prepayment are in the same proportion as they were immediately prior to such prepayments. In the event that Borrower makes a prepayment of the Loan in accordance with the provisions of this Agreement on a Business Day that falls from and including the second to last day in an Interest Accrual Period to but excluding the first succeeding Interest Determination Date immediately following such Payment Date (each such period, an “Assumed Note Rate Period”), it may be impossible for Borrower and Lender to calculate with certainty the interest that would have accrued at the applicable interest rate on the amount then prepaid through the end of the Interest Accrual Period whose LIBOR is determined on such Interest Determination Date. Accordingly, in the event that any portion of the Loan is prepaid during an Assumed Note Rate Period, the interest that would have accrued on such prepaid amount at the applicable Interest Rate through the end of such Interest Accrual Period shall be estimated based on an interest rate (the “Assumed Note Rate”) equal to the sum of (i) LIBOR calculated in accordance with the definition of “LIBOR” herein, but assuming that the Interest Determination Date used in such definition is the date that is two Business Days prior to the date on which such prepayment is made, plus (ii) the applicable Spread, plus (iii) 1.00% (the amount of interest prepaid based on the foregoing calculation, the “Assumed Note Rate

Payment”). Thereafter, on the Interest Determination Date for the applicable Interest Accrual Period, Lender shall determine LIBOR with respect to such Interest Accrual Period in accordance with the definition of “LIBOR” herein. If it is determined by Lender that LIBOR as so determined for the applicable Interest Accrual Period plus the applicable Spread is less than the Assumed Note Rate, Lender shall promptly refund to Borrower, without interest, an amount equal to the difference between (x) the Assumed Note Rate Payment and (y) the amount of interest which would have been payable on the prepaid amount based on LIBOR as determined on the Interest Determination Date. Alternatively, in the event that it is determined that LIBOR as determined on the Interest Determination Date plus the Spread is greater than the Assumed Note Rate, Borrowers shall pay to Lender, without additional interest or other late charges or penalties on the Payment Date that falls during such Interest Accrual Period an amount equal to the difference between (x) the amount of interest which would have been payable on the prepaid amount based on LIBOR as determined on the Interest Determination Date and (y) the Assumed Note Rate Payment.
          (b) As a condition to any voluntary prepayment, Borrower shall give Lender written notice (a “Prepayment Notice”) of its intent to prepay, which notice must be given at least five Business Days and not more than 60 days prior to the Business Day upon which prepayment is to be made and must specify the Business Day on which such prepayment is to be made and the amount of such prepayment. If any such notice is given, then, subject to the immediately succeeding sentence, the amount specified in such notice will be due and payable on the date specified therein. Notwithstanding the foregoing, if no Event of Default is then continuing, such Prepayment Notice may be rescinded or amended by written notice to Lender (for example, to adjourn the prepayment date or the amount of such prepayment) without the need to once again comply with the Prepayment Notice time period requirements set forth in the first sentence of this Section 2.1(b); provided, however, no such amendment shall result in Lender having fewer than two Business Days advance notice of the newly proposed prepayment date, and any such newly proposed prepayment date shall not be more than 30 days after the prepayment date specified in the original Prepayment Notice, and provided further that Borrower shall compensate Lender for any and all Damages incurred by Lender and/or its agents resulting from such rescission.
          (c) If the Note has been bifurcated into multiple Note Components pursuant to Section 1.3(c), all voluntary prepayments of the Loan pursuant to this Section 2.1 shall be applied to the Note Components on a pro rata basis.
          (d) If, at any time while any portion of the Indebtedness remains outstanding, Borrower or any of its Affiliates shall receive any amount in respect of a post-closing adjustment to the purchase price of the Properties under the Acquisition Documents (including, without limitation, any amount received in respect of an adjustment to Closing Date pro-rations), Borrower shall apply 85% of such amount to the prepayment of the Loan and the Mezzanine Loans on a pro-rata basis, which prepayment shall be made in accordance with, and subject to, this Section 2.1.

          2.2. Property Releases.
          (a) So long as no Event of Default is then continuing (other than an Event of Default that would be eliminated after giving effect to the release of the Property proposed to be released pursuant to Section 7.1(l)), any Co-Borrower may obtain the release of the Property owned by such Co-Borrower from the Liens of the Loan Documents and the release of such Co-Borrower from any and all of its obligations under this Agreement and the other Loan Documents and such Property may be Transferred (whether directly or indirectly by transferring the ownership interests in the Co-Borrower that owns such Property) to an unaffiliated third party in a bona fide arms-length transaction (except that, if the release is being effectuated pursuant to the provisions of Section 7.1(l), Borrower may Transfer such Property to an Affiliate of Borrower) upon satisfaction of the following conditions:
     (i) Borrower shall deliver to Lender notice (a “Release Notice”) of its intent to release one or more of the Properties, which notice must be given at least 10 Business Days and not more than 60 days prior to the Business Day upon which the release is to be made and shall specify the Property or Properties that Borrower intends to release. Borrower shall promptly reimburse Lender for any actual out-of-pocket costs and expenses (including the reasonable fees and expenses of legal counsel and the Servicer) incurred by Lender in connection with a release pursuant to this Section 2.2.
     (ii) At the time of such release, and as a condition thereto: (1) Borrower shall prepay a portion of the Loan, in accordance with Section 2.1, in an amount equal to the applicable Release Price and, in the event that such release occurs at any time during the Spread Maintenance Period, simultaneously pay to Lender any applicable Spread Maintenance Amount together with the other amounts specified in Section 2.1, to the extent applicable, and (2) DSCR for the Fiscal Quarter then most recently ended, recalculated to include only income and expense attributable to the Properties remaining after the release and to exclude the interest expense and principal payments on the aggregate amount to be prepaid, shall be equal to or greater than the applicable DSCR Threshold; provided, however, that, except with respect to a release of a Property pursuant to Section 7.1(l), the DSCR Threshold need not be satisfied if at the time of such sale Borrower (I) prepays the Loan in an amount set forth in clause (1) above, (II) deposits 100% of any remaining Excess Transfer Proceeds, after payment of the amounts required under clause (1) above and the corresponding sections of the Mezzanine Loan Agreements, into the Cash Reserve Account as additional collateral for the Loan (for the avoidance of doubt, any release of a Property pursuant to Section 7.1(l) shall be subject to the satisfaction of the DSCR Threshold, and Borrower shall not be released from such requirement by depositing 100% of the Excess Transfer Proceeds as set forth in clause this (II)), and (III) if a deposit into the Cash Reserve Account is made pursuant to clause (II) above during the Spread Maintenance Period, contemporaneously deposits into such account the applicable Spread Maintenance Amount payable with respect to the Loan and each Mezzanine Loan, as if the Loan and each Mezzanine Loan had been prepaid in such amount on a pro rata basis pursuant to clause (z) of the following sentence. Following such deposit, Borrower shall, in its sole discretion, have the option to either (y) maintain the Excess Transfer Proceeds in the Cash Reserve Account as additional collateral for the Loan or (z) cause all or any portion of the Excess Transfer Proceeds to be applied toward prepayment of the Loan and the Mezzanine Loans, pro rata in proportion to their respective initial principal amounts, together with the applicable Spread Maintenance Amount, if any, deposited contemporaneously with such Excess Transfer Proceeds pursuant to clause (III) above, which prepayment shall otherwise be made in accordance with Section 2.1 hereof and the corresponding sections of the Mezzanine Loan Documents, and the related Spread Maintenance Amount (if any) previously deposited into the Cash Reserve Account shall be paid to Lender and Mezzanine Lender in accordance with the Loan Documents and the Mezzanine Loan Documents, as if such prepayment had been made at the time of the applicable release.
     (iii) Lender shall have received a payoff letter and written confirmation from each Mezzanine Lender that satisfactory escrow arrangements in connection with the release of such Property have been established.
     (iv) In the case of a release of the Stratosphere Excess Land, if the Release Price shall exceed 120% of the Allocated Loan Amount with respect thereto (the total amount of any such excess, the “SEL Excess Transfer Proceeds”), Borrower shall deposit 100% of such SEL Excess Transfer Proceeds into the Cash Reserve Account as additional collateral for the Loan together with the amount of any Spread Maintenance Premium that would be payable thereon and with respect to the Mezzanine Loan if such amount were a prepayment of the Loan pursuant to Section 2.1 hereof and pursuant to Section 2.1 of the Mezzanine Loan Agreements, if any. Following such deposit, Borrower shall, in its sole discretion, have the option to either (y) maintain the SEL Excess Transfer Proceeds, together with the Spread Maintenance Premium payable thereon, if any, in the Cash Reserve Account as additional collateral for the Loan or (z) cause all or any portion of the SEL Excess Transfer Proceeds to be applied toward prepayment of the Loan and each Mezzanine Loan, pro rata in proportion to their respective initial principal amounts, which prepayments shall be made in accordance with Section 2.1 hereof and the corresponding sections of the Mezzanine Loan Documents, and the related Spread Maintenance Amount (if any) previously deposited into the Cash Reserve Account shall be paid to Lender and Mezzanine Lender in accordance with the Loan Documents and the Mezzanine Loan Documents, as if such prepayment had been made at the time of the applicable release; and
     (v) In connection with a release of the Stratosphere, either (x) the Stratosphere Excess Land shall have theretofore been released or (y) Borrower shall cause the Stratosphere Excess Land to be released contemporaneously therewith in accordance with the requirements set forth herein.
          (b) Immediately upon satisfaction of the requirements in Sections 2.1, 2.2, 2.4 or 7.1(l), Lender shall execute and deliver to Borrower such instruments, prepared by Borrower and approved by Lender (which approval, in the absence of an Event of Default (other than an Event of Default that would be eliminated after giving effect to the release of the Property proposed to be released) shall not be unreasonably withheld, conditioned or delayed), as shall be necessary to release the applicable Co-Borrower, the applicable Property and the applicable portion of any other Collateral securing the Loan with respect to such Property and such Co-Borrower (excluding any amounts retained in any Collateral Accounts maintained with respect to such Property and such Co-Borrower) from the Liens of the Loan Documents. Any Property and any Co-Borrower released pursuant to this Section 2.2, Section 2.4 or Section 7.1(l) shall, effective upon such release, no longer be deemed a “Property” or a “Co-Borrower”, respectively, for any purpose of this Agreement or the other Loan Documents. At Borrower’s request, Lender will promptly assign the portion of the Indebtedness secured by the portion of the Collateral to be released, as well as the applicable Mortgage encumbering such portion of the Collateral, to a third party specified by Borrower without representation or warranty (except that (i) Lender owns such portion of the Indebtedness; (ii) Lender has not encumbered such portion of the Indebtedness, except for Liens to be discharged concurrently with such assignment; and (iii) the full amount of the then-outstanding Indebtedness) in accordance with Section 1.8.
          (c) Upon the release of a Property pursuant to this Section 2.2, Section 2.4 or Section 7.1(l), Borrower shall have the right to apply the Reserve Excess to the prepayment of the Loan and each Mezzanine Loan, pro rata in proportion to their respective initial principal amounts, subject to and in accordance with Section 2.1.
          2.3. Assumption. The initial Borrower shall have the right to contemporaneously Transfer all of the Collateral to a Qualified Successor Borrower that will assume all of the obligations of Borrower hereunder (an “Assumption”), provided no Event of Default is then continuing or would result therefrom and the following conditions are met to the reasonable satisfaction of Lender:
     (i) such Qualified Successor Borrower shall have executed and delivered to Lender an assumption agreement, in form and substance reasonably acceptable to Lender, evidencing its agreement to abide and be bound by the terms of the Loan Documents and containing representations substantially equivalent to those contained in Article IV, and such other representations (and evidence of the accuracy of such representations) as Lender (or the Servicer) shall reasonably request;
     (ii) the obligations of each Operating Lessee under their respective Operating Leases shall have been assumed by a Qualified Successor Operating Lessee pursuant to an assumption agreement, in form and substance reasonably acceptable to Lender, and such Qualified Successor Operating Lessee shall have delivered to Lender all documents reasonably requested by it relating to the existence of such Qualified Successor Operating Lessee and the due authorization of such Qualified Operating Lessee to assume the obligations under the relevant Operating Lease, each in form and substance reasonably satisfactory to Lender, including a certified copy of the applicable resolutions from all appropriate persons, certified copies of the organizational documents of the Qualified Successor Operating Lessee, together with all amendments thereto, and certificates of good standing or existence for the Qualified Successor Operating Lessee issued as of a recent date by its state of organization and each other state where such entity, by the nature of its business, is required to qualify or register;
     (iii) such Qualified Successor Borrower shall execute and deliver such Uniform Commercial Code financing statements as may be reasonably requested by Lender;

     (iv) either (A) such Qualified Successor Borrower shall deliver to Lender a new environmental indemnity and guaranty of recourse carveouts, in each case, in form and substance satisfactory to Lender, with respect to each Property, and executed by a substitute indemnitor satisfactory to Lender, which in each case cover indemnified matters first occurring after the date of the Assumption, in which event Sponsor shall have no liability for indemnified matters first occurring after the date of such Assumption or (B) Sponsor shall agree to continue to be obligated under the Environmental Indemnity and Recourse Guaranty and shall execute and deliver such documents as Lender shall require to confirm and evidence the same;
     (v) such Qualified Successor Borrower shall have delivered to Lender legal opinions of counsel reasonably acceptable to Lender which are reasonably equivalent to the opinions delivered to Lender on the date hereof, including new nonconsolidation opinions which are reasonably satisfactory to Lender and satisfactory to each of the Rating Agencies; and Borrower and the Qualified Successor Borrower shall have delivered such other documents and certificates as Lender shall reasonably request;
     (vi) such Qualified Successor Borrower shall have delivered to Lender all documents reasonably requested by it relating to the existence of such Qualified Successor Borrower and the due authorization of the Qualified Successor Borrower to assume the Loan and to execute and deliver the documents described in this Section 2.3, each in form and substance reasonably satisfactory to Lender, including a certified copy of the applicable resolutions from all appropriate persons, certified copies of the organizational documents of the Qualified Successor Borrower, together with all amendments thereto, and certificates of good standing or existence for the Qualified Successor Borrower issued as of a recent date by its state of organization and each other state where such entity, by the nature of its business, is required to qualify or register;
     (vii) the Qualified Title Insurance Policies shall have been properly endorsed to reflect the Transfer of the Properties to the Qualified Successor Borrower;
     (viii) such Qualified Successor Borrower shall have delivered to Lender evidence reasonably satisfactory to Lender of any required approval or consent of any Governmental Authority, including the Gaming Authorities, that has direct or indirect authority or oversight over Borrower, the Properties, Operating Lessee or the operations conducted at the Properties to the change in ownership and/or operator of the Properties (or any part thereof);
     (ix) Rating Confirmation shall have been received with respect to the legal structure of the Qualified Successor Borrower (and, if applicable, each Qualified Successor Operating Lessee), the documentation of the Assumption and the related legal opinions;
     (x) unless the Sponsor Guaranty shall have previously terminated in accordance with its terms, either (A) such Qualified Successor Borrower shall deliver to Lender a replacement guaranty in form and substance substantially similar to the Sponsor Guaranty, or otherwise in a form and substance satisfactory to Lender, executed by a substitute guarantor approved by Lender in its sole discretion or (B) Sponsor shall agree to continue to be obligated under the Sponsor Guaranty and shall execute and deliver such documents as Lender shall require to confirm and evidence the same;
     (xi) the prior written consent of Mezzanine Lender pursuant to the Mezzanine Loan Document shall have been received; and
     (xii) with respect to the second Assumption and each subsequent Assumption thereafter, the Servicer shall have received upon request a nonrefundable assumption fee of $1,000,000 and shall have received payment of all reasonable out-of-pocket costs and expenses incurred by Lender and Servicer, as applicable, in connection with such assumption (including reasonable attorneys’ fees and costs, the cost of an endorsement to the Title Insurance Policy reflecting the conveyance of the Properties to the Qualified Successor Borrower, lien search and credit investigation expenses and rating agency fees and expenses).
Upon an Assumption by a Qualified Successor Borrower in accordance with this Section 2.3, the initial Borrower shall be replaced by such Qualified Successor Borrower as “Borrower” for all purposes under this Agreement and all other Loan Documents and Lender shall release Borrower from any liability due to any Indebtedness arising from and after the date of such Assumption.
          2.4. Release of Release Parcels. So long as no Event of Default is then continuing (other than an Event of Default that would be eliminated after giving effect to the release of the Release Parcel proposed to be released pursuant to Section 7.1(l)), Borrower may obtain the release of a Release Parcel from the Liens of the Loan Documents in connection with the Transfer of such Release Parcel to an Affiliate (on terms no less favorable than would be obtained in a comparable arms-length transaction) or to an unaffiliated third party in a bona fide arms-length transaction upon satisfaction of the following conditions:
     (i) Borrower shall deliver to Lender notice of its intent to release one or more of the Release Parcels, which notice must be given at least 10 Business Days and not more than 60 days prior to the Business Day upon which the release is to be made and shall specify the Release Parcel(s) that Borrower intends to release. Borrower shall promptly reimburse Lender for any actual out-of-pocket costs and expenses (including the reasonable fees and expenses of legal counsel and the Servicer) incurred by Lender in connection with a release pursuant to this Section 2.4.
     (ii) At the time of such release: Borrower shall prepay a portion of the Loan, in accordance with Section 2.1, in an amount equal to the applicable Release Price and, in the event that such release occurs at any time during the Spread Maintenance Period, simultaneously pay to Lender any applicable Spread Maintenance Amount together with the other amounts specified in Section 2.1; provided, however, that if the Release Price for such Release Parcel shall exceed 120% of the Allocated Loan Amount with respect thereto (the total amount of any such excess, the “Release Parcel Excess Transfer Proceeds”), Borrower shall deposit 100% of such Release Parcel Excess Transfer Proceeds into the Cash Reserve Account together with any Spread Maintenance Premium that would be payable thereon if such amount were a prepayment of the Loan pursuant to Section 2.1 hereof and pursuant to Section 2.1 of the Mezzanine Loan Agreements, if any, as additional collateral for the Loan. Following such deposit, Borrower shall, in its sole discretion, have the option to either (y) maintain the Release Parcel Excess Transfer Proceeds, together with the Spread Maintenance Premium payable thereon, if any, in the Cash Reserve Account as additional collateral for the Loan or (z) cause all or any portion of the Release Parcel Excess Transfer Proceeds to be applied toward prepayment of the Loan and each Mezzanine Loan, pro rata in proportion to their respective initial principal amounts, which prepayments shall be made in accordance with Section 2.1 hereof and the corresponding sections of the Mezzanine Loan Documents, and the related Spread Maintenance Amount (if any) previously deposited into the Cash Reserve Account shall be paid to Lender and Mezzanine Lender in accordance with the Loan Documents and the Mezzanine Loan Documents, as if such prepayment had been made at the time of the applicable release.
     (iii) Lender shall have received evidence reasonably satisfactory to it that the Mezzanine Borrowers shall have satisfied all of the conditions to the proposed release set forth in and each of the Mezzanine Loan Agreements (including a payoff letter and written confirmation from each Mezzanine Lender that satisfactory escrow arrangements in connection with the release of such Property have been established).
     (iv) Borrower shall have delivered to Lender satisfactory evidence that (1) the applicable Release Parcel has been legally subdivided from the Remaining Property, a separate tax identification number shall have been issued for such Release Parcel and all necessary variances, if any, shall have been obtained (with the result that, upon the transfer and release of such Release Parcel, no part of the Remaining Property shall be part of a tax lot which includes any portion of such Release Parcel); (2) after giving effect to such transfer, each of the Release Parcel and the Remaining Property conforms to and is in compliance in all material respects with applicable Legal Requirements (including, without limitation, all zoning and subdivision laws, setback requirements, sideline requirements, parking ratio requirements, use requirements, building and fire code requirements, environmental requirements and wetlands requirements) and constitutes a separate tax lot, (3) the Release Parcel is not necessary for the Remaining Property to comply with any zoning, building, land use or parking or other Legal Requirements applicable to it or for the then current use of the Remaining Property, including without limitation for access, driveways, parking, utilities or drainage or, to the extent that the Release Parcel is necessary for any such purpose, a reciprocal easement agreement or other agreement has been executed and recorded that would allow the owner of the Remaining Property to continue to use the Release Parcel (at no cost or expense to Borrower) to the extent necessary for such purpose, and (4) with respect to the Overlapping Release Parcels, the lots have been demised to Lender’s satisfaction in its sole discretion;
     (v) Borrower shall deliver to Lender an endorsement to the Qualified Title Insurance Policy insuring the Mortgage (1) extending the effective date of the policy to the effective date of the release; (2) confirming no change in the priority of the Mortgage on the Remaining Property (exclusive of the Release Parcel) or in the amount of the insurance or the coverage of the Property (exclusive of the Release Parcel) under the policy; and (3) insuring the rights and benefits under any new or amended reciprocal easement agreement or such other agreement required pursuant to clause (v)(3) of this Section that has been executed and recorded, if any;
     (vi) Borrower has complied with any requirements applicable to the release in the Leases, reciprocal easement agreements, operating agreements, parking agreements or other similar agreements affecting the Remaining Property and the release does not violate any of the provisions of such documents in any respect that would result in a termination (or give any other party thereto the right to terminate), extinguishment or other loss of material rights of Borrower or in a material increase in Borrower’s obligations under such documents and, to the extent necessary to comply with such documents, the transferee of the Release Parcel has assumed Borrower’s obligations, if any, relating to the Release Parcel under such documents;
     (vii) ingress to and egress from all portions of the Remaining Property shall be over (i) physically open and fully dedicated public roads or (ii) vehicle and pedestrian easements which (1) provide vehicular and pedestrian access to a physically open and fully dedicated public road, (2) are recorded in the chain of title to both the property which is encumbered thereby and the Remaining Property, (3) are irrevocable and non-terminable without the consent of the owner of the Remaining Property; and provided further that, if lawfully obtainable, Borrower delivers to Lender an endorsement to the Qualified Title Insurance Policy, which endorsement shall insure that (A) the benefit of each such easement inures and runs to the benefit of the owner of the Remaining Property, (B) the lien of the Mortgage is a first lien on Borrower’s beneficial interest in such easement, subject to no exceptions other than Permitted Encumbrances and those approved by Lender in its reasonable discretion and (C) no then-existing mortgages, liens, security interests or other encumbrances (other than Permitted Encumbrances) on the Release Parcel burdened by such easement are superior to, or under any circumstances could terminate, impair or limit the terms of such easement;
     (viii) Borrower shall have delivered an Officer’s Certificate to the effect that, to such officer’s knowledge after diligent inquiry, the conditions in this Section 2.4 have occurred or shall occur concurrently with the transfer and release of the applicable Release Parcel; and
     (ix) Borrower shall execute such documents and instruments and obtain such opinions of counsel as are typical for similar transactions.

ARTICLE III
ACCOUNTS
          3.1. Cash Management Account.
          (a) On or prior to the Closing Date, Borrower shall establish and thereafter maintain with the Cash Management Bank one or more cash management accounts into which income from the Properties will be deposited (collectively, the “Cash Management Account”). As a condition precedent to the closing of the Loan, Borrower shall cause the Cash Management Bank to execute and deliver a Cash Management Agreement that provides, inter alia, that no party other than Lender and Servicer shall have the right to withdraw funds from the Cash Management Account. The fees and expenses of the Cash Management Bank shall be paid by Borrower.
          (b) Borrower shall cause (i) all cash Revenues from the Properties received by or for the benefit of Borrower or Operating Lessee (other than (w) tenant security deposits required to be held in reserve accounts, (x) credit card receivables, which shall be remitted in accordance with clause (ii) of this sentence, and (y) amounts retained as a Gaming Operating Reserve) to be deposited into the Cash Management Account or other Eligible Accounts pledged to Lender hereunder (the “Blocked Accounts”) by the end of the third Business Day following Borrower’s or the Operating Lessee’s receipt thereof, (ii) all credit card receivables and (iii) all Excess Transfer Proceeds not otherwise deposited into a Collateral Account in accordance herewith to be remitted directly into either the Cash Management Account or a Blocked Account. Each bank in which such Blocked Accounts are maintained shall enter into a blocked account agreement (a “Blocked Account Agreement”) satisfactory to Lender pursuant to which such bank will remit, at the end of each Business Day, all amounts contained therein to an account specified by Lender (Lender hereby agreeing to specify the Cash Management Account so long as no Event of Default has occurred and is then continuing).
          (c) Lender shall have the right at any time, on thirty days prior notice to Borrower, with or without cause, to replace the Cash Management Bank with any other financial institution at which Eligible Accounts may be maintained that is selected by Lender and reasonably approved by Borrower, or at any of the financial institutions listed on Schedule N (without any requirement to receive Borrower’s consent), which financial institution shall enter into a Cash Management Agreement (and Borrower shall cooperate with Lender in connection with such transfer and the execution and delivery of such Cash Management Agreement); provided that (x) Lender shall only replace the Cash Management Bank without cause one time following a Securitization of the Loan, (y) such replacement Cash Management Bank shall be one of the financial institutions set forth on Schedule N, or shall be subject to Borrower’s consent, not to be unreasonably withheld, conditioned or delayed and (z) Lender agrees to reimburse Borrower for its reasonable out of pocket expenses in effecting such transfer, not to exceed $10,000 per transfer. Lender shall have the right to replace, upon not less than thirty days’ prior written notice, any bank at which a Blocked Account is maintained with any other financial institution reasonably satisfactory to Borrower in which Eligible Accounts may be maintained, which financial institution shall enter into a Blocked Account Agreement (and Borrower shall cooperate with Lender in connection with such transfer and the execution and delivery of such Blocked Account Agreement) in the event that (i) at any time the Blocked Account bank ceases to be an Eligible Institution (unless the applicable Collateral Accounts are maintained as segregated trust accounts in accordance with clause (ii) of the definition of Eligible Accounts), or (ii) the Blocked Account bank fails to comply with the Blocked Account Agreement.
          3.2. Distributions from Cash Management Account.
          (a) The Cash Management Agreement shall provide that the Cash Management Bank shall remit to an account specified by Borrower, at the end of each Business Day (or, at Borrower’s election, on a less frequent basis), the amount, if any, by which amounts then contained in the Cash Management Account exceed the aggregate amount required to be paid to or reserved with Lender and the Mezzanine Lenders on the next Payment Date pursuant to this Agreement and the Mezzanine Loan Agreements (plus any additional amounts retained in such account by the Cash Management Bank in accordance with the second following proviso) (the “Peg Balance”); provided, however, that Lender shall terminate such remittances during the continuance of an Event of Default or Mezzanine Loan Event of Default (and once again continue such remittances when no Event of Default or Mezzanine Loan Event of Default exists, provided that the Loan has not theretofore been accelerated); and provided further, that the Cash Management Bank may retain in the Cash Management Account a nominal amount of funds (not to exceed $5,000) for the purpose of covering miscellaneous fees and charges associated with the administration of the Cash Management Account to the extent provided in the Cash Management Agreement. Lender may notify the Cash Management Bank at any time of any change in the Peg Balance. Any amounts so remitted to Borrower during the continuance of the Sponsor Guaranty Effectiveness Period shall be applied by Borrower, ACEP and/or Operating Lessee solely in the manner permitted under Section 3.2(b)(xv), and any amount not so applied shall be remitted by Borrower or Operating Lessee into the Dividend Reserve Account on or prior to such next succeeding Payment Date. On the Closing Date, Borrower shall remit into the Cash Management Account an amount equal to the Peg Balance (estimated based on LIBOR as of the Closing Date) applicable to the April 2008 Payment Date, which the parties agree is $7,702,751.91.
          (b) On each Payment Date, provided no Event of Default has occurred and is continuing, Lender shall transfer amounts from the Cash Management Account, to the extent available therein, to make the following payments in the following order of priority:
     (i) to the Tax and Insurance Reserve Account, the amount then required to be deposited therein pursuant to Section 3.4;
     (ii) to Lender, the amount of all scheduled or delinquent interest on the Loan and all other amounts then due and payable under the Loan Documents;

     (iii) to the FF&E Reserve Account, the amount required to be deposited therein pursuant to Section 3.6;
     (iv) during the continuance of a Mezzanine Loan Event of Default, or at the request of Borrower by written notice delivered no later than five Business Days prior to the relevant Payment Date, or otherwise as required by Lender in its sole discretion, to the Borrower, an amount equal to the Budgeted Operating Expenses for the month in which such Payment Date occurs, provided that the amounts disbursed to Borrower pursuant to this clause (iv) shall be used by Borrower and/or Operating Lessee solely to pay Budgeted Operating Expenses for such month (Borrower agreeing that, in the event that such Budgeted Operating Expenses exceed the actual operating expenses for such month, such excess amounts shall be remitted by Borrower to the Cash Management Account prior to the next succeeding Payment Date); and provided further that no amounts will be disbursed to Borrower in respect of the fees of the Approved Property Manager to the extent such fees exceed those expressly set forth in the Approved Management Agreement;
     (v) during the continuance of the Sponsor Guaranty Effectiveness Period or a Mezzanine Loan Event of Default, or at the request of Borrower upon written notice delivered no later than five Business Days prior to the relevant Payment Date, to Borrower, an amount equal to the Extraordinary Expenses incurred and outstanding for the month in which such Payment Date occurs;
     (vi) until Lender shall have received notice from Mezzanine A Lender that the Mezzanine A Loan has been repaid in full, to Mezzanine A Lender, all scheduled or delinquent interest payments then due and payable or past due and payable to Mezzanine A Lender under the Mezzanine A Loan Agreement, as specified by Mezzanine A Lender pursuant to Mezzanine A Lender’s written instructions to Lender;
     (vii) until Lender shall have received notice from Mezzanine B Lender that the Mezzanine B Loan has been repaid in full and provided that no Mezzanine A Loan Event of Default is then continuing, to Mezzanine B Lender, all scheduled or delinquent interest payments then due and payable or past due and payable to Mezzanine B Lender under the Mezzanine B Loan Agreement, as specified by Mezzanine B Lender pursuant to Mezzanine B Lender’s written instructions to Lender;
     (viii) until Lender shall have received notice from Mezzanine C Lender that the Mezzanine C Loan has been repaid in full and provided that no Mezzanine A Loan Event of Default or Mezzanine B Loan Event of Default is then continuing, to Mezzanine C Lender, all scheduled or delinquent interest payments then due and payable or past due and payable to Mezzanine C Lender under the Mezzanine C Loan Agreement, as specified by Mezzanine C Lender pursuant to Mezzanine C Lender’s written instructions to Lender;
     (ix) until Lender shall have received notice from Mezzanine D Lender that the Mezzanine D Loan has been repaid in full and provided that no Mezzanine A Loan Event of Default, Mezzanine B Loan Event of Default or Mezzanine C Loan Event of Default is

then continuing, to Mezzanine D Lender, all scheduled or delinquent interest payments then due and payable or past due and payable to Mezzanine D Lender under the Mezzanine D Loan Agreement, as specified by Mezzanine D Lender pursuant to Mezzanine D Lender’s written instructions to Lender;
     (x) until Lender shall have received notice from Mezzanine E Lender that the Mezzanine E Loan has been repaid in full and provided that no Mezzanine A Loan Event of Default, Mezzanine B Loan Event of Default, Mezzanine C Loan Event of Default or Mezzanine D Loan Event of Default is then continuing, to Mezzanine E Lender, all scheduled or delinquent interest payments then due and payable or past due and payable to Mezzanine E Lender under the Mezzanine E Loan Agreement, as specified by Mezzanine E Lender pursuant to Mezzanine E Lender’s written instructions to Lender;
     (xi) until Lender shall have received notice from Mezzanine F Lender that the Mezzanine F Loan has been repaid in full and provided that no Mezzanine A Loan Event of Default, Mezzanine B Loan Event of Default, Mezzanine C Loan Event of Default, Mezzanine D Loan Event of Default or Mezzanine E Loan Event of Default is then continuing, to Mezzanine F Lender, all scheduled or delinquent interest payments then due and payable or past due and payable to Mezzanine F Lender under the Mezzanine F Loan Agreement, as specified by Mezzanine F Lender pursuant to Mezzanine F Lender’s written instructions to Lender;
     (xii) until Lender shall have received notice from Mezzanine G Lender that the Mezzanine G Loan has been repaid in full and provided that no Mezzanine A Loan Event of Default, Mezzanine B Loan Event of Default, Mezzanine C Loan Event of Default, Mezzanine D Loan Event of Default, Mezzanine E Loan Event of Default or Mezzanine F Loan Event of Default is then continuing, to Mezzanine G Lender, all scheduled or delinquent interest payments then due and payable or past due and payable to Mezzanine G Lender under the Mezzanine G Loan Agreement, as specified by Mezzanine G Lender pursuant to Mezzanine G Lender’s written instructions to Lender;
     (xiii) until Lender shall have received notice from Mezzanine H Lender that the Mezzanine H Loan has been repaid in full and provided that no Mezzanine A Loan Event of Default, Mezzanine B Loan Event of Default, Mezzanine C Loan Event of Default, Mezzanine D Loan Event of Default, Mezzanine E Loan Event of Default, Mezzanine F Loan Event of Default or Mezzanine G Loan Event of Default is then continuing, to Mezzanine H Lender, all scheduled or delinquent interest payments then due and payable or past due and payable to Mezzanine H Lender under the Mezzanine H Loan Agreement, as specified by Mezzanine H Lender pursuant to Mezzanine H Lender’s written instructions to Lender;
     (xiv) until Lender shall have received notice from Mezzanine I Lender that the Mezzanine I Loan has been repaid in full and provided that no Mezzanine A Loan Event of Default, Mezzanine B Loan Event of Default, Mezzanine C Loan Event of Default, Mezzanine D Loan Event of Default, Mezzanine E Loan Event of Default, Mezzanine F Loan Event of Default, Mezzanine G Loan Event of Default or Mezzanine H Loan Event of Default is then continuing, to Mezzanine I Lender, all scheduled or delinquent interest payments then due and payable or past due and payable to Mezzanine I Lender under the Mezzanine I Loan Agreement, as specified by Mezzanine I Lender pursuant to Mezzanine I Lender’s written instructions to Lender;
     (xv) during the continuance of the Sponsor Guaranty Effectiveness Period, (x) if a Mezzanine Loan Event of Default is then continuing, all remaining amounts to the Dividend Reserve Account, and (y) if no Mezzanine Loan Event of Default is then continuing, to Borrower for application toward Operating Expenses and Capital Expenditures at the Properties in accordance with this Agreement, ACEP Operating Expenses and or prepayment of the Loan and the Mezzanine Loans; provided that the amounts disbursed to Borrower pursuant to this clause (xv) shall be applied by Borrower, Operating Lessee and/or ACEP solely to pay such Operating Expenses and Capital Expenditures, ACEP Operating Expenses and/or prepayment of the Loan and the Mezzanine Loans, and Borrower hereby covenants and agrees that any amount remitted to Borrower pursuant to this clause (xv) on any Payment Date that has not been applied toward Operating Expenses and/or Capital Expenditures at the Properties, ACEP Operating Expenses and/or prepayment of the Loan and the Mezzanine Loans prior to the next succeeding Payment Date shall be remitted by Borrower or Operating Lessee into the Dividend Reserve Account on or prior to such next succeeding Payment Date;
     (xvi) if a Mezzanine A Loan Event of Default is then continuing, all remaining amounts to Mezzanine A Lender (until the Mezzanine A Loan is repaid in full) pursuant to Mezzanine A Lender’s instructions to Lender;
     (xvii) if a Mezzanine B Loan Event of Default is then continuing (and no Mezzanine A Loan Event of Default is then continuing), all remaining amounts to Mezzanine B Lender (until the Mezzanine B Loan is repaid in full) pursuant to Mezzanine B Lender’s instructions to Lender;
     (xviii) if a Mezzanine C Loan Event of Default is then continuing (and no Mezzanine A Loan Event of Default or Mezzanine B Loan Event of Default is then continuing), all remaining amounts to Mezzanine C Lender (until the Mezzanine C Loan is repaid in full) pursuant to Mezzanine C Lender’s instructions to Lender;
     (xvii) if a Mezzanine D Loan Event of Default is then continuing (and no Mezzanine A Loan Event of Default, Mezzanine B Loan Event of Default or Mezzanine C Loan Event of Default is then continuing), all remaining amounts to Mezzanine D Lender (until the Mezzanine D Loan is repaid in full) pursuant to Mezzanine D Lender’s instructions to Lender;
     (xix) if a Mezzanine E Loan Event of Default is then continuing (and no Mezzanine A Loan Event of Default, Mezzanine B Loan Event of Default, Mezzanine C Loan Event of Default or Mezzanine D Loan Event of Default is then continuing), all remaining amounts to Mezzanine E Lender (until the Mezzanine E Loan is repaid in full) pursuant to Mezzanine E Lender’s instructions to Lender;

     (xx) if a Mezzanine F Loan Event of Default is then continuing (and no Mezzanine A Loan Event of Default, Mezzanine B Loan Event of Default, Mezzanine C Loan Event of Default, Mezzanine D Loan Event of Default or Mezzanine E Loan Event of Default is then continuing), all remaining amounts to Mezzanine F Lender (until the Mezzanine F Loan is repaid in full) pursuant to Mezzanine F Lender’s instructions to Lender;
     (xxi) if a Mezzanine G Loan Event of Default is then continuing (and no Mezzanine A Loan Event of Default, Mezzanine B Loan Event of Default, Mezzanine C Loan Event of Default, Mezzanine D Loan Event of Default, Mezzanine E Loan Event of Default or Mezzanine F Loan Event of Default is then continuing), all remaining amounts to Mezzanine G Lender (until the Mezzanine G Loan is repaid in full) pursuant to Mezzanine G Lender’s instructions to Lender;
     (xxii) if a Mezzanine H Loan Event of Default is then continuing (and no Mezzanine A Loan Event of Default, Mezzanine B Loan Event of Default, Mezzanine C Loan Event of Default, Mezzanine D Loan Event of Default, Mezzanine E Loan Event of Default, Mezzanine F Loan Event of Default or Mezzanine G Loan Event of Default is then continuing), all remaining amounts to Mezzanine H Lender (until the Mezzanine H Loan is repaid in full) pursuant to Mezzanine H Lender’s instructions to Lender;
     (xxiii) if a Mezzanine I Loan Event of Default is then continuing (and no Mezzanine A Loan Event of Default, Mezzanine B Loan Event of Default, Mezzanine C Loan Event of Default, Mezzanine D Loan Event of Default, Mezzanine E Loan Event of Default, Mezzanine F Loan Event of Default, Mezzanine G Loan Event of Default or Mezzanine H Loan Event of Default is then continuing), all remaining amounts to Mezzanine I Lender (until the Mezzanine I Loan is repaid in full) pursuant to Mezzanine I Lender’s instructions to Lender; and
     (xxiv) if no Mezzanine Loan Event of Default is then continuing, and the Sponsor Guaranty Effectiveness Period is no longer continuing, all remaining amounts to such accounts as Borrower may direct.
          (c) If on any Payment Date the amount in the Cash Management Account shall be insufficient to make all of the transfers described in Section 3.2(b)(i) through (iii), Borrower shall deposit into the Cash Management Account on such Payment Date the amount of such deficiency. If Borrower shall fail to make such deposit, the same shall constitute an Event of Default and, in addition to all other rights and remedies provided for under the Loan Documents, Lender may disburse and apply the amounts in the Collateral Accounts in accordance with Section 3.13(c).
          (d) Lender may conclusively rely upon any notice received from a Mezzanine Lender with respect to the amount then payable under the applicable Mezzanine Loan Agreement and with respect to the occurrence, continuance or termination of any Mezzanine Loan Event of Default. Lender shall be under no duty to inquire into or investigate the validity, accuracy or content of any such notice.

          (e) All transfers of Borrower’s funds from the Cash Management Account or any other source to or for the benefit of any Mezzanine Lender or any Mezzanine Borrower pursuant to this Agreement, the Cash Management Agreement or any of the other Loan Documents shall constitute distributions from the Borrower to the Mezzanine A Borrower, from the Mezzanine A Borrower to the Mezzanine B Borrower, from the Mezzanine B Borrower to the Mezzanine C Borrower, from the Mezzanine C Borrower to the Mezzanine D Borrower, from the Mezzanine D Borrower to the Mezzanine E Borrower, from the Mezzanine E Borrower to the Mezzanine F Borrower, from the Mezzanine G Borrower to Mezzanine H Borrower and from Mezzanine H Borrower to Mezzanine I Borrower, as applicable. No provision of any of the Loan Documents shall create a debtor-creditor relationship between the Borrower and any Mezzanine Lender.
          3.3. Loss Proceeds Account.
          (a) On or prior to the Closing Date, Borrower shall establish and thereafter maintain with the Cash Management Bank an account for the purpose of depositing any Loss Proceeds in accordance with Section 5.16(c) (the “Loss Proceeds Account”).
          (b) Provided no Event of Default is continuing, funds in the Loss Proceeds account shall be applied in accordance with Section 5.16.
          3.4. Taxes and Insurance Reserve Account.
          (a) On or prior to the Closing Date, Borrower shall establish and thereafter maintain with the Cash Management Bank an account for the purpose of reserving amounts payable by Borrower in respect of Taxes and insurance premiums (the “Tax and Insurance Reserve Account”).
          (b) On the Closing Date, the Tax and Insurance Reserve Account shall be funded in an amount equal to the sum of (i) an amount sufficient to pay all Taxes by the 30th day prior to the date they come due, assuming subsequent monthly fundings on Payment Dates of 1/12 of projected annual Taxes, plus (ii) if a blanket insurance policy is not maintained pursuant to Section 3.4(e), an amount sufficient to pay all insurance premiums by the 30th day prior to the date they come due, assuming subsequent monthly fundings on Payment Dates of 1/12 of projected annual insurance premiums.
          (c) On each subsequent Payment Date, Borrower shall make an additional deposit therein in an amount equal to the sum of:
     (A) 1/12 of the Taxes that Lender reasonably estimates, based on information provided by Borrower, will be payable during the next ensuing 12 months, plus
     (B) subject to Section 3.4(e), 1/12 of the insurance premiums that Lender reasonably estimates, based on information provided by Borrower, will be payable during the next ensuing 12 months;

provided, however, that if at any time Lender reasonably determines that the amount in the Tax and Insurance Reserve Account will not be sufficient to accumulate (upon payment of subsequent monthly amounts in accordance with the provisions of this Agreement) the full amount of all installments of Taxes and, subject to Section 3.4(e), insurance premiums by the date on which such amounts come due, then Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to the Tax and Insurance Reserve Account by the amount that Lender reasonably estimates is sufficient to achieve such accumulation; provided further, however, that if any Property is released pursuant to Section 2.2, Section 2.4 or Section 7.1(l), Borrower shall decrease its monthly payments to the Tax and Insurance Reserve Account to an amount that Borrower reasonably estimates is sufficient to adequately fund the Tax and Insurance Reserve Account.
          (d) Borrower shall provide Lender with copies of all tax and, subject to Section 3.4(e), insurance bills relating to each Property promptly after Borrower’s receipt thereof. Lender will apply amounts in the Tax and Insurance Reserve Account toward the purposes for which such amounts are deposited therein and, provided no Event of Default has occurred and is continuing, the failure by Borrower to satisfy any payment covenants in respect of Taxes and insurance premiums (provided, in the case of insurance premiums, that Borrower is then obligated to reserve amounts in respect of insurance premiums in accordance with Section 3.4(e)) under this Agreement or any of the other Loan Documents shall not be deemed a breach of such covenant and shall not, in itself, result in a Default or Event of Default hereunder or under any of the other Loan Documents. In connection with the making of any payment from the Tax and Insurance Reserve Account, Lender may cause such payment to be made according to any bill, statement or estimate procured from the appropriate public office or insurance carrier, without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof unless given written advance notice by Borrower of such inaccuracy, invalidity or other contest.
          (e) Notwithstanding the foregoing, Borrower shall have no obligation to reserve funds in the Tax and Insurance Reserve Account in respect of insurance premiums (including, without limitation, pursuant to Section 3.4(b)), to provide additional payments in respect of insurance premiums pursuant to Section 3.4(c) or to provide insurance bills pursuant to Section 3.4(d), in each case, so long as Borrower delivers evidence to Lender that the insurance required hereunder is maintained under the Whitehall blanket insurance policy and that the applicable insurance premiums have been paid in advance.
          3.5. [Intentionally Omitted].
          3.6. FF&E Reserve Account.
          (a) On or prior to the Closing Date, Borrower shall establish and thereafter maintain with the Cash Management Bank an account for the purpose of reserving amounts in respect of FF&E (the “FF&E Reserve Account”).

          (b) On each Payment Date, there shall be deposited into the FF&E Reserve Account an amount equal to the Monthly FF&E Reserve Amount. In the event that any Property is released pursuant to Section 2.2, Section 2.4 or Section 7.1(l) subsequent to a determination of the Monthly FF&E Reserve Amount, the Monthly FF&E Reserve Amount shall be appropriately adjusted in accordance with the definition thereof.
          (c) Upon the request of Borrower at any time that no Event of Default is continuing (but not more often than once per calendar month), Lender shall cause disbursements to Borrower from the FF&E Reserve Account to reimburse Borrower for the cost of FF&E; provided that:
     (i) Borrower shall deliver to Lender invoices evidencing that the costs for which such disbursements are requested are due and payable;
     (ii) Borrower shall deliver to Lender an Officer’s Certificate confirming that all such costs have been previously paid by Borrower or will be paid from the proceeds of the requested disbursement; and
     (iii) Lender may condition the making of a requested disbursement on reasonable evidence establishing that Borrower has applied any amounts previously received by it in accordance with this Section for the expenses to which specific draws made hereunder relate.
          3.7. Deferred Maintenance and Environmental Reserve Account.
          (a) On or prior to the Closing Date, Borrower shall establish and thereafter maintain with the Cash Management Bank an account for the purpose of reserving amounts anticipated to be required to correct Deferred Maintenance Conditions (the “Deferred Maintenance and Environmental Reserve Account”).
          (b) On the Closing Date, Borrower shall either (x) deposit into the Deferred Maintenance and Environmental Reserve Account, from the proceeds of the Loan, an amount equal to the Deferred Maintenance Amount and/or (y) deliver to Lender a Qualified Letter of Credit in respect of such amount, provided that the aggregate amounts deposited in the Deferred Maintenance and Environmental Reserve Account and any Qualified Letter of Credit delivered to Lender shall at all times equal the Deferred Maintenance Amount. If a Mezzanine Lender acquires direct or indirect equity interests in Borrower through foreclosure or a transfer in lieu of foreclosure and Borrower has delivered to Lender a Qualified Letter of Credit in accordance with clause (y) of this Section 3.7(b), then Borrower shall promptly deposit into the Deferred Maintenance and Environmental Reserve Account the amount necessary to cause the Deferred Maintenance and Environmental Reserve Account to contain the amount that would be contained therein had Borrower deposited the initial Deferred Maintenance Amount therein on the Closing Date and subsequently withdrawn therefrom all amounts that would have been permitted to be withdrawn pursuant to Section 3.7(c) (and if Borrower fails to do so, then Lender shall have the right to draw on the Qualified Letter of Credit and deposit the proceeds thereof into the Deferred Maintenance and Environmental Reserve Account ).

          (c) Borrower shall correct the Deferred Maintenance Conditions in a diligent, workmanlike manner and shall complete the same within the respective time periods set forth in Schedule F, subject to the right to have Unspent Allocated Deferred Maintenance Amounts released in accordance with Section 3.7(e). Upon the request of Borrower at any time that no Event of Default is continuing (but not more often than once per calendar month), Lender shall cause disbursements to Borrower from the Deferred Maintenance and Environmental Reserve Account to reimburse Borrower (or advance sums necessary to pay) for reasonable costs and expenses incurred in order to correct Deferred Maintenance Conditions (or, if applicable, shall permit the reduction of the amount of the Qualified Letter of Credit by the amount that would have been so disbursed, provided that such reductions shall be permitted only in minimum increments equal to the lesser of (x) $1,000,000 or (y) the amount then contained in such Collateral Account), provided that
     (i) Borrower shall deliver to Lender invoices evidencing that the costs for which such disbursements are requested are due and payable;
     (ii) Borrower shall deliver to Lender an Officer’s Certificate confirming that all such costs have been previously paid by Borrower or will be paid from the proceeds of the requested disbursement; and
     (iii) Lender may condition the making of a requested disbursement on (1) reasonable evidence establishing that Borrower has applied any amounts previously received by it in accordance with this Section for the expenses to which specific draws made hereunder relate, (2) reasonably satisfactory site inspections, if the cost of the contemplated work exceeds $1,000,000, and, (3) receipt of conditional lien releases and waivers from any contractors, subcontractors and others with respect to such amounts if such amounts exceed $500,000 (provided that, with respect to any amounts to be paid from the requested disbursement, Borrower shall deliver to Lender, on or prior to the following Payment Date, lien releases and waivers in respect of such amounts if the costs thereof exceed $500,000).
          (d) If Borrower satisfies all or any portion of its obligation under Section 3.7(b) by providing a letter of credit which at any time ceases to be a Qualified Letter of Credit, Borrower shall, within 10 Business Days thereafter, either deliver to Lender a replacement Qualified Letter of Credit or deposit into the Deferred Maintenance and Environmental Reserve Account the amount necessary to cause the amount on deposit therein to equal the amount that would be contained therein had Borrower deposited the Deferred Maintenance Amount in the Deferred Maintenance and Environmental Reserve Account on the Closing Date and subsequently withdrawn therefrom all amounts that would have been permitted to be withdrawn therefrom pursuant to Section 3.7(c). In addition, if Borrower delivers or causes to be delivered (at any time and from time to time) a Qualified Letter of Credit to Lender on account of all or any portion of the amounts required to be reserved and/or delivered in respect of this Section 3.7, then, so long as no Event of Default is continuing, Lender shall disburse to Borrower from the Deferred Maintenance and Environmental Reserve Account the amount by which the amounts reserved and/or deposited with respect to this Section 3.7 exceed the amount required to be reserved and/or deposited pursuant to this Section 3.7 (taking into account all disbursements and reductions theretofore made pursuant to Section 3.7(c).

          (e) Upon substantial completion (as reasonably determined by Lender) of the portion of the Deferred Maintenance Conditions identified on any line on Schedule F, and provided no Event of Default is then continuing, the remainder of the portion of the Deferred Maintenance Reserve Account held for such line item (as shown adjacent to such line item on Schedule F) shall promptly be remitted to the Cash Management Account (or, if applicable, the amount of any Qualified Letter of Credit delivered pursuant to this Section 3.7 shall be accordingly reduced). Upon the correcting of all Deferred Maintenance Conditions, provided no Event of Default is then continuing, any amounts then remaining in the Deferred Maintenance Reserve Account shall promptly be remitted to the Cash Management Account and the Deferred Maintenance Account will no longer be maintained and/or, to the extent applicable, any Qualified Letter of Credit delivered pursuant to this Section 3.7 shall be returned to Borrower.
          (f) Any amount of the Deferred Maintenance and Environmental Reserve Account allocable to a Property that is released pursuant to Section 2.2, Section 2.4 or Section 7.1(l) shall be promptly remitted to the Cash Management Account and/or any Qualified Letter of Credit delivered pursuant to this Section 3.7 shall be reduced accordingly.
          3.8. Capital Expenditure Reserve Account.
          (a) On or prior to the Closing Date, Borrower shall establish and thereafter maintain with the Cash Management Bank an account for the purpose of reserving amounts in respect of Capital Expenditures (the “Capital Expenditure Reserve Account”).
          (b) Borrower shall either (x) deposit into the Capital Expenditure Reserve Account an amount equal to the Capital Expenditure Amount and/or (y) deliver to Lender a Qualified Letter of Credit in respect of the Capital Expenditure Amount; provided that the aggregate amounts deposited in the Capital Expenditure Reserve Account and any Qualified Letter of Credit delivered to Lender shall at all times equal the Capital Expenditure Amount. If a Mezzanine Lender acquires direct or indirect equity interests in Borrower through foreclosure or a transfer in lieu of foreclosure and Borrower has delivered to Lender a Qualified Letter of Credit in accordance with clause (y) of this Section 3.8(b), then Borrower shall promptly deposit into the Capital Expenditure Reserve Account the then applicable Capital Expenditure Amount (and if Borrower fails to do so, then Lender shall have the right to draw on the Qualified Letter of Credit and deposit the proceeds thereof into the Capital Expenditure Reserve Account).
          (c) Borrower shall apply the applicable Allocated Capital Expenditure Amount toward Capital Expenditures with respect to the applicable Property, subject to (i) the right to have Unspent Allocated Capital Expenditure Amounts reallocated among items of Capital Expenditure for a Property pursuant to Section 3.8(f) or Section 5.17 or among Properties pursuant to Section 3.8(g) or Section 5.17, and (ii) the right to have Unspent Allocated Capital Expenditure Amounts disbursed in accordance with Sections 3.8(h) and (i). Upon the request of Borrower at any time that no Event of Default is continuing (but not more often than once per calendar month), Lender shall cause disbursements to Borrower from the Capital Expenditure Reserve Account to reimburse Borrower for reasonable costs and expenses incurred in performing Capital Expenditures (and/or, as applicable, shall permit the reduction of the amount of the Qualified Letter of Credit delivered to Lender, by the amount that would have been so disbursed), provided that
     (i) Borrower shall deliver to Lender invoices evidencing that the costs for which such disbursements are requested are due and payable;
     (ii) Borrower shall deliver to Lender an Officer’s Certificate confirming that all such costs have been previously paid by Borrower or will be paid from the proceeds of the requested disbursement; and
     (iii) Lender may condition the making of a requested disbursement on (1) reasonable evidence establishing that Borrower has applied any amounts previously received by it in accordance with this Section for the expenses to which specific draws made hereunder relate, (2) reasonably satisfactory site inspections, if the contemplated work exceeds $1,000,000, and (3) receipt of conditional lien releases and waivers from any contractors, subcontractors and others with respect to such amounts if the costs exceed $500,000 (provided that, with respect to any amounts to be paid from the requested disbursement, Borrower shall deliver to Lender, on or prior to the following Payment Date, lien releases and waivers in respect of such amounts if the costs thereof exceed $500,000).
          (d) If Borrower satisfies its obligation under Section 3.8(b) by providing a letter of credit which at any time ceases to be a Qualified Letter of Credit, Borrower shall, within 10 Business Days thereafter, either (x) deliver to Lender, as applicable, a Qualified Letter of Credit in the amount required to satisfy its obligations under Section 3.8(b) or (y) deposit into the Capital Expenditure Reserve Account such amount. In addition, Borrower shall have the right at any time to deposit into the Capital Expenditure Reserve Account the amount described in clause (y), whereupon any Qualified Letter theretofore delivered to Lender pursuant to Section 3.8(b) shall be returned to Borrower, and Borrower shall thereafter have the right to redeliver a Qualified Letter of Credit in such amount, whereupon the corresponding amounts then contained in the Capital Expenditure Reserve Account shall be remitted to the Cash Management Account.
          (e) On a quarterly basis, on or prior to the date on which Borrower delivers to Lender its quarterly financial statements pursuant to Section 5.13, Borrower shall deliver to Lender a report detailing the status of Capital Expenditures on a Property-by-Property basis which shall include the Allocated Capital Expenditure Amount with respect to each Property and the Unspent Allocated Capital Expenditure Amount with respect to each Property.
          (f) To the extent that there is an Unspent Allocated Capital Expenditure Amount with respect to an item of Capital Expenditure for a Property upon substantial completion of such item, such Unspent Allocated Capital Expenditure Amount may, without Lender’s consent or approval, be reallocated by Borrower to other items of Capital Expenditure for such Property such that the Allocated Capital Expenditure Amount with respect to the items of Capital Expenditure for such Property to which funds are reallocated are increased for all purposes hereunder.

          (g) With respect to a Property for which all items of Capital Expenditure set forth in the Approved Annual Capital Expenditure Budget with respect to such Property have been completed, as evidenced by a report delivered to Lender pursuant to Section 3.8(e) together with an accompanying Officer’s Certificate certifying the same, provided no Event of Default is then continuing, Borrower shall have the right, following prior written notice to Lender, to reallocate any Unspent Allocated Capital Expenditure Amount with respect to such Property to one or more other Properties, provided that such reallocation is reasonably expected to enhance the value of the Property or Properties to which such amounts are reallocated. In connection with any such reallocation, Borrower shall deliver to Lender a revised Approved Annual Capital Expenditure Budget, which shall be subject to Lender’s reasonable approval and shall thereafter replace and update the Allocated Capital Expenditure Amounts theretofore in effect for all purposes under the Loan Documents. A schedule specifying Borrower’s calculation of such revised Allocated Capital Expenditure Amounts shall be attached to the Officer’s Certificate required under the first sentence of this Section 3.8(g).
          (h) If there is an Unspent Allocated Capital Expenditure Amount following the delivery of the report to Lender required by Section 3.8(e) above, and such Unspent Allocated Capital Expenditure Amount is not reallocated to other Capital Expenditures pursuant to Section 3.8(f) above or to other Properties to the extent permitted under Section 3.8(g) above, then any such portion of the Unspent Allocated Capital Expenditure Amount that is then contained in the Capital Expenditure Reserve Account shall, at Borrower’s option, either (x) be applied to the prepayment of the Loan and each Mezzanine Loan, pro rata in proportion to their respective initial principal amounts, subject to and in accordance with Section 2.1 (and, if such Unspent Allocated Required Capital Expenditure Amount is held in the form of a Qualified Letter of Credit, then Borrower shall be entitled to a reduction or return of such Qualified Letter of Credit in an amount equal to the amount of such prepayment, and in such event Lender shall reasonably cooperate in effecting such reduction or return) or (y) be retained in such account and shall only be disbursed to Borrower to reimburse Borrower for the reasonable costs and expenses to perform Capital Expenditures and/or for the cost of FF&E with respect to one or more of the Properties (and the amount of any Qualified Letter of Credit delivered to Lender in respect of the Unspent Allocated Capital Expenditure Amount shall only be reduced in connection with such costs), subject, in each case, to satisfaction of the conditions set forth in Sections 3.6(c)(i) through (iii) and Sections 3.8(c)(i) through (iii), as applicable.
          (i) Notwithstanding anything to the contrary contained in this Section 3.8, Lender shall release the Capex True-Up Amount to Borrower from the Capital Expenditure Reserve Account, provided that Borrower shall make a written request therefore prior to the date that is 90 days from the Closing Date and that such written request is accompanied by evidence (including paid invoices) reasonably satisfactory to Lender that capital improvements at the Properties for which the amounts on deposit in the Capital Expenditure Reserve Account were to be applied pursuant to the terms hereof had been completed and paid full prior to the Closing Date (the “Pre-Closing Paid Capital Improvements”). The term “Capex True-Up Amount” means the lesser of (x) the out-of-pocket paid expenses attributable to the Pre-Closing Paid Capital Improvements (to the extent the evidence of such paid expenses is delivered to Lender in accordance with the preceding sentence) and (y) the amount attributed to such Pre-Closing Paid Improvements in the Approved Annual Capital Expenditure Budget.

          3.9. [Intentionally Omitted].
          3.10. Demolition Reserve Account.
          (a) On or prior to the Closing Date, Borrower shall establish and thereafter maintain with the Cash Management Bank an account for the purpose of reserving costs related to the Demolition (the “Demolition Reserve Account”).
          (b) On the Closing Date, Borrower shall deposit into the Demolition Reserve Account, from the proceeds of the Loan, an amount equal to the Demolition Reserve Amount.
          (c) Borrower shall cause the Demolition to be completed within 60 days of the date hereof. Upon the request of Borrower at any time that no Event of Default is continuing, Lender shall cause disbursements to Borrower from the Demolition Reserve Account to reimburse Borrower for reasonable costs and expenses incurred in the performance of the Demolition, provided that
     (i) Borrower shall deliver to Lender invoices evidencing that the costs for which such disbursements are requested are due and payable;
     (ii) Borrower shall deliver to Lender an Officer’s Certificate confirming that all such costs have been previously paid by Borrower or will be paid from the proceeds of the requested disbursement; and
     (iii) Lender may condition the making of a requested disbursement on (1) reasonable evidence establishing that Borrower has applied any amounts previously received by it in accordance with this Section for the expenses to which specific draws made hereunder relate, (2) reasonably satisfactory site inspections and, (3) receipt of conditional lien releases and waivers from any contractors, subcontractors and others with respect to such amounts if such amounts exceed $500,000 (provided that, with respect to any amounts to be paid from the requested disbursement, Borrower shall deliver to Lender, on or prior to the following Payment Date, lien releases and waivers in respect of such amounts if the costs thereof exceed $500,000).
     (d) Upon completion of the Demolition, provided no Event of Default is then continuing, any amounts then remaining in the Demolition Reserve Account shall promptly be remitted to Borrower and the Demolition Reserve Account will no longer be maintained.
          3.11. Cash Reserve Account. On or prior to the Closing Date, Borrower shall establish and thereafter maintain with the Cash Management Bank an account for the deposit of amounts required to be deposited therein in accordance with Sections 2.2(a)(ii), 2.2(a)(iv) and 2.4(ii) in connection with the release of a Property (the “Cash Reserve Account”). Borrower shall have the right to direct the application of amounts on deposit in the Cash Reserve Account to the extent provided in Section 2.2(a)(ii), 2.2(a)(iv), 2.4(ii) .

          3.12. Dividend Reserve Account.
          (a) On or prior to the Closing Date, Borrower shall establish and thereafter maintain with the Cash Management Bank an account for the purpose of reserving excess cash flow during the Sponsor Guaranty Effectiveness Period (the “Dividend Reserve Account”).
          (b) On each Payment Date during the Sponsor Guaranty Effectiveness Period, there shall be deposited into the Dividend Reserve Account the amounts required to be deposited therein in accordance with Section 3.2(b)(xv).
          (c) During the Sponsor Guaranty Effectiveness Period, provided no Event of Default is continuing, Lender shall release to Borrower on any Payment Date, on not less than five Business Days’ prior written notice, any amount then contained in the Dividend Reserve Account for application toward (i) Operating Expenses, Capital Expenditures or other expense related to the maintenance or management of the Property (to the extent permitted hereunder) and/or (ii) provided no Mezzanine Loan Event of Default is continuing, ACEP Operating Expenses, in each case as evidenced by an Officer’s Certificate specifying such expenses (Borrower agreeing that, in the event that amounts so remitted from the Dividend Reserve Account exceed the expenses for which they were intended, such excess amounts shall be remitted by Borrower to the Cash Management Account prior to the next succeeding Payment Date). In addition, provided no Event of Default is continuing, Borrower shall have the right to direct that any amount contained in the Dividend Reserve Account be applied to the prepayment of the Loan and each Mezzanine Loan, pro rata in proportion to their respective initial principal amounts, subject to and in accordance with Section 2.1.
          (d) At Borrower’s request, provided that no Event of Default is then continuing, Lender shall release to the Cash Management Account all amounts then contained in the Dividend Reserve Account on the first Payment Date after the termination of the Sponsor Guaranty Effectiveness Period, whereupon the Dividend Reserve Account will no longer be maintained.
          3.13. Account Collateral.
          (a) Borrower hereby grants a perfected first-priority security interest in favor of Lender in and to the Account Collateral as security for the Indebtedness, together with all rights of a secured party with respect thereto. Each Collateral Account shall be an Eligible Account under the sole dominion and control of Lender and shall be in the name of Borrower, as pledgor, and Lender, as pledgee. Borrower shall have no right to make withdrawals from any of the Collateral Accounts. Funds in the Collateral Accounts shall not be commingled with any other monies at any time. Borrower shall execute any additional documents that Lender in its reasonable discretion may require and shall provide all other evidence reasonably requested by Lender to evidence or perfect its first-priority security interest in the Account Collateral.
          (b) The insufficiency of amounts contained in the Collateral Accounts shall not relieve Borrower from its obligation to fulfill all covenants contained in the Loan Documents.

          (c) During the continuance of an Event of Default, Lender may, in its sole discretion, apply funds in the Collateral Accounts, and funds resulting from the liquidation of Permitted Investments related to the Collateral Accounts, either toward the components of the Indebtedness (e.g., interest, principal and other amounts payable hereunder), the Loan and the Notes in such sequence as Lender shall elect in its sole discretion (subject, however, as between the holders of the Notes, to any intercreditor agreement), and/or toward the payment of Taxes, Operating Expenses and Capital Expenditures.
          3.14. Permitted Investments.
          (a) Funds in the Collateral Account shall be invested at Lender’s discretion only in Permitted Investments.
          (b) All income and gains from the investment of funds in the Collateral Accounts other than the Tax and Insurance Reserve Account shall be retained in the Collateral Accounts (unless and until disbursed in accordance with the terms hereof) from which they were derived and shall belong to Borrower, subject to Lender’s Lien thereon. Unless otherwise required by applicable law, all income and gains from the investment of funds in the Tax and Insurance Reserve Account shall be for the account of Lender in consideration of its administration of such Collateral Account, and Lender shall have the right at any time to cause the Cash Management Bank to remit such amounts to Lender. The insufficiency of amounts contained in the Collateral Accounts shall not relieve Borrower from its obligation to fulfill all covenants contained in the Loan Documents. As between Borrower and Lender, Borrower (or Lender with respect to the Tax and Insurance Reserve Account, to the extent of any income actually received with respect thereto) shall treat all income, gains and losses from the investment of amounts in the Collateral Accounts as its income or loss for federal, state and local income tax purposes.
          (c) After the Loan and all other Indebtedness have been paid in full, the Collateral Accounts shall be closed and the balances therein, if any, shall be paid to Borrower.
          3.15. Bankruptcy. Borrower and Lender acknowledge and agree that upon the filing of a bankruptcy petition by or against Borrower under the Bankruptcy Code, the Account Collateral and the Revenues (whether then already in the Collateral Accounts, or then due or becoming due thereafter) shall be deemed not to be property of Borrower’s bankruptcy estate within the meaning of Section 541 of the Bankruptcy Code. If, however, a court of competent jurisdiction determines that, notwithstanding the foregoing characterization of the Account Collateral and the Revenues by Borrower and Lender, the Account Collateral and/or the Revenues do constitute property of Borrower’s bankruptcy estate, then Borrower and Lender further acknowledge and agree that all such Revenues, whether due and payable before or after the filing of the petition, are and shall be cash collateral of Lender. Borrower acknowledges that Lender does not consent to Borrower’s use of such cash collateral and that, in the event Lender elects (in its sole discretion) to give such consent, such consent shall only be effective if given in writing signed by Lender. Except as provided in the immediately preceding sentence, Borrower shall not have the right to use or apply or require the use or application of such cash collateral (i) unless Borrower shall have received a court order authorizing the use of the same, and (ii) Borrower shall have provided such adequate protection to Lender as shall be required by the bankruptcy court in accordance with the Bankruptcy Code.
          3.16 Guaranty Reserves. If a Mezzanine Lender acquires direct or indirect equity interests in Borrower through foreclosure or a transfer in lieu of foreclosure, and if the Sponsor Guaranty has not theretofore terminated in accordance with its terms, then Borrower shall cause the Sponsor to promptly deposit into a new Eligible Account maintained with Lender, as additional Collateral for the Loan, the maximum amount guaranteed by the Sponsor Guaranty at such time (i.e., as such amount may have been reduced pursuant to the terms of the Sponsor Guaranty), and if Borrower fails to do so, then same shall constitute an Event of Default hereunder.
ARTICLE IV
REPRESENTATIONS
          Borrower represents to Lender that, as of the Closing Date, except as set forth in the Exception Report:
          4.1. Organization.
          (a) Each Co-Borrower is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware, and is in good standing as a foreign partnership company in each other jurisdiction where ownership of its properties or the conduct of its business requires it to be so, and Borrower has all power and authority under such laws and its organizational documents and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.
          (b) The sole general partner of each Co-Borrower (as set forth in the signature page hereto), is a Single-Purpose Equityholder that is a limited liability company and is duly organized, validly existing and in good standing under the laws of the State of Delaware, and is in good standing as a foreign limited liability company in each other jurisdiction where ownership of its assets or the conduct of its business requires it to be so, and such general partner has all power and authority under such laws and its organizational documents and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.
          (c) Each Operating Lessee is a limited liability company, duly organized, validly existing and in good standing under the laws the State of Nevada, and is in good standing as a foreign limited liability company in each other jurisdiction where ownership of its assets or the conduct of its business requires it to be so, and each Operating Lessee has all power and authority under such laws and its organizational documents and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

          (d) Borrower does not have any subsidiaries nor does it own any equity interest in any other Person. Borrower’s Single-Purpose Equityholder has no subsidiaries and does not own any equity interest in any other Person (other than Borrower).
          (e) The organizational chart contained in Schedule G is true and correct as of the date hereof.
          4.2. Authorization. Borrower has the power and authority to enter into this Agreement and the other Loan Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by the Loan Documents and has by proper action duly authorized the execution and delivery by Borrower of the Loan Documents.
          4.3. No Conflicts. Neither the execution and delivery of the Loan Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof will (i) violate or conflict with any provision of its limited partnership agreement, certificate of limited partnership or other governance document, (ii) violate any law, regulation (including Regulation U, Regulation X, Regulation T or any Gaming Laws), order, writ, judgment, injunction, decree or permit presently in effect and applicable to it, (iii) violate or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, contract or other Material Agreement to which Borrower or Sponsor is a party or by which Borrower or Sponsor may be bound, or (iv) result in or require the creation of any Lien or other charge or encumbrance upon or with respect to the Collateral in favor of any party other than Lender and other than a Permitted Encumbrance.
          4.4. Consents. No consent, approval, authorization or order of, or qualification with, any court or Governmental Authority or any parties to an REA other than Borrower, is required in connection with the execution, delivery or performance by Borrower of this Agreement or the other Loan Documents, except for any of the foregoing which have already been obtained and except as provided in Regulation 8.130 of the Regulations of the Nevada Gaming Commission and State Gaming Control Board with respect to renewals, changes or modifications to the Loan Documents subsequent to the Closing Date.
          4.5. Enforceable Obligations. As of the Closing Date, this Agreement and the other Loan Documents have been duly executed and delivered by Borrower and constitute Borrower’s legal, valid and binding obligations, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. As of the Closing Date, the Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury.
          4.6. No Default. As of the Closing Date, no Default or Event of Default exists.

          4.7. Payment of Taxes. Each of Borrower and each Operating Lessee has filed (or have obtained extensions for filing), or has caused to be filed, all tax returns (federal, state, local and foreign), including all reports relating to gaming taxes and fees to the Gaming Authorities, required to be filed and paid all amounts of taxes stated to be due on such returns (including interest and penalties) except for taxes which are not yet delinquent and has paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangible taxes) owing by it necessary to preserve the Liens in favor of Lender.
          4.8. Compliance with Law. Except as set forth in the Engineering Report, Borrower, each Operating Lessee, the Properties and the use thereof comply in all material respects with all applicable Insurance Requirements and Legal Requirements, including building and zoning ordinances and codes, except to the extent that non-compliance therewith would not reasonably be likely to have a Material Adverse Effect. To the extent reasonably necessary to avoid a Material Adverse Effect, each of the Properties conforms to current zoning requirements (including requirements relating to parking) and is neither an illegal nor a legal nonconforming use. Except as set forth in the Engineering Report, neither Borrower nor any Operating Lessee is in default or in violation of any order, writ, injunction, decree or demand of any Governmental Authority the default or violation of which could adversely affect the Properties or the condition (financial or otherwise) or business of Borrower or such Operating Lessee, which default or violation is reasonably likely to have a Material Adverse Effect or a Portfolio Material Adverse Effect. There has not been committed by or on behalf of Borrower or, to the best of Borrower’s knowledge, any other person in occupancy of or involved with the operation or use of the Properties, any act or omission affording any federal Governmental Authority or any state or local Governmental Authority the right of forfeiture as against the Properties or any portion thereof or any monies paid in performance of its obligations under any of the Loan Documents. To Borrower’s knowledge, Borrower has not purchased any portion of the Properties with proceeds of any illegal activity.
          4.9. ERISA. Neither Borrower nor any ERISA Affiliate of Borrower has incurred or could be subjected to any liability under Title IV or Section 302 of ERISA or Section 412 of the Code or maintains or contributes to, or is or has been required to maintain or contribute to, any employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV or Section 302 of ERISA or Section 412 of the Code. The consummation of the transactions contemplated by this Agreement will not constitute or result in any non-exempt prohibited transaction by Borrower or any of its subsidiaries or Lender under Section 406 of ERISA, Section 4975 of the Code or substantially similar provisions under federal, state or local laws, rules or regulations.
          4.10. Government Regulation. Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. Borrower is not a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” or either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          4.11. No Bankruptcy Filing. Neither Borrower nor any Operating Lessee is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property. Neither Borrower nor any Operating Lessee has knowledge of any Person contemplating the filing of any such petition against it.
          4.12. Other Debt. Neither Borrower nor any Operating Lessee has outstanding any Debt other than Permitted Debt.
          4.13. Litigation. To the extent disclosed to Borrower or any of its Affiliates by the sellers of the Property under the Acquisition Documents or any diligence materials provided to Borrower by such sellers, and otherwise to Borrower’s actual knowledge, there are no actions, suits, proceedings, arbitrations or governmental investigations by or before any Governmental Authority or other agency now pending, and to the best of Borrower’s knowledge there are no such actions, suits, proceedings, arbitrations or governmental investigations threatened against or affecting Borrower, any Operating Lessee or the Properties, in each case, except as listed in the Exception Report (and there are no actions, suits, proceedings, arbitrations or governmental investigations by or before any Governmental Authority or other agency now pending, and to the best of Borrower’s knowledge there are no such actions, suits, proceedings, arbitrations or governmental investigations threatened against or affecting Borrower, any Operating Lessee or the Properties, in each case, whether or not listed in the Exception Report, which alone or in the aggregate, if determined against Borrower, such Operating Lessee or the Properties, is likely to result in a Material Adverse Effect or a Portfolio Material Adverse Effect).
          4.14. Major Leases; Material Agreements.
          (a) To the extent disclosed to Borrower or any of its Affiliates by the sellers of the Property under the Acquisition Documents or any diligence materials provided to Borrower by such sellers, and otherwise to Borrower’s actual knowledge (except as set forth in the Exception Report), there are no Major Leases as of the date hereof other than the Operating Leases. Except as set forth in the Exception Report, (i) no Person has any possessory interest in the Properties or right to occupy the same except under and pursuant to the provisions of the Leases or any sublease or any other occupancy agreement granted by a Tenant under a Lease, (ii) no security deposits are being held by Borrower or any Operating Lessee, (iii) no Tenant or other party has any option, right of first refusal or similar preferential right to purchase or lease all or any portion of the Properties, (iv) no fixed rent has been paid more than 30 days in advance of its due date and (v) no payments of rent are more than 30 days delinquent, in each of the foregoing cases, other than a party to a Lease which is not a Major Lease. Other than Major Leases, there are no Leases the existence or termination of which is reasonably likely to have a Material Adverse Effect.
          (b) To the extent disclosed to Borrower or any of its Affiliates by the sellers of the Property under the Acquisition Documents or any diligence materials provided to Borrower by such sellers, and otherwise to Borrower’s actual knowledge, and except as indicated in Schedule F, all work to be performed by the landlord under the Major Leases has been substantially performed, all contributions to be made by the landlord to the Tenants thereunder have been made, all other conditions to each Tenant’s obligations thereunder have been satisfied, no Tenant has the right to require Borrower or any Operating Lessee to perform or finance Tenant Improvements or Material Alterations and no Leasing Commissions are owed or would be owed upon the exercise of any such Tenant’s existing renewal or expansion options.
          (c) To the extent disclosed to Borrower or any of its Affiliates by the sellers of the Property under the Acquisition Documents or any diligence materials provided to Borrower by such sellers, and otherwise to Borrower’s actual knowledge,(i) there are no Material Agreements except as described in Schedule D, (ii) Borrower has made available to Lender true and complete copies of all Material Agreements and (iii) each Material Agreement has been entered into at arm’s length in the ordinary course of business by or on behalf of Borrower or an Operating Lessee.
          (d) To Borrower’s knowledge, the Major Leases and the Material Agreements are in full force and effect and there are no material defaults thereunder by Borrower, any Operating Lessee or, to Borrower’s best knowledge, any other party thereto. Neither Borrower nor any Operating Lessee is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other material agreement or instrument to which it is a party or by which it or any of the Properties are bound.
          (e) The Operating Leases are true leases to the Operating Lessees and not financings.
          4.15. Full and Accurate Disclosure. To Borrower’s knowledge, no statement of fact heretofore delivered by Borrower, any Operating Lessee or their respective affiliates to Lender in writing in respect of the Properties, Borrower or any Operating Lessee, when considered together, contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained therein not misleading unless subsequently corrected. There is no fact presently actually known to Borrower or any Operating Lessee which has not been disclosed to Lender which is reasonably likely to result in a Portfolio Material Adverse Effect.
          4.16. Financial Condition. All financial data concerning Borrower, the Operating Lessees and the Properties heretofore provided to Lender, taken as a whole, fairly presents in accordance with GAAP the financial position of Borrower and the Operating Lessees in all material respects, as of the date on which it was made, and does not omit to state any material fact necessary to make statements contained herein or therein not misleading. Since the delivery of such data, except as otherwise disclosed in writing to Lender, there have occurred no changes or circumstances presently known to Borrower or any Operating Lessee and relating to Borrower, any Operating Lessee or the Property which have had or are reasonably likely to result in a Portfolio Material Adverse Effect.
          4.17. Single-Purpose Requirements. Each of Borrower and its Single-Purpose Equityholder is now, and

has always been since its formation, a Single-Purpose Entity. Operating Lessee is now a Single-Purpose Entity.
          4.18. Location of Chief Executive Offices. The location of Borrower’s principal place of business and chief executive office is the address listed in Section 9.4.
          4.19. Not Foreign Person. Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.
          4.20. Labor Matters. Except as set forth in the Exception Report, neither Borrower nor any Operating Lessee is a party to any collective bargaining agreements.
          4.21. Title. Borrower owns good, marketable and insurable title in fee or leasehold title, as applicable, to the Properties and owns good and marketable title to the related personal property (to the extent not owned by an Operating Lessee, the tenants, guests or employees at the Properties), to the Collateral Accounts and to any other Collateral, in each case free and clear of all Liens whatsoever except the Permitted Encumbrances. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) valid, perfected first priority Liens on the Properties and/or Borrower’s leasehold interest in the Properties, as applicable, and the rents therefrom, enforceable as such against creditors of and purchasers from Borrower and subject only to Permitted Encumbrances, and (ii) perfected Liens (pursuant to the Uniform Commercial Code of the State of Delaware) in and to all Collateral that is personalty owned by Borrower, all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. To Borrower’s knowledge, the Permitted Encumbrances do not and will not affect or interfere with the value, or current use or operation, of the Properties, or the security intended to be provided by the Mortgage or Borrower’s ability to repay the Indebtedness in accordance with the terms of the Loan Documents, in each case, other than in a way that would not have a Material Adverse Effect. Except as indicated on a Qualified Title Insurance Policy, there are no claims for payment for work, labor or materials affecting the Properties which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents. No creditor of Borrower other than Lender has in its possession any goods that constitute or evidence the Collateral.
          4.22. No Encroachments. Except as shown on the Qualified Survey, all of the improvements on the Properties that were included in determining the appraised value of the Properties lie wholly within the boundaries and building restriction lines of the Properties, and no improvements on adjoining property encroach upon the Properties, and no easements or other encumbrances upon the Properties encroach upon any of the improvements, so as, in either case, to have a Material Adverse Effect except those which are indicated on a Qualified Title Insurance Policy.

          4.23. Physical Condition.
          (a) To Borrower’s knowledge, except for items set forth on Schedule F and in the Engineering Reports, the Properties (including sidewalks, storm drainage system, roof, plumbing system, HVAC system, fire protection system, electrical system, equipment, elevators, exterior sidings and doors, irrigation system and all structural components) are in good condition, order and repair in all respects material to its use, operation or value.
          (b) Borrower is not aware of any material structural defect or damages in the Properties, whether latent or otherwise, except for items set forth on Schedule F and in the Engineering Reports.
          (c) Borrower has not received and is not aware of any other party’s receipt of notice from any insurance company or bonding company of any defects or inadequacies in the Properties which would, alone or in the aggregate, adversely affect in any material respect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
          (d) Except as set forth in the Exception Report, each Property has available to it adequate parking to permit the operation of such Property as currently operated and in compliance with the standards set forth in the applicable Approved Management Agreement, in each case, in all material respects.
          (e) All of the rooms at each Property are in service in all material respects, except for rooms that are temporarily out of service for remodeling in the ordinary course of business or routine maintenance and repair.
          4.24. Fraudulent Conveyance. Borrower has not entered into the Transaction or any of the Loan Documents with the actual intent to hinder, delay or defraud any creditor. Borrower has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Borrower’s aggregate assets do not and, immediately following the making of the Loan and the use and disbursement of the proceeds thereof will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including Contingent Obligations and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts reasonably expected to be payable on or in respect of obligations of Borrower).
          4.25. Management. Except for any Approved Management Agreement, neither Borrower nor any Operating Lessee is a party to any property management agreement that is in effect with respect to the Properties. Except as set forth in the Exception Report, no party to any Approved Management Agreement (other than Borrower or an Operating Lessee) has any possessory interest in, or right to occupy, or any option, right of first refusal or similar preferential right to purchase or lease, all or any portion of the Properties.
          4.26. Condemnation. No Condemnation has been commenced or, to Borrower’s knowledge, is contemplated with respect to all or any material portion of the Properties or for the relocation of roadways providing access to the Properties.
          4.27. Utilities and Public Access. The following statements are accurate in all material respects:
     (i) The Properties have adequate rights of access to dedicated public ways (and makes no material use of any means of access or egress that is not pursuant to such dedicated public ways or recorded, irrevocable rights-of-way or easements) and is adequately served by all public utilities necessary to the continued use and enjoyment of the Properties as presently used and enjoyed.
     (ii) All such utilities are located in the public rights-of-way abutting the premises or in areas (“Easement Areas”) that are the subject of recorded irrevocable easement agreements which benefit the Properties and which are listed in Schedule A of the applicable Qualified Title Insurance Policy so as to be included in the coverage thereof.
     (iii) All such utilities are connected so as to serve the Properties without passing over other property other than Easement Areas.
     (iv) All roads necessary for the full utilization of each of the Properties for their current purposes have been completed and are either part of the relevant Properties (by way of deed, easement or ground lease) or dedicated to public use and accepted by all Governmental Authorities.
          4.28. Environmental Matters. Except as disclosed in the Environmental Reports:
     (i) The Properties are in compliance in all material respects with all Environmental Laws applicable to the Properties (which compliance includes, but is not limited to, the possession of, and compliance with, all environmental, health and safety permits, approvals, licenses, registrations and other governmental authorizations required in connection with the ownership and operation of the Properties under all Environmental Laws).
     (ii) No Environmental Claim is pending with respect to any of the Properties, nor, to Borrower’s knowledge, is any threatened, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or similar administrative enforcement or judicial requirements outstanding under any Environmental Law with respect to Borrower or the Properties.
     (iii) Without limiting the generality of the foregoing, other than in compliance with applicable Environmental Laws there is not present at, on, in or under any Property, any Hazardous Substances, PCB-containing equipment, asbestos or asbestos containing materials, underground storage tanks or surface impoundments for any Hazardous Substance, lead in drinking water (except in concentrations that comply with all Environmental Laws), or lead-based paint.

     (iv) To Borrower’s knowledge, there have not been and are no past, present or threatened Releases of any Hazardous Substance from or at any of the Properties that are reasonably likely to form the basis of any Environmental Claim, and, to Borrower’s knowledge, there is no threat of any Release of any Hazardous Substance migrating to any of the Properties that could reasonably be expected to result in liability to Borrower or any Operating Lessee or otherwise have a Material Adverse Effect.
     (v) No Liens are presently recorded with the appropriate land records under or pursuant to any Environmental Law with respect to any of the Properties and, to Borrower’s best knowledge, no Governmental Authority has been taking any action to subject any of the Properties to Liens under any Environmental Law.
     (vi) There have been no material environmental investigations, studies, audits, reviews or other analyses conducted by or that are in the possession of Borrower or any Operating Lessee in relation to any of the Properties which have not been made available to Lender.
          4.29. Assessments. There are no pending or, to Borrower’s knowledge, proposed special or other assessments for public improvements or otherwise affecting any of the Properties, nor, to Borrower’s knowledge, are there any contemplated improvements to any of the Properties that may result in such special or other assessments. No extension of time for assessment or payment by Borrower of any federal, state or local tax is in effect. All amounts owed to date by Borrower as owner of the Properties in the nature of common area maintenance expenses, parking fees, common association dues, assessments and similar charges have been paid in full.
          4.30. No Joint Assessment. Borrower has not suffered, permitted or initiated the joint assessment of the Properties (i) with any other real property constituting a separate tax lot, or (ii) with any personal property, or any other procedure whereby the Lien of any Taxes which may be levied against such other real property or personal property shall be assessed or levied or charged to the Properties as a single Lien.
          4.31. Separate Lots. No portion of any of the Properties is part of a tax lot that also includes any real property that is not Collateral.
          4.32. Permits; Certificate of Occupancy.
     (i) Each of Borrower, each Operating Lessee and/or each Approved Property Manager has obtained all Permits necessary for the present and contemplated use and operation of the Properties except for Permits the absence of which would not reasonably be likely to have a Material Adverse Effect. The uses being made of the Properties are in conformity in all material respects with the certificate of occupancy and/or Permits for such Properties.

     (ii) Schedule C sets forth the owner of the Liquor Licenses required for the provision of alcoholic beverages at each of the Properties.
          4.33. Flood Zone. Except as shown in a Qualified Survey, none of the Improvements on the Properties are located in areas identified by the Federal Emergency Management Agency or the Federal Insurance Administration as a “100 year flood plain” or as having special flood hazards (including Zones A, B, C, V and X and Shaded X areas), or, to the extent that any portion of the Properties are located in such an area, the applicable Properties are covered by flood insurance meeting the requirements set forth in Section 5.15(a)(ii).
          4.34. Security Deposits. To Borrower’s knowledge, Borrower and each Operating Lessee are in compliance in all material respects with all Legal Requirements relating to security deposits.
          4.35. Acquisition Documents. Borrower has delivered to Lender true and complete copies of all material agreements and instruments, including, without limitation, the Acquisition Documents, under which Borrower or any of its Affiliates or the seller of any of the Properties have remaining rights or obligations in respect of Borrower’s or Borrower’s Affiliates’ acquisition of the Properties.
          4.36. Insurance. Borrower or an Operating Lessee, as applicable, has obtained or caused to be obtained insurance policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. All premiums on such insurance policies required to be paid as of the Closing Date have been paid for the current policy period. To Borrower’s knowledge, no Person, including Borrower and any Operating Lessee, has done, by act or omission, anything which would impair the coverage of any such policy in any material respect.
          4.37. Gaming Licenses.
          (a) Schedule L contains a true, correct and complete list of all Gaming Licenses for the Properties, and the holder thereof, and each is in full force and effect and has not been amended or otherwise modified, rescinded, revoked or assigned.
          (b) Borrower, each Casino Operating Lessee and each of their respective Affiliates are in compliance in all material respects with all such Gaming Licenses to the extent the same is applicable thereto.
          (c) No event (including, without limitation, any violation of any Gaming Law) has occurred which would be reasonably likely to lead to the revocation or termination of any such Gaming License or the imposition of any material restriction thereon.
          (d) Borrower has no reason to believe that any of the Casino Operating Lessees will not be able to maintain in effect all Gaming Licenses necessary for the lawful conduct of its business or operations wherever now conducted and as planned to be conducted, including the operation of the Casino Components, pursuant to all applicable Legal Requirements.

          (e) Each Casino Operating Lessee possesses all Gaming Licenses which are material to the conduct of its business and the use, occupation and operation of the Property.
          (f) Each Casino Operating Lessee and each of its Affiliates, their respective directors, members, managers, officers, key personnel and all Persons holding a five percent (5%) or greater equity or economic interest directly or indirectly in each Casino Operating Lessee is in compliance in all material respects with all such Gaming Licenses.
          (h) Neither the execution, delivery or performance of any of the Loan Documents (nor the Securitization or any participations in the Loan, or the creation or sale of any of the Mezzanine Loans) will, except as provided in Regulation 8.130 of the Regulations of the Nevada Gaming Commission and State Gaming Control Board with respect to renewals, changes or modifications to the Loan Documents subsequent to the Closing Date: (i) require the consent of any Gaming Authority not heretofore obtained or (ii) allow or result in the imposition of any material penalty under, or the revocation or termination of, any Gaming License or any material impairment of the rights of the holder of any Gaming License.
          4.38 Trade Name; Other Intellectual Property. Each of Borrower and each Operating Lessee owns or licenses (as the case may be) all such patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, domain names, copyrights, trade secrets and other proprietary information, including customer data (collectively, the “Intellectual Property”), as Borrower and Operating Lessees consider necessary for the conduct of their respective businesses as now conducted (including such registered trademarks, service marks, domain names, patents and copyrights, and applications therefore, owned by Borrower and each Operating Lessee described on Schedule M), without individually or in the aggregate, infringement upon intellectual property rights of other Persons, in each case except as could not reasonably be expected to materially and adversely (i) affect the value of the Property, (ii) impair the use and operation of the Property or (iii) impair Borrower’s and each Operating Lessee’s ability to pay their respective obligations (under the Loan Documents or the Operating Leases) in a timely manner. With respect to the Intellectual Property owned by Borrower, Operating Lessee or their Affiliates, as among such parties, Borrower owns all Intellectual Property necessary for the business of Borrower or the Operating Lessee, except for such Intellectual Property that may be owned by Operating Lessee or an Affiliate and is subject to legal or contractual restrictions that restrict its assignment to Borrower (or, in the case of Intellectual Property such as intent-to-use trademark applications, would be materially impaired by such assignment) in which case, subject to legal or contractual restrictions that restrict its licensing to Borrower, Borrower has a license to such Intellectual Property which license is pledged to Lender pursuant to the Mortgage.
          4.39 Embargoed Person. (a) None of the funds or other assets of any of Borrower, any Single-Purpose Equityholder or Sponsor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under federal law, including, without limitation, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq. , and any executive orders or regulations promulgated thereunder, with the result that (i) the investment in any of Borrower, any Single-Purpose

Equityholder or Sponsor, as applicable (whether directly or indirectly), is prohibited by law or (ii) the Loan is in violation of law (any such person, entity or government, an “Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in any of Borrower, any Single-Purpose Equityholder or Sponsor, as applicable (whether directly or indirectly), with the result that (i) the investment in any of Borrower, any Single-Purpose Equityholder or Sponsor, as applicable (whether directly or indirectly) is prohibited by law or (ii) the Loan is in violation of law and (c) none of the funds of any of Borrower, any Single-Purpose Equityholder or Sponsor, as applicable, have been derived from any unlawful activity with the result that (i) the investment in any of Borrower, any Single-Purpose Equityholder or Sponsor, as applicable (whether directly or indirectly) is prohibited by law or (ii) the Loan is in violation of law. Notwithstanding Section 4.42 to the contrary, the representations and warranties contained in this Section 4.39 shall survive in perpetuity.
          4.40 REAs. Neither Borrower nor, to Borrower’s knowledge, any other party thereto, is in material default under any REA. Borrower has obtained all necessary approvals and consents from all other parties to each REA to the extent such approval or consent is necessary to encumber the Properties.
          4.41 Survival. Borrower agrees that all of the representations of Borrower set forth in this Agreement and in the other Loan Documents shall survive for so long as any portion of the Indebtedness is outstanding. All representations, covenants and agreements made by Borrower in this Agreement or in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.
          4.42 Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws. Borrower, and to the best of Borrower’s knowledge after due inquiry, (a) each Person owning an interest in any of Borrower, any Single-Purpose Equityholder or Sponsor, (b) each Single-Purpose Equityholder, if any, and (c) Sponsor (i) is not currently identified on the OFAC List and (ii) is not a Person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of any Legal Requirement.
ARTICLE V
AFFIRMATIVE COVENANTS
          5.1. Existence. Borrower, Operating Lessee and, if applicable, its Single-Purpose Equityholder shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence and all rights, licenses, Permits, franchises and other agreements necessary for the continued use and operation of its business. Borrower, each Operating Lessee and, if applicable, each Single-Purpose Equityholder shall deliver to Lender a copy of each amendment or other modification to any of its organizational documents promptly after the execution thereof.

          5.2. Maintenance of Properties.
          (a) Borrower will keep the Properties in good working order and repair, reasonable wear and tear excepted. Subject to Section 6.13, Borrower shall from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements to such properties.
          (b) Borrower shall diligently perform to completion all work as and to the extent required under any “Property Improvement Plans,” “Restoration Scope” plans, or similar capital improvement or expenditure obligations provided for in any Approved Management Agreement and any other capital improvement or expenditure obligation which Borrower is obligated to perform or undertake, including any such obligations assumed by Borrower pursuant to the Acquisition Documents (as any such plan or obligation may be modified from time to time in accordance herewith).
          5.3. Compliance with Legal Requirements. Borrower shall, in all material respects, comply with, and shall cause the Properties to comply with and be operated, maintained, repaired and improved in compliance with, all Legal Requirements (including Gaming Laws), Insurance Requirements and all material contractual obligations by which Borrower is legally bound. Notwithstanding the foregoing, but without limiting the requirements of any other provision of this Agreement permitting such proceedings (including clauses (iv) and (vi) of the definition of “Permitted Encumbrances”) Borrower may contest by appropriate legal proceedings, initiated and conducted in good faith and with reasonable diligence, the validity, amount or application of any Legal Requirement, provided that and so long as: (i) such proceeding shall be permitted under and be conducted in accordance with the applicable provisions of any other instrument governing the contest of such Legal Requirements to which Borrower or any such Property is subject and shall not constitute a default thereunder; (ii) no part of or interest in any Property (or Borrower’s interest therein) will be reasonably expected to be in danger of being sold, forfeited, terminated, canceled or lost during the pendency of the proceeding; (iii) such proceeding shall not reasonably be expected to subject Borrower or the Lender to criminal liability; (iv) Borrower shall upon final determination thereof pay the amount of such items, together with all costs, interest and penalties; and (v) such proceeding would not have a Portfolio Material Adverse Effect.
          5.4. Impositions and Other Claims. Borrower shall pay and discharge all taxes, assessments and governmental charges levied upon it, its income and its assets prior to the time when such taxes, assessments and charges become delinquent, as well as all lawful claims for labor, materials and supplies or otherwise, subject to any rights to contest contained in the definition of Permitted Encumbrances; provided, however, that Borrower’s obligation to directly pay taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 3.4 of this Agreement. Borrower shall file all federal, state and local tax returns and other reports that it is required by law to file. If any law or regulation applicable to Lender, any Note, the Properties or the Mortgage is enacted that deducts from the value of property for the purpose of taxation any Lien thereon, or imposes upon Lender the payment of the whole or any portion of the taxes or assessments or charges or Liens required by this Agreement to be paid by Borrower, or changes in any way the laws or regulations relating to the taxation of mortgages or security agreements or debts secured by mortgages or security agreements or the interest of the mortgagee or secured party in the property covered thereby, or the manner of collection of such taxes, so as to affect the Mortgage, the Indebtedness or Lender, then Borrower, upon demand by Lender, shall pay such taxes, assessments, charges or Liens, or reimburse Lender for any amounts paid by Lender.
          5.5. Access to Properties. Borrower shall permit agents, representatives and employees of Lender and the Servicer (at Lender’s sole cost and expense unless an Event of Default shall have occurred and is then continuing), who shall be accompanied by a representative of Borrower, to inspect the Properties or any portion thereof, and/or the books and records of Borrower, at such reasonable times on Business Days as may be requested by Lender upon reasonable advance notice, subject to the terms of the Leases, and provided such entry and inspection shall not unreasonably interfere with the usual operation and conduct of business at the Properties or the use and enjoyment of the Properties by Borrower or its tenants, customers and guests.
          5.6. Cooperate in Legal Proceedings. Except with respect to any claim by Borrower against Lender and any claim brought by Lender against Borrower, Borrower shall cooperate fully with Lender with respect to any proceedings before any Governmental Authority which may in any way affect the rights of Lender hereunder or under any of the Loan Documents and, in connection therewith, Lender may, at its election and expense, participate or designate a representative to participate in any such proceedings.
          5.7. Leases.
          (a) Borrower shall furnish Lender with executed copies of all Major Leases, together with a detailed breakdown of income and cost associated therewith. All Leases executed after the date hereof and renewals or amendments of Leases after the date hereof must be entered into on an arms-length basis with Tenants whose identity and creditworthiness is appropriate for tenancy in a property of comparable quality and nature to the applicable Property, must provide for rental rates and other economic terms which, taken as a whole, are at least equivalent to then-existing market rates, based on the applicable market, and must contain terms and conditions that are commercially reasonable (in each case, unless Lender consents to such Lease in its sole discretion, unless with respect to any renewal or amendment, Borrower is obligated to execute and deliver the same pursuant to a Lease in effect as of the date hereof or entered into subsequent to the date hereof and in accordance with the terms hereof). All new Leases must provide that they are subject and subordinate to any current or future mortgage financing on the Properties and that the Tenants agree to attorn to any foreclosing mortgagee at such mortgagee’s request. Upon Borrower’s request, Lender shall reasonably promptly (but in no event later than 10 Business Days following Borrower’s request therefor) execute and deliver a Subordination, Non-Disturbance and Attornment Agreement to the Tenant of any future Lease, in substantially the form attached hereto as Exhibit C and with such changes as may be reasonably requested by Tenant from time to time.

          (b) All Leases executed after the date hereof which are Major Leases, and all terminations (other than as a result of a material default by the Tenant thereunder), renewals (other than as required pursuant to any Major Lease) and material amendments of Major Leases (other than as required pursuant to any Major Lease), and any surrender of landlord’s material rights under any Major Lease, shall be subject to the prior written consent of Lender, which consent, in the absence of a continuing Event of Default, shall not be unreasonably withheld, delayed or conditioned. Each request for approval of a Lease which is submitted to Lender in an envelope marked “URGENT – LENDER’S ATTENTION REQUIRED WITHIN 10 BUSINESS DAYS”, together with a copy of the proposed Lease, a summary of the material economic terms thereof and any termination and other material options contained therein, and copies of all written materials obtained by Borrower in connection with its evaluation of the creditworthiness of the proposed Tenant or, with respect to a proposed termination, a description of the reason therefor, shall be deemed approved if Lender shall not have notified the Borrower in writing of its disapproval within 10 Business Days after receipt of such submission. Notwithstanding the foregoing, the deemed approval provision of the immediately preceding sentence shall not apply to any Operating Lease or any amendment thereof.
          (c) Borrower shall (i) observe and perform in a commercially reasonable manner all the material obligations imposed upon the lessor under the Leases; (ii) enforce in a commercially reasonable manner all of the material terms, covenants and conditions contained in the Leases on the part of the lessee thereunder to be observed or performed, short of termination thereof, except that Borrower may terminate any Lease following a material default thereunder by the respective Tenant or, in the case of Leases which are not Material Leases, if such termination would not have a Material Adverse Effect; (iii) not collect any of the rents thereunder more than one month in advance of its due date (other than security deposits held in accordance with the terms of this Agreement); (iv) not execute any assignment of lessor’s interest in the Leases or associated rents other than the assignments of rents and leases under the Mortgage; and (v) not cancel or terminate any guarantee of any of the Major Leases without the prior written consent of Lender, which consent, in the absence of a continuing Event of Default, shall not be unreasonably withheld, delayed or conditioned. Any request for Lender’s consent pursuant to this Section 5.7(c)(v) shall be submitted to Lender in an envelope marked “URGENT – LENDER’S ATTENTION REQUIRED WITHIN 10 BUSINESS DAYS”, together with a detailed description of the request for which Lender’s consent is sought and any documentation needed for Lender to evaluate such request, and shall be deemed approved if Lender shall not have notified Borrower in writing of its disapproval thereof and the reasons for such disapproval within five Business Days after Borrower shall have given Lender written notice confirming that at least ten Business Days have elapsed since such submission, which written notice shall be submitted to Lender in an envelope marked “URGENT – SECOND AND FINAL NOTICE – LENDER’S ATTENTION REQUIRED BY [DATE]”).
          (d) Security deposits of Tenants under all Leases, whether held in cash or any other form, shall not be commingled with any other funds of Borrower and, if cash, shall be deposited by Borrower at such commercial or savings bank or banks as may be reasonably satisfactory to Lender and Borrower’s rights thereto pledged to Lender. Any bond or other instrument which Borrower is permitted to hold in lieu of cash security deposits under any applicable Legal Requirements shall be maintained in full force and effect unless replaced by cash deposits as described above, shall be issued by an institution reasonably satisfactory to

Lender, shall (if not prohibited by any Legal Requirements) name Lender as payee or mortgagee thereunder (or be fully assignable to Lender) or may name Borrower as payee thereunder so long as such bond or other instrument is pledged to Lender as security for the Indebtedness and shall, in all respects, comply with any applicable Legal Requirements and otherwise be reasonably satisfactory to Lender. Borrower shall, upon Lender’s request, provide Lender with evidence reasonably satisfactory to Lender of Borrower’s compliance with the foregoing. During the continuance of any Event of Default, Borrower shall, upon Lender’s request, deposit with Lender in a segregated Eligible Account pledged to Lender an amount equal to the aggregate security deposits of the Tenants (and any interest theretofore earned on such security deposits and actually received by Borrower) which Borrower had not returned to the applicable Tenants or applied in accordance with the terms of the applicable Lease, and Lender shall hold such security deposits in a segregated account in accordance with the applicable Lease.
          5.8. Plan Assets, etc. Borrower will do, or cause to be done, all things necessary to ensure that it will not be deemed to hold Plan Assets at any time.
          5.9. Further Assurances. Borrower shall, at Borrower’s sole cost and expense, from time to time as reasonably requested by Lender, execute, acknowledge, record, register, file and/or deliver to Lender such other instruments, agreements, certificates and documents (including Uniform Commercial Code financing statements and amended or replacement mortgages) as Lender may reasonably request to evidence, confirm, perfect and maintain the Liens securing or intended to secure the obligations of Borrower under the Loan Documents or to facilitate a replacement of the Cash Management Bank pursuant to Section 3.1(c) or a bifurcation of the Note pursuant to, and subject to any conditions, terms and limitations specified in, Sections 1.3(c) and/or 9.7(a) (including, without limitation, the party bearing the cost thereof), in each case if reasonably requested by Lender, and do and execute all such further lawful and reasonable acts, conveyances and assurances necessary for the carrying out of the intents and purposes of this Agreement and the other Loan Documents as Lender shall reasonably request from time to time.
          5.10. Management of Collateral.
          (a) The Property shall at all times be either self-managed or managed by an Approved Property Manager pursuant to an Approved Management Agreement. Pursuant to a Subordination of Property Management Agreement, each Approved Property Manager shall agree that its Approved Management Agreement, and all fees (including any incentive fees and base fees) thereunder, are subject and subordinate to the Indebtedness and that no fees payable thereunder shall accrue as between such Approved Property Manager and Lender as a result of Borrower’s failure to pay any amounts (without in any way implying any obligation on the part of Lender to pay any fees payable by Borrower to any Approved Property Manager); provided that in the case of any Approved Property Manager that is not an Affiliate of Borrower, base fees shall be subordinate to the Loan only if and to the extent such base fees exceed 2% of gross revenues per annum (i.e., only the portion of the base fee that exceeds 2% of gross revenues shall be subordinate). Borrower may from time to time appoint one or more new or successor managers with respect to any one or more Properties, which new or successor managers shall be

Approved Property Managers, to manage Properties pursuant to one or more Approved Management Agreements, and such successor managers shall execute for Lender’s benefit Subordinations of Property Management Agreement in form and substance reasonably satisfactory to Lender. Borrower may from time to time enter into, modify or replace an Approved Management Agreement, but any entering, material modification or replacement of any such Approved Management Agreement shall be subject to Lender’s prior written consent (which consent shall not, in the absence of a continuing Event of Default, be unreasonably withheld, delayed or conditioned).
          (b) Borrower shall cause each Approved Property Manager (including any successor Approved Property Manager) to maintain at all times worker’s compensation insurance as required by Governmental Authorities.
          (c) Borrower shall notify Lender in writing of any material default of Borrower or an Approved Property Manager under any of the Approved Management Agreements, after the expiration of any applicable cure periods, of which Borrower has actual knowledge. Lender shall have the right, after reasonable notice to Borrower and in accordance with the applicable Subordination of Management Agreement, to cure defaults of Borrower under such Approved Management Agreement. Any reasonable out-of-pocket expenses incurred by Lender to cure any such default in accordance with such Subordination of Management Agreement shall constitute a part of the Indebtedness and shall be due from Borrower upon demand by Lender. Notwithstanding anything to the contrary, in the case of a material default by Borrower under any Approved Management Agreement relating to a failure to provide adequate working capital in respect of payroll and related employee expenses or otherwise, Borrower shall cure any such default promptly upon its receipt of notice thereof from the applicable Approved Property Manager and in any event by no later than 5 Business Days prior to the expiration of any applicable cure periods provided under the applicable Approved Management Agreement.
          (d) Upon the occurrence and during the continuance of an Event of Default, Lender may, in its sole discretion, require Borrower to terminate one or more of the Approved Management Agreements, if any, and engage one or more Approved Property Managers selected by Lender to serve as replacement Approved Property Managers pursuant to Approved Management Agreements, subject, however, to the acquisition by such Approved Property Manager(s) of all necessary Gaming Licenses to the extent required under applicable law.
          (e) Upon the filing of a bankruptcy petition or the occurrence of a similar event with respect to an Approved Property Manager, or upon the occurrence and during the continuance of a material default by an Approved Property Manager under an Approved Management Agreement such that the Approved Management Agreement is terminable by Borrower in accordance with the terms thereof, subject, in each case, to the acquisition of all necessary Gaming Licenses, to the extent required under applicable law,
     (i) if the applicable Approved Property Manager is an Affiliate of Borrower, Lender may, in its sole discretion, require Borrower to terminate the applicable Approved Management Agreement and cause Borrower to engage one or more replacement Approved Property Managers pursuant to Approved Management Agreements; and

     (ii) if the applicable Approved Property Manager is not an Affiliate of Borrower, provided no Event of Default is then continuing, Borrower shall have the right, without Lender’s consent, to terminate the applicable Approved Property Manager and to engage a replacement Approved Property Manager pursuant to an Approved Management Agreement.
          5.11. Certain Notices and Reports.
          (a) Borrower shall give Lender prompt notice (containing reasonable detail) of (i) any Material Adverse Effect or any Portfolio Material Adverse Effect, in either case, as reasonably determined by Borrower, including the termination or cancellation of terrorism or other insurance required by this Agreement, (ii) the termination of any Major Lease or material license, including any Gaming License, (iii) any Mezzanine Loan Event of Default, and (iv) any litigation or governmental proceedings pending or threatened in writing against Borrower which is reasonably likely to have a Material Adverse Effect or a Portfolio Material Adverse Effect.
          (b) Borrower shall deliver to Lender copies of the periodic reports delivered to Borrower by the Approved Property Managers pursuant to the respective Approved Management Agreements.
          5.12. Annual Financial Statements. As soon as available, and in any event within 90 days after the close of each Fiscal Year, Borrower shall furnish to Lender, on a Property by Property basis, balance sheets of Borrower and each Operating Lessee as of the end of such year, together with related statements of income and equityholders’ capital for such Fiscal Year, audited by a “Big Four” accounting firm (or another independent accounting firm of national repute reasonably approved by Lender) whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP applied on a consistent basis and shall not be qualified as to the scope of the audit or as to the status of Borrower or such Operating Lessee as a going concern. Together with Borrower’s aforementioned annual financial statements, Borrower shall furnish to Lender:
     (i) a statement of cash flows;
     (ii) an annual report for the most recently completed fiscal year, describing Capital Expenditures (stated separately with respect to any project costing in excess of $500,000), Tenant Improvements and Leasing Commissions; and
     (iii) such other information as Lender shall reasonably request.
          5.13. Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each Fiscal Quarter (including year-end), Borrower shall furnish to Lender, on a Property by Property basis, quarterly and year-to-date unaudited financial statements prepared for such fiscal quarter with respect to Borrower and each Operating Lessee, including a balance sheet and operating statement as of the end of such Fiscal Quarter, together with related statements of income, equityholders’ capital and cash flows for such Fiscal Quarter and for the portion of the

Fiscal Year ending with such Fiscal Quarter, which statements shall be accompanied by an Officer’s Certificate certifying that the same are true and correct and were prepared in accordance with GAAP applied on a consistent basis, subject to changes resulting from audit and normal year-end audit adjustments. Each such quarterly report shall be accompanied by the following:
     (i) copies of each of the Major Leases signed during such quarter, together with a summary thereof which shall include the Tenant’s name, lease term, base rent, Tenant Improvements, leasing commissions paid, free rent and other material tenant concessions;
     (ii) then current franchise reports (if any), average daily room rates and occupancy reports;
     (iii) then current rent roll with respect to each of the Properties;
     (iv) an updated business plan for the Properties including a narrative in the form of Exhibit F hereto; and
     (v) such other information as Lender shall reasonably request.
          5.14. Monthly Financial Statements. Until the occurrence of a Securitization and during the continuance of an Event of Default (or, in the case of item (iv) below, at all times), Borrower shall furnish within 30 days after the end of each calendar month (other than the calendar month immediately following the final calendar month of any Fiscal Year or Fiscal Quarter), monthly and year-to-date unaudited financial statements prepared on a Property by Property basis for the applicable month with respect to Borrower and each Operating Lessee, including a balance sheet and operating statement as of the end of such month, together with related statements of income, equityholders’ capital and cash flows for such month and for the portion of the Fiscal Year ending with such month, which statements shall be accompanied by an Officer’s Certificate certifying that the same are true and correct and were prepared in accordance with GAAP applied on a consistent basis, subject to changes resulting from audit and normal year-end audit adjustments. Each such monthly report shall be accompanied by the following:
     (i) a summary of Major Leases signed during such month, which summary shall include the Tenant’s name, lease term, base rent, escalations, Tenant Improvements, leasing commissions paid, free rent and other concessions;
     (ii) then current franchise reports (if any), average daily room rates and occupancy reports;
     (iii) then current rent roll with respect to each of the Properties;
     (iv) a cash flow analysis in the form attached hereto as Exhibit H;
     (v) a report detailing material variations from the Approved Annual Budget;

     (vi) updates to the business plan for the Properties containing the narrative in the form of Exhibit G hereto; and
     (vii) such other information as Lender shall reasonably request.
     5.15. Insurance.
          (a) Borrower shall obtain and maintain or cause to be obtained and maintained with respect to the Properties, for the mutual benefit of Borrower and Lender at all times, the following policies of insurance:
     (i) insurance against loss or damage by standard perils included within the classification “All Risks Special Form Cause of Loss” (including coverage for damage caused by windstorm and hail). Such insurance shall (A) be in an aggregate amount equal to the full replacement cost (exclusive of costs of excavations, foundations, underground utilities and footings) of the Properties and fixtures (without deduction for physical depreciation); (B) have deductibles acceptable to Lender (but in any event not in excess of $250,000 (except as otherwise provided in this Section 5.15 with respect to particular types of insurance coverage)); (C) contain a “Replacement Cost Endorsement”, or an “Agreed Amount Endorsement”, providing a waiver of co-insurance; (D) include an ordinance or law coverage endorsement containing Coverage A: “Loss Due to Operation of Law”, Coverage B: “Demolition Cost” and Coverage C: “Increased Cost of Construction” coverages with limits as Lender may reasonably require; and (E) permit that the improvements and other property covered by such insurance be rebuilt at another location in the event that such improvements and other property cannot be rebuilt at the location on which they are situated as of the date hereof;
     (ii) Flood insurance if the Property is located in a “100 Year Flood Plain” or “special hazard area” (including Zones A and V Areas) in an amount equal to the maximum amount of such insurance available from FEMA/FIA, plus such excess limits as reasonably requested by Lender (up to $50,000,000), and having a deductible reasonably satisfactory to Lender (but in any event not in excess of 50% of the insurable value of such Property;
     (iii) commercial general liability insurance, including broad form coverage of property damage, blanket contractual liability and personal injury (including death resulting therefrom), containing minimum limits per occurrence of not less than $1,000,000 with not less than a $2,000,000 general aggregate for any policy year (and if on a blanket policy, containing an “Aggregate Per Location” endorsement). In addition, at least $100,000,000 excess and/or umbrella liability insurance shall be obtained and maintained for any and all claims, including all legal liability imposed upon Borrower and all related court costs and attorneys’ fees and disbursements;
     (iv) rental loss and/or business interruption insurance for the actual period of restoration on an actual loss sustained basis commencing on the date of any Casualty or Condemnation, and containing an extended period of indemnity endorsement covering the 12 month period commencing on the date on which the applicable Property has been restored;
          (v) insurance against loss or damage from (A) leakage of sprinkler systems and (B) explosion of steam boilers, air conditioning equipment, high pressure piping, machinery and equipment, pressure vessels or similar apparatus now or hereafter installed in any of the Improvements (without exclusion for explosions) and insurance against loss of occupancy or use arising from any breakdown, in such amounts as are generally available and are generally required by institutional lenders for properties comparable to the Properties;
          (vi) worker’s compensation insurance with respect to all employees of Borrower as and to the extent required by any Governmental Authority or Legal Requirement and employer’s liability coverage of at least $5,000,000, crime coverage of at least $5,000,000 and employment practices liability and directors and officer’s liability with a combined limit of no less than $10,000,000;
          (vii) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the property coverage form does not otherwise apply, in form and substance acceptable to Lender (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in clauses (i), (ii), (iv), (v), (ix) and (x) of this Section 5.15(a) (including fire and extended coverage and collapse of the Improvements to agreed limits) written in a so-called Builder’s Risk Completed Value form (1) on a non-reporting basis, (2) against “special causes of loss” insured against pursuant to clauses (i), (iv), (v) and (x) of this Section 5.15(a), covering 100% of total costs of construction (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;
          (viii) [Intentionally Omitted]
          (ix) if required by Lender, earthquake insurance (A) in an amount equal to 1.0 times the probable maximum loss of each Property, including business income, with the equivalent probable maximum loss greater than 20%, (B) having a deductible reasonably approved by Lender and subject to Rating Confirmation (but in any event earthquake insurance for each of the Properties shall not be in excess of 5% of the insurable value of such Property) and (C) if such Property is legally nonconforming under applicable zoning ordinances and codes, containing ordinance of law coverage in amounts as required by Lender;
          (x) so long as the Terrorism Risk Insurance Act of 2002 (“TRIA”) or a similar statute is in effect, terrorism insurance for Certified and Non-Certified acts (as such terms are defined in TRIA) in an amount equal to (A) full replacement cost of the Properties for Certified acts and (B) $500,000,000 for Non-Certified acts (in each case, plus twelve months of business interruption coverage); and if the current terrorism limit is reduced due to any claim, Borrower shall reinstate the full limit. If TRIA or a similar statute is not in effect, then provided that terrorism insurance is commercially available, Borrower shall be required to carry terrorism insurance throughout the term of the Loan as required by the preceding sentence, but in such event Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the All Risk insurance required hereunder;
     (xi) liquor liability insurance in an amount of at least $25,000,000 or in such greater amount as may be required by applicable Legal Requirements against claims or liability arising directly or indirectly to persons or property on account of the sale or dispensing of alcoholic beverages at the Properties; and
     (xii) such other insurance as may from time to time be reasonably requested by Lender.
          (b) All policies of insurance (the “Policies”) required pursuant to this Section 5.15 shall be issued by one or more primary insurers having a claims-paying ability of at least “A-” or “A3” by each of the Rating Agencies, or by a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with carriers having such claims-paying ability ratings (provided that the first layers of coverage are from carriers rated at least “A-” or “A3” and all such carriers shall have claims-paying ability ratings of not less than “BBB+” or “Baa1”). Notwithstanding anything to the contrary herein, for purposes of determining whether the insurer ratings requirements set forth above have been satisfied, (1) any insurer that is not rated by Fitch will be regarded as having a Fitch rating that is the equivalent of the rating given to such insurer by any of Moody’s and S&P that does rate such insurer (or, if both such rating agencies rate such insurer, the lower of the two ratings), and (2) any insurer that is not rated by Moody’s will be regarded as having a Moody’s rating of “Baa1” or better if it is rated “A-” or better by S&P and will be regarded as having a Moody’s rating of “A3” or better if it is rated “A” or better by S&P.
     (c) All Policies required pursuant to this Section 5.15:
     (i)  shall be maintained throughout the term of the Loan without cost to Lender;
     (ii) with respect to casualty policies, shall contain a standard noncontributory mortgagee clause naming Lender and its successors and assigns as first mortgagee and loss payee;
     (iii) with respect to liability policies, shall name Lender and its successors and assigns as additional insureds;
     (iv) with respect to rental or business interruption insurance policies, shall name Lender and its successors and/or assigns as loss payee;
     (v) shall contain an endorsement providing that neither Borrower nor Lender nor any other party shall be a co-insurer under said Policies;

     (vi) shall contain an endorsement providing that Lender shall receive at least 30 Business Days’ prior written notice of any modification, reduction or cancellation thereof and 10 Business Days’ prior written notice of nonpayment of premiums;
     (vii) shall contain an endorsement providing that no act or negligence of Borrower or of a Tenant or other occupant shall affect the validity or enforceability of the insurance insofar as a mortgagee is concerned;
     (viii) shall contain a waiver of subrogation against Lender;
     (ix) shall contain deductibles which, in addition to complying with any other requirements expressly set forth in Section 5.15(a), are acceptable to Lender and are no larger than is customary for similar policies covering similar properties in the geographic market in which the applicable Property is located and in any event no larger than $250,000, except (A) as provided in Section 5.15(a)(ii) and (ix), and (B) to the extent approved by Lender in writing, the deductible for windstorm coverage may exceed $250,000 (but in any event, such deductible shall not be in excess of 5% of the insurable value of the relevant Property);
     (x) may be in the form of a blanket policy, provided that Borrower shall provide evidence satisfactory to Lender that the insurance premiums for the Properties are separately allocated under such Policy to the Properties and that (i) payment of such allocated amount shall maintain the effectiveness of such Policy as to the Properties notwithstanding the failure of payment of any other portion of premiums, and (ii) overall insurance limits will under no circumstance limit the amount that will be paid in respect of the Properties, and provided further that any such blanket policy shall contain an amendment setting forth that (A) the aggregate limit under such policy shall apply separately to each property covered thereunder, and (B) unless otherwise agreed to by Lender, the limit of such policy shall be a “true blanket limit” and not limited by a schedule of values for the properties covered thereby.
          Any policies of insurance maintained by Borrower but not required hereunder shall comply with clauses (ii), (iii), (v), (vii) and (viii) above.
          (d) Borrower shall pay or cause to be paid the premiums for all Policies as the same become due and payable; provided, however, that Borrower shall not be deemed to have breached this covenant to the extent sufficient funds to pay such premiums are available in the Taxes and Insurance Reserve Account, to the extent that funds for payment of insurance premiums are then being reserved therein in pursuant to Section 3.4. Not later than 10 Business Days prior to the expiration date of each Policy, Borrower shall deliver to Lender evidence, reasonably satisfactory to Lender, of its renewal.
          (e) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, upon 2 Business Days prior written notice to Borrower, if during such 2 Business Days such written evidence is not provided to Lender, to take such action as Lender deems reasonably necessary to protect its interest in any applicable Property, including, without limitation, obtaining such insurance coverage as Lender reasonably deems appropriate (but limited to the coverages required under Section 5.15(a)) and all premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgages and shall bear interest at the Default Rate until such time as Borrower delivers to Lender such written evidence.
          5.16. Casualty and Condemnation.
          (a) Borrower shall give prompt notice to Lender of any Casualty or Condemnation. Lender may (x) jointly with Borrower settle and adjust any claims, (y) during the continuance of an Event of Default, settle and adjust any claims without the consent or cooperation of Borrower, or (z) allow Borrower to settle and adjust any claims; except that if no Event of Default has occurred and is continuing, Borrower may settle and adjust claims without Lender consent aggregating not in excess of $10,000,000 per incident (the “Restoration Threshold”) if such settlement or adjustment is carried out in a commercially reasonable and timely manner; and provided further that if Lender’s consent is required pursuant to this Section 5.16(a) for Borrower to settle and adjust a claim, such consent shall not be unreasonably withheld, conditioned or delayed. The reasonable out-of-pocket expenses incurred by Lender in the adjustment and collection of Loss Proceeds shall become part of the Indebtedness and shall be reimbursed by Borrower to Lender upon demand therefor.
          (b) All Loss Proceeds from any Casualty or Condemnation which do not exceed the Restoration Threshold will be promptly disbursed by Lender to Borrower and Borrower shall apply such sums toward the restoration and repair of the applicable Property (with any excess amounts remitted into the Cash Management Account). Promptly after receipt of the Loss Proceeds, Borrower shall commence and satisfactorily complete with due diligence the restoration, repair, replacing or rebuilding of the applicable Property in accordance with the terms of this Agreement, it being understood, however, that Borrower shall not be obligated to restore such Property to the precise condition of such Property prior to such Casualty or Condemnation provided the Property is restored or repaired, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty or Condemnation.
          (c) All Loss Proceeds from any Casualty or Condemnation which exceed the Restoration Threshold shall be immediately deposited into the Loss Proceeds Account (monthly rental loss/business interruption proceeds to be initially deposited into the Loss Proceeds Account and subsequently deposited into the Cash Management Account in installments as and when the lost rental income covered by such proceeds would have been payable). If any Condemnation or Casualty from which the Loss Proceeds exceed the Restoration Threshold occurs as to which, in the reasonable judgment of Lender:
     (i) in the case of a Casualty of any of the Properties, the cost of restoration would not exceed 25% of the Allocated Loan Amount and the Casualty does not render untenantable more than 25% of the guest rooms of such Property;

     (ii) in the case of a Condemnation of any of the Properties, the Condemnation does not render untenantable more than 15% of the guest rooms of such Properties or materially impair or disrupt the operation of the Property (including the Casino Component); and
     (iii) restoration of any of the Properties is reasonably expected to be completed in accordance herewith prior to the expiration of rental interruption insurance and at least 180 days prior to the Maturity Date, unless on or prior to such date the Borrower (x) shall deliver to the Lender and there shall remain in effect a binding written offer, subject only to customary conditions, of an Eligible Institution or such other financial institution or investment bank reasonably satisfactory to Lender duly authorized to originate loans secured by real property located in the State of Nevada for a loan from such Eligible Institution or such other financial institution or investment bank to the Borrower in a principal amount of not less than the then Principal Indebtedness and which shall, in the Lender’s reasonable judgment, enable the Borrower to refinance the Loan prior to the Maturity Date and (y) if a Securitization shall have occurred, shall obtain a Rating Confirmation;
or if Lender otherwise elects to allow Borrower to restore any of the Properties, then the Loss Proceeds after receipt thereof by Lender and reimbursement of any reasonable expenses incurred by Lender in connection therewith shall be applied to the cost of restoring, repairing, replacing or rebuilding each of such Properties or part thereof subject to the Casualty or Condemnation, in the manner set forth below (and Borrower shall commence as promptly and diligently as practicable to prosecute such restoring, repairing, replacing or rebuilding of such Properties in a workmanlike fashion and in accordance with applicable law to a status at least equivalent to the quality and character of such Properties immediately prior to the Condemnation or Casualty, it being understood, however, that Borrower shall not be obligated to restore such Property to the precise condition of such Property prior to such Casualty or Condemnation provided the Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty or Condemnation). Provided that no Event of Default shall have occurred and be then continuing, Lender shall disburse such Loss Proceeds to Borrower upon Lender’s being furnished with (i) evidence reasonably satisfactory to it of the estimated cost of completion of the restoration, (ii) funds, or assurances reasonably satisfactory to Lender that such funds are available and sufficient in addition to any remaining Loss Proceeds, to complete the proposed restoration, and (iii) to the extent the restoration work exceeds $500,000, such architect’s certificates, waivers of lien, contractor’s sworn statements, bonds, plats of survey and such other evidences of cost, payment and performance as Lender may reasonably request; and Lender may, in any event, require that all plans and specifications for restoration reasonably estimated by Lender to exceed the Restoration Threshold be submitted to and approved by Lender prior to commencement of work (which approval shall not be unreasonably withheld, conditioned or delayed). If Lender reasonably estimates that the cost to restore will exceed the Restoration Threshold, Lender may retain a local construction consultant to inspect such work and review Borrower’s request for payments and Borrower shall, on demand by Lender, reimburse Lender for the reasonable fees and expenses of such consultant (which fees and expenses shall constitute Indebtedness). No payment in respect of any contract shall exceed 90% of the value of the work performed from time to time thereunder until such time as 50% of the restoration (calculated based on the anticipated aggregate cost of the work) has been completed, and amounts retained prior to completion of 50% of the restoration shall not be paid prior to the final completion of the restoration. Funds other than Loss Proceeds shall be disbursed prior to disbursement of such Loss Proceeds, and at all times the undisbursed balance of such proceeds remaining in the Loss Proceeds Account, together with any additional funds irrevocably and unconditionally deposited therein or irrevocably and unconditionally committed for that purpose, shall be at least sufficient in the reasonable judgment of Lender to pay for the cost of completion of the restoration free and clear of all Liens or claims for Lien.
          (d) Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Loss Proceeds lawfully or equitably payable to Lender in connection with the Properties. Lender shall be reimbursed for any expenses reasonably incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and, if reasonably necessary to collect such proceeds, the expense of an Appraisal on behalf of Lender) out of such Loss Proceeds or, if insufficient for such purpose, by Borrower.
          (e) If Borrower is not entitled to apply Loss Proceeds toward the restoration of one of Properties pursuant to Section 5.16(b) or (c) and Lender elects not to permit such Loss Proceeds to be so applied, such Loss Proceeds, together with such additional amounts as Borrower shall pay to Lender, shall be applied on the first Payment Date following such election to the prepayment of the Loan and shall be accompanied by interest through the end of the applicable Interest Accrual Period (calculated as if the amount prepaid were outstanding for the entire Interest Accrual Period). If the Note has been bifurcated into multiple Note Components pursuant to Section 1.3(c), all prepayments of the Loan made by Borrower in accordance with this Section 5.16(e) shall be applied to the Note Components in ascending order of interest rate (i.e., first to the Note Component with the lowest Component Spread until its outstanding principal balance has been reduced to zero, then to the Note Component with the second lowest Component Spread until its outstanding principal balance has been reduced to zero, and so on).
          (f) If Borrower is entitled to apply Loss Proceeds toward the restoration of the Property pursuant to Section 5.16(b) or (c), then, after the completion of such restoration in accordance herewith, including, without limitation, delivery of all temporary certificates of occupancy, lien waivers and other evidence Lender may reasonably require to evidence the lien free completion of such restoration in compliance with all Legal Requirements, as long as no Event of Default has occurred and is continuing, Lender shall deposit in the Cash Management Account any undisbursed portion of the Loss Proceeds.
          5.17. Annual Budget. Borrower has previously delivered to Lender the Annual Budget (covering both Operating Expenses and Capital Expenditures) for the Properties for the 2008 Fiscal Year. At least 15 days prior to the commencement of each subsequent Fiscal Year during the term of the Loan, Borrower shall deliver to Lender for informational purposes only an Annual Budget for the Properties prepared by Operating Lessee in good faith for the ensuing Fiscal Year (covering both Operating Expenses and Capital Expenditures) and, promptly after preparation thereof, any subsequent revisions thereto. The Operating Expense budget contained in such Annual Budget, and any revisions thereto, shall be subject to Lender’s approval during the continuance of an Event of Default (such Operating Expense budget, in the absence of an Event of Default, as so delivered, and during the continuance of an Event of Default, as so approved or deemed approved, is referred to herein as the “Approved Annual Operating Expense Budget”). The Capital Expenditure budget contained in such Annual Budget, and any revisions thereto, shall be subject to Lender’s approval during the continuance of an Event of Default, (such Capital Expenditure Budget, in the absence of an Event of Default, as so delivered, and during the continuance of an Event of Default, as so approved or deemed approved, is referred to herein as the “Approved Annual Capital Expenditure Budget” and, together with the Approved Annual Operating Expense Budget, the “Approved Annual Budget”). Notwithstanding the foregoing, but subject to Section 3.8, any revision of the Annual Budget or Approved Annual Budget relating to the application of the Capital Expenditure Amount shall be subject to Lender’s reasonable approval at all times, provided, however, that if, at least 20 days prior to the effectiveness of any such revision, Borrower shall deliver to Lender an Officer’s Certificate setting forth the details of such revision and certifying that net projected cash flows of the relevant Property for the term of the Loan are expected to be greater after giving effect to such revision than the net projected cash flows of the relevant Property for the term of the Loan before giving effect thereto (which Officer’s Certificate shall contain a reasonably detailed cash flow analysis in support thereof and shall be delivered to Lender in an envelope marked URGENT – LENDER’S ATTENTION REQUIRED WITHIN 20 DAYS), then Lender’s consent to such revision shall be deemed granted to the extent that Lender does not object to the accuracy of such cash flow analysis, or request additional supporting material with respect thereto, within 20 days of Lender’s receipt thereof.
          5.18 Operating Lease.
          (a) Borrower shall cause each Operating Lessee to comply with the affirmative and negative covenants contained in this Loan Agreement as if Operating Lessee were the Borrower hereunder.
          (b) Notwithstanding anything to the contrary herein or in any other Loan Documents or in any Operating Lease, upon the foreclosure or deed-in-lieu of foreclosure of the Property, Lender may, in its sole discretion, terminate the Operating Lease without payment of any termination fee, penalty or other amount.
          5.19. General Indemnity. Borrower shall indemnify, reimburse, defend and hold harmless Lender and its officers, directors, employees and agents (collectively, the “Indemnified Parties”) for, from and against any and all Damages of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Indemnified Parties, in any way relating to or arising out of the making or holding or enforcement of the Loan by Lender or the administration of the Transaction to the extent resulting, directly or indirectly, from any claim (including any Environmental Claim) made (whether or not in connection with any legal action, suit, or proceeding) by or on behalf of any Person; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for its own fraud, bad faith, gross negligence or willful misconduct. The provisions of and undertakings and indemnification set forth in this Section 5.19 shall survive the satisfaction and payment in full of the Indebtedness and termination of this Agreement.
          5.20 Compliance with Gaming Laws.

          (a) Borrower shall cause each Casino Operating Lessee to maintain the Gaming Licenses in full force and effect with respect to each of the Properties at all times.
          (b) Borrower shall cause each Casino Operating Lessee to post all required bonds, if any, with any Gaming Authority as and in the amounts required under all applicable Legal Requirements (and shall, if Lender makes a request therefor, promptly provide Lender with copies of all such bonds).
          (c) Borrower shall not, without Lender’s prior written consent (not to be unreasonably withheld, conditioned or delayed), permit any Casino Operating Lessee to assign or transfer, and each Casino Operating Lessee shall not, without Lender’s prior written consent (not to be unreasonably withheld, conditioned or delayed), assign or transfer, or delegate any responsibilities with respect to, any Gaming License.
          (d) Borrower shall cause each Casino Operating Lessee to make all filings required under the Gaming Laws, or in connection with any Gaming Licenses, including in connection with the origination of the Loan and the Mezzanine Loan, and shall deliver copies of such filings as Lender shall reasonably request to Lender, promptly following request therefor. Borrower will timely pay all fees, investigative fees and costs required by the Gaming Authorities with respect to any such approvals and licenses. Borrower will diligently and comprehensively respond to any inquiries and requests from the Gaming Authorities and promptly file or cause to be filed any additional information required in connection with any required filings as soon as practicable after receipt of requests therefor.
          (e) Upon request of Lender, Borrower shall deliver to Lender (or cause each Casino Operating Lessee to deliver to Lender) such evidence of compliance (by Borrower, each Casino Operating Lessee and each Property) with all Legal Requirements as shall be reasonably requested by Lender. Borrower shall immediately deliver to Lender (and shall cause each Casino Operating Lessee to deliver to Lender) any notice of material non-compliance or material violation of any Legal Requirement, or of any material inquiry or investigation commenced by the Gaming Authorities in connection with any of the Properties. Borrower shall immediately notify Lender if it or any Casino Operating Lessee believe that any material license, including any Gaming License, is being or could be revoked or suspended, or that any action is pending, being considered or being, or could be, taken to revoke any of the Gaming Licenses, or to fine, penalize or impose remedies upon Borrower or any Casino Operating Lessee, or that any action is pending, being considered, or being, or could be, taken to discontinue, suspend, deny, decrease or recoup any payments due, made or coming due to Borrower or any Casino Operating Lessee, in each case if same might reasonably be expected to have a Material Adverse Effect.
          (f) In the event that any Casino Operating Lease expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of any of the Casino Operating Leases in accordance with the terms and provisions of this Agreement), Borrower shall promptly enter into a replacement Casino Operating Lease (in form and substance reasonably satisfactory to Lender) with the applicable Casino Operating Lessee or another operating company reasonably satisfactory to Lender.

          (g) The consent of Gaming Authorities is not required in connection with any Assignment, Participation or other transfer of the Loan by Lender.
          5.21 Intentionally Omitted.
          5.22 REA Covenants.
          (a) Borrower covenants and agrees as follows:
     (i) Borrower shall comply with all material terms, conditions and covenants of each of the REAs;
     (ii) Borrower shall promptly deliver to Lender a true and complete copy of each and every notice of default received by Borrower with respect to any obligation of Borrower under the provisions of any of the REAs;
     (iii) Borrower shall deliver to Lender copies of any written notices of default or event of default relating to any of the REAs served by Borrower;
     (iv) after the occurrence and during the continuance of an Event of Default, so long as the Loan is outstanding, Borrower shall not grant or withhold any consent, approval or waiver under any of the REAs without the prior written consent of Lender; provided that, with respect to matters for which any REA expressly requires the consent of a mortgagee, Borrower shall at all times, whether or not an Event of Default has occurred, obtain the prior written consent of Lender as and to the extent provided for in the applicable REA; and
     (v) Borrower shall deliver to each other party to an REA written notice of the identity of Lender on the date hereof and each assignee of Lender of which Borrower is given notice in accordance with Section 9.4 if the terms of such REA provide that such other party(ies) to the REA shall give notices of default thereunder to a lender of which such other party(ies) have notice.
          (b) Borrower shall pay all fees, assessments and charges payable by Borrower pursuant to each of the REAs as and when the same become due and payable.
          (c) In the event proceeds of a Casualty or Condemnation with respect to any of the Properties are required to be deposited into an account pursuant to the relevant REA, Borrower, to the fullest extent permitted under the applicable REA, shall cause such amounts to be deposited into an Eligible Account, and any amounts released therefrom to Borrower shall be deposited into the Loss Proceeds Account in accordance herewith.
          5.23 Property Agreement Covenants.
          (a) Borrower shall perform and observe, in a timely manner, all of the covenants, conditions, obligations and agreements of Borrower under the Property Agreements and shall suffer or permit no delinquency on its part to exist thereunder if such delinquency would have a Portfolio Material Adverse Effect.
          (b) Borrower shall exercise all reasonable efforts to enforce or secure the performance of each and every obligation, covenant, condition and agreement to be performed by the franchisor, manager, licensor, grantor or other contracting party under the Property Agreements, if the failure to so enforce or secure such performance would have a Material Adverse Effect.
ARTICLE VI
NEGATIVE COVENANTS
          6.1. Liens on the Properties. Neither Borrower nor, if applicable, any Single-Purpose Equityholder shall permit or suffer the existence of any Lien on any of its assets, other than Permitted Encumbrances.
          6.2. Ownership. Borrower shall not own any assets other than the Properties, the related personal property, FF&E, intangibles, rights, intellectual property and any other property located therein, used in connection therewith or necessary or incidental to the operation of the Properties, or any proceeds of the foregoing.
          6.3. Transfer. Borrower shall not Transfer any Collateral other than in compliance with Article II or Section 7.1(l) and other than the replacement or other disposition of obsolete or non-useful personal property and fixtures in the ordinary course of business, and other than any ground lease of a Release Parcel to an affiliated or unaffiliated third party that is approved by Lender in its sole and absolute discretion. Borrower shall not hereafter file a declaration of condominium with respect to the Properties. Notwithstanding anything to the contrary contained in this Agreement, Borrower may, without the consent of Lender, grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for access, water and sewer lines, cable, telephone and telegraph lines, electric lines or other utilities or for other similar purposes, provided that no such Transfer, conveyance or encumbrance shall materially impair the utility and operation of the affected Property, materially reduce the value of such Property or have a Material Adverse Effect. In connection with any Transfer permitted pursuant to this Section 6.3, Lender shall execute and deliver any instrument reasonably necessary or appropriate, in the case of the Transfers referred to in clause (i) above, to release the portion of the Property affected by such taking or such Transfer from the Lien of the Mortgage or, in the case of clause (ii) above, to subordinate the Lien of the Mortgage to such easements, restrictions, covenants, reservations and rights of way or other similar grants upon receipt by Lender of:
          (a) 30 days prior written notice thereof;
          (b) a copy of the instrument or instruments of Transfer;
          (c) an Officer’s Certificate stating (x) with respect to any Transfer, the consideration, if any, being paid for the Transfer and (y) that such Transfer does not materially impair the utility and operation of the affected Property, materially reduce the value of such Property or have a Portfolio Material Adverse Effect; and
          (d) reimbursement of all of Lender’s reasonable costs and expenses (including, reasonable attorneys’ fees) incurred in connection with such Transfer.
Notwithstanding anything to the contrary contained herein, each of Borrower and each Operating Lessee may let lapse, let expire, abandon or cancel any intellectual property that in the reasonable business judgment of either Borrower or any Operating Lessee is no longer material to the business, provided that such lapse, expiration, abandonment or cancellation does not have a Material Adverse Effect.
          6.4. Debt. Borrower shall not have any Debt, other than Permitted Debt and Debt incurred in connection with, and substantially simultaneously with, the repayment in full of the Loan. No direct or indirect equityholder of any Co-Borrower, except for any Qualified Equityholder and any direct or indirect equityholders of any Qualified Equityholder, shall have any indebtedness for borrowed money (or any preferred equity having the characteristics of indebtedness for borrowed money, including a mandatory redemption date and a current pay preferred return) other than, as applicable, the Loan, the Mezzanine Loans, the Permitted Indebtedness, the “Permitted Indebtedness” under and as defined in the Mezzanine Loan Agreements, and in the case of American Casino & Entertainment Properties LLC, unsecured trade payables, not evidenced by a note, incurred in the ordinary course of business and customarily paid within 90 days after the date incurred. The foregoing shall not (i) restrict the making of unsecured loans by the members of W2007/ACEP Holdings, LLC (the “WH/HG JV”) to each other or to the WH/HG JV in accordance with that certain Amended and Restated Limited Liability Company Agreement of W2007/ACEP Holdings, LLC, dated as of the date hereof, or (ii) limit the incurrence of Debt by (x) Persons that own less than 10% of the direct or indirect equity interests in Borrower, (y) Persons for whom direct and indirect equity interests in Borrower do not comprise the majority of such Person’s assets and (z) natural persons, provided that in the case of each of (x), (y) and (z), such Debt is not secured by a pledge of the direct or indirect equity interests in Borrower in violation of the terms of Section 7.1(f) hereof.
          6.5. Dissolution; Merger or Consolidation. Neither Borrower nor, if applicable, any Single-Purpose Equityholder shall dissolve, terminate, liquidate, merge with or consolidate into another Person without first causing the Loan to be assumed by a Qualified Successor Borrower pursuant to Section 2.3.
          6.6 Change in Business. Borrower shall not make any material change in the scope or nature of its business objectives, purposes or operations or undertake or participate in activities other than the continuance of its business.
          6.7. Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any material claim or Debt owed to it by any Person, except for adequate consideration or in the ordinary course of its business.

          6.8. Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with any Affiliate of Borrower, except on terms which are no less favorable to Borrower than would be obtained in a comparable arm’s length transaction with an unrelated third party, and except for the Transfer of a Property pursuant to Section 7.1(l).
          6.9. Misapplication of Funds. Borrower shall not (a) knowingly distribute any Revenues or Loss Proceeds in violation of the provisions of this Agreement (and shall promptly cause the reversal of any such distributions made in error of which Borrower becomes aware), (b) fail to remit amounts to the Cash Management Account as required by Section 3.1, or (c) misappropriate any security deposit or portion thereof.
          6.10. Place of Business. Borrower shall not change its chief executive office or its principal place of business without giving Lender at least 30 days’ prior written notice thereof and promptly providing Lender such information as Lender may reasonably request in connection therewith.
          6.11. Modifications and Waivers. Unless otherwise consented to in writing by Lender, which consent, in the absence of a continuing Event of Default, shall not be unreasonably withheld, delayed or conditioned:
     (i) Borrower shall not amend, modify, terminate, renew, surrender any material rights or remedies under, or materially default under, any Major Lease, or enter into any Major Lease, except in compliance with Section 5.7;
     (ii) Neither Borrower nor, if applicable, any Single-Purpose Equityholder shall terminate, amend or modify any provision in its organizational documents (including, without limitation, any operating agreement, limited partnership agreement, by-laws, certificate of formation, certificate of limited partnership or certificate of incorporation) in a manner that would violate the definition of a “Single-Purpose Entity” contained in this Agreement;
     (iii) Borrower shall not amend, modify, terminate, renew, surrender any rights or remedies under, or materially default under, or enter into, any Approved Management Agreement except in compliance with Section 5.10;
     (iv) [Reserved];
     (v) except as would not reasonably be likely to have a Material Adverse Effect, Borrower shall not amend, modify, terminate, renew, surrender any rights or remedies under, or materially default under, or enter into, any REA;
     (vi) Borrower shall not (x) sell, assign, transfer, mortgage or pledge any Property Agreement or any such right or interest under any Property Agreement, or (y) subject to Section 5.10 with respect to Approved Management Agreements, cancel, terminate, amend, supplement or modify any Property Agreement, in either case, if such action would have a Material Adverse Effect or is otherwise prohibited under this Agreement; and
     (vii) except as would not reasonably be likely to have a Material Adverse Effect, Borrower shall not amend, modify, terminate, renew, surrender any rights or remedies under, or materially default (beyond any applicable grace, notice or cure period) under, or enter into, any Material Agreement.
          6.12. ERISA.
          (a) Borrower shall not maintain or contribute to, or agree to maintain or contribute to, or permit any ERISA Affiliate of Borrower to maintain or contribute to or agree to maintain or contribute to, any employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV or Section 302 of ERISA or Section 412 of the Code. Borrower shall not incur or be subject to, and shall not permit any of its respective ERISA Affiliates to incur or be subject to, any liability under Title IV or Section 302 of ERISA or Section 412 of the Code.
          (b) Borrower shall not engage in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code, or substantially similar provisions under federal, state or local laws, rules or regulations or in any transaction that would cause any obligation or action taken or to be taken hereunder (or the exercise by Lender of any of its rights under the Notes, this Agreement, the Mortgage or any other Loan Document) to be a non-exempt prohibited transaction under such provisions, in either case, which could subject Borrower or Lender to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA, and/or litigation risk, in an amount that would be material.
          6.13. Alterations and Expansions. During the continuance of an Event of Default, Borrower shall not perform or contract to perform any Capital Expenditures that are not consistent with the Approved Annual Capital Expenditure Budget. Borrower shall not perform or contract to perform any Material Alteration without the prior written consent of Lender, which consent (in the absence of an Event of Default) shall not be unreasonably withheld, delayed or conditioned. Any request for Lender’s consent pursuant to this Section 6.13 shall be submitted to Lender in an envelope marked “URGENT – LENDER’S ATTENTION REQUIRED WITHIN 10 BUSINESS DAYS”, together with a detailed description of the request for which Lender’s consent is sought and any documentation needed for Lender to evaluate such request, and shall be deemed approved if Lender shall not have notified Borrower in writing of its disapproval thereof and the reasons for such disapproval within five Business Days after Borrower shall have given Lender written notice confirming that at least ten Business Days have elapsed since such submission, which written notice shall be submitted to Lender in an envelope marked “URGENT – SECOND AND FINAL NOTICE – LENDER’S ATTENTION REQUIRED BY [DATE]”).
          If Lender’s consent is requested hereunder with respect to a Material Alteration, Lender may retain a construction consultant reasonably acceptable to Borrower to review such request and, if such request is granted, Lender may retain a construction consultant reasonably acceptable to Borrower to inspect the work from time to time. Borrower shall, on demand by Lender, reimburse Lender for the reasonable fees and disbursements of such consultant.

          6.14. Advances and Investments. Borrower shall not lend money or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, except for Permitted Investments.
          6.15. Single-Purpose Entity. Neither Borrower nor Operating Lessee shall cease to be a Single-Purpose Entity.
          6.16. Zoning and Uses. Borrower shall not do any of the following:
     (i) initiate or support any limiting change in the permitted uses of any of the Properties (or to the extent applicable, zoning reclassification of any of the Properties) or any portion thereof, seek any variance under existing land use restrictions, laws, rules or regulations (or, to the extent applicable, zoning ordinances) applicable to any Property, or use or permit the use of any Property in a manner that would result in the use of such Property becoming a nonconforming use under applicable land-use restrictions or zoning ordinances or that would violate the terms of any Major Lease, Legal Requirement or Permitted Encumbrance in a manner that would have a Material Adverse Effect;
     (ii) consent to any modification, amendment or supplement to any of the terms of any Permitted Encumbrance in a manner that would have a Material Adverse Effect, or materially default in any of its material obligations under a Permitted Encumbrance;
     (iii) impose or consent to the imposition of any restrictive covenants, easements or encumbrances upon a Property in any manner that would have a Material Adverse Effect;
     (iv) execute or file any subdivision plat affecting the Properties, or institute, or permit the institution of, proceedings to alter any tax lot comprising the Properties, if same would have a Material Adverse Effect; or
     (v) permit or consent to any of the Properties being used by the public or any Person in such manner as might make possible a claim of adverse usage or possession or of any implied dedication or easement.
          6.17. Waste. Borrower shall not commit or permit any waste on the Properties so as to result in a Material Adverse Effect, nor take any actions that might invalidate any insurance carried on the Properties (and Borrower shall promptly correct any such actions of which Borrower becomes aware).
          6.18 Operating Lessee. With respect to Operating Lessee’s operation of the Properties, Borrower shall cause each Operating Lessee to comply with all of the negative covenants set forth in this Agreement, and no default hereunder shall be excused by virtue of the fact that such default was caused by an Operating Lessee (by way of example, if any Operating Lessee initiated a zoning change not permitted hereunder, the same shall constitute a violation of Section 6.16).

          6.19 Distributions. No Borrower shall make any distributions to any partner, member, equityholder or Affiliate of Borrower during the Sponsor Guaranty Effectiveness Period, except (i) as expressly permitted under Section 3.2 in respect of the payment of interest on and any other amounts due and payable under the Mezzanine Loans, (ii) to make prepayments of the Mezzanine Loans (on a pro rata basis with prepayments hereunder), and (iii) for the purpose of payment of Operating Expenses and/or Capital Expenditures by Borrower or Operating Lessee, in each case, in accordance herewith and in accordance with the Mezzanine Loan Agreements. In addition, provided no Event of Default or Mezzanine Loan Event of Default is continuing, distributions shall be permitted from excess cash flow (after payment of all amounts then due and payable under the Loan and the Mezzanine Loans) for the purpose of (x) distributing to W2007/ACEP Holdings, LLC an amount equal to 0.2% per annum of the Maximum Amount, as defined in the Sponsor Guaranty, (y) distributing to American Casino & Entertainment Properties LLC, a Delaware limited liability company (“ACEP”), for purposes of the payment of any expenses incurred by ACEP (including the payment of management and employees of ACEP) in connection with the operation of the business of Borrower and Operating Lessees that are consistent with the Approved Annual Budget other than any payments to Highgate Hotels L.P. or any of its Affiliates or to Sponsor or any of its Affiliates, and/or (z) payments to Highgate Hotels L.P. in respect of asset management fees, to the extent such payments do not to exceed $1,000,000 in the aggregate per annum (such expenses under clauses (x), (y) and (z), “ACEP Operating Expenses”).
ARTICLE VII
DEFAULTS
          7.1. Event of Default. The occurrence of any one or more of the following events shall be, and shall constitute the commencement of, an “Event of Default” hereunder (any Event of Default which has occurred shall continue unless and until waived by Lender in its sole discretion):
     (a) Payment.
     (i) Borrower shall default in the payment when due of any principal or interest owing hereunder or under the Notes (including any mandatory prepayment required hereunder); provided that, it shall not be an Event of Default if such payment is not paid when due if there are sufficient sums on deposit in the Cash Management Account for payment of such amounts and Lender’s access to such funds has not been inhibited or prevented in any manner whatsoever due to circumstances or events which are directly related to Borrower; or
     (ii) Borrower shall default, and such default shall continue for at least five Business Days after notice to Borrower that such amounts are owing, in the payment when due of fees, expenses or other amounts owing hereunder, under the Notes or under any of the other Loan Documents (other than principal and interest owing hereunder or under the Notes); provided that, it shall not be an Event of Default if such payment is not paid when due if there are sufficient sums on deposit in the Cash Management Account for payment of such amounts as well as all principal and interest then due and payable, and Lender’s access to such funds has not been inhibited or prevented in any manner whatsoever due to circumstances or events which are directly caused by Borrower.
          (b) Representations. Any representation made by Borrower, Sponsor or any Operating Lessee in any of the Loan Documents, or in any material report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect (or, with respect to any representation which itself contains a materiality qualifier, in any respect) as of the date such representation was made; provided that, with respect to any such breach which is capable of being cured, such breach shall not constitute an Event of Default unless and until it shall remain uncured for 30 days after Borrower receives written notice thereof from Lender; provided, further, that, with respect to any such breach which cannot be cured by the payment of money but is susceptible of being cured and cannot reasonably be cured within such 30-day period, if Borrower commences to cure such breach within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, Borrower shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of 120 days from the original notice from Lender.
          (c) Other Loan Documents. Any Loan Document shall fail to be in full force and effect in all material respects or to convey the material Liens, rights, powers and privileges purported to be created thereby; or a default by Borrower shall occur under any of the other Loan Documents or any of the Approved Management Agreements, or REAs, in each case, beyond the expiration of any applicable cure period; or a default by either party shall occur under any of the Operating Leases beyond the expiration of any applicable cure period.
          (d) Bankruptcy, etc.
     (i) Borrower or, if applicable, any Single-Purpose Equityholder shall commence a voluntary case concerning itself under Title 11 of the United States Code (as amended, modified, succeeded or replaced, from time to time, the “Bankruptcy Code”);
     (ii) Borrower, any Operating Lessee or, if applicable, any Single-Purpose Equityholder shall commence any other proceeding under any reorganization, arrangement, adjustment of debt, relief of creditors, dissolution, insolvency or similar law of any jurisdiction whether now or hereafter in effect relating to Borrower, such Operating Lessee or such Single-Purpose Equityholder, or (except as permitted under Section 6.5 of this Agreement) shall dissolve or otherwise cease to exist;
     (iii) there is commenced against Borrower, any Operating Lessee or, if applicable, any Single-Purpose Equityholder an involuntary case under the Bankruptcy Code, or any such other proceeding, which is not discharged, stayed or dismissed within a period of 90 days after commencement;
     (iv) Borrower, any Operating Lessee or, if applicable, any Single-Purpose Equityholder is adjudicated insolvent or bankrupt;
     (v) Borrower, any Operating Lessee or, if applicable, any Single-Purpose Equityholder suffers appointment of any custodian or the like for it or for any substantial portion of its property and such appointment continues unchanged or unstayed for a period of 60 days after commencement of such appointment;
     (vi) Borrower, any Operating Lessee or, if applicable, any Single-Purpose Equityholder makes a general assignment for the benefit of creditors; or
     (vii) any action is taken by Borrower, any Operating Lessee or, if applicable, any Single-Purpose Equityholder for the purpose of effecting any of the foregoing.
     (e) Change of Control.
     (i) A Change of Control shall occur; or
     (ii) any party not owning 49% or more of the direct or indirect equity interest in Borrower as of the date hereof shall acquire more than 49% of the direct or indirect equity interest in Borrower, the Operating Lessees or a Single-Purpose Equityholder (even if not constituting a Change of Control) other than a direct or indirect interest in a Qualified Equityholder and Borrower shall fail to deliver to Lender with respect to such new equityholder a new non-consolidation opinion satisfactory to (A) prior to the occurrence of any Securitization of the Loan, Lender (Lender’s approval of any such non-consolidation opinion which is in substantially the form of the Nonconsolidation Opinion not to be unreasonably withheld, conditioned or delayed), and (B) at any time following any Securitization or series of Securitizations of the Loan, each of the Rating Agencies rating such Securitization or Securitizations;
provided, however, that solely for the purposes of this Section 7.1(e), the fact that W2007/ACEP Managers Voteco, LLC possesses the power to direct or cause the direction of the management or policies of Borrower, any Single-Purpose Equityholder or any Operating Lessee shall not constitute a Change of Control, so long as the equityholders of W2007/ACEP Managers Voteco, LLC are officers of the general partner of Sponsor.
          (f) Equity Pledge; Preferred Equity. Any direct or indirect equity interest in or right to distributions from Borrower or any Operating Lessee shall be subject to a Lien in favor of any Person, or Borrower or any holder of a direct or indirect interest in Borrower shall issue preferred equity (or debt granting the holder thereof rights substantially similar to those generally associated with preferred equity); except that the following shall be permitted and shall not constitute a Default or Event of Default:
     (i) any pledge of direct or indirect equity interests in and rights to distributions from a Qualified Equityholder;
     (ii) the issuance of preferred equity interests in a Qualified Equityholder or any Person holding a direct or indirect interest therein;
     (iii) the pledges of direct and indirect equity interests in Borrower securing the Mezzanine Loans; or

     (iv) a pledge of an indirect interest in any Operating Lessee by Sponsor, Whitehall Parallel Global Real Estate Limited Partnership or W2007 Finance Sub, LLC to a Qualified Pledgee to secure a loan that is fully recourse to Sponsor or W2007 Finance Sub, LLC or that is secured by a substantial portion of the assets of Sponsor or W2007 Finance Sub, LLC.
Notwithstanding anything to the contrary in this Agreement or any other Loan Document, any sale, assignment, pledge, hypothecation or transfer of any equity interests in any Qualified Equityholder or any Person holding a direct or indirect interest therein shall be permitted and shall not be deemed a Default or an Event of Default under this Agreement.
          (g) Insurance. Borrower shall fail to maintain in full force and effect all Policies required hereunder unless the sole reason therefor is Lender’s failure to disburse funds from the Tax and Insurance Reserve Account.
          (h) ERISA; Negative Covenants. A default shall occur in the due performance or observance by Borrower of any term, covenant or agreement contained in Section 5.8 or in Article VI.
          (i) Qualified Letters of Credit.
     (i) With respect to any Qualified Letter of Credit delivered pursuant to the Loan Documents, Borrower shall fail to deliver a renewal, extension or replacement thereof in accordance herewith no less than 30 days prior to the expiration date thereof, unless Borrower deposits the cash equivalent thereof into the applicable Collateral Account to which such Qualified Letter of Credit relates no less than 30 days.
     (ii) With respect to any Qualified Letter of Credit delivered pursuant to the Loan Documents which ceases to be a Qualified Letter of Credit, Borrower shall fail to either deliver a replacement Qualified Letter of Credit in accordance herewith or deposit the cash equivalent thereof into the applicable Collateral Account to which such Qualified Letter of Credit relates within 10 Business Days thereafter.
          (j) Gaming Licenses. Any Gaming License shall be refused, suspended, revoked or canceled or allowed to lapse or any proceeding is commenced by any Governmental Authority for the purpose of suspending, revoking or canceling any Gaming License, or any Governmental Authority shall have appointed a conservator, supervisor or trustee to or for any of the Casino Components and, in each of the foregoing cases, such action could reasonably be expected to (A) have a Material Adverse Effect, (B) materially and adversely affect the continued operation of the Casino Components in the usual course of business and in substantially the same manner and to at least the same standard as was maintained prior to such action or (C) result in any material decrease in the then expected cash flow and revenues to be derived from the Casino Components; provided, however, that, notwithstanding anything to the contrary contained in this Section 7.1(j), the commencement by a Governmental Authority of a proceeding for the purpose of suspending, revoking, conditioning, or canceling any Gaming License or imposing a fine shall not constitute an Event of Default unless and until (i) Borrower or the other party that owns the applicable Gaming License or any of their Affiliates has had such additional time as is reasonably necessary to defend itself in such proceeding and for so long as such party continues to defend itself in such proceeding in a reasonable and timely manner, and, (ii) after such time, such proceeding has not been suspended or dismissed with the result that the applicable Gaming License has not been suspended, revoked or cancelled.
          (k) Other Covenants. A default shall occur in the due performance or observance by Borrower of any term, covenant or agreement (other than those referred to in subsections (a) through (j), inclusive, of this Section 7.1) contained in this Agreement or in any of the other Loan Documents, except that if such default referred to in this subsection (k) is susceptible of being cured, such default shall not constitute an Event of Default unless and until it shall remain uncured for 30 days after Borrower receives written notice thereof from Lender; and if a default cannot be cured by the payment of money but is susceptible of being cured and cannot reasonably be cured within such 30-day period, and Borrower commences to cure such default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, Borrower shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of 120 days from the original notice from Lender.
          (l) Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, if a Default or Event of Default shall occur under this Agreement or under another Loan Document because a representation, warranty, affirmative covenant, negative covenant or other provision hereunder or thereunder shall be breached or violated as it affects a particular Property (other than any misappropriation of funds collected in respect thereof), (x) such Default or Event of Default shall be deemed cured, (y) any related acceleration of the Loan shall be rescinded and (z) any other remedy relating to such Default or Event of Default, other than any indemnification to which an Indemnified Party may be entitled hereunder, shall cease to apply upon Borrower causing to occur a Transfer of the applicable Property to an affiliated or an unaffiliated Person and the satisfaction of the requirements set forth in Section 2.2 or Section 2.4, as applicable, including payment of the applicable Release Price together with (i) the amount of interest theretofore accrued but unpaid in respect of the principal amount so prepaid; plus (ii) the amount of interest which would have accrued on the principal amount so prepaid had it remained outstanding through the end of the Interest Accrual Period in which such prepayment is made (or in the case of a prepayment during any Assumed Rate Period, the amount of interest which would have accrued on the principal amount so prepaid had it remained outstanding through the end of the Interest Accrual Period following the Interest Accrual Period in which such prepayment is made, as determined in accordance with Section 2.1(a)); plus (iii) any Spread Maintenance Amount, if applicable; provided that such payment must be made not later than 20 calendar days after any acceleration of the Loan. In the event of such payment, so long as no other Event of Default shall have occurred and be continuing hereunder (other than one that is simultaneously being cured pursuant to this Section 7.1(l)), Lender shall release all Liens on such Property and the Collateral related thereto created under this Agreement or under the other Loan Documents.
          7.2. Remedies.
          (a) During the continuance of an Event of Default, Lender may by written notice to Borrower, in addition to any other rights or remedies available pursuant to this Agreement, the Notes, the Mortgage and the other Loan Documents, at law or in equity, declare by written notice to Borrower all or any portion of the Indebtedness to be immediately due and payable, whereupon all or such portion of the Indebtedness shall so become due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Properties (including all rights or remedies available at law or in equity); provided, however, that, notwithstanding the foregoing, if an Event of Default specified in paragraph 7.1(d) shall occur, then the Indebtedness shall immediately become due and payable without the giving of any notice or other action by Lender. Any actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth in this Agreement or in the other Loan Documents.
          (b) If Lender forecloses on the Properties, Lender shall apply all net proceeds of such foreclosure to repay the Indebtedness, the Indebtedness shall be reduced to the extent of such net proceeds and the remaining portion of the Indebtedness shall remain outstanding and secured by the Properties and the other Loan Documents, it being understood and agreed by Borrower that Borrower is liable for the repayment of all the Indebtedness; provided, however, that at the election of Lender, the Notes shall be deemed to have been accelerated only to the extent of the net proceeds actually received by Lender with respect to the Properties and applied in reduction of the Indebtedness.
          (c) During the continuance of any Event of Default, Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder, take any action to cure such Event of Default. Subject to compliance with all Gaming Laws, Lender may enter upon any or all of the Properties upon reasonable notice to Borrower (during business hours on Business Days) for such purposes (subject to the terms of the Leases, and provided such entry and inspection shall not unreasonably interfere with the usual operation and conduct of business at the Properties or the use and enjoyment of the Properties by Borrower or its tenants, customers and guests) or appear in, defend, or bring any action or proceeding to protect its interest in the Properties or to foreclose the Mortgage or collect the Indebtedness. The costs and expenses incurred by Lender in exercising rights under this paragraph (including reasonable attorneys’ fees), with interest at the Default Rate for the period after notice from Lender that such costs or expenses were incurred to the date of payment to Lender, shall constitute a portion of the Indebtedness, shall be secured by the Mortgage and other Loan Documents and shall be due and payable to Lender upon demand therefor.
          (d) Interest shall accrue on any judgment obtained by Lender in connection with its enforcement of the Loan at a rate of interest equal to the Default Rate.
          7.3. No Waiver. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed by Lender to be expedient. A waiver of any Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon.
          7.4. Application of Payments after an Event of Default. Notwithstanding anything to the contrary contained herein, during the continuance of an Event of Default, all amounts received by Lender in respect of the Loan shall be applied at Lender’s sole discretion either toward the components of the Indebtedness (e.g., Lender’s expenses in enforcing the Loan, interest, principal and other amounts payable hereunder), and the Note Components in such sequence as Lender shall elect in its sole discretion (subject, as between the holders of the Notes, to any intercreditor agreement), or toward the payment of Taxes, Operating Expenses and Capital Expenditures.
ARTICLE VIII
CONDITIONS PRECEDENT
          8.1. Conditions Precedent to Closing. This Agreement shall become effective on the date that all of the following conditions shall have been satisfied (or waived in accordance with Section 9.3); provided, however, that if Lender shall fund the Loan, all conditions in this Article VIII shall be deemed satisfied (other than as may be provided for in any post-closing requirements letter):
          (a) Loan Documents. Lender shall have received a duly executed copy of this Agreement and the other Loan Documents.
          (b) Opinions of Counsel. Lender shall have received such opinions in form and substance satisfactory to Lender, including (i) a New York legal opinion, (ii) a legal opinion with respect to the laws of the state in which the Borrower is formed, (iii) a legal opinion with respect to the laws of each state in which one of the Properties is located, (iv) a bankruptcy nonconsolidation opinion with respect to each Person owning at least a 49% direct or indirect equity interest in Borrower, if applicable, any Single-Purpose Equityholder and any affiliated property manager, (v) a “true lease” opinion with respect to each Operating Lease, (vi) an opinion of Nevada counsel regarding gaming matters and (vii) an opinion to the effect that neither the Loan nor any Mezzanine Loan, nor any transfers thereof, shall require any governmental approvals that have not been obtained.
          (c) Organizational Documents. Lender shall have received all documents reasonably requested by Lender relating to the existence of Sponsor, Borrower, each Operating Lessee, the validity of this Agreement and the other Loan Documents and other matters relating thereto, in form and substance satisfactory to Lender, including:
     (i) Authorizing Resolutions. A certified copy of the resolutions of the board of managers or directors of its Single-Purpose Equityholder and Sponsor approving and adopting the Loan Documents to be executed by Borrower and Sponsor, as applicable, and authorizing the execution and delivery thereof.

     (ii) Organizational Documents. Certified copies of the organizational documents of Sponsor, Borrower and, if applicable, any Single-Purpose Equityholder (including any certificate of formation, certificate of limited partnership, certificate of incorporation, operating agreement, limited partnership agreement or by-laws), in each case together with all amendments thereto.
     (iii) Certificates of Good Standing or Existence. Certificates of good standing or existence for Sponsor, Borrower and, if applicable, any Single-Purpose Equityholder issued as of a recent date by its state of organization (or other jurisdiction) and, in the case of Borrower, by each state in which one of the Properties is located.
          (d) Consents, Licenses, Approvals, etc. Lender shall have received copies of all consents, licenses, approvals, if any, required in connection with the execution delivery and performance by Borrower and each Operating Lessee, and the validity and enforceability of the Loan Documents, and the operation of the Properties as casinos (including, without limitation, all applicable Gaming Licenses), and such consents, licenses and approvals shall be in full force and effect.
          (e) Operating Lease. Lender shall have received a true and correct copy of each Operating Lease in a form and substance satisfactory to Lender.
          (f) Additional Matters. Lender shall have received such other certificates, opinions, documents and instruments relating to the Loan as may have been reasonably requested by Lender. All corporate and other proceedings, all other documents (including all documents referred to in this Agreement and not appearing as exhibits to this Agreement) and all legal matters in connection with the Loan shall be reasonably satisfactory in form and substance to Lender.
ARTICLE IX
MISCELLANEOUS
          9.1. Successors. Except as otherwise provided in this Agreement, whenever in this Agreement any of the parties to this Agreement is referred to, such reference shall be deemed to include the successors and permitted assigns of such party. All covenants, promises and agreements in this Agreement by or on behalf of Borrower shall inure to the benefit of Lender and its successors and assigns. All covenants, promises and agreements in this Agreement by or on behalf of Lender shall inure to the benefit of Borrower and its permitted successors and assigns.
          9.2. GOVERNING LAW.
          (A) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          (B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (OTHER THAN ANY ACTION IN RESPECT OF THE

CREATION, PERFECTION OR ENFORCEMENT OF A LIEN OR SECURITY INTEREST CREATED PURSUANT TO ANY LOAN DOCUMENTS NOT GOVERNED BY THE LAWS OF THE STATE OF NEW YORK) MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK. LENDER AND BORROWER HEREBY (i) IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND (ii) IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.
          9.3. Modification, Waiver in Writing. Neither this Agreement nor any other Loan Document nor any of the terms hereof or thereof may be amended, changed or modified, unless such amendment, change or modification is in a writing signed by Lender and Borrower. Neither this Agreement nor any other Loan Document nor any of the terms hereof or thereof may be waived, discharged or terminated, nor shall any consent or approval of Lender be granted hereunder, unless such consent or approval is deemed granted hereunder or unless such waiver, discharge, termination, consent or approval is in a writing signed by Lender. To the extent required by any Gaming Law, Borrower shall notify all relevant Gaming Authorities of any amendment to this Agreement or any Loan Document.
          9.4. Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing by facsimile (with answer back acknowledged and followed immediately by another method of notice permitted under this Section 9.4), or by expedited prepaid delivery service, either commercial or United States Postal Service or international courier, with proof of delivery or attempted delivery, addressed as follows (or at such other address and person as shall be designated from time to time by any party to this Agreement, as the case may be, in a written notice to the other parties to this Agreement in the manner provided for in this Section). A notice shall be deemed to have been received, (a) in the case of expedited prepaid delivery service, when delivered or upon refusal to accept delivery, or (b) in the case of facsimile, on the date of transmittal if sent during business hours on a Business Day (otherwise on the next Business Day), provided that such facsimile has been followed by another method of notice permitted under this Section 9.4 on the same day as the transmittal of such facsimile, in each case addressed to the parties as follows:
If to Lender:
Goldman Sachs Commercial Mortgage Capital, L.P.
6011 Connection Drive, Suite 550
Irving, Texas 75039
Attention: Michael Forbes
Facsimile: (972) 368-3499
and:

Goldman Sachs Mortgage Company
85 Broad Street, 11th Floor
New York, New York 10004
Attention: Jeffrey Fastov and Mark Buono
Facsimile: (212) 346-3594
with a copy to:
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: Michael Weinberger, Esq.
Facsimile: (212) 225-3999.
If to Borrower:
c/o W2007 Aquarius Propco, L.P.
c/o Whitehall Street Global Real Estate Limited Partnership 2007
c/o Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
Attention: Whitehall Chief Financial Officer
Facsimile: (212) 357-5505
with a copy to:
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Anthony J. Colletta, Esq.
Facsimile: (212) 558-3588.
          9.5. TRIAL BY JURY. LENDER AND BORROWER, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY LENDER AND BORROWER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY LENDER OR BORROWER, AS APPLICABLE.

          9.6. Headings. The Article and Section headings in this Agreement are included in this Agreement for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
          9.7. Assignment and Participation.
          (a) Except as explicitly set forth in Section2.3, Borrower may not sell, assign or transfer any interest in the Loan Documents or any portion thereof (including Borrower’s rights, title, interests, remedies, powers and duties hereunder and thereunder).
          (b) Lender and each assignee of all or a portion of the Loan shall have the right from time to time in its discretion to sell one or more of the Notes or any interest therein (an “Assignment”) and/or sell a participation interest in one or more of the Notes (a “Participation”). Borrower agrees reasonably to cooperate with Lender, at Lender’s request, in order to effectuate any such Assignment or Participation. In the case of a Participation, (i) Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Lender shall remain the holder of any Note for all purposes of this Agreement and (iv) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under and in respect of this Agreement and the other Loan Documents. In the case of an Assignment, (i) each assignee shall have, to the extent of such Assignment, the rights, benefits and obligations of the assigning Lender as a “Lender” hereunder and under the other Loan Documents, (ii) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to an Assignment, relinquish its rights and be released from its obligations under this Agreement, and (iii) one Lender shall serve as agent for all Lenders and shall be the sole Lender to whom notices, requests and other communications shall be addressed and the sole party authorized to grant or withhold consents hereunder on behalf of Lenders (subject, in each case, to appointment of a Servicer, pursuant to Section 9.22, to receive such notices, requests and other communications and/or to grant or withhold consents, as the case may be) and to be the sole Lender to designate the account to which payments shall be made by Borrower to Lenders hereunder. Goldman Sachs Mortgage Company or, upon the appointment of a Servicer, such Servicer, shall maintain, or cause to be maintained, as agent for Borrower, a register on which it shall enter the name or names of the registered owner or owners from time to time of the Notes. Lender shall permit Borrower to review the register as needed for Borrower to comply with its obligations under this Agreement, the Loan Documents or any applicable law, regulation or procedure. Borrower agrees that upon effectiveness of any Assignment of any Note in part, Borrower will promptly provide to the assignor and the assignee separate promissory notes in the amount of their respective interests (but, if applicable, with a notation thereon that it is given in substitution for and replacement of an original Note or any replacement thereof), and otherwise in the form of such Note, upon return of the Note then being replaced. The assigning Lender shall notify in writing each of the other Lenders of any Assignment. Each potential or actual assignee, participant or investor in a Securitization, and each Rating Agency, shall be entitled to receive all information received by Lender under this Agreement. After the effectiveness of any Assignment, the party conveying the Assignment shall provide notice to Borrower and each Lender of the identity and address of the assignee. Notwithstanding anything in this Agreement to the contrary, after an Assignment, the assigning Lender (in addition to the assignee) shall continue to have the benefits of any indemnifications contained in this Agreement which such assigning Lender had prior to such assignment with respect to matters occurring prior to the date of such assignment.
          (c) If, pursuant to this Section 9.7, any interest in this Agreement or any Note is transferred to any transferee that is not a U.S. Person, the transferor Lender shall cause such transferee, concurrently with the effectiveness of such transfer, (i) to furnish to Borrower and/or the transferor Lender either Form W-8BEN or Form W-8ECI or any other form in order to establish an exemption from, or reduction in the rate of, U.S. withholding tax on all interest payments hereunder, and (ii) to agree (for the benefit of Lender and Borrower) to provide Borrower and the transferor Lender a new Form W-8BEN or Form W-8ECI or any forms reasonably requested in order to establish an exemption from, or reduction in the rate of, U.S. withholding tax upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.
          (d) Lender may on or after the date hereof effectuate one or more Assignments or Participations, to or with such Eligible Assignees (hereinafter defined) as may be selected by Lender on terms and conditions satisfactory to Lender in its sole discretion, provided, however, that, except with respect to any Assignment or Participation to a trustee in connection with a Securitization, any pledgee or any counterparty in connection with a repurchase transaction, the following conditions shall apply: (i) each Assignment or Participation shall only be made to an Eligible Assignee; (ii) Lender shall notify Borrower of the identity of a proposed assignee, lender or participant and Borrower shall have five Business Days to approve or object to such assignee, lender or participant (which objection shall be limited solely to Borrower’s reasonable belief that such proposed assignee, lender or participant does not meet the qualifications of an Eligible Assignee), and if Borrower does not respond within such five Business Day period, such assignee, lender or participant shall be deemed approved by Borrower; provided that Borrower shall have no such approval right during the continuance of an Event of Default; (iii) such Eligible Assignee shall have delivered to Borrower a fully completed QP Certificate in the form of Exhibit E at least two Business Days prior to the date of such Assignment or Participation; and (iv) the minimum amount of the Loan transferred pursuant to any Assignment or Participation shall be $5,000,000. As used herein, “Eligible Assignee” means any “qualified purchaser” as defined in Section 2(a)(51)(A) of the Investment Company Act of 1940, as amended or otherwise modified from time to time (the “ICA”), and the rules and regulations promulgated thereunder, or any “qualified institutional buyer” as contemplated by Rule 2a51-1(g) of the ICA.
          9.8. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          9.9. Preferences. Lender shall have no obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the obligations of Borrower pursuant to this Agreement, the Notes or any other Loan Document. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder and under the Loan Documents. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any portion thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or portion thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
          9.10. Intentionally Omitted.
          9.11. Offsets, Counterclaims and Defenses. All payments made by Borrower hereunder or under the other Loan Documents shall be made irrespective of, and without any deduction for, any setoffs or counterclaims. Borrower waives the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against it by Lender arising out of or in any way connected with the Notes, this Agreement, the other Loan Documents or the Indebtedness, but Borrower may bring a separate claim against Lender. Any assignee of Lender’s interest in the Loan shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to the Loan.
          9.12. No Joint Venture. Nothing in this Agreement is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender, nor to grant Lender any interest in any Property other than that of mortgagee or lender.
          9.13. Conflict; Construction of Documents. In the event of any conflict between the provisions of this Agreement and the provisions of the Notes, the Mortgage or any of the other Loan Documents, the provisions of this Agreement shall prevail.
          9.14. Brokers and Financial Advisors. Borrower represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower agrees to indemnify and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the transactions contemplated in this Agreement. The provisions of this Section 9.14 shall survive the expiration and termination of this Agreement and the repayment of the Indebtedness.

          9.15. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.
          9.16. Estoppel Certificates.
          (a) Borrower agrees at any time and from time to time, to execute, acknowledge and deliver to Lender, within 5 Business Days after receipt of Lender’s written request therefor, a statement in writing setting forth (A) the Principal Indebtedness, (B) the date on which installments of interest and/or principal were last paid, (C) any offsets or defenses to the payment of the Indebtedness, (D) that the Notes, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification, (E) that neither Borrower nor, to Borrower’s knowledge, Lender, is in default under the Loan Documents (or specifying any such default), and (F) to Borrower’s knowledge, such other matters as Lender may reasonably request. Any prospective purchaser of any interest in a Loan shall be permitted to rely on such statement.
          (b) Lender shall within 5 days after Borrower’s written request therefor furnish Borrower with a statement setting forth (i) the amount of the original principal amount of the Note, (ii) the unpaid principal amount of the Note Components, (iii) the rate of interest of the Note Components, (iv) the date on which installments of interest and/or principal were last paid, (v) the balance of the sums in the accounts described in Article III, if any; and (vi) a statement regarding whether Lender has delivered to Borrower notice of an Event of Default.
          9.17. Payment of Expenses; Mortgage Recording Taxes. Borrower shall reimburse Lender upon receipt of written notice from Lender for (i) all reasonable out-of-pocket costs and expenses incurred by Lender (or any of its affiliates) in connection with the origination of the Loan, including legal fees and disbursements, accounting fees, and the costs of the Appraisal, the Engineering Report, the Qualified Title Insurance Policy, the Qualified Survey, the Environmental Report and any other third-party diligence materials; (ii) all reasonable out-of-pocket costs and expenses incurred by Lender (or any of its affiliates) in connection with (A) monitoring Borrower’s ongoing performance of and compliance with Borrower’s agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including confirming compliance with environmental and insurance requirements, in each case in connection with an actual or imminent Default by Borrower, as determined by Lender, (B) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower or by Lender, except for any request made by Lender in connection with any Assignment, Participation or Securitization, (C) filing and recording fees and expenses and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents, (D) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents or any Collateral, and (E) obtaining any Rating Confirmation required or requested by Borrower hereunder; and (iii) all actual out-of-pocket costs and expenses (including, if the Loan has been securitized, special servicing fees) incurred by Lender (or any of its affiliates) in connection with the enforcement of any obligations of Borrower, or a Default by Borrower, under the Loan Documents, including any actual or attempted foreclosure, deed-in-lieu of foreclosure, refinancing, restructuring or workout and any insolvency or bankruptcy proceedings; provided, however, that notwithstanding anything in this Section 9.17, Borrower shall not be responsible for the payment of ordinary, master or primary servicing fees (as opposed to special servicing fees). For the avoidance of doubt, Lender shall pay the reasonable third party costs and expenses incurred by Borrower in connection with the matters set forth in Section 1.3(c) or any Securitization, except for the first $15,000 of Borrower’s legal fees in connection with all Securitizations and secondary market transactions accrued by Borrower and its Affiliates less any amounts paid in the aggregate under the Cooperation Agreement, the Mezzanine Loan Agreements and any cooperation or similar agreement in connection with the Mezzanine Loan, it being the intent that the aforesaid $15,000 shall not be in addition to amounts expended pursuant to the Cooperation Agreement or any similar agreements in connection with the Mezzanine Loan. In addition, and notwithstanding anything to the contrary herein, Borrower shall promptly following request by Lender pay any and all transfer fees and other banking charges due and payable in connection with any transfer by Lender of a Qualified Letter of Credit delivered pursuant to this Agreement.
          9.18. No Third-Party Beneficiaries. This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower, and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender, and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof, and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.
          9.19. Recourse.
          (a) Except as set forth in Section 9.19(b), in the Recourse Guaranty, in the Sponsor Guaranty in the Environmental Indemnities and in Section 5.19 and in Section 9.14, no recourse shall be had for the Indebtedness or for the performance or observation of any other obligation under this Agreement or any of the Loan Documents against any affiliate of Borrower or any officer, director, partner or equityholder of Borrower or any such affiliate and recourse to Borrower shall be limited to the Liens of Lender on the Properties and the other Collateral.
          (b) Borrower shall indemnify Lender and hold Lender harmless from and against any and all Damages to Lender (including the legal and other expenses of enforcing the obligations of Borrower under this Section 9.19) resulting from or arising out of any of the following (the “Indemnified Liabilities”):

     (i) any fraud or intentional misrepresentation committed by Borrower, the Sponsor, any Operating Lessee or any of their respective affiliates in connection with the Loan;
     (ii) the misappropriation or misapplication (in violation of the Loan Documents) by Borrower, any Operating Lessee, the Sponsor or any of their respective affiliates of any funds (including misappropriation or misapplication of Revenues, security deposits, sales proceeds and/or Loss Proceeds and the violation of the last sentence of Section 5.7(d));
     (iii) any voluntary Transfer of Collateral or voluntary Lien which is prohibited hereunder;
     (iv) any breach by Borrower, any Operating Lessee or the Sponsor of any representation or covenant regarding environmental matters contained in this Agreement or in the Environmental Indemnity Agreements;
     (v) the occurrence of any filing by Borrower or any Operating Lessee under the Bankruptcy Code or any joining or colluding by Borrower, any Operating Lessee or any of their respective affiliates (including Sponsor) in the filing of an involuntary case in respect of Borrower or any Operating Lessee under the Bankruptcy Code;
     (vi) any material failure of Borrower to be a Single-Purpose Entity; and
     (vii) any intentional physical waste with respect to any Property committed or permitted by Borrower, any Operating Lessee, the Sponsor or any of their respective affiliates.
          (c) The foregoing limitations on personal liability shall in no way impair or constitute a waiver of the validity of the Notes, the Indebtedness secured by the Collateral, or the Liens on the Collateral, or the right of Lender, as mortgagee or secured party, to foreclose and/or enforce its rights with respect to the Collateral after an Event of Default. Nothing in this Agreement shall be deemed to be a waiver of any right which Lender may have under the Bankruptcy Code to file a claim for the full amount of the debt owing to Lender by Borrower or to require that all Collateral shall continue to secure all of the Indebtedness owing to Lender in accordance with the Loan Documents. Lender may seek a judgment on the Note (and, if necessary, name Borrower in such suit) as part of judicial proceedings to foreclose under the Mortgage or to foreclose pursuant to any other Loan Documents, or as a prerequisite to any such foreclosure or to confirm any foreclosure or sale pursuant to power of sale thereunder, and in the event any suit is brought on the Notes, or with respect to any Indebtedness or any judgment rendered in such judicial proceedings, such judgment shall constitute a Lien on and will be and can be enforced on and against the Collateral and the rents, profits, issues, products and proceeds thereof. Nothing in this Agreement shall impair the right of Lender to accelerate the maturity of the Note upon the occurrence of an Event of Default, nor shall anything in this Agreement impair or be construed to impair the right of Lender to seek personal judgments, and to enforce all rights and remedies under applicable law against any guarantors (including Sponsors) to the extent allowed by any applicable guarantees (including the Recourse Guaranty). The provisions set forth in this Section 9.19 are not intended as a release or discharge of the obligations due under the Note or under any Collateral Documents, but are intended as a limitation, to the extent provided in this Section 9.19, on Lender’s right to sue for a deficiency or seek a personal judgment against Borrower or Sponsors.
          9.20. Right of Set-Off. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, Lender may from time to time, without presentment, demand, protest or other notice of any kind (all of such rights being hereby expressly waived), set-off and appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by Lender (including branches, agencies or affiliates of Lender wherever located) to or for the credit or the account of Borrower against the obligations and liabilities of Borrower to Lender hereunder, under the Notes, the other Loan Documents or otherwise, irrespective of whether Lender shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of Lender subsequent thereto.
          9.21. Exculpation of Lender. Lender neither undertakes nor assumes any responsibility or duty to Borrower or any other party to select, review, inspect, examine, supervise, pass judgment upon or inform Borrower or any third party of (a) the existence, quality, adequacy or suitability of Appraisals of the Properties or other Collateral, (b) any environmental report, or (c) any other matters or items, including engineering, soils and seismic reports which are contemplated in the Loan Documents. Any such selection, review, inspection, examination and the like, and any other due diligence conducted by Lender, is solely for the purpose of protecting Lender’s rights under the Loan Documents, and shall not render Lender liable to Borrower or any third party for the existence, sufficiency, accuracy, completeness or legality thereof.
          9.22. Servicer. Lender may delegate any and all rights and obligations of Lender hereunder and under the other Loan Documents to the Servicer upon notice by Lender to Borrower, whereupon any notice or consent from the Servicer to Borrower, and any action by the Servicer on Lender’s behalf, shall have the same force and effect as if Servicer were Lender. Borrower shall not be responsible for any set-up fees or any other initial costs relating to or arising under the agreement entered into between Lender and Servicer.
          9.23. Prior Agreements. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS CONTAIN THE ENTIRE AGREEMENT OF THE PARTIES HERETO AND THERETO IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND ALL PRIOR AGREEMENTS AMONG OR BETWEEN SUCH PARTIES, WHETHER ORAL OR WRITTEN, INCLUDING ANY TERM SHEETS, CONFIDENTIALITY AGREEMENTS AND COMMITMENT LETTERS (BUT EXCLUDING ANY FEE LETTER, WHICH SHALL BE REGARDED AS A LOAN DOCUMENT HEREUNDER AND SHALL SURVIVE CLOSING),

ARE SUPERSEDED BY THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
[No further text on this page; Signature Page Follows]

          Lender and Borrower are executing this Agreement as of the date first above written.

BORROWER:

W2007 STRATOSPHERE PROPCO, L.P.,	W2007 AQUARIUS PROPCO, L.P.,
a Delaware limited partnership	a Delaware limited partnership

By:	W2007 Stratosphere Gen-Par, L.L.C.,	By:	W2007 Aquarius Gen-Par, L.L.C.,
	its general partner		its general partner

By:		By:
	Name:		Name:
	Title:		Title:

W2007 ARIZONA CHARLIE’S PROPCO, L.P.	W2007 STRATOSPHERE LAND PROPCO, L.P.,
a Delaware limited partnership	a Delaware limited partnership

By:	W2007 Arizona Charlie’s Gen-Par, L.L.C.,	By:	W2007 Stratosphere Land Gen-Par,
	its general partner		L.L.C., its general partner

By:		By:
	Name:		Name:
	Title:		Title:

W2007 FRESCA PROPCO, L.P.
a Delaware limited partnership

By:	W2007 Fresca Gen-Par, L.L.C.,
its general partner

By:
Name:
Title:
LENDER:
GOLDMAN SACHS COMMERCIAL
MORTGAGE CAPITAL, L.P., a Delaware
limited partnership

By:
Name:
Title:

Exhibit A
Form of Cash Management Agreement
[See attached]

Exhibit A-1

Exhibit B
CONFIRMATION

DATE:	[DATE]

TO:	[BORROWER]
Telephone No.: [NUMBER]
Facsimile No.: [NUMBER]
Attention: [NAME]

FROM:	[CAP COUNTERPARTY]

SUBJECT:	Cap Transaction

REF. NO.:	[REF. NO.]
The purpose of this communication is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between [CAP PROVIDER] (“Cap Provider”) and [BORROWER] (“Counterparty”). This communication constitutes a “Confirmation” and evidences a complete and binding agreement between Cap Provider and Counterparty as to the terms of the Transaction and shall supplement, form a part of and be subject to the terms and conditions of the ISDA Form (subject to the Definitions and the Modifications).
1. The terms, conditions and other provisions contained in the 1992 ISDA Master Agreement (Multicurrency-Cross Border) (the “ISDA Form”) including a Credit Support Annex (Bilateral)(the “CSA Form”) thereto incorporating Schedule A hereto as Paragraph 13 thereof, together with the 2000 ISDA Definitions (the “Definitions”), each as published by the International Swaps and Derivatives Association, Inc., are hereby incorporated into this Confirmation by this reference, subject to the terms and conditions set forth herein, as well as the following (collectively, the “Modifications”):1

[1]	In the case of a Cap Provider (or a guarantor) which is a non-United States entity, the following Modifications should be added:
(m)	Section 2(d)(i)(4) of the ISDA Form is amended by:
(i)	deleting the words “However, X will not be required to pay any additional amount to Y to the extent that it would not be required to be paid but for:”; and

(ii)	deleting subsections (A) and (B);
(n)	Section 2(d)(ii) of the ISDA Form is deleted;

(o)	Section 4(e) of the ISDA Form is deleted; and

(p)	The definition of “Indemnifiable Tax” contained in Section 14 of the ISDA Form is deleted and is replaced with the following: “‘Indemnifiable Tax’ means any and all withholding tax.”

Exhibit B-1

(a)	“Market Quotation” and “Second Method” are selected;

(b)	US Dollars are selected as the “Termination Currency”;

(c)	Paragraph 4 of the May 1989 ISDA Addendum to Schedule to Interest Rate and Currency Exchange Agreement is incorporated herein by this reference;

(d)	Section 2(c)(ii) of the ISDA Form applies to the Transaction;

(e)	There is deemed to be no “Specified Entity” for either Counterparty or Cap Provider for purposes of Sections 5(a)(v), 5(a)(vi), 5(a)(vii) or 5(b)(iv) of the ISDA Form;

(f)	Sections 5(b)(ii) and 5(b)(iii) of the ISDA Form is deleted;

(g)	The “Credit Event Upon Merger” provisions of Section 5(b)(iv) of the ISDA Form do not to apply to either Counterparty or Cap Provider;

(h)	The “Automatic Early Termination” provision of Section 6(a) of the ISDA Form does not apply to the Transaction;

(i)	There is deemed to be no “Set-Off” for purposes of Section 6(e) of the ISDA Form (except that, Counterparty shall have the right to set-off and counterclaim following a default by Cap Provider);

(j)	Each of Cap Provider and Counterparty represent that it is not a “Multibranch Party” for purposes of Section 10(c) of the ISDA Form; and

(k)	Neither Cap Provider nor Counterparty is deemed to have any “Affiliate” for purposes of the Transaction.
2. The terms of the particular Transaction to which this Confirmation relates are as follows:

Notional Amount:	USD[LOAN AMOUNT]

Trade Date:

Effective Date:

Termination Date:	[DAY AFTER FINAL DAY OF FINAL INTEREST ACCRUAL PERIOD DURING INITIAL TERM OF LOAN]

Floating Amounts:

Floating Rate Payer (Cap Seller):	Cap Provider

Cap Rate:	[LIBOR STRIKE RATE] per annum

Floating Rate Period End Dates:	Monthly, on the 6th day of each month

Floating Rate Due Dates:	Monthly, on the third Business Day prior to the 1st day of each month, provided that if such 1st day is not a Business Day, then the Floating Rate Due Date will be the fourth Business Day prior to such 1st day.

Floating Rate Option:	USD-LIBOR-BBA

Floating Rate Designated Maturity:	1 Month (including any stub periods)

Exhibit B-2

Floating Rate Reset Dates:	The fourteenth day of each calendar month

Floating Rate Day Count Fraction:	Actual/360

Floating Rate Spread:	Inapplicable

Floating Rate Compounding:	Inapplicable
Fixed Amounts:

Fixed Rate Payer (Cap Buyer):	Counterparty

Fixed Rate Due Date:	[EFFECTIVE DATE OF CAP]

Fixed Amount:	USD[PURCHASE PRICE OF CAP]

Business Days:	New York

Calculation Agent:	Cap Provider

Governing Law:	New York law

Documentation:	ISDA Form (subject to the Definitions and the Modifications)
3. Additional Provisions:
     (a) Notwithstanding Section 7 of the ISDA Form, Cap Provider agrees that Counterparty may collaterally assign (a “Collateral Assignment”) all or a portion of the Transaction to a bank, insurance company, trustee in connection with a securitization of the loan to which the Transaction relates, or other institutional lender organized under the laws of the United States or any state therein (a “Pledgee”), as security for financing provided to Counterparty by such a Pledgee, provided that Cap Provider receives prior written notice of any such assignment and any information regarding the Pledgee that Cap Provider may reasonably request (including any information with respect to such Pledgee that Cap Provider would be entitled to receive with respect to Counterparty pursuant hereto). In connection with any Collateral Assignment, Cap Provider agrees that it will execute any separate consent reasonably requested by Counterparty and its Pledgee, including a consent pursuant to which Cap Provider will agree (i) not to recognize instructions or directions from the Counterparty and only to recognize such instructions or directions from such Pledgee, and (ii) that all payments by the Cap Provider hereunder will be made directly to such Pledgee and not to the Counterparty. In addition, in connection with any Collateral Assignment involving only a partial assignment of the Transaction, Cap Provider agrees to issue two new confirmations containing substantially similar terms and conditions as the Transaction (provided that the aggregate Notional Amounts contained in such confirmations shall equal the Notional Amount set forth above, and that the Cap Rate of each such confirmation shall equal the Cap Rate set forth above), which confirmations shall evidence the assigned and unassigned portions of the Transaction (Cap Provider and Counterparty agreeing to enter into such additional documentation as is reasonably required to accomplish the foregoing and to accomplish such Collateral Assignment).

Exhibit B-3

     (b) (i) If, at any time, Cap Provider fails to satisfy the S&P First Ratings Requirement and/or if Cap Provider fails to satisfy the Moody’s First Trigger Ratings Requirement,2 then Cap Provider shall be required to post collateral in accordance with the CSA Form. A failure to post collateral in accordance with the CSA Form will be an “Additional Termination Event” as defined by Section 5(b)(v) of the 1992 ISDA Master Agreement, with the Cap Provider as the sole “Affected Party”.
     (ii) If, at any time, Cap Provider fails to satisfy the S&P Second Ratings Requirement, then Cap Provider must within 60 Business Days either (i) find a replacement rate cap provider, at Cap Provider’s sole cost and expense, meeting the rating requirements outlined in the preceding paragraph, provided however, Cap Provider will continue to perform its obligations under the Rate Cap Agreement until a replacement cap provider is in place, or (ii) obtain at its own expense an unconditional, irrevocable guaranty of an entity that satisfies such rating requirements. If the Cap Provider fails to satisfy the foregoing it will be an “Additional Termination Event” as defined by Section 5(b)(v) of the 1992 ISDA Master Agreement, with the Cap Provider as the sole “Affected Party”.
     (iii) It shall be an “Additional Termination Event” as defined by Section 5(b)(v) of the 1992 ISDA Master Agreement, with the Cap Provider as the sole “Affected Party”, if the Cap Provider fails to satisfy the Moody’s Second Trigger Ratings Requirement and at least 30 Local Business Days have elapsed since the Cap Provider satisfied the Moody’s Second Trigger Ratings Requirement, and Cap Provider has received a Firm Offer from a replacement cap provider that (x) satisfies the S&P Second Ratings Requirement and the Moody’s Second Trigger Ratings Requirement or (y) has obtained at its own expense an unconditional, irrevocable guaranty of an entity that satisfies the foregoing rating requirements; provided that, assuming the occurrence of an Early Termination Date, such Firm Offer would qualify as a Market Quotation and remains capable of becoming legally binding upon acceptance.
     “Firm Offer” means an offer which, when made, was capable of becoming legally binding upon acceptance.
     “Moody’s” means Moody’s Investors Service, Inc. and any successors thereto.
     “Moody’s First Trigger Ratings Requirement” means a long-term rating of “A1” by Moody’s.
     “Moody’s Second Trigger Ratings Requirement” means a long-term rating of “A3” by Moody’s.

[2]	The Cap Provider may also satisfy these rating requirements by obtaining a guarantee from an appropriately rated guarantor, provided that the applicable guarantee is unconditional, irrevocable and continuing, is not a guarantee of collection and is otherwise acceptable in form and content to S&P and Moody’s, including delivery of any required opinions.

Exhibit B-4

     “S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc. and any successors thereto.
     “S&P First Ratings Requirement” means a short term rating of “A-1” by S&P or, if the Cap Provider does not have a short term rating, a long term rating of “A+” by S&P.
     “S&P Second Ratings Requirement” means (a) with respect to a bank, broker/dealer, insurance company, structured investment company or derivatives product company, a short term rating of “A-2” by S&P or, if Cap Provider has no short term rating, a long term rating of “BBB+” by S&P, or (b) in all other cases, a short term rating of “A-1” by S&P or, if the Cap Provider does not have a short term rating, a long term rating of “A+” by S&P.
     (c) Cap Provider agrees that it shall not petition Counterparty into bankruptcy (nor shall Counterparty join in any such petition) for 365 days after the loan to which the Transaction relates has been paid in full.
     (d) The parties are prohibited from amending the cap agreement (including the ISDA Form, scheduled items, confirmation and collateral assignment of cap agreement) without rating agency confirmation.

4.	Credit Support Documents:

5.	Account Details:

Payments to Cap Provider:

- For the Account of:

- Name of Bank:

- Account Number:

- Fed ABA Number:

	Payments to Counterparty:	In accordance with Counterparty’s written instructions, or as otherwise agreed to by Cap Provider in connection with a Collateral Assignment

- For the Account of:

- Name of Bank:

- Account Number:

- Fed ABA Number:

6.	Offices:

Office of Cap Provider

Office of Counterparty

Exhibit B-5

7. Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt, so that errors or discrepancies can be promptly identified and rectified, and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between Counterparty and Cap Provider with respect to the Transaction, by manually signing this Confirmation and providing the other information requested herein and immediately returning an executed copy to Cap Provider by facsimile.

Exhibit B-6

Very truly yours,
[CAP PROVIDER]
By:
      Name:
     Title:
Agreed and Accepted By:
[COUNTERPARTY]
By:
      Name:
      Title:

Exhibit B-7

Schedule A
Paragraph 13. Elections and Variables
(a) Security Interest for “Obligations”. The term “Obligations” as used in this Annex includes the following additional obligations:
     With respect to Cap Provider: Not applicable.
     With respect to Counterparty: Not applicable.
(b) Credit Support Obligations.
(i) Delivery Amount, Return Amount and Credit Support Amount.
(A) “Delivery Amount” has the meaning specified in Paragraph 3(a), except that:
(I) the words “upon a demand made by the Secured Party on or promptly following a Valuation Date” shall be deleted and replaced with the words “not later than the close of business on each Valuation Date”,
(II) the last sentence of Paragraph 3(a) shall be deleted in its entirety and replaced with the following:
“The “Delivery Amount” applicable to the Pledgor for any Valuation Date will equal the greater of:
(1) the amount by which (a) the S&P Credit Support Amount for such Valuation Date exceeds (b) the S&P Value, as of such Valuation Date, of all Posted Credit Support held by the Secured Par, and
(2) the amount by which (a) the Moody’s Credit Support Amount for such Valuation Date exceeds (b) the Moody’s Value, as of such Valuation Date, of all Posted Credit Support held by the Secured Party.
(B) “Return Amount” has the meaning specified in Paragraph 3(b), except that the last sentence of Paragraph 3(b) shall be deleted in its entirety and replaced with the following:
“The “Return Amount” applicable to the Secured Party for any Valuation Date will equal the lesser of:
(1) the amount by which (a) the S&P Value, as of such Valuation Date, of all Posted Credit Support held by the Secured Party exceeds (b) the S&P Credit Support Amount for such Valuation Date, and

Schedule A-1

(2) the amount by which (a) the Moody’s Value, as of such Valuation Date, of all Posted Credit Support held by the Secured Party exceeds (b) the Moody’s Credit Support Amount for such Valuation Date.
(C) “Credit Support Amount” means the S&P Credit Support Amount or the Moody’ Credit Support or both, as applicable.
(ii) Eligible Collateral. The items set forth in Annex A and Annex B hereto will qualify as “Eligible Collateral”.
(iii) Other Eligible Support. The following items will qualify as “Other Eligible Support” for the party specified: Not applicable.
(iv) Thresholds.
(A)	“Independent Amount” means zero with respect to Cap Provider and Counterparty.

(B)	“Moody’s Threshold” means, with respect to Cap Provider and any date of determination, if Cap Provider has not satisfy the Moody’s First Trigger Ratings Requirement (i) continuously for 30 Local Business Days as of such date or (ii) as of the first day that such Cap Provider entered into the Transaction, zero; otherwise, infinity.

“Moody’s Threshold” means, with respect to Counterparty: Infinity.

(C)	“S&P Threshold” means, with respect to Cap Provider and any date of determination, if Cap Provider does not satisfy the S&P First Ratings Requirements (i) continuously for 10 Local Business Days as of such date or (ii) as of the first day that such Cap Provider entered into the Transaction, zero; otherwise, infinity.

“S&P Threshold” means, with respect to Counterparty: Infinity.

(C)	“Minimum Transfer Amount” means with respect to Cap Provider: $0. “Minimum Transfer Amount” means with respect to Counterparty: Infinity.

(D)	Rounding. The Delivery Amount up to the nearest integral multiple of $[ ] and the Return Amount will be rounded down to the nearest integral multiple of $[ ].

(c)	Valuation and Timing.
(i) “Valuation Agent” means Cap Provider.
(ii) “Valuation Date” means the first Local Business Day in each week on which any of the S&P Threshold or the Moody’s Threshold is zero.

Schedule A-2

(iii) “Valuation Time” means:
[ ] the close of business in the city of the Valuation Agent on the Valuation Date or date of calculation, as applicable;
[X] the close of business on the Local Business Day before the Valuation Date or date of calculation, as applicable;
provided that the calculations of Value and Exposure will be made as of approximately the same time on the same date.
(iv) “Notification Time” means 1:00 p.m., New York time, on a Local Business Day, unless otherwise specified here:
(d) Conditions Precedent and Secured Party’s Rights and Remedies. The following Termination Event(s) will be a “Specified Condition” for the party specified (that party being the Affected Party if the Termination Event occurs with respect to that party): Not applicable.
(e) Substitution.
(i) “Substitution Date” has the meaning specified in Paragraph 4(d)(ii).
(ii) Consent. If specified here as applicable, then the Pledgor must obtain the Secured Party’s consent for any substitution pursuant to Paragraph 4(d): Inapplicable.
(f) Dispute Resolution.
(i) “Resolution Time” means 1:00 p.m., New York time, on the Local Business Day following the date on which the notice is given that gives rise to a dispute under Paragraph 5, unless otherwise specified here:
(ii) Value. For the purpose of Paragraphs 5(i)(C) and 5(ii), the Value of Posted Credit Support will be calculated as follows:
For Eligible Collateral other than Cash listed in Annex A or Annex B, as applicable: the sum of (A) the product of (1)(x) the bid price at the Valuation Time for such securities on the principal national securities exchange on which such securities are listed, or (y) if such securities are not listed on a national securities exchange, the bid price for such securities quoted at the Valuation Time by any principal market maker for such securities selected by the Valuation Agent, or (z) if no such bid price is listed or quoted for such date, the bid price listed or quoted (as the case may be) at the Valuation Time for the day next preceding such date on which such prices were available and (2) the applicable Valuation Percentage for such Eligible Collateral, and (B) the accrued interest on such securities (except to the extent Transferred to the Pledgor pursuant to Paragraph 6(d)(ii) or included in the applicable price referred to in the immediately preceding clause (A)) as of such date.

Schedule A-3

For Cash, the amount thereof multiplied, in the case of the S&P Value, by the applicable S&P Valuation Percentage.
(iii) Alternative. The provisions of Paragraph 5 will apply.
(g) Holding and Using Posted Collateral.
(i) Eligibility to Hold Posted Collateral; Custodians. Counterparty and its Custodian will be entitled to hold Posted Collateral pursuant to Paragraph 6(b); provided that the following conditions applicable to it are satisfied:
(1) Counterparty is not a Defaulting Party;
(2) Posted Collateral may be held only in the following jurisdictions: United States; and
(3) the Custodian has a short-term unsecured and unsubordinated debt rating from S&P of “A-1,” or, if such entity does not have a short-term unsecured and unsubordinated debt rating from S&P, a long-term unsecured and unsubordinated debt rating or counterparty rating from S&P of “A+”.
     If at any time the Custodian does not satisfy Paragraph 13(g)(3) above, Counterparty must within 60 days obtain a replacement Custodian with ratings from S&P that satisfy Paragraph 13(g)(3) above.
Initially, the Custodian for Counterparty is [COUNTERPARTY TO DESIGNATE].
(ii) Use of Posted Collateral. The provisions of Paragraph 6(c)(i) will not apply to Counterparty except to the extent required to effect the transfer of this Transaction pursuant to Section 3(a) of the Confirmation.
(h) Distributions and Interest Amount.
(i) Interest Rate. The “Interest Rate” will be the actual interest earned on the Posted Collateral, or such other rate as the parties may agree to from time to time.
(ii) Transfer of Interest Amount. The Transfer of the Interest Amount will be made on the last Local Business Day of each calendar month and on any Local Business Day that Posted Collateral in the form of Cash is Transferred to the Pledgor pursuant to Paragraph 3(b).
(iii) Alternative to Interest Amount. The provisions of Paragraph 6(d)(ii) will apply.

Schedule A-4

(i) Additional Representation(s). There are no additional representations by either party.
(j) Other Eligible Support and Other Posted Support.
(i) “Value” with respect to Other Eligible Support and Other Posted Support means: not applicable.
(ii) “Transfer” with respect to Other Eligible Support and Other Posted Support means: not applicable.
(k) Demands and Notices.
All demands, specifications and notices under this Annex will be made pursuant to the Notices Section of this Agreement, unless otherwise specified here:
Cap Provider:
Counterparty:
(l) Addresses for Transfers.
Cap Provider:
Counterparty:
(m) Other Provisions.
(i) Agreement as to Single Secured Party and Single Pledgor. Cap Provider and Counterparty hereby agree that, notwithstanding anything to the contrary in the CSA Form, (a) the term “Secured Party” as used in the CSA Form means only Counterparty, (b) the term “Pledgor” as used in the CSA Form means only Cap Provider, (c) only Cap Provider makes the pledge and grant in Paragraph 2, the acknowledgement in the final sentence of Paragraph 8(a) and the representations in Paragraph 9.
(ii) Events of Default. Paragraph 7 will not apply to cause any Event of Default to exist with respect to Counterparty except that Paragraph 7(i) will apply to Counterparty solely in respect of Counterparty’s obligations under Paragraph 3(b) of the CSA Form. Notwithstanding anything to the contrary in Paragraph 7 of the CSA Form, any failure by Cap Provider to comply with or perform any obligation to be complied with or performed by Cap Provider under the CSA Form shall only be an Event of Default if at such time Cap Provider has failed to satisfy Moody’s Second Trigger Ratings Requirement continuously for at least 30 Local Business Days.
(iii) Additional Definitions.
“DV01” means, with respect to any date of determination, the estimated change in the Secured Party’s Exposure that would result from a one basis point change in the relevant swap curve on such date, as determined by the Valuation Agent in good faith and in a

Schedule A-5

commercially reasonable manner in accordance with the relevant methodology customarily used by the Valuation Agent. The Valuation Agent shall, upon request of Counterparty, provide to Counterparty a statement showing in reasonable detail such calculation.
“Local Business Day” means, for purposes of the CSA Form, any day on which (A) commercial banks are open for business in New York and the location of Cap Provider, Counterparty and any Custodian, and (B) in relation to a Transfer of Eligible Collateral, any day on which the clearance system agreed between the parties for the delivery of Eligible Collateral is open for acceptance and execution of settlement instructions or in the case of a Transfer of Cash or other Eligible Collateral for which delivery is contemplated by other means a day on which commercial banks are open for business in New York and the location of Cap Provider, Counterparty and any Custodian.
“Moody’s Credit Support Amount” means, for any Valuation Date:
(A)	if the Moody’s Threshold for such Valuation Date is zero and it is not the case that, as of such Valuation Date, Cap Provider has not satisfied the Moody’s Second Ratings Requirement continuously for at least 30 Local Business Days, an amount (never less than zero) equal to the sum of the Secured Party’s Exposure and Moody’s First Trigger Additional Amount;

(B)	if the Moody’s Threshold for such Valuation Date is zero and, as of such Valuation Date, the Cap Provider has not satisfied the Moody’s Second Trigger Ratings Requirement continuously for at least 30 Local Business Days, an amount equal to the greatest of (x) zero, (y) the aggregate amount of the Next Payments for all Next Payment Dates, and (z) the sum of the Secured Party’s Exposure and Moody’s Second Trigger Additional Amount; or

(C)	if the Moody’s Threshold for such Valuation Date is infinity, zero.
“Moody’s First Trigger Additional Amount” means, for any Valuation Date, the lesser of (x) the product of the Moody’s First Trigger DV01 Multiplier and DV01 for such Valuation Date and (y) the product of (i) Moody’s First Trigger Notional Amount Multiplier, (ii) the Scale Factor, if any, or, if no Scale Factor is applicable to this Transaction, one, and (iii) the Notional Amount for the Calculation Period which includes such Valuation Date.
“Moody’s First Trigger DV01 Multiplier” means 25 or such other number as determined by Moody’s.
“Moody’s First Trigger Notional Amount Multiplier” means 4% or such other number as determined by Moody’s.
“Moody’s Second Trigger Additional Amount” means, for any Valuation Date,

Schedule A-6

(A)	if this Transaction is not a Transaction-Specific Hedge, the lesser of (i) the product of the Moody’s Second Trigger DV01 Multiplier and DV01 for such Valuation Date and (ii) the product of (1) the Moody’s Second Trigger Notional Amount Multiplier, (2) the Scale Factor, if any, or, if no Scale Factor is applicable for this Transaction, one, and (3) the Notional Amount for the Calculation Period which includes such Valuation Date; or

(B)	if such Transaction is a Transaction-Specific Hedge, the lesser of (i) the product of the Moody’s Second Trigger Transaction-Specific Hedge DV01 Multiplier and DV01 for such Valuation Date and (ii) the product of (1) the Moody’s Second Trigger Transaction-Specific Hedge Notional Amount Multiplier, (2) the Scale Factor, if any, or, if no Scale Factor is applicable for this Transaction, one, and (3) the Notional Amount for the Calculation Period which includes such Valuation Date.
“Moody’s Second Trigger DV01 Multiplier” means 60 or such other number as determined by Moody’s.
“Moody’s Second Trigger Notional Amount Multiplier” means 9% or such other number as determined by Moody’s.
“Moody’s Second Trigger Transaction-Specific Hedge DV01 Multiplier” means 75 or such other number as determined by Moody’s.
“Moody’s Second Trigger Transaction-Specific Hedge Notional Amount Multiplier” means 11% or such other number as determined by Moody’s.
“Moody’s Value” means, on any date and with respect to any Eligible Collateral, (A) in the case of Eligible Collateral other than Cash, the product of (x) the bid price obtained by the Valuation Agent for such Eligible Collateral and (y) the applicable Moody’s Valuation Percentage for such Eligible Collateral set forth in the table attached as Annex B hereto and (B) in the case of Cash, the amount thereof.
“Moody’s Valuation Percentage” means, with respect to a Valuation Date and each item of Eligible Collateral,
(A)	if it is not the case that, as of such Valuation Date, Cap Provider has not satisfied the Moody’s Second Trigger Ratings Requirement continuously for at least 30 Local Business Days, the corresponding percentage for such Eligible Collateral in the column headed “Moody’s First Trigger Ratings Requirement Valuation Percentage” in the table attached as Annex B hereto or

(B)	if it is the case that, as of such Valuation Date, Cap Provider has not satisfied the Moody’s Second Trigger Ratings Requirement continuously for at least 30 Local Business Days, the corresponding percentage for such Eligible Collateral in the

Schedule A-7

column headed “Moody’s Second Trigger Ratings Requirement Valuation Percentage” in the table attached as Annex B hereto.
“Next Payment” means, in respect of each Next Payment Date, an amount (never less than zero) equal to the excess of the aggregate amount of any payments due to be made by Cap Provider under Section 2(a) of the CSA Form on such Next Payment Date over the aggregate amount of any payments due to be made by Counterparty under Section 2(a) of the CSA Form on such Next Payment Date (any such payments determined based on rates prevailing the date of determination).
“Next Payment Date” means each date on which the next scheduled payment under this Transaction is due to be paid.
“S&P Credit Support Amount” means, for any Valuation Date:
(A)	if the S&P Threshold for such Valuation Date is zero and it is not the case that, as of such Valuation Date, Cap Provider has not satisfied the S&P Second Ratings Requirement continuously for at least 10 Local Business Days, an amount equal to the Secured Party’s Exposure;

(B)	if the S&P Threshold for such Valuation Date is zero and, as of such Valuation Date, the Cap Provider has not satisfied the S&P Second Ratings Requirement continuously for at least 10 Local Business Days, an amount equal to 125% of the Secured Party’s Exposure; or

(C)	if the S&P Threshold for such Valuation Date is infinity, zero.
“S&P Valuation Percentage” means, with respect to a Valuation Date and each item of Eligible Collateral,
(A)	if it is not the case that, as of such Valuation Date, Cap Provider has not satisfied the S&P Second Ratings Requirement continuously for at least 10 Local Business Days, the corresponding percentage for such Eligible Collateral in the column headed “S&P First Ratings Requirement Valuation Percentage” in the table attached as Annex A hereto or
(B)	if it is the case that, as of such Valuation Date, Cap Provider has not satisfied the S&P Second Ratings Requirement continuously for at least 10 Local Business Days, the corresponding percentage for such Eligible Collateral in the column headed “S&P Second Ratings Requirement Valuation Percentage” in the table attached as Annex A hereto.
“S&P Value” means, on any date and with respect to any Eligible Collateral, (A) in the case of Eligible Collateral other than Cash, the product of (x) the bid price obtained by the Valuation Agent for such Eligible Collateral and (y) the applicable S&P Valuation Percentage for such Eligible Collateral set forth in the table attached as Annex A hereto

Schedule A-8

and (B) in the case of Cash, the amount thereof multiplied by the applicable S&P Valuation Percentage set forth in the table attached as Annex A hereto.
“Scale Factor” means (A), for purposes of the definition of “Moody’s First Trigger Additional Amount”, the percentage set forth in the applicable row of Table 1 hereto; (B), for purposes of clause (A) of the definition of “Moody’s Second Trigger Additional Amount”, the percentage set forth in the applicable row of Table 2 hereto; and (C), for purposes of clause (B) of the definition of “Moody’s Second Trigger Additional Amount”, the percentage set forth in the applicable row of Table 3 hereto
“Valuation Percentage” means, for purposes of determining the S&P Value with respect to any Eligible Collateral or Posted Collateral, the applicable S&P Valuation Percentage as set forth in the table attached as Annex A hereto.
“Value” means, in respect of any date, the related S&P Value or the related Moody’s Value or both, as applicable.

Schedule A-9

Annex A
The S&P Valuation Percentages listed below shall apply to the following Eligible Collateral with respect to the calculation of the S&P Value:

		S&P First	S&P Second
		Ratings	Ratings
		Requirement	Requirement
		Valuation	Valuation
Eligible Collateral		Percentage	Percentage
(A)	Cash	100%	80%

(B)	U.S. treasuries (current coupon, constant maturity) rated “AAA” by S&P, U.S. agencies covered bonds (floating) rated “AAA” by S&P, sovereign bonds (floating) rated “AAA” by S&P, credit card ABS (floating) rated “AA” or higher by S&P, auto ABS (floating) rated “AA” or higher by S&P and U.S. student loan ABS (floating) rated “AAA” by S&P, in each case with a weighted average life of less than 5 years.	98.0%	78.4%

(C)	U.S. treasuries (current coupon, constant maturity) rated “AAA” by S&P, U.S. agencies covered bonds (floating) rated “AAA” by S&P, sovereign bonds (floating) rated “AAA” by S&P, credit card ABS (floating) rated “AA” or higher by S&P, auto ABS (floating) rated “AA” or higher by S&P and U.S. student loan ABS (floating) rated “AAA” by S&P, in each case with a weighted average life of greater than 5 years but less than 10 years.	92.6%	74.1%

(D)	Covered bonds (fixed) rated “AAA” by S&P, sovereign bonds (fixed) rated “AAA” by S&P, credit card ABS (floating) rated “A” by S&P, auto ABS (floating) rated “A” by S&P, CMBS (floating) rated “AAA” by S&P, CDO (floating) rated “AAA” by S&P, U.S. student loan ABS (floating) rated “AA” or “A” by S&P and corporate bonds (fixed or floating) rated “AA” or higher by S&P, in each case with a weighted average life of less than 5 years.	95.2%	76.2%

Annex-A-1

		S&P First	S&P Second
		Ratings	Ratings
		Requirement	Requirement
		Valuation	Valuation
Eligible Collateral		Percentage	Percentage
(E)	Covered bonds (fixed) rated “AAA” by S&P, sovereign bonds (fixed) rated “AAA” by S&P, credit card ABS (floating) rated “A” by S&P, auto ABS (floating) rated “A” by S&P, CMBS (floating) rated “AAA” by S&P, CDO (floating) rated “AAA” by S&P, U.S. student loan ABS (floating) rated “AA” or “A” by S&P and U.S. and European corporate bonds (fixed or floating) rated “AAA” or “AA” by S&P, in each case with a weighted average life of greater than 5 years but less than 10 years.	87%	69.6%

(F)	Credit card ABS (floating) rated “BBB” by S&P, auto ABS (floating) rated “BBB” by S&P, CDO (floating) rated “AA” or “A” by S&P, U.S. student loan ABS (floating) rated “BBB” by S&P, and corporate bonds (fixed or floating) rated “A” by S&P, , in each case with a weighted average life of less than 5 years.	80%	64%

(G)	Credit card ABS (floating) rated “BBB” by S&P, auto ABS (floating) rated “BBB” by S&P, CDO (floating) rated “AA” or “A” by S&P, U.S. student loan ABS (floating) rated “BBB” by S&P and corporate bonds (fixed or floating) rated “A” by S&P, in each case with a weighted average life of greater than 5 years but less than 10 years.	71.4%	57.1%

Annex-A-2

Annex B
The Moody’s Valuation Percentages listed below shall apply to the following Eligible Collateral with respect to the calculation of the Moody’s Value:

	Moody’s First Trigger	Moody’s First Trigger
	Ratings Requirement	Ratings Requirement
Instrument	Valuation Percentage	Valuation Percentage
U.S. Dollar Cash	100%	100%
Euro Cash	97%	93%
Sterling Cash	97%	94%
Fixed Rate Negotiable Treasury Debt issued by U.S. Treasury Department with Remaining Maturity:
<1 Year	100%	100%
1 to 2 years	100%	99%
2 to 3 years	100%	98%
3 to 5 years	100%	97%
5 to 7 years	100%	95%
7 to 10 years	100%	94%
10 to 20 years	100%	89%
> 20 years	100%	87%
Floating-Rate Negotiable U.S. Dollar Denominated Treasury Debt Issued by The U.S. Treasury Department
All Maturities	100%	99%
Fixed-Rate U.S. Dollar Denominated U.S. Agency Debentures with Remaining Maturity:
< 1 Year	100%	99%
1 to 2 years	100%	98%
2 to 3 years	100%	97%
3 to 5 years	100%	96%
5 to 7 years	100%	94%
7 to 10 years	100%	93%
10 to 20 years	100%	88%
> 20 years	100%	86%
Floating-Rate U.S. Dollar Denominated U.S. Agency Debentures
All maturities	100%	98%
Fixed-Rate Euro Denominated Euro-Zone Government Bonds Rated Aa3 or Above by Moody’s with Remaining Maturity:
< 1 Year	97%	93%
1 to 2 years	97%	92%
2 to 3 years	97%	91%
3 to 5 years	97%	89%
5 to 7 years	97%	87%
7 to 10 years	97%	86%
10 to 20 years	97%	82%
> 20 years	97%	80%
Floating-Rate Euro Denominated Euro-Zone Government Bonds Rated Aa3 or Above by Moody’s
All maturities:	97%	92%
Qualified Commercial Paper
	0%*	0%*

Tbl. 1-1

For the purposes of the above table, “Qualified Commercial Paper” means commercial paper with a rating of at least P-1 by Moody’s and having a remaining maturity of not more than one month.

*or such other percentage in respect of which Moody’s has provided a rating affirmation.

Annex-A-2

Table 1
Moody’s First Trigger Factor

Remaining
Weighted Average Life
of Hedge in Years	Scale Factor
1 or less	0.25%
More than 1 but not more than 2	0.50%
More than 2 but not more than 3	0.70%
More than 3 but not more than 4	1.00%
More than 4 but not more than 5	1.20%
More than 5 but not more than 6	1.40%
More than 6 but not more than 7	1.60%
More than 7 but not more than 8	1.80%
More than 8 but not more than 9	2.00%
More than 9 but not more than 10	2.20%
More than 10 but not more than 11	2.30%
More than 11 but not more than 12	2.50%
More than 12 but not more than 13	2.70%
More than 13 but not more than 14	2.80%
More than 14 but not more than 15	3.00%
More than 15 but not more than 16	3.20%
More than 16 but not more than 17	3.30%
More than 17 but not more than 18	3.50%
More than 18 but not more than 19	3.60%
More than 19 but not more than 20	3.70%
More than 20 but not more than 21	3.90%
More than 21 but not more than 22	4.00%
More than 22 but not more than 23	4.00%
More than 23 but not more than 24	4.00%
More than 24 but not more than 25	4.00%
More than 25 but not more than 26	4.00%
More than 26 but not more than 27	4.00%
More than 27 but not more than 28	4.00%
More than 28 but not more than 29	4.00%
More than 29	4.00%

Tbl. 1-1

Table 2
Moody’s Second Trigger Factor for Interest Rate Swaps with Fixed Notional Amounts

Remaining
Weighted Average Life
of Hedge in Years	Scale Factor
1 or less	0.60%
More than 1 but not more than 2	1.20%
More than 2 but not more than 3	1.70%
More than 3 but not more than 4	2.30%
More than 4 but not more than 5	2.80%
More than 5 but not more than 6	3.30%
More than 6 but not more than 7	3.80%
More than 7 but not more than 8	4.30%
More than 8 but not more than 9	4.80%
More than 9 but not more than 10	5.30%
More than 10 but not more than 11	5.60%
More than 11 but not more than 12	6.00%
More than 12 but not more than 13	6.40%
More than 13 but not more than 14	6.80%
More than 14 but not more than 15	7.20%
More than 15 but not more than 16	7.60%
More than 16 but not more than 17	7.90%
More than 17 but not more than 18	8.30%
More than 18 but not more than 19	8.60%
More than 19 but not more than 20	9.00%
More than 20 but not more than 21	9.00%
More than 21 but not more than 22	9.00%
More than 22 but not more than 23	9.00%
More than 23 but not more than 24	9.00%
More than 24 but not more than 25	9.00%
More than 25 but not more than 26	9.00%
More than 26 but not more than 27	9.00%
More than 27 but not more than 28	9.00%
More than 28 but not more than 29	9.00%
More than 29	9.00%

Tbl. 2-1

Table 3
Moody’s Second Trigger Factor for Transaction-Specific Hedges

Remaining
Weighted Average Life
of Hedge in Years	Scale Factor
1 or less	0.75%
More than 1 but not more than 2	1.50%
More than 2 but not more than 3	2.20%
More than 3 but not more than 4	2.90%
More than 4 but not more than 5	3.60%
More than 5 but not more than 6	4.20%
More than 6 but not more than 7	4.80%
More than 7 but not more than 8	5.40%
More than 8 but not more than 9	6.00%
More than 9 but not more than 10	6.60%
More than 10 but not more than 11	7.00%
More than 11 but not more than 12	7.50%
More than 12 but not more than 13	8.00%
More than 13 but not more than 14	8.50%
More than 14 but not more than 15	9.00%
More than 15 but not more than 16	9.50%
More than 16 but not more than 17	9.90%
More than 17 but not more than 18	10.40%
More than 18 but not more than 19	10.80%
More than 19 but not more than 20	11.00%
More than 20 but not more than 21	11.00%
More than 21 but not more than 22	11.00%
More than 22 but not more than 23	11.00%
More than 23 but not more than 24	11.00%
More than 24 but not more than 25	11.00%
More than 25 but not more than 26	11.00%
More than 26 but not more than 27	11.00%
More than 27 but not more than 28	11.00%
More than 28 but not more than 29	11.00%
More than 29	11.00%

Annex-B-1

Exhibit C
Form of Subordination, Non-Disturbance and Attornment Agreement
SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT
          THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) is dated the                      day of                                         , 200                     , and is made by and among GOLDMAN SACHS COMMERCIAL MORTGAGE CAPITAL, L.P., a Delaware limited partnership, having an address at 600 East Las Colinas Boulevard, Suite 450, Irving, TX 75039 Attention: Michael Forbes (together with its successors and assigns, “Lender”),                                                             , d/b/a                                           , having an address of                                          (“Tenant”), and                                          , having an address of                                          (“Landlord”).
W I T N E S S E T H
          WHEREAS, Tenant has entered into a lease (“Lease”) dated                                          with Landlord, covering the premises known as                                          (the “Premises”) within the property known as                                         , more particularly described as shown on Exhibit A, attached hereto (the “Real Property”).
          WHEREAS, Lender has agreed to make or has made a mortgage loan to Landlord, secured by a mortgage, deed of trust or similar security instrument of the Real Property (the “Mortgage”), and the parties desire to set forth their agreement herein.
          NOW, THEREFORE, in consideration of the premises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     Section 1. Subordination. The Lease and all extensions, renewals, replacements or modifications thereof are and shall be subject and subordinate to the Mortgage and all terms and conditions thereof insofar as it affects the Real Property of which the Premises form a part, and to all renewals, modifications, consolidations, replacements and extensions thereof, to the full extent of amounts secured thereby and interest thereon.
     Section 2. Attornment. Tenant shall attorn to and recognize any purchaser at a foreclosure sale under the Mortgage, any transferee who acquires the Premises by deed in lieu of foreclosure, and the successors and assigns of such purchaser(s), as its landlord for the unexpired balance (and any extensions, if exercised) of the term of the Lease on the same terms and conditions set forth in the Lease.
     Section 3. Non-Disturbance. If it becomes necessary to foreclose the Mortgage, Lender shall neither terminate the Lease nor join Tenant in summary or foreclosure proceedings

Exhibit A-1

for the purpose of terminating the Lease so long as Tenant is not in default under any of the terms, covenants, or conditions of the Lease beyond any applicable notice and cure periods.
     Section 4. Limitation of Liability. If Lender succeeds to the interest of Landlord under the Lease, Lender shall not be: (a) liable for the return of any security deposit unless such deposit has been delivered to Lender by Landlord or is in an escrow fund available to Lender, (b) bound by any rent or additional rent that Tenant might have paid for more than the current month to any prior landlord (including Landlord), (c) bound by any amendment, modification, or termination of the Lease made without Lender’s prior written consent to the extent such consent is required to be obtained by Landlord under the Loan Agreement (as defined in the Mortgage) (which consent shall not be unreasonably withheld or delayed), (d) liable to Tenant for any act, omission or default of any prior landlord, (e) subject to any offset or defense which the Tenant might have against any prior landlord or (f) personally liable under the Lease, Lender’s liability thereunder being limited to its interest in the Real Property.
     Section 5. Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their successors and assigns.
     Section 6. Notices. Tenant shall give Lender, by commercial overnight delivery service, a copy of any notice of default served on Landlord at the same time such notice is sent to the Landlord, addressed to Lender at Lender’s address set forth above or at such other address as to which Tenant has been notified in writing. Lender shall have the right, but not the obligation, to cure such default within the time period specified in the Lease.
     Section 7. Payment of Rent. Landlord has agreed under the Mortgage and other loan documents that all rentals and other sums payable under the Lease shall be paid directly by Tenant to Lender upon the occurrence of certain circumstances. After receipt of notice from Lender to Tenant, at the address set forth above or at such other address as to which Lender has been notified in writing, that rentals under the Lease shall be paid to Lender, Tenant shall pay to Lender, or at the direction of Lender, all monies due or to become due to Landlord under the Lease. Tenant shall have no responsibility to ascertain whether such demand by Lender is permitted under the Mortgage, or to inquire into the existence of a default. Landlord hereby waives any right, claim, or demand it may now or hereafter have against Tenant by reason of such payment to Lender, and any such payment shall discharge the obligations of Tenant to make such payment to Landlord.
     Section 8. Further documents. The foregoing provisions shall be self-operative and effective without the execution of any further instruments on the part of any party hereto. Tenant agrees, however, to execute and deliver to Mortgagee or to any person to whom Tenant herein agrees to attorn such other instruments as either shall reasonably request in order to confirm said provisions.
     Section 9. Modification. This Agreement may not be modified orally or in a manner other than by an agreement signed by the parties hereto or their respective successors in interest.

     Section 10. Choice of Law. This Agreement shall be governed by the internal law (and not the law of conflicts) of the State in which the Real Property is located.
     Section 11. Counterparts. This Agreement may be executed in two or more counterparts which, when take together, shall constitute one and the same original.
[No further text on this page; Signature page follows]

Exhibit D
FORM OF SUBORDINATION OF MANAGEMENT AGREEMENT
CONSENT AND AGREEMENT OF MANAGER
AND SUBORDINATION OF MANAGEMENT AGREEMENT
(Mortgage)
          THIS CONSENT AND AGREEMENT OF MANAGER AND SUBORDINATION OF MANAGEMENT AGREEMENT (this “Agreement”), dated as of [                                        ], 200[                    ], is made by and among [                                         ], a [                                        ] (“Manager”), GOLDMAN SACHS COMMERCIAL MORTGAGE CAPITAL, L.P., a New York limited partnership (together with its successors and permitted assigns, “Lender”), and, for the purpose of evidencing its consent to the terms, covenants and conditions contained herein, is joined by [                                        ] (individually or collectively, as the context requires, and together with their respective successors and permitted assigns, “Borrower”), and the operating lessees identified on Schedule B (the “Operating Lessees”).
W I T N E S S E T H:
          WHEREAS, Borrower and Lender are parties to a Loan Agreement, dated as of the date hereof (as the same may be modified or replaced, the “Loan Agreement”; all capitalized terms used but not defined herein shall have the meaning given such terms in the Loan Agreement);
          WHEREAS, Borrower owns certain fee simple and/or leasehold estates and appurtenant interests in those certain parcels of real property identified as the “Properties” in the Loan Agreement, together with the buildings, structures and other improvements now or hereafter located thereon or thereunder (such parcels of real property being hereinafter referred to collectively as the “Properties”);
          WHEREAS, Borrower, as lessor, and the Operating Lessees, as lessees, are parties to those certain operating lease agreements identified on Schedule B attached hereto, each dated as of the date hereof (the “Operating Leases”), pursuant to which the Operating Lessees lease and operate certain of the Properties;
          WHEREAS, the Loan is evidenced by one or more promissory notes, each dated as of the date hereof, executed by Borrower and payable to the order of Lender (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, collectively, the “Note”) and is secured by, among other things, that certain “Deed of Trust” (as defined in the Loan Agreement) executed by Borrower and the applicable Operating Lessee(s), as grantors, in favor of Lender, as grantee, and encumbering each of the Properties (as the same may be modified or replaced, collectively, the “Mortgage”);
          WHEREAS, pursuant to those certain management agreements identified on Schedule C attached hereto, each by and between one or more of the Operating Lessees and Manager (the “Management Agreement”), Manager has agreed to operate, direct, manage and supervise the Property or Properties listed on Schedule A attached hereto (collectively, the “Managed Properties”; and each, a “Managed Property”); and
          WHEREAS, Borrower is required to cause Manager to deliver this Agreement to Lender pursuant to the terms of the Loan Agreement and the other Loan Documents.
          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce Lender to accept the Mortgages, Manager hereby represents, warrants, covenants and agrees for the benefit of Lender as follows:
          1. Representations. Manager warrants and represents to Lender, as of the date hereof, that the following are true and correct:
          (a) Manager has agreed to act as manager of the Managed Properties pursuant to the Management Agreements. A true, correct and complete copy of each of the Management Agreements has been provided to Lender on or prior to the date hereof, each of which is in full force and effect, and none of the Management Agreements has been modified or amended.
          (b) The entire agreement between Manager, on the one hand, and Borrower and/or the Operating Lessees, on the other hand, for the management and operation of the Managed Properties is evidenced by the Management Agreements, together with those certain agreements identified on Schedule D attached hereto.
          (c) Each of the Management Agreements has been executed by the duly authorized officer(s) of Manager and constitutes the valid and binding agreement of Manager, enforceable in accordance with its terms, and Manager has full authority under all state and local laws and regulations to perform all of its obligations under such Management Agreement.
          (d) Neither the applicable Operating Lessee nor Manager is in default in the performance of any of its respective obligations under any of the Management Agreements. All payments and fees required to be paid by the Operating Lessees to Manager thereunder have been paid to the date hereof and Manager has no claims against Borrower or any Operating Lessee for indemnification as of the date hereof.
          (e) Neither Manager nor any of its affiliates nor, to Manager’s knowledge, any party other than Borrower or the Operating Lessees, owns any interest in any fixtures, equipment, or other articles of personal property located at each of the Managed Properties, including without limitation, the FF&E located at each of the Managed Properties.
          2. Consent. Manager hereby consents to the collateral assignment of the Management Agreements to Lender as security for Borrower’s obligations in respect of the Loan, in accordance with the terms and conditions contained herein.
          3. Agreements. Notwithstanding the terms of the Management Agreements, so long as the Mortgage encumbering the Managed Properties continues in effect, Manager hereby consents to and covenants and agrees as follows:

          (a) No Amendment of Management Agreements. Manager shall not make any material modifications or amendments to any of the Management Agreements (including, without limitation, to any provision with respect to minimum working capital requirements) without first obtaining Lender’s written consent (not to be unreasonably withheld or delayed), and no such modification or amendment without such written consent shall be effective as to Lender.
          (b) Notice to Lender and Right to Cure.
          (i) Manager shall deliver to Lender a copy of any notice of termination or default from Manager to any Operating Lessee under any of the Management Agreements, which notice may be given by Manager to Lender simultaneously with such notice to the applicable Operating Lessee.
          (ii) If Manager has elected to terminate the Management Agreement with respect to any of the Managed Properties as a result of a breach or default by any Operating Lessee thereunder, Manager shall give Lender at least 45 days’ (or, in the case of a breach or default by such Operating Lessee relating to its failure to provide adequate working capital in respect of payroll and related employee expenses, ten Business Days’ which ten Business Day period shall begin to run from the date Manager gives Lender notice of such default pursuant to Section 3(b)(i) in accordance with Section 9) prior written notice of such election to terminate and the reasons therefor, which notice may be delivered to Lender simultaneously with the notice to such Operating Lessee. In the event Lender (or Borrower or the Operating Lessee) shall cure, or cause to be cured, such breach or default within said 45 day period (or, in the case of a breach or default by a Operating Lessee relating to its failure to provide adequate working capital in respect of payroll and related employee expenses, ten Business Day period), then any termination notice related to such cause shall be null and void and of no further force or effect.
          (c) Subordination of Management Agreements to Liens of Mortgage. 3 The Management Agreements do not create an interest in real property or constitute covenants running with any of the Managed Properties. The Management Agreements and any and all liens, rights and interests (whether choate or inchoate and including, without limitation, all rights to payment (including, without limitation, any management fees and incentive fees payable to Manager under the Management Agreements) and all mechanic’s and materialmen’s liens under applicable law) owed or claimed by Manager or held by Manager in and to any of the Managed Properties are and shall be in all respects subordinate and inferior to: (i) Lender’s right to payment under the Note and the other Loan Documents, (ii) all obligations of Operating Lessee to Borrower under the Operating Lease including, without limitation, the payment of all base and percentage rentals thereunder (the “Lease Obligations”), and (iii) the liens and security interests created or to be created for the benefit of Lender and securing the repayment of the Note, including, without limitation, those created under the Mortgage encumbering, among other things, the fee or leasehold interest (as applicable) of the applicable Borrower, and the leasehold or subleasehold interest (as applicable), of the applicable Operating Lessee in the Managed

[3]	If Manager is not an Affiliate of Borrower, this Section is to be adjusted such that base management fees of no more than 2% of gross revenues are not subject to subordination under this Agreement.

Properties, and all renewals, extensions, increases, supplements, amendments, modifications and replacements of each of the foregoing. Without limiting the generality of the foregoing, Manager hereby specifically acknowledges and agrees to the terms of (i) Section 5.10 of the Loan Agreement relating to the management of the Managed Properties and (ii) Section 5.16 of the Loan Agreement relating to the application of Loss Proceeds to the restoration and repair of the Managed Properties following casualty and condemnation.
          (d) Lender’s Right to Terminate.
     (i) During the continuance of an Event of Default under the Loan Agreement, Manager shall, at the request of Lender, continue performance, on behalf of Lender, of all of Manager’s obligations under the terms of the Management Agreements, notwithstanding any counterclaim, right of set-off, claim for additional payment, defense or like right of Manager against any Operating Lessee or any Operating Lessee’s default (including non-payment) under, or breach of, any of the Management Agreements, provided, that Lender sends to Manager the notice set forth in Section 3(h) hereof and performs or causes to be performed the obligations of Operating Lessees to Manager under the applicable Management Agreements (including payment of any management fees) accruing or arising from and after, and with respect to the period commencing upon, the effective date of such notice.
     (ii) (A) During the continuance of an Event of Default under the Loan Agreement, regardless of whether Lender has theretofore exercised its rights under Section 3(d)(i) above; or (B) if Manager files or is the subject of a petition (and, in the case of an involuntary petition, such petition is not dismissed or discharged within 60 days) in bankruptcy, or if a trustee or receiver is appointed for Manager’s assets or if Manager makes an assignment for the benefit of creditors, or if Manager is adjudicated insolvent; then, in each such case, Lender shall have the right and option to terminate, or to cause the Operating Lessees to terminate, the Management Agreements with respect to the applicable Managed Property or Managed Properties or with respect to all of the Managed Properties by giving Manager 30 days’ prior written notice of such termination, in which event Manager shall resign as manager of the applicable Managed Property or Managed Properties effective not later than the end of such 30 day period and, without limiting any rights of Manager against the Operating Lessees (except that such rights are subordinated to the repayment in full of all of the Indebtedness and Lease Obligations to the extent set forth in Section 3(c)), Lender shall neither be bound by nor obligated to perform the covenants and obligations of the Operating Lessees under the Management Agreements. For purposes of this Section 3(d)(ii), an Event of Default shall be deemed to continue even after a foreclosure or other conveyance-in-lieu of foreclosure upon any or all of the Managed Properties. Without limiting the rights of Manager against the Operating Lessees (except that such rights are subordinated to the repayment in full of all of the Indebtedness and Lease Obligations to the extent set forth in Section 3(c)), upon the termination of any Management Agreement in accordance with the terms of this Section 3(d)(ii), Manager agrees not to look to Lender or Borrower for payment of any cancellation or termination fees or payment of any accrued but unpaid management fees relating to any of the Managed Properties subject to such terminated Management

     Agreement accruing prior to the effective date of such termination or accruing in connection with or as a result of such termination.
     (iii) Notwithstanding anything in the Management Agreements to the contrary, in the event that (A) Lender becomes the owner of any Managed Property or Managed Properties through foreclosure, conveyance in lieu of foreclosure or otherwise, and (B) the Management Agreements with respect to one or more of the Managed Properties is then in full force and effect, then, without the execution of any further instrument, Manager and Lender shall fully and completely recognize each other as parties under the Management Agreement with respect to such Managed Property or Managed Properties for the balance of the term thereof and any extension or renewal thereof (subject to the right of Lender to terminate (or cause the applicable Operating Lessee to terminate) the Management Agreements pursuant to Section 3(d)(ii)), upon and bound by all of the terms and conditions therein provided, so as to establish direct privity of contract between Manager and Lender. The provisions of this Section 3(d)(iii) shall be effective and self-operative without the execution of any further instrument.
     (iv) In the event that Lender and Manager become direct parties to the Management Agreement with respect to any of the Managed Properties pursuant to Section 3(d)(iii), Lender shall have the right to sell, convey, transfer or otherwise assign its interest in any of such Managed Properties and/or the Management Agreement without the consent of Manager and immediately upon such transfer or assignment, Lender, Borrower and the Operating Lessees shall be released from, and have no further liability or obligations under, the applicable Management Agreements to Manager or to any other Person in respect of any of such Managed Properties, except for those liabilities and obligations in respect of any of such Managed Properties which by the express terms of such Management Agreements survive after the termination of the Management Agreements in respect of such Managed Properties, but only to the extent that such liabilities and obligations first arise after the date on which Lender becomes owner of such Managed Properties and only to the extent accruing during Lender’s ownership thereof.
     (v) Nothing contained in this Agreement (including, but not limited to, Section 3(c) hereof) shall prevent Manager from terminating the Management Agreement in accordance with its terms by reason of nonpayment when due of any management fees or other fees and reimbursements due and owing to Manager under the terms of the Management Agreement (in each case, after any applicable notice and cure periods set forth therein), subject in each case to the terms of Section 3(b) hereof.
          (e) Rights of First Offer. To the extent that any Management Agreement or any other agreement to which Manager or any affiliate of Manager is a party grants Manager or any such affiliate a right of first offer or similar right to purchase any one or more of the Managed Properties upon the occurrence of a sale or transfer of such Managed Property, or a sale or transfer of any direct or indirect ownership interest in Borrower or any Operating Lessee, Manager agrees, for the benefit of Borrower and Lender, that such right of first offer or similar right will not apply in the case of any foreclosure by Lender or any nominee of Lender, or the receipt of a deed-in-lieu of foreclosure by Lender or any such nominee, or the first sale or transfer of such Managed Property by Lender or its nominee subsequent to such foreclosure or receipt of a deed-in-lieu thereof.
          (f) Further Assurances. Manager further agrees to: (i) furnish Lender upon request with copies of such information as Borrower is entitled to receive under the Management Agreements; and (ii) subject of the rights of tenants or other occupants, and subject to the rights of any ground lessors (as applicable) cooperate with Lender’s representative in any inspection of all or any portion of any of the Managed Properties.
          (g) Assignment of Leases and Rents. Manager acknowledges that, as further security for the Note, Borrower and Operating Lessees have each executed and delivered to Lender, with respect to each of the Managed Properties assigning to Lender, among other things, all of Borrower’s right, title and interest in and to all of the leases now or hereafter affecting such Managed Property and all rents, income, receivables, receipts, revenues, deposits and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower.
          (h) Lender Not Obligated Under Management Agreements. Manager further agrees that nothing herein shall impose upon Lender any obligation for payment or performance in favor of Manager, unless Lender notifies Manager in writing during the continuance of an Event of Default under the Loan Agreement or otherwise as permitted by the Loan Agreement, that: (i) Lender has elected to assert the applicable Operating Lessee’s rights and/or the rights of Borrower (if any) under the Management Agreement(s) with respect to a Managed Property or Managed Properties and assume its obligations thereunder with respect to such Managed Property or Managed Properties, and (ii) Lender agrees to pay, or cause to be paid to, Manager the sums due Manager with respect to such Managed Property or Managed Properties under the terms of the relevant Management Agreements from and after the effective date of Lender’s notice to Manager. In no event shall Lender be liable for any action or omission of Borrower, the Operating Lessees or any prior owner of any of the Managed Properties, bound by any amendment or modification of any of the Management Agreements made without Lender’s prior written consent or subject to any counterclaim or claims which Manager might assert or is entitled to assert against any Operating Lessee. Nothing contained in this Agreement shall be deemed a waiver or release by Manager of any rights or remedies Manager may have against the Operating Lessees under the Management Agreements (except that such rights are subordinated to the repayment in full of each and all of the Indebtedness and the Lease Obligations to the extent set forth in Section 3(c)).
          (i) No Joint Venture. Lender has no obligation to Manager with respect to the Loan Agreement or the other Loan Documents, and Manager shall not be a third party beneficiary with respect to any of Lender’s obligations to Borrower or the Operating Lessees set forth in the Loan Documents. The relationship of Lender to Borrower is one of a creditor to a debtor, and Lender is not a joint venturer or partner of Borrower.
          (j) Lender’s Reliance on Representations. Manager has executed this Agreement with full knowledge that Lender shall rely upon the representations, warranties, covenants and agreements herein contained.

          (k) Governed by Loan Documents. Manager agrees that until such time as all of the Mortgages encumbering any of the Managed Properties shall be released in accordance with the terms of the Loan Documents, in the course of discharging its duties under the Management Agreements, Manager shall not knowingly engage in any act or activity, or knowingly fail to engage in any act or activity, which engagement or failure to engage would constitute a violation of any affirmative or negative covenant of Borrower under the Loan Agreement, or either the Mortgages or the Assignments of Leases encumbering any of the Managed Properties, or with respect to the operation or management of the Managed Properties; provided, however, that (i) Manager’s compliance with the foregoing agreement, to the extent such compliance requires the expenditure of funds, shall at all times be expressly conditioned upon the timely provision to Manager of such funds, (ii) the term “knowingly” as used above shall mean that the applicable affirmative or negative covenant of such Borrower has been disclosed and described to Manager, (iii) the foregoing agreement shall not impose any obligation or duty on Manager to review any of the Loan Documents (but without limiting the provisions of Section 3(c)), and (iv) the foregoing agreement of Manager shall not impose upon Manager any obligation to perform services not within the scope of Manager’s duties or authority as set forth in the Management Agreements.
          (l) Successors and Assigns. Manager understands that Lender may assign this Agreement and the Loan Agreement, the Note, the Mortgage encumbering any of the Managed Properties and the other Loan Documents. Manager agrees that this Agreement and its obligations hereunder shall be binding upon it and its successors and assigns and shall inure to the benefit of Lender and its successors and assigns, including, without limitation, any parties to whom Lender’s interest in the Note and the Mortgage encumbering any of the Managed Properties is assigned.
          (m) Loan Agreement. Manager hereby agrees that Manager shall at the end of each Business Day deposit into a bank account(s), which account(s) shall be designated by Borrower or Lender and shall be either the Cash Management Account (as defined in the Loan Agreement) or the Blocked Accounts (as defined in the Loan Agreement), each under the control of Lender, all cash and credit card receipts of Borrower or Operating Lessees from the operation of the Managed Properties or otherwise arising in respect thereof (collectively, the “Operating Revenues”) received or collected by Manager. Manager shall not commingle any Operating Revenues received by it with respect to any of the Managed Properties with any of its other funds or property. Manager acknowledges and agrees that Manager shall not have any right or authority, whether express or implied, to close, make use of or withdraw any funds from, any such depository account.
          (n) Not Entitled to Operating Revenues. Manager acknowledges and agrees that it is collecting and processing the Operating Revenues from the Managed Properties solely as the agent for the Operating Lessees, and Manager has no right to, or title in, such Operating Revenues. Notwithstanding anything to the contrary contained in the Management Agreements, Manager acknowledges and agrees that the Operating Revenues from the Managed Properties are the sole property of the Operating Lessees, encumbered by the liens of the Mortgage and the other Loan Documents in favor of Lender. In any bankruptcy, insolvency or similar proceeding, Manager, or any trustee acting on behalf of the Manager, waives any claim to such Operating Revenues.

          (o) Examination of Books and Records. Lender shall have the right to inspect and make copies of the books, accounts and records of Manager that relate to the Managed Properties or the Management Agreements up to four times per year (or at any time during the continuance of an Event of Default under the Loan Agreement), all at reasonable times and upon reasonable advance notice to Manager.
          (p) Liquor Licenses. To the extent Manager or an affiliate thereof is the holder of the Permits required for the provision of alcoholic beverages at any of the Managed Properties, in the event that the Management Agreement is terminated for any reason with respect to any such Managed Properties, Borrower, the applicable Operating Lessee and Manager shall cooperate with, and Manager shall cause its affiliates to cooperate with, Lender to the extent permitted under applicable laws (i) to facilitate the orderly transfer to Lender or its designee of such Permits in respect of the applicable Managed Property, and (ii) to enable the continued provision of alcoholic beverages and operation of liquor services at the applicable Managed Properties without interruption, in either case, until such time as Lender or its designee shall have obtained such Permits.
          4. Termination of the Operating Leases. The parties agree that the Management Agreements and the rights and benefits of Manager thereunder shall not be terminated or disturbed in any respect as a result of the termination of any Operating Lease. Accordingly, if a Operating Lease is terminated for any reason, including, without limitation, expiration of the term thereof or the “rejection” thereof following bankruptcy of the applicable Operating Lessee (collectively, a “Lease Termination”), Borrower: (a) shall recognize Manager’s rights under the relevant Management Agreement, (b) agrees that Manager shall not be named as a party in any eviction or other possessory action or proceeding, and that Manager shall not be disturbed in its right to manage the relevant Managed Property pursuant to the relevant Management Agreement, and (c) shall at the time of or prior to such Lease Termination, at its option, either (x) assume all of Operating Lessee’s rights, benefits, privileges and obligations under the relevant Management Agreement with respect to periods after the Lease Termination, or (y) provide a substitute lease reasonably acceptable to Manager and Lender and cause the lessee thereunder to assume all of the applicable Operating Lessee’s rights, benefits, privileges and obligations under the relevant Management Agreement with respect to periods after the Lease Termination.
          5. Limitation on Liability. MANAGER, FOR ITSELF AND ITS OFFICERS, EMPLOYEES, DIRECTORS AND AGENTS AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, HEREBY ACKNOWLEDGES AND AGREES THAT THE OBLIGATIONS AND LIABILITY OF LENDER UNDER THIS AGREEMENT AND THE MANAGEMENT AGREEMENT, IF ANY, HOWSOEVER ARISING (INCLUDING, WITHOUT LIMITATION, LIABILITY ARISING FROM LENDER’S NEGLIGENCE) SHALL BE LIMITED TO AND ENFORCEABLE ONLY AGAINST LENDER’S INTEREST IN THE MANAGED PROPERTIES (AS SUCH TERM IS DEFINED HEREIN) MANAGED BY MANAGER AND THE PROCEEDS THEREOF, AND NOT OUT OF OR AGAINST ANY OTHER ASSETS OR MANAGED PROPERTIES OF LENDER.

          6. Borrower’s and Operating Lessees’ Consent. Borrower and Operating Lessees have joined herein to evidence their consent to the terms, covenants and conditions contained in this Agreement.
          7. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW RULES AND PRINCIPLES OF SUCH STATE.
          8. Counterparts. This Agreement may be executed in any number of original counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.
          9. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and either shall be mailed by certified mail, postage prepaid, return receipt requested, or sent by overnight air courier service, or personally delivered to a representative of the receiving party, or sent by telecopy (provided an identical notice is also sent simultaneously by mail, overnight air courier, or personal delivery as otherwise provided in this Section 9). All such communications shall be mailed, sent or delivered, addressed to the party for whom it is intended at its address set forth below.
          If to Manager:
[                                        ]
[                                        ]
Attention: [                    ]
Facsimile: [                    ]
If to Operating Lessee:
[                                        ]
85 Broad Street
New York, New York 10004
Attention: Chief Financial Officer
Facsimile: (212) 357-5505
with a copy to:
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Anthony J. Colletta, Esq.
Facsimile: (212) 558-3588
If to Borrower:
[                    ]
85 Broad Street
New York, New York 10004

Attention: Chief Financial Officer
Facsimile: (212) 357-5505
with a copy to:
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Anthony J. Colletta, Esq.
Facsimile: (212) 558-3588
If to Lender:
Goldman Sachs Mortgage Company
85 Broad Street, 11th Floor
New York, New York 10004
Attention: Jeffrey Fastov
Facsimile: (212) 346-3594
with a copy to:
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: Michael Weinberger, Esq.
Facsimile: (212) 225-3999
Any communication so addressed and mailed or sent shall be deemed to be given when actually received or on the date on which delivery is tendered but receipt is declined, in each case to the address of the intended addressee. If given by telecopy, a notice shall be deemed given and received when the telecopy is transmitted to the party’s telecopy number specified above, and confirmation of complete receipt is received by the transmitting party during the recipient’s normal business hours or on the next business day if not confirmed during the recipient’s normal business hours, and an identical notice is also sent simultaneously by mail, overnight air courier, or personal delivery as otherwise provided in this Section 9. Any party may designate a change of address by giving to the other parties at least ten days’ prior written notice of such change of address.
          10. Recitals. The recitals to this Agreement are hereby acknowledged, consented to and agreed to by the parties hereto and are incorporated into the text of this Agreement as if fully set forth herein.

          IN WITNESS WHEREOF, the parties hereto have each caused this Consent and Agreement of Manager and Subordination of Management Agreement to be duly executed and delivered by its respective duly authorized representatives, in each case, as of the day and year first above written.

LENDER: GOLDMAN SACHS COMEMRCIAL MORTGAGE CAPITAL, L.P.
By:
Name:
Title:

[Signatures Continue on the Following Page]

MANAGER: [ ], a [ ]
By:
Name:
Title:

[Signatures Continue on the Following Page]

To evidence its consent to the terms, covenants and conditions contained herein:

BORROWER: (insert signature blocks as applicable) [ ], a Delaware limited partnership
By:
Name:
Title:

OPERATING LESSEE: (insert signature blocks as applicable) [ ], a [ ]
By:
Name:
Title:

Exhibit A
[Attach legal description]

Exhibit E
Form of Qualified Purchaser Certificate
FORM OF QP CERTIFICATE
          In connection with the purchase being made by the undersigned of a participation interest in or assignment of the loan (the “Loan”) made by                                          to ______________ (the “Borrower”) pursuant to a Loan Agreement dated                                          (the “Loan Agreement”), the undersigned represents, warrants and covenants as follows:
          (1) The undersigned either:
          is a “qualified institutional buyer” as defined in paragraph (a) of Rule144A under the Securities Act of 1933, acting for its own account, the account of another “qualified institutional buyer,” or the account of a “qualified purchaser” as defined in paragraph (b)(i)(2) below; provided that if the undersigned is a dealer described in paragraph (a)(1)(ii) of Rule 144A, the undersigned owns and invests on a discretionary basis at least $25 million in securities of issuers that are not affiliated persons of such dealer, all within the meaning of Rule 2a51-1(g)(1) under the Investment Company act of 1940 (the “Act”). (For purposes of making this determination, a plan referred to in paragraph (a)(1)(i)(D) or (a)(1)(i)(E) of Rule 144A, or a trust fund referred to in paragraph (a)(1)(i)(F) of Rule 144A that holds the assets of such a plan, is not deemed to be acting for its own account if investment decisions with respect to the plan, is not deemed to be acting for its own account if investment decisions with respect to the plan are made by the beneficiaries of the plan, except with respect to investment decisions made solely by the fiduciary, trustee or sponsor of such plan.)
          OR
          (i)(1) is acting for its own account or (2) is acting for the account of individuals or entities each of which is a “qualified purchaser” as defined in Section 2(a)(51)(A) or the Act and the rules promulgated thereunder, (ii) owns and invests on a discretionary basis at least $25,000,000 in “investments” (as defined in Section 2(a)(51)(A) of the Act and the rules promulgated thereunder), after deducting the amount of any outstanding indebtedness incurred to acquired or for the purpose of acquiring such investments; and (iii) was not formed for the specific purpose of acquiring an interest in the Loan.
          OR
          is a company (other than a trust) formed for the specific purpose of acquiring an interest in the Loan all the securities of which are beneficially owned by “qualified purchasers” as defined in paragraph (b)(i)(2) above.
          (2) The undersigned acknowledges and agrees that the interest in the Loan is being purchased by the undersigned for its own account and not pursuant to a public offering and that such interest may only be sold or transferred in a manner that does not constitute a public offering to another entity that can deliver to the Borrower a certification to the effect set forth in paragraphs 1(a), (b) or (c) and 2 of this Certificate and otherwise in accordance with the Loan Agreement.

[Name of Proposed Transferee]
By:
Name:
Title:

Exhibit F
Form of Narrative Description (Quarterly)
ACEP Quarterly Update
1)	The following items will be provided on a quarterly basis.Quarterly and yearly budget to actual performance comparison and analysis
a.	Explanation of material variances (i.e. greater than 5%)
i.	Included in each explanation should be a status update detailing where the Borrower is in the process of addressing the issue.
2)	Narrative of business plan implementation and execution
a.	Detailed narrative should include the following business initiatives and provide an update as to where the borrower is with implementation. Special emphasis should be given to successful program execution that has improved the bottom line.
i.	Raising rates

ii.	Revamping the retail aspects of each property

iii.	Vacant land (development update and sales update)

iv.	Renovation of rooms at Aquarius
3)	Capital Expenditures Update
a.	Provide detailed updates with regard to the capital expenditures programs at each property.
4)	Departmental Analysis
a.	P&L on each major revenue and expense aspect of each property. Departmental analysis should include but not be excluded to the following:
i.	Room revenue and expenses

ii.	F&B revenue and expenses

iii.	Casino revenue and expenses

iv.	Entertainment revenue and expenses

v.	Administrative and General expense
5)	Potential Joint Venture/Partnership Updates

Exhibit G
Form of Narrative Description (Monthly)
ACEP Monthly Financial Update
The following items shall be provided on a monthly basis.
6)	The attached financial cash flow template shall be updated by the Borrower for each property on a monthly basis.

7)	Highlights in the form of brief comments with respect to major variances from budget for the following items in the spreadsheet:
i.	Occupancy

ii.	ADR

iii.	Revpar

iv.	Room revenue and expenses

v.	F&B revenue and expenses

vi.	Casino revenue and expenses

vii.	Entertainment revenue and expenses

viii.	Administrative and General expense

ix.	F&B revenue and expenses

x.	Casino revenue and expenses

xi.	Entertainment revenue and expenses

xii.	Administrative and General expense

Exhibit H
Form of Cash Flow Analysis

STATISTICS	[Month] [Year]
Hotel
# Rooms	[____]
# Days Open	[____]
Available Rooms	[____]
Occupied Rooms	[____]
Occupancy	[____]	%

Average Rate	[____]
ADR Growth	[____]
RevPAR	[____]
RevPAR Growth	[____]

Casino
# of Tables	[____]
Drop	[____]
Drop Per Unit Per Day	[____]
Win	[____]
Hold %	[____]	%

Win Per Unit Per Day	[____]

# of Slots	[____]
Handle	[____]
Handle Per Unit Per Day	[____]
Win	[____]
Hold %	[____]	%

Win Per Unit Per Day	[____]
Other Gaming Revenue	[____]
Other Rev. as a % of Table and Device Win	[____]	%

	Amount	Ratio	PAR	POR

REVENUES
Rooms — Cash	[____]	[____]	[____]	[____]
Rooms — Comp	[____]	[____]	[____]	[____]
Rooms — Other	[____]	[____]	[____]	[____]
Rooms Total	[____]	[____]	[____]	[____]
Food & Beverage	[____]	[____]	[____]	[____]
Tower	[____]	[____]	[____]	[____]
Casino — Slot Machines	[____]	[____]	[____]	[____]
Casino — Table Games	[____]	[____]	[____]	[____]
Casino — Other Gaming Revenue	[____]	[____]	[____]	[____]
Casino Total	[____]	[____]	[____]	[____]
Entertainment	[____]	[____]	[____]	[____]
Retail	[____]	[____]	[____]	[____]
Other Operating	[____]	[____]	[____]	[____]
RV/Resort Fees & All Other	[____]	[____]	[____]	[____]
TOTAL	[____]	[____]	[____]	[____]

DEPARTMENTAL EXPENSES
Rooms	[____]	[____]	[____]	[____]
Rooms — Comps	[____]	[____]	[____]	[____]
Rooms — Payroll	[____]	[____]	[____]	[____]
Food & Beverage	[____]	[____]	[____]	[____]
F&B — Comps	[____]	[____]	[____]	[____]
Tower	[____]	[____]	[____]	[____]
Casino	[____]	[____]	[____]	[____]
Casino-Comps	[____]	[____]	[____]	[____]
Entertainment	[____]	[____]	[____]	[____]
Entertainment Comps	[____]	[____]	[____]	[____]
Retail	[____]	[____]	[____]	[____]
Other Operating	[____]	[____]	[____]	[____]
RV/Resort Fees & All Other	[____]	[____]	[____]	[____]
TOTAL	[____]	[____]	[____]	[____]

GROSS OPERATING INCOME	[____]	[____]	[____]	[____]

UNDIST. OPER. EXPENSES
Administrative & General	[____]	[____]	[____]	[____]
A&G — CC Commissions	[____]	[____]	[____]	[____]
Duplicate Cost Credit ******	[____]	[____]	[____]	[____]
Security	[____]	[____]	[____]	[____]
Surveilliance	[____]	[____]	[____]	[____]
Marketing	[____]	[____]	[____]	[____]
Comps Marketing (% Rms)	[____]	[____]	[____]	[____]
Frequent Guest Program (% Rms)	[____]	[____]	[____]	[____]

	Amount	Ratio		PAR	POR
Other Chain Related Fee (% Rms)	[____]	[____]		[____]	[____]
Maintenance	[____]	[____]		[____]	[____]
Utilities	[____]	[____]		[____]	[____]
Development	[____]	[____]		[____]	[____]
TOTAL	[____]	[____]		[____]	[____]

GROSS OPERATING PROFIT	[____]	[____]		[____]	[____]

FIXED EXPENSES

Management Fee	[____]	[____]		[____]	[____]
Real Estate Taxes	[____]	[____]		[____]	[____]
Insurance	[____]	[____]		[____]	[____]
	[____]	[____]		[____]	[____]
Equipment Lease—	[____]	[____]		[____]	[____]
	[____]	[____]		[____]	[____]
TOTAL	[____]	[____]		[____]	[____]

EBITDA	[____]	[____]		[____]	[____]

FF&E reserve	[____]	[____]		[____]	[____]

Net Cash Flow	[____]	[____]	%

Schedule A-1
STRATOSPHERE HOTEL AND CASINO
Parcel One (1):
That portion of the Southwest Quarter (SW 1/4) of Section 3, Township 21 South, Range 61 East, M.D.M., City of Las Vegas, Clark County, Nevada, more particularly described as follows:
COMMENCING at the Southeast corner of Lot Nineteen (19), Block Five (5) of the Meadows Addition to Las Vegas, as shown in Book 1 of Plats, Page 43, in the Office of the County Recorder of Clark County, Nevada, said point being on the North right-of-way line of Boston Avenue (50.00 feet wide), the West right-of-way line of Commerce Street (40.00 feet wide), and on the line common to Sections 3 and 4;
Thence North 04°39'21" East, along the West line of Section 3 and the West right-of-way line of said Commerce Street, a distance of 900.79 feet;
Thence South 86°31'59" East, a distance of 40.00 feet to a point on the East right-of-way line of Commerce Street, said point being the TRUE POINT OF BEGINNING;
Thence North 04°39'21" East, along said Easterly right-of-way line, a distance of 250.05 feet;
Thence South 86°31'59" East, a distance of 353.78 feet to a point on the Westerly right-of-way line of Main Street (90.00 feet wide);
Thence South 03°30'13" West, along said Westerly right-of-way line, a distance of 250.00 feet;
Thence North 86°31'59" West, a distance of 358.80 feet to the TRUE POINT OF BEGINNING.
Assessor’s Parcel No.: 162-03-301-004 through 009
Parcel Two (2):
That portion of the Southwest Quarter (SW 1/4) of Section 3, Township 21 South, Range 61 East, M.D.M., City of Las Vegas, Clark County, Nevada, more particularly described as follows:
COMMENCING at the Southeast corner of Lot Nineteen (19), Block Five (5) of the Meadows Addition to Las Vegas, as shown in Book 1 of Plats, Page 43, in the Office of the County Recorder of Clark County, Nevada, said point being on the North right-of-way line of Boston Avenue (50.00 feet wide), the West right-of-way line of Commerce Street (40.00 feet wide), and on the line common to Sections 3 and 4;
Thence North 04°39'21" East, along the West line of Section 3 and the West right-of-way line of said Commerce Street, a distance of 900.79 feet;
Thence South 86°31'59" East, a distance of 40.00 feet to a point on the East right-of-way line of Commerce Street, said point being the TRUE POINT OF BEGINNING;
Thence continuing South 86°31'59" East, a distance of 153.80 feet to a point on the centerline of the alley vacated April 8, 1964 in Book 528 as Instrument No. 424899;
Schedule A-1-1

Thence South 03°30'13" West, along said former centerline, a distance of 100.02 feet;
Thence North 86°31'59" West, a distance of 155.82 feet to a point on the East right-of-way line of the aforementioned Commerce Street;
Thence North 04°39'21" East, along said East right-of-way, a distance of 100.04 feet to the TRUE POINT OF BEGINNING.
Assessor’s Parcel No.: 162-03-301-010
Parcel Three (3):
That portion of the Northwest Quarter (NW 1/4) of the Southwest Quarter (SW 1/4) of Section 3, Township 21 South, Range 61 East, M.D.M., City of Las Vegas, Clark County, Nevada, more particularly described as follows:
COMMENCING at the intersection of the Westerly line of U.S. Highway No. 91 with the West line of Main Street;
Thence North 3°17'30" East, along the West line at said Main Street, a distance of 389.71 feet to the Northeast corner of the parcel of land conveyed by Helen E. Tucker and R.E. Tucker to Clifton Paxson by Deed dated November 1, 1945, and recorded in Book 40 of Deeds, Page 345, being the TRUE POINT OF BEGINNING;
Thence North 86°42'30" West, along the North line of said Paxson parcel, a distance of 200.00 feet to the Northwest corner of said Paxson parcel;
Thence North 3°17'30" East, and parallel with the West line of said Main Street, a distance of 100.00 feet to a point;
Thence South 86°42'30" East, a distance of 200.00 feet to a point in the West line of said Main Street;
Thence South 3°17'30" West, along the West line of Main Street, a distance of 100.00 feet to the TRUE POINT OF BEGINNING.
Assessor’s Parcel No.: 162-03-301-011
Parcel Four (4):
That portion of the Northwest Quarter (NW 1/4) of the Southwest Quarter (SW 1/4) of Section 3, Township 21 South, Range 61 East, M.D.M., City of Las Vegas, Clark County, Nevada, more particularly described as follows:
COMMENCING at the Northwest corner of the Southwest Quarter (SW 1/4) of said Section 3;
Thence along the West line thereof, South 04°37'33" West, 648.91 feet;
Thence departing said West line, South 85°22'27" East, 40.00 feet to the East right-of-way of Commerce Street and the POINT OF BEGINNING;
Thence departing said East right-of-way, South 86°29'48" East, 155.38 feet;
Thence South 03°30'12" West, 151.90 feet;
Thence North 86°27'48" West, 158.35 feet to the East right-of-way of said Commerce Street;

Thence along said East right-of-way, North 04°37'33" East, 151.84 feet to the POINT OF BEGINNING.
Assessor's Parcel No.: 162-03-301-012
Parcel Five (5):
That portion of the Southwest Quarter (SW 1/4) of Section 3, Township 21 South, Range 61 East, M.D.M., City of Las Vegas, Clark County, Nevada, more particularly described as follows:
COMMENCING at the Southeast corner of Lot Nineteen (19), Block Five (5) of the Meadows Addition to Las Vegas, as shown in Book 1 of Plats, Page 43, in the Office of the County Recorder of Clark County, Nevada, said point being on the North right-of-way line of Boston Avenue (50.00 feet wide), the West right-of-way line of Commerce Street (40.00 feet wide), and on the line common to Sections 3 and 4;
Thence North 04°39'21" East, along the West line of Section 3 and the West right-of-way line of said Commerce Street, a distance of 648.95 feet;
Thence South 86°29'59" East, a distance of 198.87 feet to a point on the centerline of the alley vacated April 8, 1964 in Book 528 as Instrument No. 424899, said point being the TRUE POINT OF BEGINNING;
Thence North 03°30'13" East, along said former centerline, a distance of 151.88 feet;
Thence South 86°31'59" East, a distance of 205.00 feet to a point on the West right-of-way line of Main Street (90.00 feet wide);
Thence South 03°30'13" West, along said West right-of-way, a distance of 152.00 feet;
Thence North 86°29'59" West, a distance of 205.00 feet to the TRUE POINT OF BEGINNING.
Assessor’s Parcel No.: 162-03-301-013
Parcel Six (6):
That portion of the Southwest Quarter (SW 1/4) of Section 3, Township 21 South, Range 61 East, M.D.M., City of Las Vegas, Clark County, Nevada, more particularly described as follows:
COMMENCING at the Southeast corner of Lot Nineteen (19) in Block Five (5) of the Meadows Addition to Las Vegas, as shown in Book 1 of Plats, Page 43, in the Office of the County Recorder of Clark County, Nevada, said point being on the North right-of-way line of Boston Avenue (50.00 feet wide), the West right-of-way line of Commerce Street (40.00 feet wide), and on the line common to Sections 3 and 4;
Thence North 04°29'21" East, along the West line of Section 3 and the West right-of-way line of said Commerce Street, a distance of 648.95 feet to corner No. 5 of the land conveyed to Signal Oil Company, a California Corporation by Deed recorded April 24, 1944 in Book 35, Page 125 of Deeds, Clark County, Nevada;
Thence South 86°29'59" East, along the North line of said Signal Oil Company land, a distance of 40.00 feet to a point on the East right-of-way line of said Commerce Street, said point being the TRUE POINT OF BEGINNING;

Thence continuing South 86°29'59" East, along said North line, a distance of 363.87 feet to a point on the West right-of-way line of Main Street (90.00 feet wide);

Thence South 03°30'13" West, along said West right-of-way line, a distance of 150.00 feet;

Thence North 86°29'59" West, a distance of 366.88 feet to a point on the East right-of-way line of the aforementioned Commerce Street;

Thence North 04°39'21" East, along said East right-of-way line, a distance of 150.03 feet to the TRUE POINT OF BEGINNING.
TOGETHER WITH that portion of vacated Commerce Street, lying adjacent to the above described parcel, as described in that certain Order of Vacation recorded February 5, 1996 in Book 960205 as Instrument No. 01894, of Official Records, Clark County, Nevada.
Assessor’s Parcel No.: 162-03-301-015
Parcel Seven (7):
Parcel 7-A:
That portion of the Southwest Quarter (SW 1/4) of Section 3, Township 21 South, Range 61 East, M.D.M., City of Las Vegas, Clark County, Nevada, more particularly described as follows:
COMMENCING at the Southeast corner of Lot Nineteen (19), Block Five (5) of the Meadows Addition to Las Vegas, as shown in Book 1 of Plats, Page 43, in the Office of the County Recorder of Clark County, Nevada, said point being on the North right-of-way line of Boston Avenue (50.00 feet wide), the West right-of-way line of Commerce Street (40.00 feet wide), and on the line common to Sections 3 and 4;

Thence North 04°39'21" East, along the West line of Section 3 and the West right-of-way line of said Commerce Street, a distance of 498.92 feet;

Thence South 86°29'59" East, a distance of 40.00 feet to a point on the East right-of-way line of Commerce Street, said point being the TRUE POINT OF BEGINNING;
Thence continuing South 86°29'59" East, a distance of 366.88 feet to a point on the West right-of-way line of Main Street (90.00 feet wide);

Thence South 03°30'13" West, along the West right-of-way line of Main Street, a distance of 75.19 feet to a point on the Northwesterly right-of-way line of Las Vegas Boulevard South (formerly North Fifth Street) (100 feet wide);

Thence South 27°57'21" West, along said Northwesterly right-of-way line, a distance of 303.68 feet; Thence North 85°10'52" West, a distance of 248.20 feet to a point on the East right-of-way line of the aforementioned Commerce Street;

Thence North 04°39'21" East, along said East right-of-way line, a distance of 345.98 feet to the TRUE POINT OF BEGINNING.

TOGETHER WITH that portion of vacated Commerce Street, lying adjacent to the above described parcel, as described in that certain Order of Vacation recorded February 5, 1996 in Book 960205 as Instrument No. 01894, of Official Records, Clark County, Nevada.
EXCEPTING THEREFROM that portion of said land conveyed to the City of Las Vegas by Deed recorded January 26, 1996 in Book 960126 as Instrument No. 01487, of Official Records, Clark County, Nevada.
Parcel 7-B:
That portion of the Southwest Quarter (SW 1/4) of Section 3, Township 21 South, Range 61 East, M.D.M., City of Las Vegas, Clark County, Nevada, more particularly described as follows:
COMMENCING at the Southeast corner of Lot Nineteen (19) in Block Five (5) of the Meadows Addition to Las Vegas, as shown in Book 1 of Plats, Page 43, in the Office of the County Recorder of Clark County, Nevada, said point being on the North right-of-way line of Boston Avenue (50.00 feet wide);
Thence South 86°12'48" East, along the Easterly prolongation of the South line thereof, a distance of 40.00 feet to a point on the Easterly right-of-way line of Commerce Street (40.00 feet wide), said point being the TRUE POINT OF BEGINNING;
Thence North 04°39'21" East, along said Easterly right-of-way and line parallel and 40.00 feet East of the East line of Section 4, and the East line of the Meadows Addition to Las Vegas, a distance of 153.14 feet;
Thence South 85°10'52" East, a distance of 248.20 feet to a point on the Northwesterly right-of-way line of Las Vegas Boulevard South (100.00 feet wide);
Thence South 27°57'21" West, along said Northwesterly right-of-way line, a distance of 187.83 feet to a point on the Northerly right-of-way line of Boston Avenue (50.00 feet wide); Thence North 77°23'31" West, along said Northerly right-of-way line, a distance of 147.13 feet to an angle point in said Northerly right-of-way line;
Thence North 85°54'23" West, along said Northerly right-of-way line, a distance of 28.19 feet to the TRUE POINT OF BEGINNING.
TOGETHER WITH that portion of vacated Commerce Street, lying adjacent to the above described parcel, as described in that certain Order of Vacation recorded February 5, 1996 in Book 960205 as Instrument No. 01894, of Official Records, Clark County, Nevada.
ALSO TOGETHER WITH that portion of vacated Boston Avenue, lying adjacent to the above described parcel, as described in that certain Order of Vacation recorded March 1, 1996 in Book 960301 as Instrument No. 00935, of Official Records, Clark County, Nevada.
EXCEPTING THEREFROM that portion of said land conveyed to the City of Las Vegas by Deed recorded January 26, 1996 in Book 960126 as Instrument No. 01487, of Official Records, Clark County, Nevada.
Assessor’s Parcel No.: 162-03-301-016

Parcel Eight (8):
Parcel 8-A:
That portion of the Southwest Quarter (SW 1/4) of the Southwest Quarter (SW 1/4) of Section 3, Township 21 South, Range 61 East, M.D.M., City of Las Vegas, Clark County, Nevada, more particularly described as follows:
BEGINNING at the Northeast corner of Lot Eighteen (18) in Block Four (4) of the Meadows Addition to Las Vegas, as shown in Book 1 of Plats, Page 43, in the Office of the County Recorder of Clark County, Nevada;
Thence South 77°36'22" East, a distance of 36.88 feet to the Northwest corner of that certain parcel of land conveyed by Louis Dubois, Et Ux, to Robert T. Baskin by Deed recorded June 24, 1952 as Instrument No. 386459, Clark County, Nevada Records;
Thence South 11°19'29" West, along the West line of the said conveyed parcel, a distance of 143.79 feet to the Southwest corner thereof;
Thence North 77°11' West, a distance of 19.54 feet to a point on the West line of said Section 3; Thence North 4°26'30" East, along the last mentioned West line, a distance of 145.00 feet to the POINT OF BEGINNING.
TOGETHER WITH that portion of vacated Boston Avenue, lying adjacent to the above described parcel, as described in that certain Order of Vacation recorded March 1, 1996 in Book 960301 as Instrument No. 00935, of Official Records, Clark County, Nevada.
Parcel 8-B:
That portion of the Southwest Quarter (SW 1/4) of the Southwest Quarter (SW 1/4) of Section 3, Township 21 South, Range 61 East, M.D.M., City of Las Vegas, Clark County, Nevada, more particularly described as follows:
COMMENCING at the Northeast corner of Lot Eighteen (18) in Block Four (4) of the Meadows Addition to Las Vegas, as shown in Book 1 of Plats, Page 43, in the Office of the County Recorder of Clark County, Nevada;
Thence South 77°36'22" East, along the South line of Boston Avenue, a distance of 36.88 feet to the TRUE POINT OF BEGINNING;
Thence continuing South 77°36'22" East, along the said South line, a distance of 153.77 feet to a point on the West line of Fifth Street (100.00 feet wide);
Thence South 27°43'12" West, along said West line, a distance of 149.92 feet to a point;
Thence North 77°11' West, a distance of 111.43 feet to a point;
Thence North 11°19'20" East, a distance of 143.79 feet to the TRUE POINT OF BEGINNING.
TOGETHER WITH that portion of vacated Boston Avenue, lying adjacent to the above described parcel, as described in that certain Order of Vacation recorded March 1, 1996 in Book 960301 as Instrument No. 00935, of Official Records, Clark County, Nevada.

EXCEPTING THEREFROM that portion of said land conveyed to the City of Las Vegas by Deed recorded April 3, 1996 in Book 960403 as Instrument No. 01196, of Official Records, Clark County, Nevada.
Assessor’s Parcel No.: 162-03-401-001
Parcel Nine (9):
That portion of the Southwest Quarter (SW 1/4) of Section 3, Township 21 South, Range 61 East, M.D.M., City of Las Vegas, Clark County, Nevada, more particularly described as follows:
BEGINNING at the Northeast corner of Lot Nineteen (19) in Block Four (4) of the Meadows Addition to Las Vegas, as shown in Book 1 of Plats, Page 43, in the Office of the County Recorder of Clark County, Nevada;
Thence South 76°56'10" East, a distance of 131.42 feet to a point on the Northwesterly right-of-way line of Las Vegas Boulevard South (100.00 feet wide);
Thence South 27°57'21" West, along said Northwesterly right-of-way line, a distance of 147.34 feet to a point on the Northeasterly right-of-way line of Baltimore Avenue (50.00 feet wide);
Thence North 62°02'39" West, along said Northeasterly right-of-way line, a distance of 6.90 feet to a point on a tangent curve concave to the Southwest, having a radius of 250.00 feet;
Thence Northwesterly along the arc of said curve through a central angle of 15°36'04" an arc length of 68.07 feet to a point on the Easterly line of the aforementioned Meadows Addition to Las Vegas;
Thence North 04°39'21" East, along said Easterly line a distance of 133.67 feet to the TRUE POINT OF BEGINNING;
EXCEPTING THEREFROM that portion of said land conveyed to the City of Las Vegas by Deed recorded January 26, 1996 in Book 960126 as Instrument No. 01485, of Official Records, Clark County, Nevada.
Assessor's Parcel No.: 162-03-401-002
Parcel Ten (10):
Lots One (1) through Thirty-Six (36), inclusive, in Block Six (6) of the Meadows Addition to Las Vegas, as shown by map thereof on file in Book 1 of Plats, Page 43, in the Office of the County Recorder of Clark County, Nevada.
TOGETHER WITH that certain vacated alley (15.00 feet wide) as vacated by that certain Order of Vacation recorded April 17, 1987 in Book 870417 as Instrument No. 00648, of Official Records, Clark County, Nevada.
ALSO TOGETHER WITH those portions of the vacated alley, vacated St. Louis Avenue and vacated Commerce Street, lying adjacent to the above described parcel, as described in that certain Order of Vacation recorded February 5, 1996 in Book 960205 as Instrument No. 01894, of Official Records, Clark County, Nevada.
Assessor’s Parcel No.: 162-04-710-041 & 042
Parcel Eleven (11):
Lots Thirty-Seven (37) through Forty-Six (46), inclusive, in Block Six (6) of the Meadows Addition to Las Vegas, as shown by map thereof on file in Book 1 of Plats, Page 43, in the Office of the County Recorder of Clark County, Nevada.
TOGETHER WITH those portions of the vacated alley, vacated Fairfield Avenue and vacated St. Louis Avenue, lying adjacent to the above described parcel, as described in that certain Order of Vacation recorded February 5, 1996 in Book 960205 as Instrument No. 01894, of Official Records, Clark County, Nevada.
Assessor’s Parcel No.: 162-04-710-052 through 055
Parcel Twelve (12):
Lots One (1) through Thirty-Six (36), inclusive, in Block Five (5) of the Meadows Addition to Las Vegas, as shown by map thereof on file in Book 1 of Plats, Page 43, in the Office of the County Recorder of Clark County, Nevada.
TOGETHER WITH those portions of the vacated alley, vacated St. Louis Avenue, vacated Commerce Street and vacated Boston Avenue, lying adjacent to the above described parcel, as described in that certain Order of Vacation recorded February 5, 1996 in Book 960205 as Instrument No. 01894, of Official Records, Clark County, Nevada.
Assessor’s Parcel No.: 162-04-710-043 through 050
Parcel Thirteen (13):
That portion of the Southeast Quarter (SE 1/4) of Section 4, Township 21 South, Range 61 East, M.D.M., City of Las Vegas, Clark County, Nevada, more particularly described as follows:
BEGINNING at the Northwest corner of Lot Forty-One (41) in Block Five (5) of the Meadows Addition to Las Vegas, as shown in Book 1 of Plats, Page 43, in the Office of the County Recorder of Clark County, Nevada, said point being on the South right-of-way line of St. Louis Avenue (50.00 feet wide) and the East right-of-way line of Fairfield Avenue (80.00 feet wide);
Thence South 04°42'46" West, along the West lines of Lots 41 through 37, a distance of 120.00 feet to a point on a non-tangent curve concave to the Southwest, having a radius of 185.00 feet and being on the Northeasterly right-of-way line of the circular road surrounding the “Plaza” as shown on said Meadows Addition;
Thence from a radial line that bears North 17°11'53" East, Southeasterly along the arc of said curve through a central angle of 54°15'56" an arc length of 175.22 feet;

Thence North 04°42'46" East, along the East line of said Lots 37 through 41 and their Southerly prolongation, a distance of 229.72 feet to a point on the South right-of-way line of the aforementioned St. Louis Avenue;
Thence North 86°13'25" West, along said South right-of-way line, a distance of 130.00 feet to the TRUE POINT OF BEGINNING.
TOGETHER WITH those portions of vacated alley, vacated St. Louis Avenue and vacated Fairfield Avenue, lying adjacent to the above described parcel, as described in that certain Order of Vacation recorded February 5, 1996 in Book 960205 as Instrument No. 01894, of Official Records, Clark County, Nevada.
Assessor’s Parcel No.: 162-04-710-051
Parcel Fourteen (14):
The “Plaza” of the Meadows Addition to Las Vegas, as shown by map thereof on file in Book 1 of Plats, Page 43, in the Office of the County Recorder of Clark County, Nevada.
TOGETHER WITH those portions of vacated Fairfield Avenue, lying adjacent to the above described parcel, as described in that certain Order of Vacation recorded February 5, 1996 in Book 960205 as Instrument No. 01894, of Official Records, Clark County, Nevada.
Assessor’s Parcel No.: 162-04-813-098
Parcel Fifteen (15):
Lots One (1) through Sixteen (16), inclusive, in Block Four (4) of the Meadows Addition to Las Vegas, as shown by map thereof on file in Book 1 of Plats, Page 43, in the Office of the County Recorder of Clark County, Nevada.
TOGETHER WITH those portions of the vacated alley, vacated Fairfield Avenue and vacated Boston Avenue, lying adjacent to the above described parcel, as described in that certain Order of Vacation recorded February 5, 1996 in Book 960205 as Instrument No. 01894, of Official Records, Clark County, Nevada.
Assessor’s Parcel No.: 162-04-813-090 through 096
Parcel Sixteen (16):
Lots Seventeen (17) and Eighteen (18) in Block Four (4) of the Meadows Addition to Las Vegas, as shown by map thereof on file in Book 1 of Plats, Page 43, in the Office of the County Recorder of Clark County, Nevada.
TOGETHER WITH those portions of the vacated alley and vacated Boston Avenue, lying adjacent to the above described parcel, as described in that certain Order of Vacation recorded

February 5, 1996 in Book 960205 as Instrument No. 01894, of Official Records, Clark County, Nevada.
ALSO TOGETHER WITH that portion of the vacated alley and vacated Boston Avenue, lying adjacent to the above described parcel, as described in that certain Order of Vacation recorded March 1, 1996 in Book 960301 as Instrument No. 00935, of Official Records, Clark County, Nevada.
Assessor’s Parcel No.: 162-04-813-097
Parcel Seventeen (17):
Lots Nineteen (19) through Twenty-Four (24), inclusive, in Block Four (4) of the Meadows Addition to Las Vegas, as shown by map thereof on file in Book 1 of Plats, Page 43, in the Office of the County Recorder of Clark County, Nevada.
TOGETHER WITH those portions of the vacated alley, lying adjacent to the above described parcel, as described in that certain Order of Vacation recorded February 5, 1996 in Book 960205 as Instrument No. 01894, of Official Records, Clark County, Nevada.
ALSO TOGETHER WITH that portion of the vacated alley, lying adjacent to the above described parcel, as described in that certain Order of Vacation recorded March 1, 1996 in Book 960301 as Instrument No. 00935, of Official Records, Clark County, Nevada.
EXCEPTING THEREFROM that portion of said land conveyed to the City of Las Vegas by Deed recorded January 26, 1996 in Book 960126 as Instrument No. 01486, of Official Records, Clark County, Nevada.
Assessor’s Parcel No.: 162-04-813-084 & 085
Parcel Eighteen (18):
Lots Twenty-Five (25) through Thirty-Six (36), inclusive, in Block Four (4) of the Meadows Addition to Las Vegas, as shown by map thereof on file in Book 1 of Plats, Page 43, in the Office of the County Recorder of Clark County, Nevada.
TOGETHER WITH those portions of the vacated alley, lying adjacent to the above described parcel, as described in that certain Order of Vacation recorded February 5, 1996 in Book 960205 as Instrument No. 01894, of Official Records, Clark County, Nevada.
EXCEPTING THEREFROM that portion of said land conveyed to the City of Las Vegas by Deed recorded January 26, 1996 in Book 960126 as Instrument No. 01486, of Official Records, Clark County, Nevada.
Assessor’s Parcel No.: 162-04-813-086 through 089

Parcel Nineteen (19):
That portion of the Southeast Quarter (SE 1/4) of Section 4, Township 21 South, Range 61 East, M.D.M., City of Las Vegas, Clark County, Nevada, more particularly described as follows:
BEGINNING at the Southwest corner of Lot Thirty-Seven (37) in Block Four (4) of the Meadows Addition to Las Vegas, as shown in Book 1 of Plats, Page 43, in the Office of the County Recorder of Clark County, Nevada, said point being on the North right-of-way line of Baltimore Avenue (50.00 feet wide) and the East right-of-way line of Fairfield Avenue (80.00 feet wide);
Thence North 04°42'46" East, along the West lines of Lots 37 through 40 and their Northerly prolongation thereof, a distance of 118.70 feet to a point on a non-tangent curve concave to the Northwest, having a radius of 185.00 feet and being on the Southeasterly right-of-way line of the circular road surrounding the “Plaza” as shown on said Meadows Addition;
Thence from a radial line that bears South 07°46'21" East, Northeasterly along the arc of said curve through a central angle of 54°15'58" an arc length of 175.22 feet;
Thence South 04°42'46" West, along the East line of Lots 37 through 40 and their Northerly prolongation, a distance of 224.23 feet to a point on the North right-of-way line of the aforementioned Baltimore Avenue;
Thence North 86°12'11" West, along said North right-of-way line, a distance of 130.00 feet to the TRUE POINT OF BEGINNING.
TOGETHER WITH those portions of the vacated alley and vacated Fairfield Avenue, lying adjacent to the above described parcel, as described in that certain Order of Vacation recorded February 5, 1996 in Book 960205 as Instrument No. 01894, of Official Records, Clark County, Nevada.
EXCEPTING THEREFROM that portion of said land conveyed to the City of Las Vegas by Deed recorded January 26, 1996 in Book 960126 as Instrument No. 01486, of Official Records, Clark County, Nevada.
Assessor’s Parcel No.: 162-04-813-059 through 061
Parcel Twenty (20):
The Southerly 80.00 feet of Lot One (1) and all of Lots Two (2), Three (3), Four (4) and Five (5) and the Northerly 85.00 feet of Lot Six (6) in Block Two (2) of South Fifth Street Tract, as shown by map thereof on file in Book 2 of Plats, Page 72, in the Office of the County Recorder of Clark County, Nevada.
Assessor’s Parcel No.: 162-03-410-001 through 004
Parcel Twenty-One (21):

Lots Two (2) and Three (3) in Block Three (3) of South Fifth Street Tract No. 1, as shown by map thereof on file in Book 2 of Plats, Page 100, in the Office of the County Recorder of Clark County, Nevada.
Assessor’s Parcel No.: 162-03-411-003
Parcel Twenty-Two (22):
Lots Nineteen (19) and Twenty (20) in Block Eight (8) and Lots Five (5) through Forty-Six (46), inclusive, in Block Seven (7) of the Meadows Addition to Las Vegas, as shown by map thereof on file in Book 1 of Plats, Page 43, in the Office of the County Recorder of Clark County, Nevada.
EXCEPTING THEREFROM those portions of said land conveyed to the City of Las Vegas for road purposes by Deed recorded June 17, 1997 in Book 970617 as Instrument No. 01109, of Official Records, Clark County, Nevada.
Assessor’s Parcel No.: 162-04-710-025 through 032; 035 through 040; 056 through 059
Parcel Twenty-Three (23):
Lots One (1), Two (2), Three (3) and Four (4) in Block Seven (7) of Meadows Addition to Las Vegas, as shown by map thereof on file in Book 1 of Plats, Page 43, in the Office of the County Recorder of Clark County, Nevada.
Assessor’s Parcel No.: 162-04-710-033 & 034
Parcel Twenty-Four (24):
The Northeasterly 56.5 feet of Lot Five (5) in Block Three (3) of South Fifth Street Tract No. 1, as shown by map thereof on file in Book 2 of Plats, Page 100, in the Office of the County Recorder of Clark County, Nevada.
EXCEPTING THEREFROM the Southeasterly 5.00 feet of the Northeasterly 56.50 feet of Lot 5, Block 3 of South Fifth Street Tract No. 1, as shown , as shown by map thereof on file in Book 2 of Plats, Page 100, in the Office of the County Recorder of Clark County, Nevada, as conveyed to the City of Las Vegas by Deed recorded March 13, 1968 in Book 859 as Instrument No. 689792, of Official Records, Clark County, Nevada.
Assessor’s Parcel No.: 162-03-411-005
Parcel Twenty-Five (25):

A portion of the Northwest Quarter (NW 1/4) of the Southwest Quarter (SW 1/4) of Section 3, Township 21 South, Range 61 East, M.D.M., City of Las Vegas, Clark County, Nevada, described as follows:
COMMENCING at the intersection of the Westerly line of U.S. Highway No. 91 with the Westerly line of Main Street, formerly First Street;
Thence North 03°17'30" East, along the West line of Main Street, a distance of 739.73 feet, being the TRUE POINT OF BEGINNING;
Thence North 86°42'30" West, a distance of 210.00 feet to a point;
Thence North 03°17'30" East, and parallel with the West line of said Main Street, a distance of 50.00 feet to a point;
Thence South 86°42'30" East, a distance of 210.00 feet to a point on the West line of Main Street;
Thence South 03°17'30" West, along the West line of Main Street, a distance of 50.00 feet to the TRUE POINT OF BEGINNING.
EXCEPTING THEREFROM the Easterly 5.00 feet as conveyed to the City of Las Vegas by Deed recorded February 21, 1978 in Book 850 as Instrument No. 809100, of Official Records, Clark County, Nevada.
Assessor’s Parcel No.: 162-03-301-003
Parcel Twenty-Six (26):
That portion of the Northwest Quarter (NW 1/4) of the Southwest Quarter (SW 1/4) of Section 3, Township 21 South, Range 61 East, M.D.M., City of Las Vegas, Clark County, Nevada, described as follows:
COMMENCING at the point of intersection of the West line of U.S. Highway 91 (original alignment - 80 feet wide) with the West line of Main Street (original alignment — 80 feet wide);
Thence North 3°1'33" East, along the West line of Main Street, a distance of 739.73 feet, to a point;
Thence North 86°42'30" West, a distance of 220.00 feet to the TRUE POINT OF BEGINNING;
Thence continuing North 86°42'30" West, a distance of 138.97 feet to a point distance 40.00 feet from the West line of said Section 3;
Thence North 4°26'30" East, a distance of 252.29 feet to a point on the South line of that certain parcel of land conveyed by the New York and Las Vegas Investment Company to the City of Las Vegas by Deed recorded December 31, 1937 in Book 24 of Deed Records, Page 211, in the Office of County Recorder of Clark County, Nevada;
Thence North 88°35' East, along the last mentioned South line, a distance of 134.67 feet, to a point;
Thence South 3°17'30" West, a distance of 263.22 feet to the TRUE POINT OF BEGINNING.

TOGETHER WITH that portion of land appurtenant thereto as vacated by that certain Order of Vacation recorded April 8, 1964 in Book 528 as Instrument No. 424899, of Official Records, Clark County, Nevada.
Assessor’s Parcel No.: 162-03-301-001
Parcel Twenty-Seven (27):
Lot Four (4) in Block Three (3) of South Fifth Addition Street Tract No. 1, as shown by map thereof on file in Book 2 of Plats, Page 100, in the Office of the County Recorder of Clark County, Nevada.
EXCEPTING THEREFROM the Southeasterly 5.00 feet of said land as conveyed to the City of Las Vegas by Deed recorded April 10, 1967 in Book 789 as Instrument No. 633921, of Official Records, Clark County, Nevada.
Assessor’s Parcel No.: 162-03-411-004

Schedule A-2
AQUARIUS CASINO RESORT (1900 S. CASINO DRIVE — LAUGHLIN)
Parcel One (1):
That portion of Government Lot Two (2), lying within the North Half (N 1/2) of Section 13, Township 32 South, Range 66 East, M.D.M., Clark County, Nevada, more particularly described as follows:
BEGINNING at the Northwest corner of the North 500.00 feet of the South Half (S 1/2) of the North Half (N 1/2) of said Section 13;
Thence South 1°39'40" West, along the West line of said Section, 500.00 feet to the Southwest corner of said North 500.00 feet of said South Half (S 1/2) of said North Half (N 1/2);
Thence South 89°55'58" East along, the South line thereof, 1723.29 feet to the intersection with the North-South centerline of said Section 13;
Thence South 1°12'40" West, along the said North-South centerline of said Section 13, 426.08 feet to the intersection with the South line of the North 925.00 feet of said Government Lot 2, said Section 13;
Thence South 89°55'20" East, along the South line of said North 925.00 feet of said Government Lot 2, a distance of 163.65 feet to the TRUE POINT OF BEGINNING;
Thence North 14°31'26" East, along the centerline of the existing traveled roadway, 154.98 feet;
Thence South 89°55'20" East, 973.78 feet to the intersection with the East line of Government Lot 2, of said Section 13;
Thence South 03°50'41" West, along the said East line of said Government Lot 2, a distance of 150.30 feet;
Thence North 89°55'20" West, 1002.57 feet to the intersection of the existing traveled roadway, to the TRUE POINT OF BEGINNING.
EXCEPTING THEREFROM that portion of said land conveyed to Clark County by Deed recorded June 22, 1972 in Book 241 as Instrument No. 200215, of Official Records, Clark County, Nevada.
AND FURTHER EXCEPTING THEREFROM that portion of said land conveyed to Clark County by those certain Deeds recorded February 7,1989 in Book 890207 as Instrument No. 00388, and August 8, 1989 in Book 890808 as Instrument No. 00521 and 00523, of Official Records, Clark County, Nevada.
Parcel Two (2):
That portion of Government Lot Two (2), lying within the North Half (N 1/2) of Section 13, Township 32 South, Range 66 East, M.D.M., Clark County, Nevada, more particularly described as follows:
Schedulle A-2-1

BEGINNING at the Northwest corner of the North 500.00 feet of the South Half (S 1/2) of the North Half (N 1/2) of said Section 13;
Thence South 1°39'40" West, along the West line of said Section, 500.00 feet to the Southwest corner of said North 500.00 feet of said South Half (S 1/2) of said North Half (N 1/2);
Thence South 89°55'58" East, along the South line thereof, 1723.29 feet to the intersection with the North-South centerline of said Section 13, the TRUE POINT OF BEGINNING;
Thence South 89°55'58" East, along the South line of the North 500.00 feet of said Government Lot 2, a distance of 285.49 feet;
Thence South 19°14'41" West, along the centerline of the existing traveled roadway, 241.33 feet;
Thence South 14°31'26" West, continuing along said centerline of said existing roadway, 204.57 feet to the intersection with the South line of the North 925.00 feet of said Government Lot 2;
Thence North 89°55'20" West, along the South line of said North 925.00 feet of said Government Lot 2, a distance of 163.65 feet to the intersection with the North-South centerline of said Section 13;
Thence North 01°12'40" East, along the North-South centerline of said Section 13, a distance of 426.08 feet to the TRUE POINT OF BEGINNING.
EXCEPTING THEREFROM the South 50.00 feet thereof.
FURTHER EXCEPTING THEREFROM that portion of said land conveyed to Clark County by Deed recorded June 22, 1972 in Book 241 as Instrument No. 200215, of Official Records, Clark County, Nevada.
AND FURTHER EXCEPTING THEREFROM that portion of said land conveyed to Clark County by those certain Deeds recorded February 7,1989 in Book 890207 as Instrument No. 00388, and August 8, 1989 in Book 890808 as Instrument No. 00521 and 00523, of Official Records, Clark County, Nevada.
Parcel Three (3):
That portion of Government Lot Two (2), lying within the North Half (N 1/2) of Section 13, Township 32 South, Range 66 East, M.D.M., Clark County, Nevada, more particularly described as follows:
BEGINNING at a point in the North line of Government Lot Two (2) in said Section 13, bearing South 89°55'58" East, 2168.84 feet from the Northwest corner of the North 500.00 feet of the South Half (S 1/2) of the North Half (N 1/2) of said Section 13;
Thence South 89°55'58" East, along said North line of said Government Lot 2, a distance of 782.00 feet to intersection with the East line of said Government Lot 2;
Thence South 2°50'42" West, along said East line, 217.34 feet;
Thence South 8°35'18" West, 317.28 feet;
Thence South 3°50'41" West, 245.71 feet to intersection with the North line of the South 545.00 feet of said Government Lot 2;
Thence North 89°55'20" West, along said North line, 973,78 feet;
Thence North 14°31'26" East, 49.59 feet;
Schedule A-2-2

Thence North 19°14'41" East, 770.60 feet to the POINT OF BEGINNING.
EXCEPTING THEREFROM the North 500.00 feet of Government Lot 2.
FURTHER EXCEPTING THEREFROM that portion of said land conveyed to Clark County by Deed recorded June 22, 1972 in Book 241 as Instrument No. 200215, of Official Records, Clark County, Nevada.
AND FURTHER EXCEPTING THEREFROM that portion of said land conveyed to Clark County by those certain Deeds recorded February 7,1989 in Book 890207 as Instrument No. 00388, and August 8, 1989 in Book 890808 as Instrument No. 00521 and 00523, of Official Records, Clark County, Nevada.
Parcel Four (4):
The North 500.00 feet of Government Lot Two (2) of Section 13, Township 32 South, Range 66 East, M.D.M., Clark County, Nevada, lying Easterly of the West line of Rio Alta Vista Drive as conveyed to the County of Clark by Deed recorded June 22, 1972 as Instrument No. 200215, of Official Records, Clark County, Nevada.
EXCEPTING THEREFROM that portion of said land conveyed to Clark County by Deed recorded June 22, 1972 in Book 241 as Instrument No. 200215, of Official Records, Clark County, Nevada.
AND FURTHER EXCEPTING THEREFROM that portion of said land conveyed to Clark County by those certain Deeds recorded February 7,1989 in Book 890207 as Instrument No. 00388, and August 8, 1989 in Book 890808 as Instrument No. 00521 and 00523, of Official Records, Clark County, Nevada.
Excepting from Parcels One (1), Two (2), Three (3), and Four (4) the interest in the following portion of said land conveyed to Clark County be deed recorded May 24, 1982 as document no. 1529609, Official Records.
A right of way generally sixty feet (60.00') wide described as follows:
Commencing at the center quarter corner of Section 13, Township 32 South, Range 66 East, M.D.M., Nevada;
thence South 89"59'51" East along the East-West Quarter Section line, a distance of 59.50 feet to the beginning of a non-tangent curve, concave to the Southeast, having a radius of 1,030 feet; said beginning of curve being the True Point of Beginning, to which beginning a radial line bears North 82"02'05" West;
thence Northeasterly along said curve through a central angle of 04"29'42", a distance of 80.81 feet;
thence North 12"27'37" East a distance of 541.94 feet to the beginning of a curve, concave to the Southeast having a radius of 1,730.00 feet;
Schedule A-2-3

thence Northeasterly, along said curve, through a central angle of 10"38'58", a distance of 321.55 feet;
thence North 23"06'35" East, a distance of 283.13 feet to the beginning of a curve, concave to the Northwest, having a radius of 940.00 feet;
thence Northeasterly, along said curve through a central angle of 08"51'58", a distance of 145.46 feet;
thence North 14"14'37" East a distance of 1,201.24 feet;
thence North 13"44'08" East, a distance of 168.89 feet to the North line of Section 13;
thence continuing North 13"44'08" East, a distance of 325.00 feet;
thence South 89"59'24" East, a distance of 61.76 feet;
thence South 13'44'08" West, a distance of 325.00 feet to the North line of Section 13;
thence continuing South 13'44'08" West, a distance of 183.72 feet;
thence South 14'14'37" West, a distance of 1,201.60 feet to the beginning of a curve, concave to the Northwest having a radius of 1000 feet;
thence Southwesterly, along said curve, through a central angle of 08"51'58", a distance of 154.74 feet;
thence South 23'06'35" West, a distance of 283.13 feet to the beginning of a curve, concave to the Southeast, having a radius of 1670.00 feet;
thence Southwesterly, along said curve, through a central angle of 10"38'58", a distance of 310.40 feet;
thence South 12"27'37" West, a distance of 541.94 feet to the beginning of a curve, concave to the Southeast, having a radius of 970.00 feet;
thence Southwesterly along said curve, through a central angle of 03"59'57", a distance of 67.70 feet;
thence along a non-tangent line bearing North 89'59'51" West, a distance of 60.62 feet, to the True Point of Beginning.
Schedule A-2-4

Schedule A-3
ARIZONA CHARLIE’S (DECATUR)
Parcel One (1):
That portion of the Northeast Quarter (NE 1/4) of the Southeast Quarter (SE 1/4) of Section 36, Township 20 South, Range 60 East, M.D.M., City of Las Vegas, Clark County, Nevada, described as follows:
Parcel Two (2) and Four (4) as shown by map thereof in File 100 of Parcel Maps, Page 85, in the Office of the County Recorder of Clark County, Nevada.
Assessor’s Parcel No.: 138-36-701-021 & 022
Parcel Two (2):
Lots One (1), Two (2), Three (3), Four (4), Five (5) and the Easterly 20.00 feet of Lot Six (6), in Block One (1) of Charleston Heights Tract No. 1, as shown by map thereof on file in Book 4 of Plats, Page 31, in the Office of the County Recorder of Clark County, Nevada.
Assessor’s Parcel No.: 138-36-712-023
Parcel Three (3):
That portion of the Northeast Quarter (NE 1/4) of the Southeast Quarter (SE 1/4) of Section 36, Township 20 South, Range 60 East, M.D.M., City of Las Vegas, Clark County, Nevada, described as follows:
COMMENCING at the Southeast corner of said Northeast Quarter (NE 1/4) of the Southeast Quarter (SE 1/4);
Thence South 89°53'28" West, along the South line thereof, 80.02 feet to the TRUE POINT OF BEGINNING;
Thence continuing South 89°53'28" West, along the South line, 333.49 feet;
Thence North 00°06'32" West, 5.00 feet;
Thence North 89°53'28" East, 121.46 feet to a point of tangency with a curve concave Northwesterly and having a radius of 330.00 feet;
Thence Northeasterly along said curve, through a central angle of 21°02'22", an arc distance of 121.18 feet to a point of reverse curvature with a curve concave Southeasterly and having a radius of 270.00 feet, a radial line to said point bears South 21°08'54" East;
Thence Northeasterly along said curve through a central angle of 14°17'41", an arc distance of 67.36 feet to a point of compound curvature, with a curve concave Southwesterly and having a radius of 35.00 feet, a radial line to said point bears North 06°51'13" West;
Schedule A-4-1

Thence Southeasterly along said curve, through a central angle of 95°28'51", an arc distance of 41.66 feet to a point of tangency;
Thence South 01°22'22" East, 18.86 feet to the TRUE POINT OF BEGINNING.
Assessor’s Parcel No.: 138-36-702-001
Parcel Four (4):
Government Lots Two (2) and Three (3), lying within the Southeast Quarter (SE 1/4) of Section 36, Township 20 South, Range 60 East, M.D.M., City of Las Vegas, Clark County, Nevada.
Assessor’s Parcel No.: 138-36-802-002
Parcel Five (5):
Government Lot One (1), lying within the Southeast Quarter (SE 1/4) of Section 36, Township 20 South, Range 60 East, M.D.M., City of Las Vegas, Clark County, Nevada.
EXCEPTING THEREFROM the East 80.00 feet thereof for road purposes as conveyed to the City of Las Vegas by that certain Deed recorded April 22, 1964 in Book 532 as Instrument No. 428020, of Official Records, Clark County, Nevada.
Assessor’s Parcel No.: 138-36-802-003
Parcel Six (6):
Being a portion of Lot 3 of that Parcel Map on file in the Office of the County Recorder of Clark County, Nevada in File 38 of Parcel Maps, at Page 67, located within the Northeast Quarter (NE 1/4) of the Southeast Quarter (SE 1/4) of Section 36, Township 20 South, Range 60 East, M.D.M., City of Las Vegas, Clark County, State of Nevada, more particularly described as follows:
COMMENCING at the most Westerly, Southwest corner of Lot 4, as shown by on said Parcel Map;
Thence North 01°22'22" West, along the Westerly boundary of said Lot 4, a distance of 461.33 feet;
Thence North 88°32'17" East, departing said Westerly boundary, 89.99 feet to the POINT OF BEGINNING;
Thence South 01°22'22" East, along the boundary of said Lot 3, a distance of 234.45 feet;
Thence North 88°37'38" East, continuing along said boundary, 330.35 feet;
Thence North 01°22'22" West, continuing along said boundary, 27.16 feet;
Thence North 88°37'38" East, continuing along said boundary, 89.62 feet;
Thence North 01°20'26" West, departing said boundary, 86.17 feet;
Thence South 88°32'19" West, 56.07 feet;
Thence North 01°27'39" West, 68.22 feet;
Schedule A-2-2

Thence South 88°32'21" West, 40.53 feet;
Thence North 01°27'39" West, 64.49 feet;
Thence South 88°32'21" West, 43.97 feet;
Thence South 01°27'39" East, 41.88 feet;
Thence South 88°32'21" West, 43.92 feet;
Thence North 01°27'39" West, 18.73 feet;
Thence North 88°32'21" East, 4.30 feet;
Thence North 01°27'39" West, 23.15 feet;
Thence South 88°32'21" West, 24.18 feet;
Thence South 01°27'39" East, 41.93 feet;
Thence South 88°32'21" West, 22.99 feet;
Thence North 01°27'39" West, 18.63 feet;
Thence North 88°32'21" East, 1.20 feet;
Thence North 01°27'39" West, 23.30 feet;
Thence South 88°32'21" West, 37.91 feet;
Thence South 01°27'39 East, 10.94 feet;
Thence South 88°32'17" West, 155.77 feet to the POINT OF BEGINNING.
Assessor’s Parcel No.: 138-36-701-018 (a portion)
Parcel Seven (7):
A non-exclusive easement for parking, access, ingress and egress for vehicular and pedestrian traffic as set forth in that certain document entitled “Declaration and Agreement Establishing Protective Covenants, Conditions and Restrictions and Perpetual Grants of Easements”, recorded October 14, 1982 in Book 1633 as Instrument No. 1592792, and further set forth in that certain document entitled “Reciprocal Easement Agreement”, recorded September 28, 1998 in Book 990928 as Instrument No. 01393, of Official Records, Clark County, Nevada.
Schedule A-2-3

Schedule A-4
ARIZONA CHARLIE’S BOULDER (EAST)
Parcel One (1):
That portion of the North Half (N 1/2) of the Northwest Quarter (NW 1/4) of Section 17, Township 21 South, Range 62 East, M.D.M., Clark County, Nevada, being more particularly described as follows:
BEGINNING at the Southeast Corner of the Northeast Quarter (NE 1/4) of the Northwest Quarter (NW 1/4) of said Section 17;
THENCE North 01°24'36" West, 30.00 feet along the East line of the Northwest Quarter (NW 1/4) of said Section 17;
THENCE South 89°56'29" West, 40.00 feet;
THENCE continuing South 89°56'29" West and parallel with and 30.00 feet North of the South line of the Northeast Quarter (NE 1/4) of the Northwest Quarter (NW 1/4) of said Section 17, a distance of 1055.49 feet to the Easterly line of that certain parcel described in deed to Earl H. Greenberg, et ux, recorded July 13, 1967, in Book 809 as Document No. 649613, of Official Records, Clark County, Nevada;
THENCE South 42°27'00" East, along said Easterly line of said Greenberg Parcel, a distance of 40.61 feet to a point on the South line of the Northeast Quarter (NE 1/4) of the Northwest Quarter (NW 1/4) of said Section 17;
THENCE North 89°56'29" East, along said South line, a distance of 1068.82 feet to the POINT OF BEGINNING.
EXCEPTING THEREFROM the East 40.00 feet for road purposes as conveyed to Clark County by Deed recorded November 6, 1995 in Book 951106 as Instrument No. 00803, of Official Records, Clark County, Nevada.
Assessor’s Parcel No.: 161-17-101-019
Parcel Two (2):
That portion of the Southeast Quarter (SE 1/4) of the Northwest Quarter (NW 1/4) of Section 17, Township 21 South, Range 62 East, M.D.M., Clark County, Nevada, more particularly described as follows:
Parcel Two (2) as shown by map thereof in File 78 of Parcel Maps, Page 92, in the Office of the County Recorder of Clark County, Nevada.
Assessor’s Parcel No.: 161-17-202-002
Schedule A-2-4

Parcel Three (3):
That portion of the Southeast Quarter (SE 1/4) of the Northwest Quarter (NW 1/4) of Section 17, Township 21 South, Range 62 East, M.D.M., Clark County, Nevada, more particularly described as follows:
Parcel One (1) as shown by map thereof in File 78 of Parcel Maps, Page 92, in the Office of the County Recorder of Clark County, Nevada.
Assessor’s Parcel No.: 161-17-202-003
Parcel Four (4):
That portion of the Southeast Quarter (SE 1/4) of the Northwest Quarter (NW 1/4) of Section 17, Township 21 South, Range 62 East, M.D.M., Clark County, Nevada, more particularly described as follows:
Parcel Two (2) as shown by map thereof in File 63 of Parcel Maps, Page 29, in the Office of the County Recorder of Clark County, Nevada.
Assessor’s Parcel No.: 161-17-202-004
Schedule A-2-5

Schedule B
Exception Report
Collective Bargaining Agreement
1.	The Agreement, dated as of March 23, 2006, by and between Stratosphere Gaming Corp. and International Union of Operating Engineers Local No. 501, A.F.L. – C.I.O., covering the period from October 15, 2005 to October 14, 2010.

2.	The Agreement, dated as of March 23, 2006, by and between Flamingo Laughlin and International Union of Operating Engineers Local No. 501, A.F.L. – C.I.O., covering the period from April 1, 2005 to March 31, 2008.
(a)	The Basis of Participation of Central Pension Fund of the International Union of Operating Engineers and Participating employers, by and between Flamingo Laughlin and International Union of Operating Engineers Local No. 501, A.F.L. – C.I.O., establishing the terms of pension contributions.

(b)	The Memorandum of Agreement, effective May 19, 2006, by and between the Company and International Union of Operating Engineers Local No. 501, A.F.L. – C.I.O., establishing the terms upon which the Company adopted the Agreement dated March 23, 2006, by and between Flamingo Laughlin (AREP Laughlin Corporation) and International Union of Operating Engineers Local No. 501, A.F.L. – C.I.O., covering the period from April 1, 2005 to March 31, 2008.
3.	The Agreement, dated as of March 9, 2005, by and between the Company and Professional, Clerical and Miscellaneous Employees, Teamsters Local Union No. 995, covering the period from December 1, 2004 to March 31, 2008.
(a)	The Memorandum of Agreement, dated March 9, 2005, by and between the Company and Professional, Clerical and Miscellaneous Employees, Teamsters Local Union No. 995, concerning the response if a majority of a bargaining unit requests to participate in the union’s pension fund versus participation in the Company’s 401(k) plan.
4.	The Collective Bargaining Agreement, dated as of August 29, 2005, by and between Stratosphere Gaming Corp. and Professional, Clerical and Miscellaneous Employees, Teamsters Local Union No. 995, covering the warehouse department for the period from August 1, 2004 to March 31, 2008.
(a)	The Memorandum of Agreement, dated April 29, 2005, by and between the Company and Professional, Clerical and Miscellaneous Employees, Teamsters Local Union No. 995, concerning the response if a majority of employees in the warehouse
Schedule B-1

department requests to participate in the union’s pension fund versus participation in the Company’s 401(k) plan.
5.	The Agreement, dated as of April 2, 2002, by and between Flamingo Laughlin, Inc. and the United Steelworkers of America, covering the period from April 2, 2002 to April 1, 2008.
(a)	The Insurance Trust Understanding, dated April 2, 2002, by and between Flamingo Laughlin, Inc. and United Steelworkers of America, whereby Flamingo Laughlin, Inc. agreed to provide to United Steelworkers of America the information needed to obtain a quote for various insurance coverage for its members.
6.	The Agreement, dated as of December 4, 2007, by and between Flamingo Laughlin and the Security, Police, Fire Professionals of America and its Ammalgamated Local #824, covering the period from March 1, 2007 to February 28, 2012, and year to year thereafter.
7.	The Labor Agreement, dated as of June 22, 2004, by and between Flamingo Laughlin and the International Alliance of Theatrical Stage Employees, Moving Picture Technicians, Artists and Allied Crafts of the United States, its Territories and Canada, and its Trusted Local 720, Las Vegas, Nevada, covering the period from December 1, 2002 to November 30, 2007.
(a)	Memorandum of Agreement #1, dated July 2, 2004, by and between Flamingo Laughlin and the International Alliance of Theatrical Stage Employees, Moving Picture Technicians, Artists and Allied Crafts of the United States, its Territories and Canada, and its Trusted Local 720, Las Vegas, Nevada, to create a trained work force.

(b)	Memorandum of Agreement #2, dated July 2, 2004, by and between Flamingo Laughlin and the International Alliance of Theatrical Stage Employees, Moving Picture Technicians, Artists and Allied Crafts of the United States, its Territories and Canada, and its Trusted Local 720, Las Vegas, Nevada, clarifying outsourcing procedures.

(c)	The Trust Acceptance Agreement, dated June 22, 2004, by and between Flamingo Laughlin and the International Alliance of Theatrical Stage Employees, Moving Picture Technicians, Artists and Allied Crafts of the United States, its Territories and Canada, and its Trusted Local 720, Las Vegas, Nevada.
8.	The Collective Bargaining Agreement, dated as of June 1, 2007, by and between Stratosphere Gaming Corporation and Local Joint Executive Board of Las Vegas, for on behalf of Culinary Workers Union, Local No. 226, and Bartenders Union, Local No. 165, covering the period from June 1, 2007 to May 31, 2012, and year to year thereafter.
(a)	The Side Letter #1, dated November 12, 2007, by and between Stratosphere Gaming Corporation and Local Joint Executive of Board of Las Vegas, regarding the requirement that bartenders complete the Bartenders Local 165 Joint Apprenticeship Training Program and the craft exam related to that program.
(b)	The Side Letter #2, dated November 12, 2007, by and between Stratosphere Gaming Corporation and Local Joint Executive of Board of Las Vegas, establishing that part-
Schedule A-2-2

time cocktail servers who voluntarily accept assignment in the Top of the World Specialty Room will be the only cocktail servers from the list of part-time cocktail servers who will be offered such assignment.
(c)	The Side Letter #3, dated November 12, 2007, by and between Stratosphere Gaming Corporation and Local Joint Executive of Board of Las Vegas, regarding the continuation of the practice of splitting gratuities.

(d)	The Side Letter #4, dated November 12, 2007, by and between Stratosphere Gaming Corporation and Local Joint Executive of Board of Las Vegas, regarding the addition of an 18% gratuity to the check of parties of eight or more at Roxy’s, Lucky’s and Top of the World.

(e)	The Side Letter #5, undated in 2007, by and between Stratosphere Gaming Corporation and Local Joint Executive of Board of Las Vegas, regarding the expansion of the banquet department.

(f)	Memorandum of Agreement #1, dated as of November 12, 2007, by and between Stratosphere Gaming Corporation and Local Joint Executive of Board of Las Vegas, concerning the establishment of procedures for employees to exercise their rights under Section 7 of the National Labor Relations Act.

(g)	Memorandum of Agreement #2, dated as of November 12, 2007, by and between Stratosphere Gaming Corporation and Local Joint Executive of Board of Las Vegas, regarding the memorialization of existing practices with respect to room services operations.

(h)	Memorandum of Agreement #3, undated in 2007, by and between undisclosed parties, regarding the establishment of career ladders for certain classes of employees.

(i)	Memorandum of Agreement #, undated in 2007, by and between undisclosed parties, regarding the commitment to a diverse workforce and to maintaining a supportive environment for employees.

(j)	Memorandum of Agreement #, undated in 2007, by and between undisclosed parties, regarding the establishment of a joint apprenticeship committee to establish an apprenticeship program for cooks.
Schedule A-2-3

Schedule C
Liquor Licenses

Property	To Be Held in the Interim By	To Be Held By
Schedule C-1

Schedule D
Material Agreements
[See attached]
Schedule D-1

Schedule E-1
Aggregate Allocated Loan Amounts

Property	Aggregate Allocated Loan Amount
Stratosphere	$475,000,000

Stratosphere Land	$165,000,000

Decatur	$210,000,000

Boulder	$93,000,000

Aquarius	$165,000,000

Schedule E-1

Schedule E-2
Allocated Loan Amounts and Groupings for Release Parcels

2

ACEP
Vacant Land Parcels

					Undeveloped	Allocated Appraised	Allocated Loan
Group #	Parcel Exhibit #	Address	Square Feet	Acreage	Allocated %	Value	Amount

1	69	2025 S. Las Vegas Blvd.
	70	2035 S. Las Vegas Blvd.
	71	2045 S. Las Vegas Blvd.
	72	2121 S. Las Vegas Blvd.
	73	2108 Paradise Rd.
	74	2116 Paradise Rd.
	A	212 Paradise Rd.

Undeveloped			240,347	5.52	32.90%	$82,763,040	$54,287,027
Developed			—	—
Total			240,347	5.52

Group #	Parcel Exhibit #	Address	Square Feet	Acreage

2	48*	2121 Fairfield Ave.

Undeveloped			41,353	0.95	5.66%	$14,239,828	$9,340,376
Developed			39,185	0.90
Total			80,538	1.85

Group #	Parcel Exhibit #	Address	Square Feet	Acreage

3	49	100 W. Philadelphia Ave.
	50	108 W. Philadelphia Ave.
	51	116 W. Philadelphia Ave.
	52	120 W. Philadelphia Ave.
	53	122 W. Philadelphia Ave
	54	126 W. Philadelphia Ave.
	55	136 W. Philadelphia Ave.
	56	1815 Fairfield Ave.
	57	1807 Fairfield Ave.
	58	1801 Fairfield Ave.
	59	133 W. Chicago Ave.
	60	129 W. Chicago Ave.
	61	125 W. Chicago Ave.
	62	121 W. Chicago Ave.
	63	117 W. Chicago Ave.
	64	113 W. Chicago Ave.
	65	109 W. Chicago Ave.
	66	105 W. Chicago Ave.
	67	101 W. Chicago Ave.
	Alleyway in between lots 49 through 57	NA	10,865	0.25

Undeveloped			152,262	3.50
Undeveloped Alleyway			10,865	0.25
Total Undeveloped			163,127	3.74	22.33%	$56,172,477	$36,845,394
Developed			—	—
Total			163,127	3.74

Group #	Parcel Exhibit #	Address	Square Feet	Acreage

4	68	100 W. Chicago Ave.

Undeveloped			6,411	0.15	0.88%	$2,207,616	$1,448,049
Developed			—	—
Total			6,411	0.15

Group #	Parcel Exhibit #	Address	Square Feet	Acreage

5	D	90 W. Oakey Blvd.

Undeveloped			40,383	0.93	5.53%	$13,905,811	$9,121,283
Developed			—	—
Total			40,383	0.93

Group #	Parcel Exhibit #	Address	Square Feet	Acreage

6	D	90 W. Oakey Blvd.	40,383	0.93
	1	1720 S. Main St.
	2	1755 S. Commerce St.
	3	1730 S. Main St.
	4	1800 S. Commerce St.
	5	1700 S. Main St.
	6	1734 S. Main St.
	7	1800 S. Main St.

Undeveloped			138,829	3.19	19.00%	$47,805,369	$31,357,129
Developed			—	—
Total			138,829	3.19

Group #	Parcel Exhibit #	Address	Square Feet	Acreage

7	D	90 W. Oakey Blvd.	40,383	0.93
	1	1720 S. Main St.
	2	1755 S. Commerce St.
	3	1730 S. Main St.
	4	1800 S. Commerce St.
	5	1700 S. Main St.
	6	1734 S. Main St.
	7	1800 S. Main St.	98,446	2.26
	8	1805 S. Commerce St.
	9	1802 S. Main St.
	10	1811 S. Commerce St.
	11	1850 S. Main St.
	12*	1954 S. Main St.	48,658	1.12

Undeveloped			279,273	6.41	38.23%	$96,167,039	$63,079,155
Developed (all attributed to # 12)			6,816	0.16
Total			286,089	6.57

Total	Square Feet	Acreage	%	Value	ALA

Undeveloped	719,646	16.52	98.51%	$247,808,658	$162,545,929
Undeveloped Alleyway	10,865	0.25	1.49%	$3,741,342	$2,454,071
Total Undeveloped	730,511	16.77	100.00%	$251,550,000	$165,000,000

Developed	46,001	1.06
Total	765,647	17.57

*	Release of parcels #12 and #48 contingent upon demising at Lender’s approval. Demised parcels encumbered by improvements retained as collateral for the Loan

Whitehall Ownership
Las Vegas, NV

Map #	Address	Acres
1	1720 S. Main Street	0.23
2	1755 S. Commerce Street	0.51
3	1730 S. Main Street	0.7
4	1800 S. Commerce Street	0.35
5	1700 S. Main Street	0.15
6	1734 S. Main St.	0.17
7	1800 S. Main St.	0.17
8	1805 S. Commerce St.	0.35
9	1802 S Main St.	0.48
10	1811 S. Commerce St.	0.55
11	1850 S. Main St.	0.71
12	1954 S. Main St.	1.4
13	2000 S. Las Vegas Blvd.	4.02
14	2106 S. Las Vegas Blvd.	0.62
15	2130 S. Las Vegas Blvd.	0.25
16	2130 S. Las Vegas Blvd.	0.06
17	104 W. Baltimore Ave.	0.34
18	118 W. Baltimore Ave.	0.45
19	126 W. Baltimore Ave.	0.15
20	130 W. Baltimore Ave.	0.15
21	134 W. Baltimore Ave.	0.18
22	131 W. Boston Ave.	0.22
23	129 W. Boston Ave.	0.19
24	125 W. Boston Ave.	0.18
25	123 W. Boston Ave.	5.19
26	113 W. Boston Ave.	0.19
27	111 W. Boston Ave.	0.28
28	109 W. Boston Ave.	0.27
29	101 W. Boston Ave.	0.17
30	2011 S. Commerce St.	0.93
31	2000 S. Las Vegas Blvd.	0.19
32	2000 S. Las Vegas Blvd.	0.37
33	130 W. Boston Ave.	0.21
34	133 W. St. Louis Ave.	0.4
35	131 W. St. Louis Ave.	0.38
36	2000 S. Las Vegas Blvd.	0.38
37	2000 S. Las Vegas Blvd.	0.57
38	2000 S. Las Vegas Blvd.	3.06
39	125 W. Philadelphia Ave.	0.16
40	147 W. Philadelphia Ave.	0.18
41	1905 Fairfield Ave.	0.3
42	1909 Fairfield Ave.	0.28
43	1917 Fairfield Ave.	0.29
44	2000 S. Las Vegas Blvd.	0.77
45	2111 Fairfield Ave.	0.3
46	2113 Fairfield Ave.	0.21
47	2117 Fairfield Ave.	0.17
48	2121 Fairfield Ave.	1.55
49	100 W. Philadelphia Ave.	0.26
50	108 W. Philadelphia Ave.	0.25
51	116 W. Philadelphia Ave.	0.15
52	120 W. Philadelphia Ave.	0.15
53	122 W. Philadelphia Ave.	0.23
54	126 W. Philadelphia Ave.	0.3
55	136 W. Philadelphia Ave.	0.17
56	1815 Fairfield Ave.	0.15
57	1807 Fairfield Ave.	0.33
58	1801 Fairfield Ave.	0.17
59	133 W. Chicago Ave.	0.15
60	l29 W. Chicago Ave.	0.15
61	125 W. Chicago Ave.	0.16
62	121 W. Chicago Aye.	0.15
63	117 W. Chicago Ave.	0.15
64	113 W. Chicago Ave.	0.15
65	109 W. Chicago Ave.	0.15
66	105 W. Chicago Ave.	0.15
67	101 W. Chicago Ave.	0.14
68	100 W. Chicago Ave.	0.14
69	2025 S. Las Vegas Blvd.	0.53
70	2035 S. Las Vegas Blvd.	1.31
71	2045 S. Las Vegas Blvd.	0.66
72	2121 S. Las Vegas Blvd.	1.28
73	2108 Paradise Rd.	0.94
74	2116 Paradise Rd.	0.27

Schedule F-1

Schedule F
Deferred Maintenance Conditions and Allocated Deferred Maintenance Amounts
Environmental

# Property	Immediate Reserves

1 Stratosphere	$200,000

2 Aquarius	$0

3 Arizona Charlies Decatur	$25,000

4 Arizona Charlies Boulder	$0

5 2112 Paradise Road	$151,000

6 90 West Oakey	$250,000

Total	$626,000

Total Immediate Reserve (125%)	$782,500

Deferred Maintenance

# Property	Immediate Reserves

1 Stratosphere	$24,000

2 Aquarius	$23,000

3 Arizona Charlies Decatur	$929,500

4 Arizona Charlies Boulder	$43,800

5 2112 Paradise Road*	NA

6 90 West Oakey	NA

Total	$1,020,300

Total Immediate Reserve (125%)	$1,275,375

Property	Issue / Action	Cost

Stratosphere	Provide annual roof inspection and maintenance for all roof areas	$4,000

	Fire Protection and Life Safety / Code Compliance: Provide
	additional exit signage	$20,000

Aquarius	Allowance for sidewalk repairs	$3,000

	Fire Protection and Life Safety / Code Compliance: Provide
	additional exit signage	$20,000

Arizona Charlies Decatur	Repair exterior façade systems according to WJE report	$929,500

Arizona Charlies Boulder	Repair & construct storm water drainage channel at RV Park	$30,000

	Add/ repair storm water drainage at hotel	$3,800

	Repair the foundation/ exterior column on Building 2 stairwell	$5,000

	Inspect/ repair damaged loading dock	$5,000

2112 Paradise Road	NA - $400K reserved for demolition	NA

90 West Oakey	NA	NA

		$1,020,300

2

Property	Issue	Response/Conclusion	Action	Cost

Stratosphere	Historical property uses of concern	###################	Expect some additional investigation to further define impacts, possibly a period of GW monitoring, and closure reporting/ $150,000	$150,000

	Sump/dewatering discharges	###################	Analytical evaluation of dewatering discharges, regulatory interaction, and possible passive treatment system/ $50,000	$50,000

Aquarius

Arizona Charlies Decatur	Historic onsite gas station	###################	Additional investigation to address historic gas station residual impacts/ $25,000	$25,000

Arizona Charlies Boulder

2112 Paradise Road	ACM	###################	ACM abatement for redevelopment/ $150,000 estimated	$150,000

	LBP	No survey work completed; painted surfaces generally noted as good condition. Manageable under a LBP O&M until renovation or demolition necessitates removal.	LBP O&M/ $1,000	$1,000

90 West Oakey	ACM	###################	ACM abatement for redevelopment/ less than $50,000	$250,000

				$626,000

				$782,500

3

Schedule G
Organizational Chart
[See Attached]
Schedule G-1

Schedule H
[Intentionally Omitted]
Schedule H-1

Schedule I
[Intentionally Omitted]
Schedule I-1

Schedule J
Allocated Capital Expenditure Amounts

Property	Capex

Aquarius	19,000,000
Stratosphere	25,000,000
Arizona Charlie’s Decatur	10,000,000

Total	54,000,000

Schedule J-1

Schedule K
Approved Property Managers
1.	Station Casinos

2.	Golden Gaming

3.	Navegante Gaming

4.	Kerzner

5.	Boyd

6.	Resorts/Colony

7.	MGM Mirage

8.	Penn National Gaming
Schedule K-1

Schedule L
Gaming Licenses
GAMING LICENSES
STATE OF NEVADA GAMING LICENSES
     1. American Casino & Entertainment Properties LLC is registered as a publicly traded corporation, is found suitable as the manager of Charlie’s Holding LLC, and is found suitable as the sole member of Charlie’s Holding, LLC, Aquarius LLC and Stratosphere LLC.
     2. W2007/ACEP Managers Voteco LLC is registered as a holding company, is found suitable as the sole member of American Casino & Entertainment Properties LLC, and is granted approval for an acquisition of control of American Casino & Entertainment Properties LLC.
     3. Stuart Mark Rothenberg, Brahm Stuart Cramer and Jonathan Altman Langer are each found suitable as beneficial owners and controlling beneficial owners of American Casino & Entertainment Properties LLC.
     4. Stratosphere LLC is registered as an intermediary company and is found suitable as the sole member of Stratosphere Gaming LLC.
     5. Charlie’s Holding, LLC is registered as an intermediary company and is found suitable as the sole member and manager of Fresca, LLC and Arizona Charlie’s, LLC.
     6. Stratosphere Gaming LLC, dba Stratosphere Tower, Casino & Hotel, is licensed to conduct off-track pari-mutuel race and sports wagering and nonrestricted gaming operations, including a race book and sports pool, at 2000 Las Vegas Boulevard South, Las Vegas, subject to such conditions or limitations as may be imposed by the Commission.
Schedule L-1

     7. Stratosphere Gaming LLC is licensed as a manufacturer and distributor, subject to such conditions or limitations as may be imposed by the Commission.
     8. Arizona Charlie’s, LLC, dba Arizona Charlie’s – Decatur is licensed to conduct off-track pari-mutuel race wagering and nonrestricted gaming operations, including a race book and sports pool, at 740 South Decatur Boulevard, Las Vegas, subject to such conditions or limitations as may be imposed by the Commission.
     9. Arizona Charlie’s, LLC is licensed as a manufacturer and distributor, subject to such conditions or limitations as may be imposed by the Commission.
     10. Fresca, LLC, dba Arizona Charlie’s Boulder is licensed to conduct off-track pari-mutuel race wagering and nonrestricted gaming operations, including a race book and sports pool, at 4575 S Boulder Highway, Las Vegas, subject to such conditions or limitations as may be imposed by the Commission.
     11. Aquarius LLC is licensed to conduct off-track pari-mutuel race and sports wagering and nonrestricted gaming operations, including a race book and sports pool, at 1900 South Casino Drive, Laughlin, subject to such conditions or limitations as may be imposed by the Commission.
     12. Aquarius LLC is licensed as a manufacturer and distributor, subject to such conditions or limitations as may be imposed by the Commission.
CLARK COUNTY GAMING LICENSES
Aquarius Casino Resort
1.	Gaming — Resort Hotel: License No. 2000789.GAM.101

2.	Convention Authority Gaming: License No. 2000499.CON.101

3.	General Gaming: License No. 2000494.GEN.102
Arizona Charlie’s Boulder
1.	Gaming — Resort Hotel: License No. 1000274.GAM.101

2.	Convention Authority Gaming: License No. 1000274.CON.101

3.	General Gaming: License No. 1000274.GEN.102
Arizona Charlie’s Decatur
Gaming — Incorporated City: License No. 1001024.GAM.105
Stratosphere Tower Casino & Hotel
Gaming — Incorporated City: License No. 1002493.GAM.105
CITY OF LAS VEGAS GAMING LICENSES
Arizona Charlie’s Decatur
Nonrestricted Gaming: License No. G08-00062-4-000652

Small Game Room: License No. G09-00010-G-000298

Slot Sales: License No. S11-00125-6-000298
Stratosphere Tower Casino & Hotel
Nonrestricted Gaming: License No. G08-00032-4-001142

Schedule M
Intellectual Property
Borrower owns the following Intellectual Property:
Schedule M-1

Schedule N
Approved Cash Management Banks
Bank of America
Bank of New York
Citizens Bank
LaSalle Bank
PNC Bank, N.A
Wachovia Bank, N.A.
Wells Fargo Bank
SunTrust Bank
In each case, with affiliates and successor entities.
Schedule N-1